As filed with the Securities and Exchange Commission on October 30, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHINA CABLECOM HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

British Virgin Islands	4841	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

17 State Street,
Suite 1600
New York, NY 10004
(212) 888-8890

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Clive Ng
Chairman and President
17 State Street,
Suite 1600
New York, NY 10004
(212) 888-8890

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination described in the proxy statement/prospectus contained herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Units, each consisting of one ordinary share, par value $0.0001, and two warrants	4,600,000	$12.00	$55,200,000	$1,695
Ordinary shares, par value $0.0001, included as part of the Units	4,600,000	—	—	(2)
Warrants included as part of the Units	9,200,000	—	—	(2)
Ordinary shares underlying warrants included in the Units(3)	9,200,000	$6.85	$63,020,000	$1,935
Representative’s Unit Purchase Option (‘‘Underwriter’s Units’’)(3)	1	$100	$100	—
Units underlying the Underwriter’s Units	350,000	$12.00	$4,200,000	$129
Ordinary shares included as part of the Underwriter’s Unit(3)	350,000	—	—	(2)
Warrants included as part of the Underwriter’s Option(3)	700,000	—	—	(2)
Ordinary shares underlying the Warrants included in the Underwriter’s Units(3)	700,000	$6.85	$4,795,000	$148
Total Fee Due				$3,907

(1)	Based on the market price of the Units of Jaguar Acquisition Corporation on October 25, 2007, the market price of the Common Stock of Jaguar Acquisition Corporation on October 29, 2007 or exercise price for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(g)(1).
(2)	No fee pursuant to Rule 457(i).
(3)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of anti-dilution provisions contained in the Warrants.

JAGUAR ACQUISITION CORPORATION
8 Tower Bridge, Suite 1050
161 Washington Street
Conshohocken, Pennsylvania 19428
(610) 825-0288

TO THE STOCKHOLDERS OF
JAGUAR ACQUISITION CORPORATION:

You are cordially invited to attend a special meeting of stockholders of Jaguar Acquisition Corporation (‘‘Jaguar’’), to be held at 10:00 a.m. Eastern standard time, on                                  , 2008, at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428. At the meeting, you will be asked to consider proposals to approve the (i) redomestication of Jaguar as a British Virgin Islands company through a merger with and into its wholly-owned British Virgin Islands subsidiary, China Cablecom Holdings, Ltd. (‘‘China Cablecom Holdings’’), in which China Cablecom Holdings will be the surviving corporation (the ‘‘Redomestication Merger’’), (ii) acquisition by China Cablecom Holdings of China Cablecom, Ltd., a private British Virgin Islands company (‘‘China Cablecom’’), through a merger of a subsidiary of China Cablecom Holdings with and into China Cablecom with China Cablecom as the surviving corporation (the ‘‘Business Combination’’), (iii) the adoption of the 2007 Omnibus Securities and Incentive Plan, and (iv) approval of the grant of shares pursuant to consulting and other arrangements to certain of Jaguar’s and China Cablecom’s insiders in connection with the Business Combination upon the achievement of certain financial goals of China Cablecom Holdings following the Business Combination and the payment of bonuses to certain of Jaguar’s officers and advisors following the exercise of Jaguar’s outstanding warrants.

On October 30, 2007, Jaguar, China Cablecom and Clive Ng, the Executive Chairman and principal shareholder of China Cablecom, executed an Agreement and Plan of Merger (the ‘‘Merger Agreement’’) providing for the redomestication of Jaguar to the British Virgin Islands pursuant to which Jaguar’s corporate name will change to ‘‘China Cablecom Holdings, Ltd.’’ In this proxy statement/prospectus, we refer to Jaguar post-redomestication as ‘‘China Cablecom Holdings.’’ The Merger Agreement also provides for Jaguar’s Business Combination with China Cablecom to be consummated after the redomestication through the merger of China Cablecom Holdings’ wholly-owned subsidiary, China Cable Merger Co., Ltd. (‘‘China Cable Merger Co.’’), with and into China Cablecom, resulting in China Cablecom becoming a wholly-owned subsidiary of China Cablecom Holdings. Pursuant to the Merger Agreement, China Cablecom Holdings will issue China Cablecom’s shareholders an aggregate consideration of 2,066,680 shares of China Cablecom Holding’s common stock (valued at approximately $14,156,758, based on the closing price of the common stock of Jaguar on October 26, 2007) in connection with the Business Combination and assume approximately $20 million of outstanding indebtedness of China Cablecom.

China Cablecom is a joint-venture provider of cable television services in the People’s Republic of China (‘‘PRC’’), operating in partnership with a local state-owned enterprise (‘‘SOE’’) authorized by the PRC government to control the distribution of cable TV services. China Cablecom set up a joint venture, Binzhou Broadcasting and Television Information Network Co., Ltd. (‘‘Binzhou Broadcasting’’), and acquired operation rights and assets relating to the exclusive operation of a cable network in Binzhou, Shandong Province in September 2007 by entering into a series of asset purchase and services agreements with a company organized to serve as a holding company of the relevant businesses by SOEs owned directly or indirectly by local branches of the State Administration of Radio, Film and Television (‘‘SARFT’’) in five different municipalities. Binzhou Broadcasting operates a cable network with 442,900 paying subscribers as of September 30, 2007.

The officers and directors of China Cablecom Holdings prior to the Redomestication Merger will continue as the officers and directors of China Cablecom Holdings after the Redomestication Merger and Business Combination. The officers of China Cablecom Holdings are Clive Ng, as Executive Chairman and President, and Pu Yue as Chief Executive Officer will be Acting Chief Financial Officer. Messrs. Ng and Pu are currently also officers of China Cablecom. The board of directors of China Cablecom Holdings is Clive Ng, Jonathan Kalman, Kerry Propper, Shan Li, Alejandro

Zubillaga and Simon Bax. The officers and directors of Jaguar and China Cablecom combined will beneficially own approximately 22% of China Cablecom Holdings’ ordinary shares following the completion of the proposed transactions. The Business Combination will result in a change in control of China Cablecom, since the majority of the shares of China Cablecom Holdings will be owned by the former stockholders of Jaguar.

This transaction is intended to be a qualifying ‘‘business combination’’ under Jaguar’s Certificate of Incorporation, and, as such, requires your approval. To that end, as described above, the special meeting will be held at      a.m., Eastern standard time, on              , 2008, at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428. At this important meeting, you will be asked to consider and vote upon the following proposals:

a.	The merger of Jaguar with and into China Cablecom Holdings, its wholly-owned British Virgin Islands subsidiary, for the purpose of redomesticating Jaguar to the British Virgin Islands as part of the acquisition of China Cablecom, and as an effect of such merger, adopt the Memorandum of Association and Articles of Association of China Cablecom Holdings, which are equivalent to Jaguar’s Certificate of Incorporation and By-laws, respectively – we call this proposal the ‘‘Redomestication Merger Proposal;’’

b.	The proposed merger of China Cable Merger Co., a wholly-owned subsidiary of China Cablecom Holdings, with and into China Cablecom, resulting in China Cablecom becoming a wholly-owned subsidiary of China Cablecom Holdings and the transactions contemplated by the Merger Agreement, pursuant to which China Cablecom Holdings will pay China Cablecom’s shareholders an aggregate merger consideration of 2,066,680 shares of China Cablecom Holdings’ ordinary shares (valued at approximately $14,156,758, based on the closing price of Jaguar’s common stock on October 26, 2007) – we call this proposal the ‘‘Business Combination Proposal;’’

c.	The adoption of China Cablecom Holdings’ 2007 Omnibus Securities and Incentive Plan, which provides for the grant of up to 10,000,000 ordinary shares of China Cablecom Holdings or cash equivalents to directors, officers, employees and/or consultants of China Cablecom Holdings and its subsidiaries – we call this proposal the ‘‘Incentive Plan Proposal;’’ and

d.	Approval of the grant of up to 8,120,000 ordinary shares (‘‘Performance Shares’’), pursuant to consulting and other arrangements to certain of Jaguar’s and China Cablecom’s insiders or their respective affiliates in connection with the Business Combination upon the achievement of certain financial goals of China Cablecom Holdings following the Business Combination, and the payment of cash bonuses to certain officers and directors of Jaguar and China Cablecom following the exercise of Jaguar’s existing warrants after the Business Combination – we call this proposal the ‘‘Performance Share Proposal’’; and

e.	Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies -we call this proposal the ‘‘Adjournment and Postponement Proposal.’’

Pursuant to Jaguar’s Certificate of Incorporation, Jaguar is required to obtain stockholder approval of the proposed Business Combination with China Cablecom. The proposed Redomestication Merger, which would occur immediately prior to the Business Combination, would result in holders of Jaguar’s common stock, warrants and units automatically holding equivalent securities in China Cablecom Holdings. China Cablecom Holdings will continue as a reporting company under U.S. securities laws.

If these proposals are approved:

•	we will acquire an operating business in China;

•	we will change our corporate domicile from the State of Delaware to the British Virgin Islands, which means we will be governed by the laws of the British Virgin Islands;

•	we will change our corporate name to ‘‘China Cablecom Holdings, Ltd.’’ as a result of the Redomestication Merger;

•	the majority of our board of directors and officers following the closing of the Business Combination will initially include persons who were officers and directors of China Cablecom;

•	the China Cablecom Holdings’ Memorandum of Association and the Articles of Association will become the equivalent of our Certificate of Incorporation and By-laws, respectively;

•	each unit of Jaguar will be assumed by China Cablecom Holdings with the same terms, but separable into ordinary shares of China Cablecom Holdings and warrants to purchase ordinary shares of China Cablecom Holdings;

•	each share of common stock of Jaguar will automatically convert into one ordinary share of China Cablecom Holdings; and

•	each outstanding warrant of Jaguar will be assumed by China Cablecom Holdings with the same terms, but exercisable for ordinary shares of China Cablecom Holdings.

Pursuant to the Merger Agreement, we will not consummate the Redomestication Merger unless the Business Combination is also approved. Similarly, the Redomestication Merger and grant of Performance Shares will not take place if the Business Combination is not approved. Each of the Redomestication Merger Proposal and the Performance Share Proposal will be voted on separately, but both must be approved for the Business Combination to be completed. If China Cablecom’s Board of Directors chooses to waive those conditions to the Business Combination, Jaguar will still not be able to go forward with the Business Combination. The approval of the Incentive Plan Proposal is not a condition to consummation of the Business Combination, the Redomestication Merger or the grant of Performance Shares.

The affirmative vote on the Business Combination Proposal and Redomestication Merger Proposal of a majority of Jaguar’s common stock issued in its initial public offering (‘‘IPO’’) voting in person or by proxy at the meeting, will be required to approve each of those proposals. Jaguar’s initial stockholders, who owned 1,000,000 shares of common stock prior to the IPO and purchased in a private placement simultaneously with the consummation of the IPO 116,667 units, which included 116,667 shares of common stock and warrants to purchase 233,334 shares of common stock, upon consummation of the IPO, have agreed to vote all of their outstanding shares of common stock in accordance with the holders of a majority of the public shares voting on the Business Combination Proposal in person or by proxy at the meeting. If holders of a majority of the public shares vote for or against, or abstain with respect to, the Business Combination Proposal, the initial stockholders will cast all their shares in the same manner as such majority votes on such proposal. The initial stockholders have agreed not to demand redemption of any shares owned by them. The initial holders intend to vote all of their shares in favor of the Redomestication Merger Proposal and abstain from the Performance Share Proposal and the Incentive Plan Proposal.

In addition, each stockholder (other than Jaguar’s initial stockholders) who votes against the Business Combination has the right to concurrently demand that Jaguar redeem his or her shares for cash equal to a pro rata portion of the trust account in which the net proceeds of Jaguar’s IPO and private placement are deposited. Jaguar will not be permitted to consummate the Business Combination if holders of 920,000 or more of the shares purchased in Jaguar’s IPO (which number represents 20% or more of the shares sold in Jaguar’s IPO) vote against the Business Combination and demand redemption of their shares. In the event that the Business Combination is not consummated, Jaguar may continue to seek an alternative target business.

To avoid being required to liquidate, as provided in its Certificate of Incorporation, Jaguar entered a letter of intent relating to a business combination on October 18, 2006, with China Cablecom and, as a result, Jaguar is allowed an additional six months to complete the Business Combination to avoid liquidation. Under its Certificate of Incorporation as currently in effect, if Jaguar does not acquire at least majority control of a target business by April 13, 2008, Jaguar will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets. Following dissolution, Jaguar would no longer exist as a corporation.

After completion of the Business Combination, if no stockholder exercises his or her redemption rights, Jaguar’s current stockholders will own approximately 73.45% of China Cablecom Holdings’

outstanding shares (assuming no Jaguar warrants are exercised). Jaguar’s public stockholders alone will own approximately 59.10% of China Cablecom Holdings, its initial stockholders, including its public stockholders and its officers and directors, will own approximately 73.45% of China Cablecom Holdings, and former China Cablecom stockholders will own approximately 26.55% of China Cablecom Holdings.

Jaguar’s common stock, warrants and units are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbols JGAC, JGACW and JGACU. Jaguar expects the China Cablecom Holdings securities to continue to be quoted on the OTC Bulletin Board after the Business Combination.

After careful consideration of all relevant factors, Jaguar’s Board of Directors has determined that these proposals are fair to and in the best interests of Jaguar and its stockholders, and has recommended that you vote or give instruction to vote ‘‘FOR’’ adoption of each of them.

Enclosed is a notice of special meeting and proxy statement/prospectus containing detailed information concerning the Business Combination, the other proposals and the special meeting. Whether or not you plan to attend the special meeting, we urge you to read this material carefully and vote your shares.

I look forward to seeing you at the meeting.

Sincerely,
/s/ Jonathan Kalman Jonathan Kalman Chairman of the Board and Chief Executive Officer

Your vote is important. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card in the envelope provided as soon as possible. You may also vote by telephone or the Internet, as described on the proxy card, and you are welcome to attend the meeting and vote your shares in person.

JAGUAR ACQUISITION CORPORATION
8 Tower Bridge, Suite 1050
161 Washington Street
Conshohocken, Pennsylvania 19428

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD        , 2008

TO THE STOCKHOLDERS OF
JAGUAR ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Jaguar Acquisition Corporation (‘‘Jaguar’’), a Delaware corporation, will be held at 10:00 a.m. Eastern standard time, on                  , 2008, at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428, to consider and vote upon proposals to approve:

a.	The merger of Jaguar with and into China Cablecom Holdings, Ltd. (‘‘China Cablecom Holdings’’), its wholly-owned British Virgin Islands subsidiary, for the purpose of redomesticating Jaguar to the British Virgin Islands as part of the acquisition of China Cablecom Ltd., a private British Virgin Islands company (the ‘‘Redomestication Merger’’). In connection with the Redomestication Merger, Jaguar will change its name to China Cablecom Holdings, Ltd. and adopt the Memorandum of Association and Articles of Association of China Cablecom Holdings, which are equivalent to Jaguar’s Certificate of Incorporation and By-laws, respectively – we call this proposal the ‘‘Redomestication Merger Proposal’’;

b.	The proposed merger of China Cable Merger Co., Ltd., a wholly-owned British Virgin Islands subsidiary of China Cablecom Holdings (‘‘China Cable Merger Co.’’), with and into China Cablecom, resulting in China Cablecom becoming a wholly-owned subsidiary of China Cablecom Holdings (the ‘‘Business Combination’’) and the transactions contemplated by the merger agreement dated October 30, 2007 by and among Jaguar, China Cablecom and Clive Ng, as the principal shareholder of China Cablecom (‘‘Merger Agreement’’), pursuant to which China Cablecom Holdings will pay China Cablecom’s shareholders an aggregate merger consideration of 2,066,680 shares of China Cablecom Holdings ordinary shares (valued at approximately $14,156,758, based on the closing price of the common stock on October 26, 2007) – we call this proposal the ‘‘Business Combination Proposal’’;

c.	The adoption of China Cablecom Holdings’ 2007 Omnibus Securities and Incentive Plan, which provides for the grant of up to 10,000,000 ordinary shares of China Cablecom Holdings or cash equivalents to directors, officers, employees and/or consultants of China Cablecom Holdings and its subsidiaries – we call this proposal the ‘‘Incentive Plan Proposal’’; and

d.	Approval of the grant of up to 8,120,000 ordinary shares (‘‘Performance Shares’’), pursuant to consulting and other arrangements to certain of Jaguar’s and China Cablecom’s insiders in connection with the Business Combination upon the achievement of certain financial goals of China Cablecom Holdings following the Business Combination, and the payment of cash bonuses to certain officers and directors of Jaguar and China Cablecom following the exercise of existing warrants after the Business Combination – we call this proposal the ‘‘Performance Share Proposal’’;

e.	Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies – we call this proposal the ‘‘Adjournment and Postponement Proposal.’’

Pursuant to Jaguar’s Certificate of Incorporation and the Merger Agreement, Jaguar is required to obtain stockholder approval of the Business Combination with China Cablecom. Pursuant to the Merger Agreement, we will not consummate the Redomestication Merger unless the Business Combination is also approved. Similarly, the Redomestication Merger and grant of Performance Shares will not take place if the Business Combination is not approved. If China Cablecom’s Board of Directors chooses to waive those conditions to the Business Combination, Jaguar will still not be able to go forward with the Business Combination. The approval of the Incentive Plan Proposal is not a condition to consummation of the Business Combination, the Redomestication Merger or the grant of Performance Shares. Each of the Business Combination Proposal, Redomestication Merger Proposal, Incentive Plan Proposal and the Performance Share Proposal will be voted on separately, but the Redomestication Merger Proposal and the Performance Share Proposal must be approved for the Business Combination to be completed.

The Board of Directors has fixed the record date as the close of business on                 , 2008, as the date for determining Jaguar stockholders entitled to receive notice of and to vote at the special meeting and any adjournment or postponement thereof. Only holders of record of Jaguar common stock on that date are entitled to have their votes counted at the special meeting or any adjournment or postponement.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. You may also vote by telephone or the Internet, as described on the proxy card. If you are a stockholder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person at the special meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the proposals.

After careful consideration of all relevant factors, Jaguar’s Board of Directors has determined that these proposals are fair to and in the best interests of Jaguar and its stockholders, and has recommended that you vote or give instruction to vote ‘‘FOR’’ adoption of each of them.

Dated:                , 2008

By Order of the Board of Directors,
/s/ Jonathan Kalman Jonathan Kalman Chairman and Chief Executive Officer

The information contained in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF
JAGUAR ACQUISITION CORPORATION
TO BE HELD
                    , 2008

8 Tower Bridge, Suite 1050
161 Washington Street
Conshohocken, Pennsylvania 19478

PROSPECTUS
FOR UP TO 4,950,000 Units,
14,850,000 ORDINARY SHARES and
9,900,000 WARRANTS
OF
China cableCOM holdings, ltd.

A special meeting of stockholders of Jaguar Acquisition Corporation (‘‘Jaguar’’), will be held at 10:00 a.m., Eastern standard time, on                     , 2008, at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428. At this important meeting, you will be asked to consider and vote upon proposals to approve the proposed business combination with China Cablecom Ltd. (‘‘China Cablecom’’), to ‘‘redomesticate’’ Jaguar as a British Virgin Islands company named ‘‘China Cablecom Holdings,’’ to adopt an equity incentive plan, to approve the grant of performance shares and bonuses to certain insiders of Jaguar and China Cablecom and to permit Jaguar’s board or its chairman to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve any of the foregoing proposals.

This document is a both a proxy statement containing information about Jaguar’s special meeting of stockholders and a prospectus of Jaguar’s subsidiary, China Cablecom Holdings, Ltd., a British Virgin Islands company, with respect to the securities to be issued to Jaguar’s stockholders in the redomestication of Jaguar.

The board of directors of Jaguar has unanimously approved the acquisition of China Cablecom, pursuant to the Merger Agreement, dated October 30, 2007, whereby China Cable Merger Co., Ltd., a wholly-owned subsidiary of Jaguar, post-Redomestication Merger, will merge with and into China Cablecom, and China Cablecom will be the surviving entity. In connection with such Business Combination, China Cablecom Holdings will issue China Cablecom’s shareholders aggregate merger consideration of 2,066,680 of China Cablecom Holdings’ ordinary shares (valued at approximately $14,156,758, based on the closing price of Jaguar’s common stock on October 26, 2007). Jaguar’s board of directors has also unanimously approved the redomestication of Jaguar from the State of Delaware to the British Virgin Islands, through the Redomestication Merger with China Cablecom Holdings, Jaguar’s wholly-owned subsidiary in the British Virgin Islands. In the Redomestication Merger, China Cablecom Holdings will issue its securities in exchange for the outstanding securities of Jaguar. This prospectus covers an aggregate of 4,950,000 units, 14,850,000 ordinary shares and 9,900,000 warrants. The ordinary shares and warrants issuable upon exercise of the aforementioned securities are included in the aggregate amounts stated above. China Cablecom Holdings will issue its securities on the same terms as were those of Jaguar.

Jaguar was organized to serve as a vehicle for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in any industry, with a focus on acquiring an operating business in the payments industry. China Cablecom is a cable television provider in the People’s Republic of China.

Jaguar’s common stock, warrants and units are quoted on the OTC Bulletin Board under the symbols JGAC, JGACW and JGACU, respectively. The securities of China Cablecom Holdings, at the effective time of the Redomestication Merger, are expected to be eligible for quotation on the OTC Bulletin Board.

The ‘‘record date’’ for the special meeting is                             , 2008. Record holders of Jaguar common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 5,116,667 outstanding shares of Jaguar common stock, of which 4,600,000 were issued to the public in its initial public offering (‘‘IPO’’) and 1,000,000 were issued to its initial stockholders prior to its IPO and 116,667 issued to its initial stockholders upon consummation of the IPO in a private placement of units, and each of which is entitled to one vote per proposal at the special meeting. The initial stockholders, which includes the officers, directors and other founding shareholders of Jaguar have agreed to vote all their shares in accordance with the holders of a majority of the shares issued in the IPO voting in person or by proxy at the meeting on the Business Combination Proposal. If holders of a majority of the shares issued in the IPO vote for or against, or abstain with respect to the Business Combination Proposal, the initial stockholders will cast all their shares in the same manner as such majority votes on such proposal. Jaguar’s warrants do not have voting rights.

This proxy statement/prospectus provides you with detailed information about the Business Combination Proposal, the Redomestication Merger Proposal, the Incentive Plan Proposal, the Performance Share Proposal, the Adjournment and Postponement Proposal and the special meeting of stockholders. We encourage you to read this entire document and the documents incorporated by reference carefully. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 17.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                             , 2008 and is first being mailed to stockholders on or about that date.

Subject to completion, dated October 30, 2007

i

ANNEXES

A — Fairness Opinion of Navigant Capital Advisors, LLC

B — China Cablecom Holdings Ltd. 2007 Omnibus Securities and Incentive Plan

C — Forms of Performance Share Arrangements

–	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and James S. Cassano

–	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Kerry Propper

–	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Jonathan Kalman

–	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Clive Ng

–	Consulting Agreement between China Cablecom Holdings and China Cablecom Holdings Limited, a Cayman Islands Limited Company

–	Incentive Stock Agreement between China Cablecom Holdings and James S. Cassano

–	Incentive Stock Agreement between China Cablecom Holdings and Kerry Propper

–	Incentive Stock Agreement between China Cablecom Holdings and Jonathan Kalman

D — Agreement and Plan of Merger

E — Form of China Cablecom Holdings Memorandum of Association, including all amendments

F — Form of China Cablecom Holdings Articles of Association

G — Promissory Note from China Cablecom to Jaguar in the initial principal amount of $475,000.

ii

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION, THE REDOMESTICATION MERGER AND THE JAGUAR SPECIAL MEETING

These Questions and Answers are only summaries of the matters they discuss.
Please read this entire proxy statement/prospectus.

Q.	What is being voted on?	A. You are being asked to vote on four proposals:
•The merger of Jaguar with and into its wholly-owned British Virgin Islands subsidiary, China Cablecom Holdings, for the purpose of redomesticating Jaguar to the British Virgin Islands as part of the acquisition of China Cablecom. As an effect of such merger, Jaguar will adopt the Memorandum of Association and Articles of Association of China Cablecom Holdings, which are equivalent to Jaguar’s Certificate of Incorporation and By-laws, respectively – we call this proposal the ‘‘Redomestication Merger Proposal.’’
•The proposed merger of China Cablecom Holdings’ wholly-owned subsidiary, China Cable Merger Co., with and into China Cablecom, resulting in China Cablecom becoming a wholly-owned subsidiary of China Cablecom Holdings and the transactions contemplated by the Agreement and Plan of Merger dated October 30, 2007 among Jaguar, China Cablecom and Clive Ng – we call this proposal the ‘‘Business Combination Proposal.’’
•The adoption of China Cablecom Holdings’ 2007 Omnibus Securities and Incentive Plan, which provides for the grant of up to 10,000,000 ordinary shares of China Cablecom Holdings or cash equivalents to directors, officers, employees and/or consultants of China Cablecom Holdings and its subsidiaries – we call this proposal the ‘‘Incentive Plan Proposal.’’
•The approval of the grant of shares (‘‘Performance Shares’’), pursuant to consulting and other arrangements, to certain of Jaguar’s and China Cablecom’s insiders or their respective affiliates in connection with the Business Combination upon the achievement of certain financial goals of China Cablecom Holdings following the Business Combination, and the payment of cash bonuses to certain of Jaguar’s and China Cablecom’s officers and directors following the exercise of Jaguar’s existing warrants after the Business Combination – we call this proposal the ‘‘Performance Share Proposal.’’
•The approval of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies- we call this proposal the ‘‘Adjournment and Postponement Proposal.’’
Q.	Why is Jaguar proposing the transactions?	A. Jaguar was formed to acquire, through merger, capital stock exchange, asset acquisition or other similar business combination, a business in an unspecified industry, with a focus on the payments industry.

Jaguar’s proposed transaction with China Cablecom is intended to be a ‘‘business combination’’ under Jaguar’s Certificate of Incorporation. Jaguar must submit the transaction to its stockholders for approval prior to completing a business combination. Jaguar has negotiated the terms of a Business Combination with China Cablecom and is now submitting the transaction to its stockholders for their approval.
Q.	Why is Jaguar proposing to redomesticate to the British Virgin Islands?	A. Because the future operations will be outside the United States, the Redomestication Merger is intended to reduce or entirely eliminate the income tax liability of the company in the United States with respect to its future operations and permit greater flexibility in structuring acquisitions or creating subsidiaries in China and other countries as the business of China Cablecom expands.
Q.	Why is Jaguar proposing the 2007 Omnibus Securities and Incentive Plan?	A. Jaguar is proposing the 2007 Omnibus Securities and Incentive Plan to provide for the issuance of ordinary shares to directors, officers, employees and/or consultants of China Cablecom Holdings after the Business Combination.
Q.	Why is Jaguar proposing the issuance of the Performance Shares?	A. The issuance of the Performance Shares is intended to encourage the management of China Cablecom Holdings after the Business Combination to achieve strong operating performance and seek attractive additional acquisition opportunities and is a required term of the transaction to acquire China Cablecom.
Q.	Why is Jaguar proposing the Adjournment and Postponement Proposal?	A. This proposal allows Jaguar’s Board of Directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposed Business Combination. If this proposal is not approved by Jaguar’s stockholders, Jaguar’s Board of Directors may not be able to adjourn the special meeting to a later date in the event there are not sufficient votes at the time of the special meeting to approve the proposed Business Combination.
Q.	What vote is required to approve the Business Combination Proposal?	A. Under Jaguar’s Certificate of Incorporation, approval of the Business Combination requires the affirmative vote of the holders of a majority of the shares of common stock issued in the IPO voted at the special meeting, provided that there is a quorum. As noted above, Jaguar’s initial stockholders have agreed to vote 1,116,667 of their shares in accordance with the holders of a majority of the public shares voting in person or by proxy at the meeting. If the stockholders approve the Business Combination, the Business Combination will only proceed if holders of shares purchased in Jaguar’s IPO, representing no more than 20% of the shares sold in the IPO and the private placement, exercise their redemption rights. If the holders of 920,000 or more shares purchased in Jaguar’s IPO (which number represents 20% or more of the shares of common stock sold in Jaguar’s IPO and private placement) vote against the Business Combination and demand that Jaguar redeem their shares for their pro rata portion of the trust account established at the time of the IPO (as described below), Jaguar will not be permitted to consummate the Business Combination pursuant to its Certificate of Incorporation.

Q.	What vote is required to approve the Redomestication Merger Proposal?	A. Approval of the Redomestication Merger Proposal will require the affirmative vote of a majority of the outstanding shares of Jaguar’s common stock provided that there is a quorum.
Q.	What vote is required to adopt the Performance Share Proposal?	A. Approval of the Performance Share Proposal will require the affirmative vote of holders of a majority of the shares of Jaguar’s common stock represented in person or by proxy and entitled to vote at the special meeting, provided that there is a quorum.
Q.	What vote is required to adopt the Incentive Plan Proposal?	A. Approval of the Incentive Plan Proposal will require the affirmative vote of holders of a majority of the shares of Jaguar’s common stock represented in person or by proxy and entitled to vote at the special meeting, provided that there is a quorum.
Q.	What vote is required to adopt the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies?	A. Approval of the Adjournment and Postponement Proposal will require the affirmative vote of holders of a majority of the shares of Jaguar’s common stock represented in person or by proxy and entitled to vote at the special meeting, provided there is a quorum.
Q.	How do the Jaguar insiders intend to vote their shares?	A. Jaguar’s initial stockholders have agreed to vote 1,116,667 of their shares in accordance with the holders of a majority of the public shares voting on the Business Combination Proposal in person or by proxy at the meeting. If holders of a majority of the public shares cast at the meeting vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast the 1,116,667 shares in the same manner as such majority votes on such proposal. The initial stockholders have agreed not to demand redemption of any shares owned by them.
The initial holders intend to vote all of their shares in favor of the Redomestication Merger Proposal and abstain from the Performance Share Proposal and the Incentive Plan Proposal.
The 1,116,667 shares that Jaguar’s initial stockholders will vote in favor of the Redomestication Merger Proposal presented in this proxy statement/prospectus represent 19.53% of Jaguar’s outstanding shares of common stock. By voting these shares for the Redomestication Merger Proposal, Jaguar’s initial stockholders would increase the number of shares held by Jaguar’s public stockholders that must be voted against the Redomestication Merger Proposal to reject the Redomestication Merger Proposal.
Q.	Do Jaguar stockholders have appraisal rights under Delaware law?	A. In connection with the Redomestication Merger, the Jaguar stockholders have appraisal rights under Delaware corporate law.
Q.	How do I secure my appraisal rights?	A. To secure your appraisal rights, you must vote against the Redomestication Merger and file a demand for appraisal rights with Jaguar before the vote on the Redomestication Merger. Details about the required contents of the appraisal demand, the deadlines for exercising rights and the process for determining the value of the shares are contained in the section ‘‘Jaguar Redomestication Merger – Appraisal Rights.’’

Q.	What happens post- Business Combination to the funds deposited in the trust account?	A. Jaguar stockholders exercising redemption rights will receive their pro rata portion of the trust account. The balance of the funds in the trust account will be utilized to repay approximately $10,000,000 of outstanding indebtedness of China Cablecom and any remaining funds will be retained by China Cablecom Holdings to make payments aggregating $10 million to the Binzhou SOE and for operating capital subsequent to the closing of the Business Combination.
Q.	What happens if the Business Combination is not consummated?	A. If Jaguar does not acquire China Cablecom in the Business Combination, Jaguar will seek an alternative business combination. To avoid being required to liquidate, as provided in its Certificate of Incorporation, Jaguar entered a letter of intent relating to a Business Combination with China Cablecom on October 18, 2006; as a result Jaguar is allowed an additional six months to complete the business combination to avoid liquidation. Under its Certificate of Incorporation as currently in effect, if Jaguar does not acquire at least majority control of a target business by April 13, 2008, Jaguar will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets. Following dissolution, Jaguar would no longer exist as a corporation.
In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro rata to Jaguar’s common stockholders who hold shares issued in Jaguar’s IPO (other than the initial stockholders, each of whom has waived any right to any liquidation distribution with respect to them). See the risk factor on page 17 of this proxy statement/prospectus relating to risks associated with the dissolution of Jaguar.
Q.	When do you expect the Business Combination to be completed?	A. If the Redomestication Merger and the Business Combination are approved at the special meeting, Jaguar expects to consummate both transactions promptly thereafter.
Q.	What will I receive in the Redomestication Merger?	A. Jaguar stockholders will receive an equal number of ordinary shares of China Cablecom Holdings in exchange for their Jaguar common stock, and China Cablecom Holdings will assume the outstanding Jaguar warrants, the terms and conditions of which will not change, except that on exercise, they will receive China Cablecom Holdings ordinary shares. However, as a result of the issuance of 2,066,680 shares to the shareholders of China Cablecom in the Business Combination, the ownership interests of Jaguar stockholders will be diluted so that they will only own approximately 73.45% of China Cablecom Holdings. We have also agreed to issue up to 8,120,000 additional shares to certain officers and directors of Jaguar and China Cablecom or pursuant to certain consulting arrangements if China Cablecom Holdings’ EBITDA for fiscal years 2008 through 2011 reach certain targets. Also, there are outstanding warrants to purchase 10,483,334 additional shares of Jaguar common stock. If some or all of the additional shares are issued, or if some or all of the warrants are exercised, then the percentage of China Cablecom Holdings that Jaguar’s current shareholders will own will be less than 63.96% (on a fully diluted basis).

Q.	How will the Redomestication Merger be accomplished?	A. Jaguar will merge into China Cablecom Holdings, Jaguar’s wholly owned subsidiary that is incorporated as a British Virgin Islands company. As a result of the Redomestication Merger, each currently issued outstanding share of common stock of Jaguar will automatically convert into one ordinary share of China Cablecom Holdings. This procedure will result in your becoming a stockholder in China Cablecom Holdings instead of Jaguar.
Q.	Will the Jaguar stockholders be taxed as a result of the Redomestication Merger?	A. Holders of Jaguar common stock and warrants generally should not recognize any gain or loss as a result of the Redomestication Merger for U.S. federal income tax purposes. We urge you to consult your own tax advisors with regard to your particular tax consequences of the Redomestication Merger.
Q.	Will Jaguar be taxed on the Redomestication Merger?	A. Jaguar will recognize gain, but not loss, for U.S. federal income tax purposes as a result of the Redomestication Merger equal to the difference, if any, between the adjusted tax basis of any Jaguar asset and such asset’s fair market value at the effective time of the Redomestication Merger.
Q.	How much of Jaguar will its current stockholders own post-Business Combination and post-Redomestication Merger?	A. The shareholders of China Cablecom will receive 2,066,680 ordinary shares of China Cablecom Holdings representing 26.55% of the issued and outstanding shares immediately after the Business Combination. After the Business Combination and Redomestication Merger, if no Jaguar stockholders demand that Jaguar redeem their shares into a pro rata portion of the trust account, then Jaguar’s stockholders who own shares immediately prior to the Business Combination will own approximately 73.45% of the outstanding shares of China Cablecom Holdings. Existing Jaguar stockholders could own less than approximately 73.45% if one or more Jaguar stockholders vote against the Business Combination Proposal and demand redemption of their shares into a pro rata portion of the trust account. Similarly, existing Jaguar stockholders will own less than 73.45% of China Cablecom Holdings, if China Cablecom Holdings issues the Performance Shares to the directors and officers of China Cablecom Holdings or pursuant to certain consulting arrangements. If China Cablecom Holdings issues the all 8,120,000 Performance Shares, then the current shareholders of China Cablecom will own approximately 60.28% of the issued and outstanding ordinary shares of China Cablecom Holdings, and existing Jaguar stockholders will own approximately 39.72% of the issued outstanding ordinary shares of China Cablecom Holdings. The foregoing discussion assumes that none of the outstanding warrants to acquire common stock of Jaguar will be exercised. If some or all of the warrants are exercised, then the current Jaguar stockholders will be diluted further.

Q.	How much dilution will Jaguar stockholders experience?	A. Currently there are 5,716,667 shares of common stock of Jaguar outstanding. 2,066,680 additional ordinary shares of China Cablecom Holdings will be issued in the acquisition of China Cablecom. Therefore, current stockholders of Jaguar will own approximately 73.45% of China Cablecom Holdings, which is a dilution of absolute ownership of 26.55%. To the extent the Performance Shares are issued to directors and officers of China Cablecom Holdings or pursuant to certain consulting arrangements or outstanding warrants are exercised, the current stockholders of Jaguar will experience further dilution of their ownership interest in Jaguar.
Q.	What will the name of the surviving company be after the Redomestication Merger and the Business Combination?	A. The name of the surviving parent company will be ‘‘China Cablecom Holdings, Ltd.’’
Q.	Do Jaguar stockholders have redemption rights?	A. If you hold shares of common stock issued in Jaguar’s IPO, then you have the right to vote against the Business Combination Proposal and demand that Jaguar redeem these shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Jaguar’s IPO are held. We sometimes refer to these rights to vote against the the Business Combination and demand redemption of the shares into a pro rata portion of the trust account as redemption rights. Holders of warrants issued by Jaguar do not have any redemption rights.
Q.	If I am not going to attend the special meeting in person, should I return my proxy card instead?	A. Yes. After carefully reading and considering the information in this proxy statement/prospectus, please fill out and sign your proxy card. Then return it in the return envelope as soon as possible, so that your shares may be represented at the special meeting. You may also vote by telephone or internet, as explained on the proxy card. A properly executed proxy will be counted for the purpose of determining the existence of a quorum.
Q.	If I have redemption rights, how do I exercise them?	A. If you wish to exercise your redemption rights, you must vote against the Business Combination Proposal and at the same time demand that Jaguar redeem your shares for cash. If, notwithstanding your vote, the Business Combination is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon through the record date. You will be entitled to redeem each share of common stock that you hold into approximately $5.71. If you exercise your redemption rights, then you will be exchanging your shares of Jaguar common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing of the Business Combination and then tender your stock certificate. If you do not make a demand to exercise your redemption rights at the time you vote against the Business Combination Proposal (or if you do not vote against the Business Combination Proposal), you will lose your redemption rights, and that loss cannot be remedied.

Q.	What happens if the Business Combination and Redomestication Merger are not consummated?	A. If the Redomestication Merger and Business Combination are not consummated by April 13, 2008, Jaguar will be liquidated. In liquidation, the funds held in the trust account, plus any interest earned thereon, together with any remaining out-of-trust net assets, will be distributed pro rata to Jaguar’s common stockholders, other than the initial stockholders who have waived any right to any liquidation distribution with respect to them.
Q.	Who will manage China Cablecom Holdings after the Redomestication Merger and the Business Combination?	A. The officers and directors of China Cablecom Holdings prior to Redomestication Merger will continue as the officers and directors of China Cablecom Holdings after the Redomestication Merger and Business Combination. The officers of China Cablecom Holdings are Clive Ng, who is the Executive Chairman and Pu Yue, who is the Chief Executive Officer will be Acting Chief Financial Officer. Jonathan Kalman, who is currently a director of Jaguar, and Kerry Propper, who is an advisor to Jaguar, are also directors of China Cablecom Holdings. The three independent directors of China Cablecom Holdings are Simon Bax, Shan Li and Alejandro Zubillaga.
Q.	What will happen if I abstain from voting or fail to instruct my broker to vote?	A. An abstention or the failure to instruct your broker how to vote (also known as a broker non-vote) is not considered a vote cast at the meeting with respect to the Business Combination Proposal and therefore your vote will have no effect on the vote relating to the Business Combination, and will not enable you to redeem your shares into a pro rata portion of the trust account. An abstention or failure to vote will have the effect of voting against the Redomestication Merger Proposal, but will have no effect on the approval of the Incentive Plan Proposal and the Performance Share Proposal.
Q.	How do I change my vote?	A. Send a later-dated, signed proxy card to Jaguar’s secretary no later than , 2008, prior to the date of the special meeting, or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Jonathan Kalman, Jaguar Acquisition Corporation, 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428.
Q.	If my shares are held in ‘‘street name,’’ will my broker automatically vote them for me?	A. No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares. Your broker can tell you how to provide these instructions.
Q.	Do I need to turn in my old certificates?	A. No. If you hold your securities in Jaguar in certificate form, as opposed to holding them through your broker, you do not need to exchange them for certificates issued by China Cablecom Holdings. Your current certificates will represent your rights in China Cablecom Holdings. You may exchange them by contacting the transfer agent, Continental Stock Transfer & Trust Company, Reorganization Department, and following their requirements for reissuance. If you elect redemption or appraisal, you will need to deliver your old certificate to Continental Stock Transfer & Trust Company.

Q.	Who can help answer my questions?	A. If you have questions, you may write or call Jaguar Acquisition Corporation, at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania, 19428, (610) 825-0288, Attention: Jonathan Kalman.
Q.	When and where will the special meeting be held?	A. The meeting will be held at 10:00 a.m. Eastern standard time on , 2008 at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania, 19428.

SUMMARY

This section summarizes information related to the proposals to be voted on at the special meeting. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents to which it refers you.

The Companies

Jaguar Acquisition Corporation is a Delaware corporation incorporated on June 2, 2005 in order to serve as a vehicle for the acquisition of an operating business in any industry, with a focus on the payments industry, through a merger, capital stock exchange, asset acquisition or other similar business combination. On April 13, 2006, Jaguar completed a private placement and received net proceeds of approximately $700,000. On April 13, 2006, Jaguar consummated its initial public offering (IPO) and received net proceeds of approximately $21,600,000 and, on April 18, 2006, the underwriters exercised their over-allotment option and Jaguar received additional net proceeds of approximately $3,300,000. After deducting the underwriting discounts and commissions and offering expenses, an amount of $25,098,002 was placed in an interest-bearing trust account and the remaining proceeds of approximately $580,000 became available to be used to provide for business, legal, accounting, due diligence on prospective business combinations and continuing operating expenses. Jaguar’s management has broad discretion with respect to the specific application of the net proceeds of the private placement and the public offering, although substantially all of the net proceeds of the offerings are intended to be generally applied toward consummating a business combination. As of September 30, 2007, $26,384,929 (which includes accrued interest of $1,286,927) was held in the trust account.

If the Redomestication Merger between Jaguar and China Cablecom Holdings, and the Business Combination between China Cablecom and China Cable Merger Co., are completed, the funds remaining in the trust account after Jaguar’s payments to public stockholders who exercise redemption rights will be released to China Cablecom Holdings to be used to repay $10,000,000 of outstanding and as for operating capital. Net proceeds from Jaguar’s IPO that were not deposited into the trust account (approximately $580,000) have been used to pay expenses incurred in Jaguar’s pursuit of a business combination, as well as general and administrative expenses.

Up to and including September 30, 2007, Jaguar has incurred $742,681 for consulting and professional fees, $32,102 for franchise taxes, $129,672 for insurance expense, $6,625 for rental expense pursuant to Jaguar’s lease of office space, and other operating and formation costs of $29,815. Up to and including September 30, 2007, Jaguar’s trust account has earned interest of $1,367,390. Until Jaguar enters into a business combination, it will not generate operating revenues.

Jaguar anticipates that it will incur total transaction costs of approximately $                 million. Such costs do not include transaction costs of approximately $                 million to be incurred by China Cablecom (related primarily to anticipated attorney, brokerage and accounting fees). Approximately $526,982 of the $                 million in non-contingent anticipated costs had been incurred and recorded as of September 30, 2007. The $                 million primarily relates to legal expenses, fees for Navigant Capital Advisor’s fairness opinion, accountants and valuation consultants’ fees, roadshow expenses, printer fees and other miscellaneous expenses.

Jaguar anticipates that the costs to consummate the Business Combination will greatly exceed its available cash outside of the trust. Jaguar has not sought and does not anticipate seeking any fee deferrals. Jaguar expects these costs would ultimately be borne by China Cablecom Holdings from the funds held in trust if the proposed Redomestication Merger and Business Combination are completed. If the Redomestication Merger and Business Combination are not completed, the costs would be subject to the potential indemnification obligations of Jaguar’s officers and directors to the trust account related to expenses incurred for vendors or service providers. If these obligations are not performed or are inadequate, it is possible that vendors or service providers could seek to recover these expenses from the trust account, which could ultimately deplete the trust account and reduce a stockholder’s current pro rata portion of the trust account upon liquidation.

The mailing address of Jaguar’s principal executive office is 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428, and its telephone number is (610) 825-0288.

China Cablecom is a joint-venture provider of cable television services in the People’s Republic of China, (‘‘PRC’’) operating in partnership with a local state-owned enterprise (‘‘SOE’’) authorized by the PRC government to control the distribution of cable TV services. China Cablecom set up a joint venture and acquired operation rights and assets relating to the exclusive operation of a cable network in Binzhou, Shandong Province (‘‘Binzhou Broadcasting’’) in September 2007 by entering into a series of asset purchase and services agreements with a company organized to serve as a holding company of the relevant businesses by SOEs owned directly or indirectly by local branches of the State Administration of Radio, Film and Television (‘‘SARFT’’) in five different municipalities. Binzhou Broadcasting operates a cable network with 442,900 paying subscribers as of September 30, 2007. China Cablecom’s strategy is to replicate the Binzhou Broadcasting operating partnership model in other municipalities in Shandong Province in the PRC and then introduce operating efficiencies and increase service offerings in the networks with which it has entered into agreements.

The mailing address of China Cablecom’s principal executive office is 17 State Street, Suite 1600, New York, NY 10004, and its telephone number is (212) 888-8890.

The Redomestication Merger and the Business Combination

On October 30, 2007 Jaguar, China Cablecom and Clive Ng, as the principal shareholder of China Cablecom, entered into an Agreement and Plan of Merger (the ‘‘Merger Agreement’’) pursuant to which:

•	Jaguar will merge with and into China Cablecom Holdings, its wholly-owned subsidiary incorporated in the British Virgin Islands, to effect the redomestication of Jaguar from a U.S. company to a BVI company; and

•	China Cable Merger Co., a company incorporated in the BVI and wholly-owned subsidiary of China Cablecom Holdings will merge with and into China Cablecom, whereupon China Cablecom will become a wholly-owned subsidiary of China Cablecom Holdings.

In addition, Jaguar has agreed that after the consummation of the Business Combination, it will file a registration statement for the resale of the shares issued by Jaguar to the shareholders of China Cablecom in connection with the Business Combination and to China Cable Holdings Limited and certain officers of Jaguar. The closing of the Business Combination is subject to certain conditions, including the approval by Jaguar’s stockholders of the Redomestication Merger, the Business Combination and the Performance Share Proposal described below.

Assuming none of Jaguar’s stockholders exercise redemption rights with respect to the Business Combination upon consummation of the Business Combination, the former stockholders of China Cablecom securities will own 26.55% of China Cablecom Holdings’ issued and outstanding ordinary shares, and Jaguar’s pre-Business Combination holders of common stock will own in the aggregate approximately 73.45% of China Cablecom Holdings’ ordinary shares. Holders of stock purchased in Jaguar’s IPO will own 59.10% of China Cablecom Holdings’ outstanding ordinary shares, a reduction of 21.37% from the 80.47% they currently own. The Business Combination will result in dilution in percentage ownership of Jaguar’s pre-Business Combination stockholders.

Upon consummation of the Redomestication Merger and Business Combination, the directors of China Cablecom Holdings shall be Jonathan Kalman, Kerry Propper, Clive Ng, Simon Bax, Shan Li and Alejandro Zubillaga, and the officers of China Cablecom Holdings shall be Clive Ng as Executive Chairman and President and Pu Yue as Chief Executive Officer and Acting Chief Financial Officer.

Stockholders of China Cablecom

The following persons are the current stockholders of China Cablecom and their respective beneficial ownership percentages are shown:

Owner	Number of Ordinary Shares	Number of Class A Preferred Shares	Beneficial Ownership Percentage	Beneficial Ownership Assuming Exercise of all Outstanding Derivative Securities
Clive Ng	1,900,000	—	100%	62.90%
Atlas Master Fund, Ltd.	—	25,556	—	1.24%
Longview Fund, L.P.	—	63,890	—	3.09%
DKR SoundShore Oasis Holding Fund Ltd.	—	25,556	—	1.24%
Platinum Partners Value Arbitrage Fund L.P.	—	217,226	—	10.51%
Nicole Kubin	—	12,778	—	0.62%
MLR Capital Offshore Master Fund, Ltd.	—	25,556	—	1.24%
Pinnacle China Fund, L.P.	—	127,780	—	6.18%
Oliveira Capital, LLC	—	76,668	—	3.71%
Jayhawk Private Equity Fund, LP	—	120,211	—	5.82%
Jayhawk Private Equity Co-Invest Fund, LP	—	7,569	—	0.37%
The Gordon and Donna Crawford Trust	—	63,890	—	3.09%

Procedure

Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Jaguar’s common stock is required to approve the Redomestication Merger Proposal, and under Jaguar’s Certificate of Incorporation, a majority of the votes cast at a meeting of stockholders must approve the proposed Business Combination. Promptly after obtaining approval from its stockholders to proceed with the Redomestication Merger and the Business Combination, Jaguar and China Cablecom Holdings will consummate the Redomestication Merger and immediately thereafter, China Cable Merger Co. and China Cablecom will consummate the Business Combination. Each public stockholder has the right to vote against the proposed Business Combination and elect to redeem his, her or its shares for their pro rata portion of the trust account.

However, notwithstanding adoption of the Business Combination Proposal, the Business Combination will only proceed if public holders of no more than 20% of the total shares sold in Jaguar’s IPO and the private placement exercise their redemption rights and vote against the proposed merger. If holders of shares purchased in Jaguar’s initial public offering owning 20% or more of the shares of common stock sold in Jaguar’s initial public offering and private placement vote against the proposed Business Combination and elect to exercise their redemption rights, Jaguar’s Board of Directors will abandon the Business Combination, notwithstanding approval by a majority of its stockholders. If the maximum permissible number of shares elect redemption without Jaguar being required to abandon the Business Combination, as of September 30, 2007, a total of approximately $5,274,347  of the trust account would have been disbursed, leaving approximately $21,110,582 available for the Business Combination with China Cablecom and the payment of liabilities. Even if the maximum number of shares permitted to be redeemed were redeemed, Jaguar would still have enough cash available in the trust account to consummate the Business Combination.

In connection with the IPO, Jaguar’s current officers and directors agreed to indemnify Jaguar for debts and obligations to vendors that are owed money by Jaguar for services rendered or products sold to Jaguar, but only to the extent necessary to ensure that certain liabilities do not reduce funds in the trust account. The obligations of Jaguar’s officers and directors to indemnify Jaguar remain in effect and extend to transaction expenses to be incurred in connection with Jaguar’s seeking to complete the China Cablecom Business Combination. Since these obligations were not collateralized or guaranteed, however, Jaguar cannot assure you that its officers and directors would be able to satisfy their obligations if material liabilities are sought to be satisfied from the trust account. As of September 30, 2007, we believe that the maximum amount the indemnity obligation of Jaguar’s officers and directors is approximately $102,837, which is equal to the amount of accrued expenses, less amounts relating to vendors for which Jaguar has received a waiver of each such vendor’s right to sue the trust account.

Fairness Opinion

In determining to recommend that holders of Jaguar’s securities vote for the Business Combination proposal, the Board of Directors of Jaguar considered the fairness opinion of its financial advisor, Navigant Capital Advisors, dated October 19, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, Navigant determined that the merger consideration as stipulated in the Merger Agreement was fair from a financial point of view to Jaguar. The fairness opinion provided by Navigant Capital Advisors is based on the merger consideration described in the Merger Agreement. The full text of Navigant Capital Advisors written opinion, dated October 19, 2007, is attached as Annex A to this proxy statement/prospectus. We urge you to read the opinion and the section ‘‘Fairness Opinion’’ beginning on page 52 of this proxy statement/prospectus carefully for a description of the procedures followed, assumptions made, matters considered and limitations on the reviews undertaken. Navigant Capital Advisors’ opinion does not constitute a recommendation to the Board of Directors or to the holders of Jaguar’s securities as to how such person should vote or act on any of the proposals set forth in this proxy statement/prospectus. For its services related to the fairness opinion, Navigant Capital Advisors was paid a fee, including expenses, equal to $153,183. The fee for the fairness opinion was negotiated by Jaguar and Navigant Capital Advisors. We believe the amount of this fee is consistent with industry custom and practice for the preparation of a fairness opinion. The fairness opinion fee is not contingent upon consummation of the proposed Business Combination.

If the Business Combination Is Not Approved.    If Jaguar does not consummate the Business Combination with China Cablecom, it will be required to liquidate and dissolve pursuant to its Certificate of Incorporation. To avoid being required to liquidate, Jaguar entered a letter of intent relating to a business combination with China Cablecom on October 18, 2006. As a result Jaguar is allowed an additional six months to complete the Business Combination to avoid liquidation. Under its Certificate of Incorporation as currently in effect, if Jaguar does not acquire at least majority control of a target business by April 13, 2008, Jaguar will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets. Following dissolution, Jaguar would no longer exist as a corporation. See the risk factor on page 17 of this proxy statement/prospectus relating to risks associated with the dissolution of Jaguar.

Conditions; Termination.    Approval of the Business Combination with China Cablecom by public stockholders of a majority of the votes cast at a meeting of stockholders is a condition to Jaguar’s consummating the Business Combination. The holders of Jaguar common stock issued prior to its IPO have agreed to vote 1,116,667 of their shares in accordance with the holders of a majority of the public shares voting in person or by proxy at the meeting. The 1,116,667 shares that Jaguar’s initial stockholders may vote in favor of the proposals presented in this prospectus represent 19.53% of Jaguar’s outstanding shares of common stock. Should they vote these shares for the Business Combination, Jaguar’s initial stockholders would increase the number of shares held by Jaguar’s public stockholders that must be voted against the Business Combination Proposal to reject the proposal. Additionally, if holders of 920,000 or more of the shares purchased in Jaguar’s IPO (which number represents 20% or more of the shares of Jaguar common stock issued in Jaguar’s IPO and private placement) vote against the Business Combination and exercise their right to redeem their shares for cash, the Business Combination may not be consummated. Notwithstanding approval by Jaguar’s stockholders of the Business Combination, the Business Combination will not be consummated if holders of a majority of the outstanding shares of common stock of Jaguar do not approve the Redomestication Merger.

The 2007 Omnibus Securities and Incentive Plan.    The 2007 Omnibus Securities and Incentive Plan reserves 10,000,000 China Cablecom Holdings’ ordinary shares for issuance in accordance with its terms to directors, officers, employees and consultants of China Cablecom Holdings. We encourage you to read the incentive plan in its entirety. A copy of the 2007 Omnibus Securities and Incentive Plan is attached as Annex B to this proxy statement/prospectus.

The Performance Shares.    Approval of the grant of shares (‘‘Performance Shares’’), pursuant to consulting and other arrangements to certain of Jaguar and China Cablecom’s insiders in connection with the Business Combination upon the achievement of certain financial goals of China Cablecom Holdings following the Business Combination, and the payment of cash bonuses to certain of Jaguar’s and China Cablecom’s officers and directors following the exercise of Jaguar’s warrants after the Business Combination is a condition to the consummation of the Business Combination. A copy of the forms of consulting agreement, incentive stock award agreement and warrant exercise proceeds award agreement are included in as Annex C to this proxy statement/prospectus.

The Merger Agreement and Related Documents.    The Merger Agreement, the 2007 Omnibus Securities and Incentive Plan, the fairness opinion of Navigant Capital Advisors and the consulting, incentive stock award and warrant exercise proceeds award agreements are annexed to this proxy statement/prospectus. We encourage you to read them in their entirety, as they are the key legal documents underlying the proposals being presented. They are also described in detail elsewhere in this document.

Management.    The current management of China Cablecom and its subsidiaries is led by Mr. Clive Ng. After consummation of the Redomestication Merger and the Business Combination, China Cablecom’s management will remain substantially the same. China Cablecom Holdings’ Board of Directors after the Redomestication Merger and the Business Combination will continue to consist of Clive Ng, Jonathan Kalman, Kerry Propper, Simon Bax, Shan Li and Alejandro Zubillaga. Each of Messrs. Ng and Yue will enter into employment agreements with China Cablecom Holdings. Mr. Ng will continue serve as Executive Chairman and President of China Cablecom Holdings and Pu Yue will continue to serve the Chief Executive Officer and Acting Chief Financial Officer of China Cablecom Holdings.

Jaguar Special Meeting

Date, Time and Place.    The special meeting of Jaguar’s stockholders will be held at 10:00 a.m., Eastern standard time, on                 , 2008, at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428.

Voting Power; Record Date.    You will be entitled to vote or direct votes to be cast at the special meeting, if you owned Jaguar common stock at the close of business on                                 , 2008, the record date for the special meeting. You will have one vote for each share of Jaguar common stock you owned at that time. Warrants to purchase Jaguar common stock do not have voting rights.

Votes Required.    Approval of the Business Combination Proposal will require the approval of a majority of the votes cast at a meeting of stockholders, and the approval of the Redomestication Merger Proposal will require the affirmative vote of holders of a majority of Jaguar’s outstanding common stock. Approval of the Incentive Plan Proposal and the Performance Share Proposal will require the approval of a majority of the shares of common stock present in person or by proxy at the special meeting.

Notwithstanding approval of the Business Combination, the Business Combination will only proceed if holders of shares purchased in Jaguar’s IPO representing no more than 20% of the total shares sold in the initial public offering and the private placement (a total of 920,000 shares), vote against the Business Combination and exercise their redemption rights.

Under Delaware law and Jaguar’s By-laws, no other business may be transacted at the special meeting.

At the close of business on September 30, 2007, there were 5,716,667 shares of Jaguar common stock outstanding (including the 1,116,667 shares held by Jaguar’s officers and directors and their respective affiliates, which were not purchased in Jaguar’s IPO). Each share of Jaguar common stock entitles its holder to cast one vote per proposal.

Relation of Proposals.    The Business Combination will not be consummated unless the Redomestication Merger Proposal and the Performance Share Proposal are approved, and the Redomestication Merger will not be consummated unless the Business Combination Proposal and the Performance Share Proposal are approved.

Redemption Rights.    Under Jaguar’s Certificate of Incorporation, a holder of Jaguar common stock (other than an initial stockholder) who votes against the Business Combination may demand that Jaguar redeem his or her shares for cash, but such stockholder will only receive the redemption amount if the Business Combination is subsequently consummated. Jaguar’s stockholders who purchased shares in its IPO would still be entitled to receive a portion of the trust account in the event of a liquidation of Jaguar. This demand must be made in writing at the same time the stockholder votes against the Business Combination, on the form of proxy card voted against the Business Combination. If you so demand, and the Business Combination is approved and consummated, Jaguar will redeem your shares into a pro rata portion of the trust account, net of taxes payable, less amounts payable in connection with the private placement that occurred simultaneously with the consummation of the IPO and the amounts representing the net proceeds of Jaguar’s private placement as of two business days prior to the consummation of the Business Combination. You will be entitled to receive cash for your shares only if you continue to hold your shares through completion of the Business Combination and then tender your stock certificate(s) to Jaguar or to Jaguar’s duly appointed tender agent. If you exercise your redemption rights, you will no longer own these Jaguar shares. Do not send your stock certificate(s) with your proxy card. If the Business Combination is consummated, redeeming stockholders will be sent instructions on how to tender their shares of common stock and when they should expect to receive the redemption amount. Stockholders will not be requested to tender their shares of common stock before the Business Combination is consummated.

The Business Combination will not be consummated if holders of 920,000 or more shares of Jaguar common stock sold in its IPO (which number represents 20% or more of the shares sold in the IPO) exercise their redemption rights.

If the Business Combination is not consummated and Jaguar is not required to liquidate pursuant to the terms of its Certificate of Incorporation, it may seek another target business with which to effect a business combination.

Appraisal Rights.    Under the Delaware General Corporation Law, appraisal rights are not available to Jaguar’s stockholders in connection with the Business Combination. However, appraisal rights are available to Jaguar’s stockholders in connection with the Redomestication Merger. To secure your dissenter or appraisal rights, you must vote against the Redomestication Merger and file a demand for appraisal rights with Jaguar before the vote on the Redomestication Merger. Details about the required contents of the appraisal demand, the deadlines for exercising rights and the process for determining the value of the shares are contained in the section ‘‘The Redomestication Merger – Appraisal Rights.’’

Proxies; Board Solicitation.    Your proxy is being solicited by the Jaguar board of directors on each proposal being presented to stockholders at the special meeting. Proxies may be solicited in person or by mail, telephone or other electronic means. If you grant a proxy, you may still vote your shares in person, if you revoke your proxy before the special meeting.

Stock Ownership.    The holdings of Jaguar’s directors and significant stockholders are detailed in ‘‘Beneficial Ownership of Securities.’’

Jaguar’s Recommendation; Interests of Jaguar’s Management

After careful consideration, Jaguar’s board of directors has determined that the Business Combination and the other proposals presented at this special meeting are fair to, and in the best interests of, Jaguar and its stockholders. The board of directors has approved and declared advisable the proposals, and recommends that you vote or direct that your vote to be cast ‘‘FOR’’ the adoption of each proposal.

When you consider the recommendation of the board of directors, you should keep in mind that the members of the board of directors have interests in the Business Combination that are different from, or in addition to, yours. These interests include the following:

•	If the proposed Business Combination is not completed, and Jaguar is subsequently required to liquidate, the shares of common stock owned by Jaguar’s directors will be worthless because the shares will no longer have any value and the directors are not entitled to liquidation distributions from Jaguar. In addition, the possibility that Jaguar’s officers and directors will be required to perform their obligations under the indemnity agreements referred to below will be substantially increased.

•	In connection with Jaguar’s IPO, Jaguar’s current officers and directors agreed to indemnify Jaguar for debts and obligations to vendors that are owed money by Jaguar for services rendered or products sold to Jaguar, but only to the extent necessary to ensure that certain liabilities do not reduce funds in the trust account. If the Business Combination is consummated, Jaguar’s officers and directors will not have to perform such obligations. If the Business Combination is not consummated, however, Jaguar’s officers and directors could potentially be liable for any claims against the trust account by vendors who did not sign waivers.

•	All rights of Jaguar’s officers and directors to be indemnified by Jaguar, and of Jaguar’s directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the Business Combination pursuant to provisions in China Cablecom Holdings’ Memorandum and Articles of Association. However, if the Business Combination is not approved and Jaguar subsequently liquidates, its ability to perform its obligations under those provisions will be substantially impaired since it will cease to exist. If the Business Combination is ultimately completed, China Cablecom Holdings’ ability to perform such obligations will be substantially enhanced.

•	It is anticipated that China Cablecom’s current Executive Chairman and President, Clive Ng and current Chief Executive Officer, Pu Yue, will enter into an employment agreement with China Cablecom Holdings as a condition to the consummation of the Merger Agreement. The employment agreements must be approved by the Compensation Committee of China Cablecom Holdings’ Board of Directors that will be formed after the closing of the Business Combination.

Certain U.S. Federal Income Tax Consequences

As described below under the heading ‘‘Material United States Federal Income Tax Considerations,’’ if the Redomestication Merger qualifies as a nontaxable reorganization under applicable U.S. federal income tax principles, no gain or loss will be recognized by Jaguar shareholders or warrant holders for U.S. federal income tax purposes as a result of their exchange of Jaguar common stock or warrants for the ordinary shares or warrants of China Cablecom Holdings. Jaguar, however, will recognize gain (but not loss) for U.S. federal income tax purposes as a result of the Redomestication Merger equal to the difference between the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the Redomestication Merger. It is expected that China Cablecom Holdings should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Business Combination, and that certain ‘‘anti-inversion’’ provisions in the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), will not apply to treat China Cablecom Holdings as a U.S. corporation after the Redomestication Merger and Business Combination. It is expected that these anti-inversion rules will apply, however, to restrict Jaguar from using any net operating loss that might otherwise be available to it to offset any gain it will recognize as a result of the Redomestication Merger.

Quotation/Listing

Jaguar’s common stock (JGAC), warrants (JGACW) and units (JGACU) are quoted on the Over-the-Counter (OTC) Bulletin Board.

Accounting Treatment

The Business Combination will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes since the former controlling shareholder of China Cablecom will have effective control of China Cablecom Holdings after the Business Combination and the Redomestication Merger through (i) the ability to initially appoint a majority of the post-merger board of directors under the Merger Agreement, and (ii) the benefit of voting agreements that the current holders of approximately 15% of Jaguar’s shares of common stock intend to enter into to vote in favor of future board of director nominees of such controlling shareholder of China Cablecom, resulting in approximately 41% of the outstanding shares, and day to day control of post-merger China Cablecom Holdings, being controlled by this individual after the consummation of the Business Combination and the Redomestication Merger. Under this method of accounting, Jaguar will be treated as the ‘‘acquired’’ company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the business combination will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of China Cablecom issuing stock for the net monetary assets of Jaguar, accompanied by a recapitalization. The net monetary assets of Jaguar will be stated as their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets anticipated to be recorded. The accumulated earnings deficit of China Cablecom will be carried forward after the Business Combination and the Redomestication Merger. Operations prior to the Business Combination and the Redomestication Merger will be those of China Cablecom.

Regulatory Matters

The acquisition and related transactions are not subject to any federal, state or foreign regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act).

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or direct your vote to be cast to approve the acquisition.

If we complete the acquisition of China Cablecom pursuant to the Redomestication Merger and the Business Combination, we will be subject to a number of risks. You should carefully consider the risks we describe below and the other information included in this proxy statement/prospectus before you decide how you want to vote on the merger proposal. Following the closing of the merger, the market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this proxy statement/prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we would become a holding company with substantial operations in China. As a result, we would be subject to legal and regulatory environments that differ in many respects from those of the U.S. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.

Risks Relating to China Cablecom

China Cablecom has a very limited operating history, which may make it difficult for you to evaluate its business and prospects.

China Cablecom, a holding company, acquired Binzhou Broadcasting in September 2007 − as a result its operating history is very limited and, accordingly, the revenue and income potential of its business and markets are unproven. Binzhou Broadcasting’s historical operating results may not provide a meaningful basis for evaluating China Cablecom’s business, financial performance and prospects, particularly in view of the fact that the networks comprising the operations of Binzhou Broadcasting have historically been operated independently.

China Cablecom also faces numerous risks, uncertainties, expenses and difficulties frequently encountered by companies at an early stage of development. Some of these risks and uncertainties relate to its ability to:

•	develop new customers or new business from existing customers;

•	expand the technical sophistication of the products it offers;

•	respond effectively to competitive pressures; and

•	attract and retain qualified management and employees.

We cannot predict whether China Cablecom will meet internal or external expectations regarding its future performance. If China Cablecom is not successful in addressing these risks and uncertainties, our business, operating results and financial condition may be materially adversely affected.

China Cablecom must make significant intercompany loans to Binzhou Broadcasting to preserve its consolidation of the operating results of Binzhou Broadcasting for financial reporting purposes.

Although China Cablecom is currently entitled to consolidate the financial position and operating results of Binzhou Broadcasting in its financial statements under Generally Accepted Accounting Principles in the United States (‘‘US GAAP’’), this is the result of the ratio of risk and rewards borne by China Cablecom regarding the operations of Binzhou Broadcasting, which in turn is dependent on the significant level of intercompany debt China Cablecom has extended to Binzhou Broadcasting. Pursuant to the terms of the Asset Transfer Agreement with the Binzhou SOE, Binzhou Broadcasting must complete the payment for all assets to be transferred not later than August 2008. To the extent the financing for such payment is not in the form of an intercompany loan from China Cablecom, China Cablecom’s ability to preserve the accounting treatment of Binzhou Broadcasting will be jeapordized. While certain of the amounts in Jaguar’s trust fund may be used for these purposes, there are insufficient funds to meet all of China Cablecom’s obligations under the bridge financing it entered into in September 2007 and to make the intercompany loans in sufficient amount to preserve the consolidation of the financial position and operating results of Binzhou Broadcasting. In order to meet all of these obligations, China Cablecom will be required to seek additional financing or to amend or modify the terms of its bridge financing and there can be no assurance that any such additional financing will be available on acceptable terms or at all or that such lenders will be willing to amend or modify the terms of the outstanding notes. Any such failure to secure additional financing by China Cablecom will create a default under the terms of the joint venture agreement between JYNT and the Binzhou SOE and likely result in China Cablecom no longer being entitled to consolidate the financial position and results of operations of Binzhou Broadcasting.

The PRC television broadcasting industry may not digitalize as quickly as China Cablecom expects, as a result of which our revenues would be materially adversely affected.

China Cablecom’s future success depends upon the pace at which PRC television network operators switch from analog to digital transmission. Analysis International projects that the number of digital cable television subscribers in the PRC will grow from 12.5 million as of December 31, 2006 to 111.2 million as of December 31, 2010. However, various factors may cause PRC television network operators to convert from analog to digital transmission at a slower pace. The PRC government, which has strongly encouraged television network operators to digitalize their networks and has set a target of 2015 for all, except for up to six, analog channels to be switched off, may relax or cancel the 2015 target. PRC television viewers may fail to subscribe to digital television services in sufficient numbers to support wide-scale digitalization.

Existing and emerging alternative platforms for delivering television programs, including terrestrial networks, Internet protocol television and satellite broadcasting networks present a significant competitive risk to China Cablecom.

China Cablecom competes with traditional terrestrial television networks for the same pool of viewers. As technologies develop, other means of delivering information and entertainment to television viewers are evolving. For example, some telecommunications companies in the PRC are seeking to compete with terrestrial broadcasters and cable television network operators by offering Internet protocol television, or IPTV, which allows telecommunications companies to stream television programs through telephone lines. While the PRC Ministry of Information Industry, or the MII, so far has issued only five IPTV licenses, it may issue significantly more licenses in the future. In addition, the SARFT issued a broadcast license last year to the PRC’s first direct satellite broadcast company, which is expected to begin commercial operation this year. To the extent that the terrestrial television networks, telecommunications companies and direct satellite television network operators compete successfully with China Cablecom for viewers, its ability to attract and retain subscribers may be adversely affected.

Changes in the regulatory environment of, and government policies towards, the PRC television network industry could materially adversely affect China Cablecom’s revenues.

Strong PRC government support has been a significant driver of the PRC television broadcasting industry’s transition from analog to digital transmission. Although the PRC government has set a target of 2015 for all television networks to switch to digital transmissions, terminating all analog transmissions except for up to six channels that will continue in service for the benefit of those unable to afford digital television, there is no assurance that the government will not change or adjust its digitalization policies at any time, including canceling or relaxing the target for digitalization. If the digitalization process in the PRC were to be slowed down or otherwise adversely affected by any government action or inaction, China Cablecom may not be able to develop new customers or attract new business from existing customers, and its revenues would be materially adversely affected.

Furthermore, the television broadcasting industry in the PRC is a highly regulated industry. Government regulations with respect to television broadcasting content, the amount and content of advertising, the pricing of pay-television subscriptions, the role of private-sector investment and the role of foreign investment significantly influence the business strategies and operating results of our customers. Among other things, the SARFT must approve the creation of new premium content channels and has the power to order television network operators to stop airing programs or advertising that it considers illegal or inappropriate. Any of such adverse government actions against television network operators could in turn cause China Cablecom to lose existing or potential subscribers.

In China, the basic subscription fee for cable television is regulated, municipal cable television operators have to apply for approval at local Price Bureau, who will then arrange public hearings to approve any subscription price changes. Although Binzhou Broadcasting has applied and has acquired approval for subscription fee raise from Price Bureau in year 2006, there is no guarantee that any future partnership networks of China Cablecom will succeed in getting approval for subscription fee raises for digital television services.

If significant numbers of television viewers in the PRC are unwilling to pay for digital television or value-added services, China Cablecom may not be able to sustain our current revenue level.

China Cablecom expects a substantial majority of its future revenue growth to be derived from the introduction of digital television subscriptions to viewers. However, China Cablecom may be unsuccessful in promoting digital television or value-added services. Television viewers in the PRC are accustomed to receiving television for free or for a very low price. Even viewers who are accustomed to paying for cable television subscriptions have historically paid very low rates and may not be willing to pay significantly higher rates for digital television services, or additional fees for value-added services. If China Cablecom is unable to carry unique and compelling content to differentiate itself from direct satellite TV service providers and telecom companies, or offer digital cable TV value-added services that meet viewers’ needs at an affordable price, it may find it difficult to persuade viewers to accept the pay-television model or pay more for digital cable television or value-added services than viewers have historically paid for analog cable television. In that event, our customers’ digital subscriber numbers may not grow and China Cablecom may be unable to sustain its current revenue level.

If shareholders sought to sue China Cablecom officers or directors, it may be difficult to obtain jurisdiction over the parties and access to the assets located in the PRC.

Because most of China Cablecom’s officers and directors will reside outside of the U.S., it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against such officers and directors by shareholders in the U.S. It also is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement of criminal penalties of the federal securities laws. Furthermore, because substantially all of China Cablecom’s assets are located in the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against us in U.S. court. Moreover, Jaguar has been advised that the PRC does not have treaties with the U.S. providing for the reciprocal recognition and enforcement of judgments of courts. As a result, it may not be possible for investors in the U.S. to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could reduce or eliminate the interests held in China Cablecom.

Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to China Cablecom’s detriment from time to time without notice. Changes in policies by the Chinese government that result in a change of laws, regulations, their interpretation, or the imposition of high levels of taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect China Cablecom’s business and operating results. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China.

Foreign exchange regulations in the PRC may affect China Cablecom’s ability to pay dividends in foreign currency or conduct other foreign exchange business.

Renminbi, or RMB, is not presently a freely convertible currency, and the restrictions on currency exchanges may limit China Cablecom’s ability to use revenues generated in RMB or to make dividends or other payments in U.S. dollars. The PRC government, through the State Administration for Foreign Exchange (‘‘SAFE’’), regulates conversion of RMB into foreign currencies. Currently, Foreign Invested Enterprises (such as China Cablecom) are required to apply for ‘‘Foreign Exchange Registration Certificates’’ and to renew those certificates annually. However, even with that certification, conversion of currency in the ‘‘capital account’’ (e.g. for capital items such as direct investments or loans) still requires the approval of SAFE. There is no assurance that SAFE approval will be obtained, and if it is not, it could impede China Cablecom’s business activities.

China Cablecom may have difficulty establishing adequate management, legal and financial controls in the PRC, which could result in misconduct and difficulty in complying with applicable laws and requirements.

As quasi-governmental businesses in the PRC, the networks comprising China Cablecom have not historically focused on establishing Western-style management and financial reporting concepts and practices, as well as modern banking, computer and other internal control systems. China Cablecom may have difficulty in hiring and retaining a sufficient number of qualified internal control employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards, especially on the operation level of Cablecom’s joint ventures with municipal cable TV network operators.

Being a foreign private issuer will exempts China Cablecom from certain Securities and Exchange Commission requirements that provide stockholders the protection of information that must be made available to stockholders of United States public companies.

Upon consummation of the Redomestication Merger, China Cablecom Holdings will be a foreign private issuer within the meaning of the rules promulgated under the Securities Exchange Act of 1934. As such, it will be exempt from certain provisions applicable to United States public companies including:

•	The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	The sections of the Securities Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Securities Exchange Act;

•	Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•	The sections of the Securities Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any ‘‘short swing’’ trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

Because of these exemptions, China Cablecom Holdings’ stockholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

Risks Relating to China Cablecom’s Corporate Structure

China Cablecom is entitled to consolidate the financial results of Binzhou Broadcasting only pursuant to contractual agreements with shareholders of Jinan Youxiantong Network Technology Co., Ltd. which may not be as effective as direct ownership.

At the closing of the Business Combination, we will be entitled to consolidate the financial results of Binzhou Broadcasting pursuant to a series of control agreements entered into between China Cablecom’s indirect subsidiary Heze Zhongyouxiantong Network Technology Co., Ltd. (‘‘HZNT’’) and Jinan Youxiantong Network Technology Co., Ltd. (‘‘JYNT’’). While the terms of these contractual agreements provide us with voting control and the economic interests associated with the stockholders’ equity interest in JYNT, they do not extend to the operations of Binzhou Broadcasting, the operating entity in the PRC. JYNT has entered into a joint venture agreement and a series of services agreements that, pursuant to applicable accounting principles, entitle us to consolidate 60% of the operating results of Binzhou Broadcasting, although the Binzhou SOE has retained control of the joint venture. Because the control agreements may not be as effective in providing us with control over JNCC as direct ownership and because JYNT lacks actual control over Binzhou Broadcasting, China Cablecom will be protected in its dealings with the Binzhou SOE only to the extent provided for in the joint venture agreement. If the Binzhou SOE fails to observe the requirements of the joint venture agreement, we may have to expend substantial resources to enforce that agreement.

The agreements that establish the structure for operating our business may result in the relevant PRC government regulators revoking or refusing to renew Binzhou Broadcasting’s operating permit.

Binzhou Broadcasting obtains exclusive operating rights by entering into exclusive service agreement with Binzhou SOEs who are 100% owned by different levels of branches of SARFT in Binzhou Municipality. Binzhou SOEs enjoy the right to provide cable access services in its territories. Any foreign-invested enterprise incorporated in the PRC, such as China Cablecom’s subsidiary, HZNT, is prohibited from conducting a business that involving the transmission of broadcast television or the provision of cable access services. Our contractual arrangements with JYNT and its shareholders provide us with the economic benefits of Binzhou Broadcasting. If SARFT determines that our control over JYNT, or relationship with Binzhou Broadcasting through those contractual arrangements is contrary to their generally restrictive approach towards foreign participation in the PRC cable television industry, we can not assure you that SARFT will not reconsider Binzhou Broadcasting’s eligibility to hold exclusive rights to provide operating services on cable access services to Binzhou SOEs. If that were to happen, China Cablecom might have to discontinue all or a substantial portion of its business pending the approval of exclusive service and operating rights on the required operating permit held by Binzhou SOEs. In addition, China Cablecom might have to restructure its operations in order to have such exclusive service rights legitimized, extended or granted. Such restructuring may result in a loss or reduction of the economic benefits we enjoy from, Binzhou Broadcasting under existing contractual arrangements. As a result, our business, financial condition or operating results could be materially adversely affected.

Risks Relating to the People’s Republic of China

Adverse changes in economic policies of the PRC government could have a material adverse effect on the overall economic growth of the PRC, which could reduce the demand for China Cablecom’s services and materially adversely affect its business.

All of China Cablecom’s assets are located in and all of its revenue is sourced from the PRC. Accordingly, China Cablecom’s business, financial condition, results of operations and prospects will be influenced to a significant degree by political, economic and social conditions in the PRC generally and by continued economic growth in the PRC as a whole.

The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth over the past decade, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on China Cablecom. For example, China Cablecom’s operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to it. The PRC government has implemented certain measures, including recent interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in the PRC, including a slowing or decline in investment in cable television networks, which in turn could adversely affect our operating results and financial condition.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and China Cablecom.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which legal decisions have limited value as precedents. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in the PRC. These laws and regulations change frequently, and their interpretation and enforcement involve uncertainties. For example, China Cablecom may have to resort to administrative and court proceedings to enforce the legal protections that it enjoys either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may also impede our ability to enforce the contracts China Cablecom has entered into. As a result, these uncertainties could materially adversely affect China Cablecom’s business and operations.

Risks Relating to the Redomestication Merger

Following consummation of the Redomestication Merger, we will become a British Virgin Islands company and, because the rights of shareholders under British Virgin Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

Following the consummation of the Redomestication Merger, our corporate affairs will be governed by our Memorandum and Articles of Association, the Business Companies Act of the British Virgin Islands and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibility of the directors under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law.

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue China Cablecom Holdings successfully, they may not be able to recover anything to make up for the losses suffered.

The laws of the British Virgin Islands provide little protection for minority stockholders, so minority stockholders will have little or no recourse if the stockholders are dissatisfied with the conduct of the affairs of China Cablecom.

Under the law of the British Virgin Islands, there is little statutory law for the protection of minority shareholders. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the corporation, the Articles and the Memorandum of Association. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the articles and memorandum. The company is obliged to hold an annual general meeting and provide for the election of directors. Companies are obligated to appoint an independent auditor and shareholders are entitled to receive the audited financial statements of the company.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum of association or articles, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority stockholders under the laws of many states in the U.S.

The combined company’s working capital could be reduced if stockholders exercise their redemption rights.

Pursuant to Jaguar’s Certificate of Incorporation, holders of shares purchased in Jaguar’s initial public offering (other than Jaguar’s initial stockholders) may vote against the Business Combination and demand that Jaguar redeem their shares into pro rata portions of the trust account, net of taxes payable, as of the record date. Jaguar and China Cablecom will not consummate the Business Combination if holders of 920,000 or more shares exercise these redemption rights. To the extent the Business Combination is consummated and holders have demanded to so redeem their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the Business Combination. As of              2008, the record date, assuming the Business Combination is approved, the maximum amount of funds that could be disbursed to Jaguar’s stockholders upon the exercise of their redemption rights is approximately $5,274,347.

If outstanding warrants are exercised, the underlying common shares will be eligible for future resale in the public market. ‘‘Market overhang’’ from the warrants results in dilution and has an adverse effect on the common stock’s market price.

Outstanding warrants and unit purchase options to purchase an aggregate of 10,483,334 shares of common stock issued in connection with Jaguar’s initial public offering will become exercisable after consummation of the Business Combination. If they are exercised, a substantial number of additional ordinary shares of China Cablecom Holdings will be eligible for resale in the public market, which could adversely affect the market price.

Registration rights held by Jaguar’s initial stockholders who purchased shares prior to Jaguar’s initial public offering may have an adverse effect on the market price of China Cablecom Holdings.

Jaguar’s initial stockholders who purchased common stock prior to its initial public offering are entitled to demand that Jaguar register the resale of their shares at any time after they are released from escrow. If such stockholders exercise their registration rights with respect to all of their shares, there will be an additional 1,116,667 ordinary shares eligible for trading in the public market. The presence of these additional shares may have an adverse effect on the market price of China Cablecom Holdings’ ordinary shares.

Jaguar’s directors and officers have interests in the Business Combination that are different from yours, because if the Business Combination is not approved, their shares may become worthless.

In considering the recommendation of Jaguar’s Board of Directors to vote to approve the Business Combination, you should be aware that Jaguar’s directors, officers and original stockholders have agreements or arrangements that provide them with interests in the Business Combination that differ from, or are in addition to, those of Jaguar stockholders generally. Jaguar’s original stockholders, including its directors and officers, are not entitled to receive any of the funds that would be distributed upon liquidation of the trust account. Therefore, if the Business Combination is not approved, these original shares may become worthless. The personal and financial interests of directors and officers may have influenced their motivation in identifying and selecting a target business and in timely completion of a business combination. Consequently, their discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in the best interests of Jaguar’s stockholders.

Because Jaguar does not intend to pay dividends on its common stock, stockholders will benefit from an investment in Jaguar’s common stock only if it appreciates in value.

Jaguar has never declared or paid any cash dividends on its shares of common stock. Post-merger, China Cablecom Holdings currently intends to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, China Cablecom Holdings does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of China Cablecom Holdings’ Board of Directors and will depend on factors China Cablecom Holdings’ Board of Directors deems relevant, including among others, China Cablecom Holdings’ results of operations, financial condition and cash requirements, business prospects, and the terms of China Cablecom Holdings’ credit facilities, if any, and any other financing arrangements. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of China Cablecom Holdings’ ordinary shares. There is no guarantee that China Cablecom Holdings’ ordinary shares will appreciate in value.

Jaguar’s securities are quoted on the Over-the-Counter Bulletin Board, which may limit the liquidity and price of its securities more than if the securities were quoted or listed on the Nasdaq market.

Jaguar’s securities are quoted on the Over-the-Counter Bulletin Board (‘‘OTC BB’’), a FINRA-sponsored and operated inter-dealer automated quotation system. Subsequent to the Redomestication Merger and the Business Combination, it is expected that China Cablecom Holdings’ ordinary shares will be eligible for quotation on the OTC BB. Quotation of China Cablecom Holdings’ securities on the OTC BB will limit the liquidity and price of its securities more than if the securities were quoted or listed on Nasdaq.

There is a risk that China Cablecom Holdings could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the Redomestication Merger and Business Combination, which could result in significantly greater U.S. federal income tax liability to China Cablecom Holdings.

Section 7874(b) (‘‘Section 7874(b)’’) of the Internal Revenue Code of 1986 (the ‘‘Code’’) generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation own at least 80% (of either the voting power or the value) of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the Redomestication Merger, then China Cablecom Holdings, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the Redomestication Merger and Business Combination as if China Cablecom Holdings were a domestic corporation.

Although it is not expected that Section 7874(b) will apply to treat China Cablecom Holdings as a domestic corporation for U.S. federal income tax purposes, due the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the Redomestication Merger and Business Combination, this result is not entirely free from doubt. As a result, stockholders are urged to consult their own tax advisors on this issue.

Jaguar generally will recognize gain (but not loss) for U.S. federal income tax purposes as a result of the Redomestication Merger, which will result in increased U.S. federal income tax liability to Jaguar.

As a result of the Redomestication Merger, Jaguar generally will recognize gain (but not loss) for U.S. federal income tax purposes equal to the difference between the fair market value of each of its assets and such asset’s adjusted tax basis at the effective time of the Redomestication Merger. Since any such gain will be determined based on the value of its assets at that time, the amount of such gain (and any U.S. federal income tax liability to Jaguar by reason of such gain) cannot be determined at this time. In addition, because it is expected that former shareholders of Jaguar would own at least 60 percent (but less than 80 percent) of the shares of China Cablecom Holdings following the Redomestication Merger and Business Combination, any such gain could not be reduced by any net operating losses otherwise available to Jaguar. Shareholders are urged to consult their own tax advisors on this tax issue and other tax issues in connection with the Redomestication Merger.

There is a risk that China Cablecom Holdings will be classified as a passive foreign investment company, or ‘‘PFIC,’’ which could result in adverse U.S. federal income tax consequences to U.S. holders of ordinary shares or warrants of China Cablecom Holdings.

China Cablecom Holdings will be treated as a PFIC for any taxable year in which either (1) at least 75% of its gross income (looking through certain corporate subsidiaries) is passive income or (2) at least 50% of the average value of its assets (looking through certain corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets. If China Cablecom Holdings were a PFIC for any taxable year during which a U.S. holder held its ordinary shares or warrants, the U.S. holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Based on the expected composition of the assets and income of China Cablecom Holdings and its subsidiaries after the Redomestication Merger and Business Combination, it is not anticipated that China Cablecom Holdings will be treated as a PFIC following the Redomestication Merger and Business Combination. The actual PFIC status of China Cablecom Holdings for any taxable year, however, will not be determinable until after the end of its taxable year, and accordingly there can be no assurance as to status of China Cablecom Holdings as a PFIC for the current taxable year or any future taxable year. We urge U.S. holders to consult their own tax advisors regarding the possible application of the PFIC rules. For a more detailed explanation of the tax consequences of PFIC classification to U.S. holders, see ‘‘Material United States Federal Income Tax Considerations — Tax Consequences to U.S. Holders of Common Stock and Warrants of China Cablecom Holdings — Passive Foreign Investment Company Rules.’’

Risks to Jaguar’s Stockholders

China Cablecom Holdings may choose to redeem Jaguar’s outstanding warrants at a time that is disadvantageous to the warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933, China Cablecom Holdings may redeem all of Jaguar’s currently outstanding warrants at any time after they become exercisable at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sale price of China Cablecom’s ordinary shares equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before China Cablecom Holdings sends the notice of redemption. Calling all of such warrants for redemption could force the warrant holders:

To exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;

To sell the warrants at the then current market price when they might otherwise wish to hold the warrants; or

To accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Jaguar’s warrant holders may not be able to exercise their warrants, which may create liability for Jaguar.

Holders of the warrants Jaguar issued in its initial public offering and private placement will be able to receive shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of its common stock underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although Jaguar has agreed to use its best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, which obligation China Cablecom Holdings will assume pursuant to the Redomestication Merger and with which it intends to comply, China Cablecom Holdings cannot assure that it will be able to do so. In addition, some states may not permit China Cablecom Holdings to register the shares issuable upon exercise of its warrants for sale. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by China Cablecom Holdings, China Cablecom Holdings may exercise its redemption right even if it is unable to qualify the underlying securities for sale under all applicable state securities laws. Since China Cablecom Holdings’ obligations in this regard are subject to a ‘‘best efforts’’ standard, it is possible that, even if China Cablecom Holdings is able to successfully assert a defense to a claim by warrant holders due to the impossibility of registration, a court may impose monetary damages on China Cablecom Holdings to compensate warrant holders due to the change in circumstances that led to China Cablecom Holdings being unable to fulfill its obligations.

Failure to complete the Business Combination could reduce the market price of Jaguar’s common stock and may make it more difficult for Jaguar to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, causing some investors to experience a loss on their investment.

If the Business Combination is not completed for any reason, Jaguar may be subject to a number of material risks, including:

•	The market price of its common stock may decline to the extent that the current market price of its common stock reflects a market assumption that the Business Combination will be consummated;

•	Costs related to the Business Combination, such as legal and accounting fees and the costs of the fairness opinion, must be paid even if the Business Combination is not completed; and

•	Charges will be made against earnings for transaction-related expenses, which could be higher than expected.

If the market price of Jaguar’s securities declines after Jaguar fails to consummate the Business Combination, persons who purchased Jaguar’s securities after the Business Combination was announced will have lost money investing in Jaguar’s securities, making future investment in Jaguar’s securities by such persons less likely. Since most of the fees that Jaguar incurs from Jaguar’s service providers in connection with the acquisition of China Cablecom must be paid even if Jaguar does not consummate the transaction, it is unlikely that Jaguar will have sufficient funds outside of the trust to locate and research a second target business. In addition, since Jaguar will have to take charges to earnings for transaction-related expenses even if a transaction is not consummated, Jaguar will be a less attractive candidate to a potential target business than another entity that would not have to take such charges. All of these items make it less likely that Jaguar will be able to consummate a business combination with a target business if the acquisition of China Cablecom is not consummated. If an alternative target could not be found, Jaguar would be required to dissolve and liquidate after the applicable time periods had lapsed.

If holders of 920,000 or more of the shares of Jaguar’s common stock purchased in Jaguar’s initial public offering (which number represents 20% or more of the common stock sold in Jaguar’s initial public offering) decide to vote against the Business Combination and opt to convert their shares to cash, Jaguar may be forced to dissolve and liquidate, stockholders may receive less than $5.71 per share, and Jaguar’s warrants may expire worthless.

Under the terms of Jaguar’s Certificate of Incorporation, if holders of 920,000 or more of the shares of Jaguar’s common stock purchased in Jaguar’s initial public offering (which number represents 20% or more of the common stock issued in its initial public offering) decide to vote against the acquisition and opt to convert their shares to cash, Jaguar may ultimately be forced to dissolve and liquidate. To avoid being required to liquidate, as provided in its charter, Jaguar entered a letter of intent relating to a business combination on October 18, 2006, as a result Jaguar is allowed an additional six months to complete the business combination to avoid liquidation. Under its charter as currently in effect, if Jaguar does not acquire at least majority control of a target business by April 13, 2008, Jaguar will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets. Following dissolution, Jaguar would no longer exist as a corporation. If Jaguar does not consummate the acquisition of China Cablecom by that time, it will be forced to dissolve and liquidate in accordance with the provisions of Delaware law.

In any liquidation, the net proceeds of Jaguar’s initial public offering and private placement and the deferred underwriting compensation held in the trust account, plus any interest earned thereon (net of taxes payable, will be distributed on a pro rata basis to the holders of Jaguar’s common stock issued in Jaguar’s initial public offering. As of September 30, 2007, and assuming Jaguar expended all of the funds not in the trust account, the per-share liquidation price would have been approximately $5.71, or $0.29 less than the price ($6.00 per unit) that Jaguar sold each unit for in its initial public offering. The proceeds deposited in the trust account could, however, become subject to the claims of Jaguar’s creditors which could be prior to the claims of Jaguar’s public stockholders. Jaguar cannot assure you that the actual per-share liquidation price will not be less than $5.71, due to claims of creditors. Furthermore, there will be no distribution with respect to Jaguar’s outstanding warrants and, accordingly, the warrants will expire worthless.

Under Delaware law, Jaguar’s dissolution requires the approval of the holders of a majority of its outstanding stock, without which Jaguar will not be able to dissolve and liquidate and distribute Jaguar’s assets to its public stockholders.

Pursuant to Delaware law, Jaguar’s dissolution requires the affirmative vote of stockholders owning a majority of Jaguar’s then outstanding common stock. Soliciting the vote of Jaguar’s stockholders will require the preparation of preliminary and definitive proxy statements, which will need to be filed with the SEC and could be subject to its review. This process could take a substantial amount of time, ranging from 40 days to several months.

As a result, the distribution of Jaguar’s assets to the public stockholders could be subject to a considerable delay. Furthermore, Jaguar may need to postpone the stockholders’ meeting, resolicit its stockholders or amend its plan of dissolution and liquidation to obtain the required stockholder approval, all of which would further delay the distribution of its assets and result in increased costs. If Jaguar is not able to obtain approval from a majority of Jaguar’s stockholders, Jaguar will not be able to dissolve and liquidate, and Jaguar will not be able to distribute funds from its trust account to holders of its common stock sold in its initial public offering, and these funds will not be available for any other corporate purpose. In the event Jaguar seeks stockholder approval for a plan of dissolution and liquidation and does not obtain such approval, Jaguar will nonetheless continue to pursue stockholder approval for its dissolution. However, Jaguar cannot predict whether its stockholders will approve its dissolution in a timely manner or will ever approve its dissolution. As a result, Jaguar cannot provide its initial stockholders with assurances of a specific timeframe for the dissolution and distribution.

Jaguar’s stockholders may be held liable for claims by third parties against Jaguar to the extent of distributions received by them.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If Jaguar complied with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that Jaguar makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against Jaguar, a 90-day period during which Jaguar may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution would be limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Jaguar’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after dissolution, should it occur, and, therefore, Jaguar does not intend to comply with those procedures. As such, Jaguar’s stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of Jaguar’s stockholders will likely extend beyond the third anniversary of such dissolution. Accordingly, Jaguar cannot assure you that third parties will not seek to recover from its public stockholders amounts owed to them by Jaguar.

If third parties bring claims against Jaguar, the proceeds held in the trust account could be reduced, and the per share liquidation price received by stockholders could be less than $5.71 per share.

Although Jaguar intends to pay amounts owed to creditors from amounts not held in trust, Jaguar cannot assure you that those funds will be sufficient to cover such claims and obligations. Although Jaguar has sought to have vendors, potential target businesses, consultants or other entities with which Jaguar does business execute valid and enforceable agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Jaguar’s public stockholders, not all have executed such agreements. Those parties who have not entered into such agreements may have claims they will attempt to assert, and those who have may claim that the waiver is unenforceable or assert claims based on fraudulent inducement, breach of fiduciary responsibility or other similar claims.

Jaguar’s current officers and directors have agreed, pursuant to an agreement between Jaguar and Early Bird Capital, the underwriters of Jaguar’s initial public offering, that, if Jaguar liquidates prior to the consummation of a business combination, they may be personally liable to ensure that the proceeds of the trust account are not reduced by the claims of vendors or other entities that are owed money by Jaguar for services rendered or products sold to Jaguar. Jaguar cannot assure you, however, that they will be able to satisfy those obligations.

Additionally, if Jaguar is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Jaguar which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Jaguar’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Jaguar’s stockholders. To the extent any bankruptcy claims deplete the trust account, Jaguar cannot assure you that it will be able to return to Jaguar’s public stockholders at least $5.71 per share.

SELECTED SUMMARY HISTORICAL FINANCIAL INFORMATION

We are providing the following financial information to assist you in your analysis of the financial aspects of the Business Combination with China Cablecom. China Cablecom’s historical, stand-alone results of operations prior to the acquisition of Binzhou Broadcasting are insignificant and not reflective of the results of operations we anticipate immediately following the consummation of the proposed transactions included in this proxy statement/prospectus. Accordingly, selected summary historical financial information relating to the acquisition of Binzhou Broadcasting has been provided to assist investors in evaluating the historical performance of these businesses.

China Cablecom’s balance sheet data as of December 31, 2006 and the statement of operations data for the period from October 6, 2006 (inception) to December 31, 2006 are derived from China Cablecom’s financial statements audited by UHY LLP, independent registered public accountants, which are included elsewhere in this proxy statement/prospectus.

China Cablecom’s balance sheet data as of June 30, 2007 and the statement of operations data for the six months ended June 30, 2007, are derived from China Cablecom’s unaudited interim financial statements which are included elsewhere in this proxy statement/prospectus. In the opinion of China Cablecom’s management, the unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such financial statements.

Jaguar’s balance sheet data as of March 31, 2007 and 2006 and the statements of operations data for the period from June 2, 2005 (inception) to March 31, 2006 and for the year ended March 31, 2007, are derived from Jaguar’s financial statements audited by BDO Seidman, LLP, independent registered public accountants, which are included elsewhere in this proxy statement/prospectus.

Jaguar’s balance sheet data as of June 30, 2007 and the statement of operations data for the three months ended June 30, 2007 and 2006 and for the period from June 2, 2005 (inception) to June 30, 2007, are derived from Jaguar’s unaudited interim financial statements which are included elsewhere in this proxy statement/prospectus. In the opinion of Jaguar’s management, the unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such financial statements.

Binzhou Broadcasting’s balance sheet data as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005, are derived from Binzhou Broadcasting’s financial statements audited by UHY ZTHZ HK CPA Limited, independent registered public accountants, which are included elsewhere in this proxy statement/prospectus.

Binzhou Broadcasting’s balance sheet data as of June 30, 2007 and the statement of operations data for the six months ended June 30, 2007 and 2006, are derived from Binzhou Broadcasting’s unaudited interim financial statements which are included elsewhere in this proxy statement/prospectus. In the opinion of Binzhou Broadcasting’s management, the unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such financial statements.

We have not included historical financial information for Binzhou Broadcasting for the years ended December 31, 2004, 2003 and 2002. The underlying businesses of Binzhou Broadcasting have been operated principally as five autonomous companies that were directly or indirectly owned by state-owned entities of different branches of SARFT. In connection with a consolidation effort, various network assets and businesses related to the entities China Cablecom acquired were aggregated into a single legal entity by local branches of SARFT. Historically, the various network assets and businesses operated autonomously and they employed their own financial staff and accounted for their day-to-day operations independently. Financial information and records of these entities were not maintained on a consistent basis and depended largely on the understanding and management of the local financial and accounting staff. None of our current senior financial managers and accountants was a member of our financial staff between 2002 and 2004, and as a result, our current senior financial management members are unfamiliar with the records and record keeping practices of the affiliated entities in these periods. Therefore, we are unable to prepare reliable selected financial data as of and for the years ended December 31, 2004, 2003 and 2002 without significant additional effort and expense.

The selected financial information of China Cablecom, Binzhou Broadcasting, and Jaguar is only a summary and should be read in conjunction with each company’s historical financial statements and related notes and ‘‘China Cablecom’s Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and ‘‘Jaguar Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ contained elsewhere in this proxy statement/prospectus. The information presented may not be indicative of future performance of China Cablecom, Binzhou Broadcasting, Jaguar or the combined companies resulting from the Redomestication Merger and the Business Combination.

CHINA CABLECOM HISTORICAL FINANCIAL INFORMATION
(in thousands)

	For the period from October 6, 2006 (inception) to December 31, 2006	Six months ended June 30, 2007
		(unaudited)
Income Statement Data:
Revenues	$—	$—
Net loss from continuing operations	(73)	(110)

	As of
	December 31, 2006	June 30, 2007
		(unaudited)
Balance Sheet Data:
Total assets	$56	$197
Long-term debt, including current portion	—	—
Stockholders’ deficit	(72)	(182)

BINZHOU BROADCASTING HISTORICAL FINANCIAL INFORMATION
(in thousands)

	Year ended December 31,		Six months ended June 30,
	2006	2005	2007	2006
			(unaudited)
Income Statement Data:
Revenues	$8,288	$7,804	$4,425	$5,420
Cost of revenues	(1,097)	(964)	(652)	(611)
Gross profit	7,191	6,840	3,773	4,809
Operating expenses	(1,713)	(1,438)	(1,079)	(917)
Depreciation	(1,705)	(1,774)	(339)	(500)
Income from operations	3,773	3,628	2,355	3,392
Interest expense	(721)	(703)	(234)	(284)
Other income (expense), net	103	59	125	86
Income before income tax expense	3,155	2,984	2,246	3,194
Income tax expense	(230)	(122)	(172)	(154)
Net income	$2,925	$2,862	$2,074	$3,040

	As of
	June 30, 2007	December 31, 2006	December 31, 2005
	(unaudited)
Balance Sheet Data:
Total assets	$27,872	$23,840	$23,998
Long-term debt, including current portion	—	—	—
Stockholders’ equity	13,479	11,297	9,056

JAGUAR HISTORICAL FINANCIAL INFORMATION
(in thousands, except per share data)

	For the period from June 2, 2005 (inception) to March 31, 2006	Year ended March 31, 2007	Three months ended June 30,		For the period from June 2, 2005 (inception) to June 30, 2007
			2007	2006
			(unaudited)
Income Statement Data:
Revenue	$—	$—	$—	$—	$—
Interest income	—	894	237	200	1,131
Net income (loss)	(1)	584	138	149	721
Accretion of Trust Account related to common stock subject to possible conversion	—	(178)	(48)	(46)	(226)
Net income (loss) attributable to common stockholders	(1)	405	91	104	495
Net income (loss) per share attributable to common stock subject to possible conversion	—	0.19	0.05	0.05
Net income (loss) per share attributable to common stockholders	—	0.09	0.02	0.03

	As of
	March 31, 2006	March 31, 2007	June 30, 2007
			(unaudited)
Balance Sheet Data:
Total assets (including cash and cash equivalents held in Trust Fund)	$111	$26,433	$26,657
Total liabilities	87	200	286
Common stock subject to possible conversion	—	5,190	5,237
Stockholders’ equity	24	21,043	21,134

 Selected Unaudited Pro Forma Combined Financial Information of Jaguar and China Cablecom

The Business Combination will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes since the former controlling shareholder of China Cablecom will have effective control of China Cablecom Holdings after the Business Combination and the Redomestication Merger through (i) the ability to initially appoint a majority of the post-merger board of directors under the Merger Agreement, and (ii) the benefit of voting agreements that the current holders of approximately 15% of Jaguar’s shares of common stock intend to enter into to vote in favor of future board of director nominees of such controlling shareholder of China Cablecom, resulting in approximately 41% of the outstanding shares, and day to day control of post-merger China Cablecom Holdings, being controlled by this individual after the consummation of the Business Combination and the Redomestication Merger. Under this method of accounting, Jaguar will be treated as the ‘‘acquired’’ company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the business combination will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of China Cablecom issuing stock for the net monetary assets of Jaguar, accompanied by a recapitalization. The net monetary assets of Jaguar will be stated as their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets anticipated to be recorded. The accumulated earnings deficit of China Cablecom will be carried forward after the Business Combination and the Redomestication Merger. Operations prior to the Business Combination and the Redomestication Merger will be those of China Cablecom.

The acquisition of Binzhou Broadcasting by China Cablecom will be accounted for under the purchase method of accounting. The purchase price allocation, including the valuation of Binzhou Broadcasting’s assets to be acquired and their respective liabilities to be assumed, is preliminary and will be subject to a final determination upon our closing of the respective acquisitions. The final determination of the purchase price allocation may result in material allocation differences when compared to this preliminary allocation and the impact of the revised allocation may have a material effect on the actual results of operations and financial position of the combined entities. As a result of the application of purchase accounting, the accounts in the stockholders’ equity section of the balance sheet of Binzhou Broadcasting were eliminated.

We have presented below the unaudited pro forma combined financial information that reflects the merger as a recapitalization of China Cablecom. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma combined balance sheet and related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed financial information has been prepared using two different levels of approval of the acquisition by Jaguar’s stockholders, as follows:

•	Assuming No Redemption of Shares: This presentation assumes that no stockholders exercised their redemption rights; and

•	Assuming Redemption of 19.99% of Shares: This presentation assumes that holders of only 19.99% of Jaguar’s outstanding common stock exercise their redemption rights.

Pro Forma Condensed Combined Statements of Operations Data
(in thousands, except per share amounts)

	Six months ended June 30, 2007	Year ended December 31, 2006
Revenues	$4,425	$8,288
Income from operations	$1,878	$2,883
Net loss	$(1,524)	$(3,746)
Net loss per share – basic and diluted, assuming no redemption of shares	$(0.22)	$(0.56)
Shares used in computation of basic and diluted net income per share, assuming no redemption of shares	6,864	6,739
Net loss per share – basic and diluted, assuming redemption of 19.99% of shares	$(0.26)	$(0.64)
Shares used in computation of basic and diluted net income per share, assuming redemption of 19.99% of shares	5,944	5,819

Pro Forma Condensed Combined Balance Sheet Data
(in thousands)

	At June 30, 2007
	Assuming No Redemption of Shares(1)	Assuming Redemption of 19.99% of Shares(2)
Total assets	$65,794	$60,557
Long-term debt	32,188	32,188
Common stock subject to conversion	—	—
Stockholders’ equity	29,764	24,527

Notes:
(1)	Assumes that no Jaguar shareholders seek conversion of their Jaguar stock into pro rata shares of the trust account.
(2)	Assumes that 919,540 shares of Jaguar common stock were converted into their pro rata share of the trust account.

COMPARATIVE PER SHARE DATA

The following table sets forth unaudited pro forma combined per share ownership information of Jaguar and China Cablecom after giving effect to the merger, assuming both no conversions and redemption of 19.99% of shares by Jaguar stockholders. You should read this information in conjunction with the selected summary historical financial information included elsewhere in this proxy statement, and the historical financial statements of Jaguar and China Cablecom and related notes that are included elsewhere in this proxy statement. The unaudited Jaguar and China Cablecom pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below do not purport to represent the earnings per share which would have occurred had the companies been combined, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Jaguar and China Cablecom would have been had the companies been combined.

	Jaguar	China Cablecom	Combined Company
	(in thousands, except per share data)
Number of shares of common stock outstanding upon consummation of the merger:
Assuming no conversions(1)	4,797	2,067	6,864
Assuming redemption of 19.99% of shares(2)	3,877	2,067	5,944
Earnings per share (share) – historical six months ended June 30, 2007	$0.02	$(0.09)
Earnings per share (share) – pro forma six months ended June 30, 2007
Assuming no conversions	—	—	$(0.22)
Assuming redemption of 19.99% of shares	—	—	$(0.26)
Book value – historical June 30, 2007	$21,134	$(182)
Book value – pro forma June 30, 2007
Assuming no conversions	—	—	$29,764
Assuming redemption of 19.99% of shares	—	—	$24,527
Book value per share – pro forma six months ended June 30, 2007
Assuming no conversions	—	—	$4.34
Assuming redemption of 19.99% of shares	—	—	$4.13

(1)	Assumes that no Jaguar shareholders seek conversion of their Jaguar stock into pro rata shares of the trust account.
(2)	Assumes that 919,540 shares of Jaguar common stock were converted into their pro rata share of the trust account.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Jaguar

Jaguar’s common stock, warrants and units are quoted on the OTC BB under the symbols JGAC, JGACW and JGACU, respectively. The closing price for these securities on October 29, 2007, the last trading day before announcement of the entering into of the Merger Agreement, was $6.85, $2.48 and $12.00, respectively. The closing price for the securities on October 26, 2007, the most recent trading day practicable before the date of this proxy statement/prospectus, was $6.85, $2.48 and $12.00, respectively.

Jaguar units commenced public trading on April 6, 2006, and common stock and warrants commenced public trading on June 26, 2006. The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the securities as reported on the OTC BB in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
	(US$)
2006	$5.52	$5.10	$0.94	$0.47	$8.00	$6.17
Second Quarter*	5.10	5.10	0.60	0.47	8.00	6.17
Third Quarter	5.40	5.10	0.94	0.48	7.25	6.17
Fourth Quarter	5.52	5.25	0.94	0.65	7.30	6.50
2007	5.57	5.35	1.20	0.80	7.83	7.10
First Quarter	5.57	5.35	1.20	0.80	7.83	7.10
Second Quarter	6.00	5.63	1.65	1.00	9.37	7.70
Third Quarter (through October 29, 2007)	6.95	6.00	2.55	1.67	12.00	9.25

*	The stock prices from the Second Quarter of 2006 begin on the dates which our securities first commenced trading.

Holders of Jaguar common stock, warrants and units should obtain current market quotations for their securities. The market price of these securities could vary at any time before the merger is completed.

Jaguar anticipates that China Cablecom Holdings’ securities will continue to be quoted on the OTC BB after the Business Combination. There can be no assurance that a trading market will develop for these securities.

Holders of Jaguar.    As of September 30, 2007, there were of record 11 holders of common stock, 8 of warrants, and 8 of units. Jaguar believes the number of beneficial holders of each of these securities is significantly greater than the number of record holders.

Dividends.    Jaguar has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination.

China Cablecom

China Cablecom securities are not publicly traded.

Holders.    As of October 26, 2007, there was one record holder of China Cablecom’s Ordinary Shares.

Post Business Combination

The payment of dividends by China Cablecom Holdings in the future will be contingent upon revenues and earnings, if any, capital requirements and the general financial condition subsequent to completion of the merger. The payment of any dividends subsequent to that time will be within the discretion of the Board of Directors serving at that time. It is the present intention of the Board to retain all earnings, if any, for use in business operations and, accordingly, it does not anticipate declaring any dividends in the foreseeable future. Loans or credit facilities may also limit China Cablecom Holdings’ ability to pay dividends.

CONSIDERATION OF THE BUSINESS COMBINATION

The following discussion of the principal terms of the Agreement and Plan of Merger dated as of October 30, 2007 (the ’’Merger Agreement’’), among Jaguar, China Cablecom and Clive Ng is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex D to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference.

General Description of the Business Combination

Pursuant to the Merger Agreement, Jaguar established a wholly owned subsidiary, China Cablecom Holdings in October 2007. As part of the series of transactions contemplated by the Merger Agreement, Jaguar will merge with and into China Cablecom Holdings in the Redomestication Merger immediately prior to the Business Combination. China Cablecom Holdings will be the surviving entity of the Redomestication Merger, and the separate corporate existence of Jaguar will cease at the effective time thereof. Immediately afterwards, China Cablecom Holdings’ wholly-owned subsidiary, China Cable Merger Co. Ltd. will merge with and into China Cablecom, which owns 100% of Hong Kong Cablecom Co., Ltd. (‘‘HKZ’’), a Hong Kong holding company which in turn owns 100% of Heze Zhongyouxiantong Network Technology Co., Ltd. (‘‘HZNT’’), a PRC company.  Jinan Youxiantong Network Technology Co., Ltd. (‘‘JYNT’’), a PRC company and a domestic variable interest entity (‘‘VIE’’) is controlled by HZNT through contractual arrangements. As a result of the Business Combination, the shareholders of China Cablecom will own approximately 26.55% of the outstanding shares of China Cablecom Holdings, assuming full participation in the Redomestication Merger and no conversions or exercise of appraisal rights and before any issuance of Performance Shares. If China Cablecom Holdings issues all 8,120,000 Performance Shares, then the shareholders of China Cablecom will own approximately 61% of the issued and outstanding shares of China Cablecom Holdings, and existing Jaguar stockholders will own approximately 39% of the issued outstanding common stock of China Cablecom Holdings. None of the foregoing percentages reflects the effect that an exercise of the currently outstanding warrants would have.

Background of the Business Combination

The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Jaguar and China Cablecom. The following is a brief discussion of the background of Jaguar’s efforts to identify potential candidates for a business combination, the selection of China Cablecom, and the negotiation of the Merger Agreement relating to the Business Combination and related transactions.

Jaguar, a Delaware corporation, was incorporated on January 2, 2005 in order to serve as a vehicle for the acquisition of any operating business through a merger, capital stock exchange, asset acquisition or other similar business combination. On April 13, 2006, Jaguar completed a private placement and received net proceeds of $750,000. On April 13, 2006, Jaguar consummated its IPO and received net proceeds of approximately $24.0 million. Jaguar’s management has broad discretion with respect to the specific application of the net proceeds of the private placement and the IPO, although substantially all of the net proceeds of the offerings are intended to be generally applied toward consummating a business combination. Of the proceeds from the IPO and the private placement, approximately $25.0 million was deposited into a trust account.

Shortly after Jaguar’s IPO offering in April 2006, it actively started to seek a target business for a business combination. In the months after Jaguar’s IPO, Jaguar’s management, including Messrs. Kalman (Chairman and CEO), Cassano (EVP and CFO) and Corl (EVP), reviewed information on over 45 companies in their search for a target business. Mr. Kerry Propper, an advisor to Jaguar and CEO of Chardan Capital Markets, LLC, assisted in this process. Although the focus of this effort was to find a suitable acquisition candidate that was an operating business in the financial services industry, the prospective target business was not limited to any particular industry, or any particular geography.

During April 2006, Jaguar management developed with Mr. Propper representative criteria to be used in the screening and evaluating of target companies for Jaguar to acquire. These criteria were discussed with Jaguar’s Board in April 2006, and approved by Jaguar’s Board in May 2006 and were utilized during the ensuing months by the Jaguar team in the search and evaluation process. While management felt it would not have been possible to find a target that fully met all of the criteria, the team sought to identify those companies with characteristics that were in close alignment with the criteria.

Following is a summary of the criteria:

1.	Business sectors served: highest priority given to the credit and debit card industry.

2.	Markets served: highest priority given to U.S. and Asian companies.

3.	Products offered to include one or more of the following: software, infrastructure or analytics that are competitively positioned, scalable with a strong brand positioning.

4.	Annual sales: minimum of $10 million.

5.	Annual sales growth: minimum of 20% organic growth.

6.	EBITDA: minimum of $5 million.

7.	Competitive positioning: market leadership or potential for market leadership.

8.	Barriers to entry: high.

9.	Location: United States or Asia.

10.	Relative attractiveness: to investors and to other targeted companies.

11.	Opportunities/Potential: for revenue growth, for improving margin percentages, and for accelerated growth thru acquisition.

12.	Target company management: senior management understands the value of a special purpose acquisition company and the growth opportunities afforded by a merger

13.	Target company deal readiness: high degree of readiness to do a transaction

14.	Deal structure: issue new shares; minimize the amount of cash used in the transaction

In addition, during April and May 2006, the Jaguar management team met extensively with Mr. Propper to develop an outline and overview of the key priorities and operational aspects necessary to effectively execute on Jaguar’s objectives. Jaguar’s Board was regularly updated on the approach that the Jaguar management team was taking, and the key priorities and operational tasks necessary to successfully prosecute the mandate. Operational tasks identified at that time included, but were not limited to:

1.	Organizational, including the roles of management and consultants.

2.	Logistical, including facilities, equipment and supplies.

3.	Communication, including external communications.

4.	Acquiring necessary outside legal, accounting, financial and tax support.

5.	Strategic analysis of markets and evaluation of potential target companies within those markets.

6.	Compliance with all accounting, regulatory and legal requirements for a public SPAC company.

The target company search and evaluation process identified, investigated and analyzed companies primarily in North America. The search and evaluation process included reviews of industry research, published trade and corporate information, attendance at trade shows in North America, and contacting investment bankers, lawyers and executives familiar with companies satisfying Jaguar’s targeted attributes.

Jaguar management was in frequent contact with representatives from Early Bird Capital, the underwriter of Jaguar’s IPO, including David Nussbaum, Steven Levine, David Yoo and Paul Lanna, to discuss possible acquisitions. Early Bird Capital identified several companies that were based in China that focused on the financial services and payments industry. Though none of these opportunities produced a suitable acquisition target, it did heighten Jaguar’s interest in China and subsequently India.

Jaguar’s management discussed progress frequently with the Jaguar board. Jaguar’s management shared the progress on identifying targets and overall direction of the target company search. Mr. Kalman, Mr. Cassano and Mr. Corl communicated frequently with Mr. John Hoey, the independent director on the Jaguar board, getting his input on progress, targets, resources being employed and other strategic initiatives. Meetings with Mr. Hoey were in person and telephonic. It was during these meetings that the Jaguar board was also apprised of management’s interest in expanding its search to China, and the decision to expand the search to China was agreed to at the May 2006 board meeting.

Mr. Kalman met with Mr. Propper to discuss, specifically, traveling to China to meet with potential targets for Jaguar. Mr. Propper had extensive experience in China, and during the previous four years traveled to China four to eight times per year. Mr. Propper’s expertise included participating as management in several China-focused SPAC management teams, participating as part of the underwriting syndicate on China-focused SPAC initial public offerings and serving as investment banker and advisor to several Chinese companies. Mr. Kalman reviewed the target company criteria when Mr. Propper, and together Mr. Kalman and Mr. Propper arranged to travel to Beijing, China in June 2006. Accompanying Mr. Kalman and Mr. Propper on the trip was Mr. Corl.

Jaguar’s research efforts cumulatively identified over 45 possible target companies, and priority was given to those companies with a high likelihood of reaching a mutual agreement of merger. Target companies were identified, variously, by investment banking professionals, advisors, consultants, attorneys, Early Bird Capital, The Keystone Equities Group, Chardan Capital Markets and Jaguar management.

Discussions were held with principals and / or representatives from all of the top priority companies. Mr. Kalman and Mr. Cassano were intimately involved in the analysis of each of these companies and preparation of materials for review by the Jaguar Board of Directors. Confidentiality agreements were signed and preliminary due diligence was begun with four of these companies: a China-based electronics payment company, a US-based distributed energy management company, a China-based ATM company and a US-based bank software company. By September 2006, Jaguar has commenced preliminary due diligence on one of these companies. The other companies were judged to not be appropriate for a business combination with Jaguar. In most cases, the companies did not have sufficient operating history to furnish a basis for reasonable judgments about their future potential, a critical factor in assessing candidates.

In each instance, the Jaguar management team that was in charge of identifying, examining and evaluating candidates did not, in any instance prior to September 2006, reach a conclusion that the candidates under review were suitable to present to the board of Jaguar for a determination of whether to proceed with a business combination.

History of Discussions between China Cablecom and Jaguar

On September 26, 2006, Mr. Kalman arrived at the offices of Chardan Capital Markets, LLC for a meeting with Mr. Propper to discuss an energy services company that Mr. Kalman had identified as a potential candidate for Jaguar. Mr. Propper was running late for a meeting with Mr. Clive Ng, Chairman of China Cablecom. Mr. Propper and Mr. Clive Ng had known each other since the fall of 2005. Mr. Propper and Mr. Ng had met socially but had never engaged in any business relationship at the time that Mr. Propper asked Mr. Kalman to sit down with Mr. Ng and listen to the presentation regarding China Cablecom. At the time, Mr. Propper was not aware of Mr. Kalman’s prior experience in the media and telecommunications industry.

On September 26, 2006, during their initial conversation, Mr. Ng explained his longstanding career in the media and communications industry, his efforts in the Chinese market over the prior two years, and his belief that he could acquire cable assets in China. Further, Mr. Ng explained that, like the Internet, China’s media and cable television industry was highly regulated, and that several China-based Internet companies like Sina Corp. and Baidu.com. Inc. had become publicly traded on U.S. markets by creating a series of offshore and onshore entities, a structure that had become increasingly commonplace for investors in Chinese regulated industries.

At the time, Mr. Kalman was unfamiliar with the media and cable television markets in China. However, Mr. Kalman was familiar with the development of the cable television industry and the growth of U.S. companies, such as Comcast, Cox Communications and Time Warner Cable. Mr. Kalman was formerly the chairman and chief executive officer of Katalyst, LLC, which had a practice area in media and communications. Among the members of its board of advisors were the senior executive of major national and international cable companies.

During this conversation, Mr. Kalman indicated an interest in discussing the possibility that given Mr. Kalman’s experience in the media and cable television markets in the U.S., that Jaguar’s strategy and China Cablecom’s strategy might be sufficiently compatible to allow a merger between the two companies.

It was agreed that Mr. Ng and Mr. Kalman would follow up after Mr. Kalman and Mr. Propper discussed the situation in their meeting that directly followed. During the meeting between Mr. Kalman and Mr. Propper, Mr. Propper expressed confidence in Mr. Ng, and suggested that Mr. Ng, Mr. Propper and Mr. Kalman meet the following day to discuss the opportunity further.

Mr. Kalman updated Mr. Cassano and Mr. Corl on the meeting with Mr. Ng, and recommended that Mr. Cassano accompany Mr. Kalman the following day to meet with Mr. Ng and Mr. Propper. On September 27, 2006, Mr. Kalman, Mr. Cassano, Mr. Ng and Mr. Propper met at the offices of Chardan Capital Markets in New York. Mr. George Kaufman of Chardan Capital Markets joined the meeting. The meeting lasted into the afternoon, and Mr. Kalman and Mr. Ng agreed to pursue the possibility of Jaguar acquiring China Cablecom in order to determine as expeditiously as possible whether or not this was mutually feasible for both companies. A follow up meeting was set for the next week on October 4, 2006.

Upon returning to Jaguar’s offices in Conshohocken, Pennsylvania, Mr. Cassano and Mr. Kalman updated Mr. Corl on the meeting, and engaged Graubard Miller to act as legal counsel and prepare a non-disclosure agreement and to provide guidance on the merger process. Jaguars management team also informed Jaguar’s Board of the interest in the transaction with China Cablecom, and Mr. John Hoey, who has extensive experience in Asia, suggested that the merger with China Cablecom would be interesting and recommended that Jaguar find outside expertise to help with the transaction and the Jaguar Board provided unanimous approval to proceed with negotiating a letter of intent.

In the follow up meeting with China Cablecom, and subsequent meetings in person, telephonically and via email, China Cablecom, Jaguar and Mr. Propper discussed in more detail the structure of a potential transaction, including due diligence as well as the structure of an investment in a highly regulated industry such as media and cable television in China. During this time, Messrs. Kalman, Cassano, Ng and Propper negotiated a letter of intent. A formal letter of intent was prepared, and presented to the Jaguar Board on October 11, 2006 for approval to be presented to China Cablecom. Jaguar’s Board voted unanimously to present the letter to China Cablecom. On October 13, 2006 the letter of intent was formally presented to China Cablecom, and on October 18, 2006 the letter of intent was fully executed by China Cablecom and Jaguar.

The letter of intent addressed the major substantive provisions that were to be incorporated into a definitive agreement regarding the structure, including:

•	the consideration to be paid for China Cablecom, which is reflected in the Merger Agreement;

•	the terms of the additional consideration to be paid over time based on performance criteria;

•	provisions relative to a stock option plan; and

•	the composition of management and the board of directors of the combined company.

In determining the consideration to be paid to the China Cablecom shareholders as part of the transaction, Jaguar management relied primarily on the earnings history and projections of the businesses comprising the two target networks to be acquired by China Cablecom. In that regard, the price-to-earnings ratio of several publicly traded companies that are engaged in businesses similar to China Cablecom, such as Comcast, Time Warner Cable, and Beijing Ge Hua CATV Network, was examined. A more complete description of the valuation process that Jaguar’s management utilized is provided below under the heading ‘‘Fairness Opinion.’’ The terms regarding the potential additional consideration to be paid were designed to take into account the uncertainty of any valuation that relies on expectations of future performance. If China Cablecom meets the earnings expectations for the next several fiscal years, the value of the business would increase, and the consideration being paid to acquire China Cablecom would increase as well. If the stated target is missed in any one or more years, the additional stock for those years will not be earned or paid. Jaguar management believes this variable component of the consideration helps protect of the interests of its stockholders by reducing the prospects that it would have overpaid for the business by establishing a lower initial consideration for the acquisition and by setting the net profit targets at such levels (and paying that number of incentive shares for achieving the targets) that the overall valuation of the business should increase sufficiently to benefit all shareholders of Jaguar.

Following execution of the letter of intent, formal and intensive due diligence began on October 18, 2006 and continued for over a year until the definitive agreement was signed on October 30, 2007. The Jaguar due diligence team included Messrs. Kalman and Cassano, and increased to include several outside advisors, including: Orrick Herrington & Sutcliffe LLP (‘‘Orrick’’), Navigant Capital Advisors LLC (‘‘Navigant’’), Skillnet GmbH (‘‘Skillnet’’), Loeb & Loeb LLP, BDO Seidman, LLP, UHY ZTHZ HK CPA Limited (‘‘UHY-HK’’), UHY LLP, Graubard Miller LLP and IBR International.

On October 31, 2006, Mr. Clive Ng introduced Mr. Robert Eu of WR Hambrecht + Co. to Mr. Cassano, as a potential advisor to Jaguar. WR Hambrecht + Co. (‘‘WRH’’) is an investment banking firm with broad experience in mergers and acquisitions and capital raising activities, and expertise in facilitating transactions between China companies and SPACs. Subsequently, on November 1, 2006, Mr. Eu introduced Mr. Cassano to Mr. Stephen Cannon, also of WRH. Mr. Cannon and Mr. Cassano had several conversations between November 1, 2006 and November 8, 2006 concerning the legal and accounting issues in structuring a merger between a U.S. publicly-listed SPAC and a China cable television company, and Mr. Cannon introduced Jaguar management to representatives from Orrick.

On November 10, 2006, Mr. Cannon arranged a conversation with representatives of Orrick based in Hong Kong, Shanghai and San Francisco. Mr. Michael Dardzinski and Mr. David Lee participated in the call for Orrick. Orrick agreed to provide Jaguar with an engagement letter to assist on the development of a PRC corporate operating structure.

From November 8, 2006 until February 24, 2007, representatives from Orrick, China Cablecom, Chardan Capital Markets and Jaguar were in nearly daily communication via phone, email and in person meetings to discuss the legal, regulatory, accounting and structural issues in developing a PRC corporate operating structure to support the merger of Jaguar and China Cablecom. On February 24, 2007, Orrick presented the results of their analysis of the legal and regulatory considerations of a proposed transaction between Jaguar and China Cablecom. The presentation detailed a series of transactions required to support the proposed merger of Jaguar and China Cablecom, which ultimately result in Jaguar merging with and into China Cablecom Holdings in the Business Combination. China Cablecom will be the surviving entity, and the separate corporate existence of Jaguar will cease at the effective time of the merger. As a result of the merger, China Cablecom Holdings will own China Cablecom Ltd (BVI), which in turn will directly own 100% of Hong Kong Cablecom Co., Ltd. (‘‘HKZ’’), a Hong Kong holding company that, in turn, directly owns 100% of Heze Zhongyouxiantong Network Technology Co., Ltd. (‘‘HZNT’’), a PRC company.  Jinan Youxiantong Network Technology Co., Ltd. (‘‘JYNT’’), a PRC company and a domestic variable interest entity (‘‘VIE’’) is controlled by China Cablecom through contractual arrangements. Although the structure as originally developed included an additional VIE for the second network to be acquired by China Cablecom, this was later deemed unnecessary.

Following the February 24, 2007 meeting, Jaguar management reviewed the material with the Jaguar Board of Directors. After considerable Board discussion, the Jaguar Board recommended that Jaguar management continue its proposed due diligence efforts on China Cablecom.

In informal conversations with the Jaguar Board of Directors between February 2007 and April 2007, Jaguar management proposed hiring Skillnet to provide due diligence services. Skillnet is an international consulting firm with offices in Europe and Shanghai that has extensive experience in the media and communications industry, and is a frequent provider of due diligence services to corporate and institutional investors. Skillnet presented a proposal to Jaguar on April 5, 2007 and was formally engaged by Jaguar on May 15, 2007. Skillnet was chartered to perform a due diligence assessment to include: the business concept, the business case, the financial drivers, the cost issues, the market potential, the competitive situation, and an internal analysis of Binzhou including the product and services concept, marketing and sales strategy, technology and technical assets, and the organization.

From May 22, 2007 to May 31, 2007, Messrs. Cassano, Propper and Kalman accompanied Mr. Ng and Mr. Pu Yue on detailed, on site due diligence visits in Beijing, Binzhou, Jinan and Jining. Jaguar management and China Cablecom management met with officials from SARFT and local management of the cable television operators. The meetings in China confirmed the information that China Cablecom had provided to Jaguar on the market, the business concept, the business case, and local operations.

During the trip in China, Messrs. Cassano, Propper and Kalman determined with Mr. Clive Ng that China Cablecom would need to raise funds to support the acquisition of certain assets by China Cablecom in advance of the merger with Jaguar. Mr. Ng engaged Chardan Capital Markets as advisor on this capital raise. It was determined that the proceeds would be used for acquisition through contractual arrangements of the networks under consideration, for working capital for China Cablecom, as well as a loan to Jaguar to pay for merger transaction costs.

From May 31, 2007 to September 20, 2007, Chardan worked closely with China Cablecom and Jaguar on the financing efforts for China Cablecom. On September 16, 2007, Jaguar management met with the Jaguar Board of Directors to approve a Promissory Note (the ‘‘Note’’) between China Cablecom and Jaguar. The Note provided for $475,000 in funds from the bridge financing to be provided to Jaguar. The Note carries a 10% interest rate, and a staggered payment schedule: 50% is due at the close of the business combination, 50% is due on the one year anniversary of the business combination. The Note is non-recourse to Jaguar management. The Note is provided in Annex G to this proxy statement/prospectus.

The Role of Orrick, Herrington & Sutcliffe LLP

Indicated earlier, following the execution of the letter of intent, WRH, Jaguar management, Mr. Propper and Mr. Ng discussed the need to engage outside resources to assist in legal and accounting advice relative to structuring a merger between Jaguar and China Cablecom. Following these conversations, in November 2006, Jaguar management engaged Orrick to determine the feasibility of a U.S. publicly traded company acquiring a controlling economic interest in a cable company in the People’s Republic of China. Orrick had been known to be involved in the evolving nature of foreign investment in China and consultant to numerous entities desiring in media and communications. Orrick investigated the legal requirements and regulations pertaining to foreign investment in the Chinese cable industry As of September 30, 2007, fees for services to Orrick amounted to $56,918.

Based on the advice provided by these two firms, Jaguar’s management concluded that making a controlling investment in a Chinese cable company was possible if contractual terms and arrangements could be incorporated in a series of agreements designed for that purpose and accepted by Chinese regulatory authorities and Chinese state-owned entities providing cable services. The resulting structure and agreements are described in ‘‘Information About China Cablecom – PRC Corporate Structure.’’

The Role of Skillnet

To assist Jaguar in performing detailed operational and market due diligence on the businesses comprising the target networks to be acquired by China Cablecom, Mr. Kalman interviewed several consulting firms with knowledge of the media, communications and cable television market, both in the United States, Europe and Asia. On February 23, 2007, Mr. Kalman met telephonically with Mr. Malte Barth, Managing Director of Skillnet Advisors, and determined that Skillnet had the requisite experience to perform the due diligence on China Cablecom. The Jaguar Board of Directors informally discussed Skillnet’s qualifications, and recommended that Messrs. Kalman and Cassano finalize an agreement with Skillnet on behalf of Jaguar.

Messrs. Kalman and Cassano worked with Mr. Barth to develop the scope of engagement. Messrs. Kalman and Cassano met with Mr. Barth to establish deliverables for the engagement, including: assess the business concept and business case, including financial drivers and cost issues; assess the market potential of the merger and the opportunity in cable television in the Shandong Province; assess the competitive situation facing China Cablecom, and; assess in detail the operational aspects of the Binzhou unit. Jaguar did not retain Skillnet to identify candidates for a business combination, and Skillnet did not propose any such candidates to Jaguar.

On April 5, 2007, Jaguar received a proposal from Skillnet, and Jaguar formally engaged Skillnet to conduct a detailed industry analysis and due diligence report on the businesses comprising the target networks to be acquired by China Cablecom on May 15, 2007. Under the terms of the agreement, Skillnet agreed to be paid a total of $100,000, in three installments. The first installment of $25,000 was paid at the commencement of the engagement on May 15, 2007. A milestone payment in the amount of $25,000 was paid on October 9, 2007, a date corresponding to the expected delivery of a due diligence report to the Jaguar Board of Directors, and the remaining $50,000 will be paid upon the successful consummation of the Business Combination with China Cablecom.

From October 18, 2006 through October 22, 2007, the parties continued negotiation of the Merger Agreement, and due diligence continued throughout this time. Each of the members of the Jaguar management team met with Mr. Barth during that period to answer any outstanding questions. Finding the results of the due diligence report to have confirmed Jaguar’s management’s prior understandings regarding the business of China Cablecom and its attractiveness as a candidate for a business combination the Jaguar board of directors resolved to proceed with the acquisition process and continue to work towards execution of a definitive merger agreement while China Cablecom’s audit was being finalized.

In addition to the subjects discussed above, Mr. Propper discussed with Mr. Ng the obligations of being a U.S. reporting company, including compliance with the reporting requirements of the federal securities laws, restrictions on insider trading, accounting procedures and Sarbanes-Oxley requirements, public disclosure requirements and timing, shareholder communications, website disclosure, financial public relations, and transfer agent requirements.

As all of the business operations of China Cablecom will be conducted outside the United States. Jaguar management decided to consider redomestication as a vehicle for a merger with China Cablecom. It concluded that reincorporation will minimize operating expenses including the tax burden of China Cablecom and its stockholders. The redomestication merger also will permit greater flexibility in structuring acquisitions and creating subsidiaries in China and other countries as China Cablecom expands. Jaguar believes that China Cablecom will only be taxed on profits earned by its operations in the jurisdictions in which they are located and undertaken and will not be subject to additional income taxes merely by virtue of its place of incorporation. Accordingly, a decision was made to reincorporate the company under the laws of the British Virgin Islands.

On September 20, 2007, China Cablecom entered into a Purchase Agreement with several accredited investors (the ‘‘Purchase Agreement’’), and consummated the private placement of $20,000,000 in units (the ‘‘Financing’’), each unit consisting of (i) a promissory note in the face amount of $499,808, bearing interest at the rate of 10% per annum (the ‘‘Note’’), and (ii) 19,167 detachable shares of the China Cablecom’s Class A Preferred Stock (the ‘‘Units’’). As security for the repayment of the Notes, Mr. Ng pledged and granted to the investors, on a pro rata basis, a first priority lien on 50.1% of the ordinary shares of China Cablecom owned by him. The proceeds of the sale and issuance of the Units were used in the following manner: (i) $12.0 million was used for the acquisition through contractual arrangements of Binzhou Broadcast and Television Information Network Co., Ltd.

(‘‘Binzhou’’) and (b) $5,605,000 was used for working capital, including payment of certain administrative, legal and accounting fees, repayment of loans in the aggregate amount of $720,000 owed to Mr. Ng and a $475,000 loan made to Jaguar for use in paying fees associated with the merger transaction, and a fee of $1,200,000 paid to Chardan Capital Markets, as a placement fee for the investment into China Cablecom.

In connection with the financing, pursuant to the terms of a registration rights agreement, China Cablecom has agreed to register for resale the ordinary shares into which the shares of Class A Preferred Stock issued as part of the Units convert, on a registration statement with the Securities and Exchange Commission no later than the date that is 30 days after the consummation of the Business Combination. Jaguar has agreed to assume these registration obligations in connection with the Business Combination.

During the period from September 20, 2007 to October 9, 2007, it became increasingly apparent to Messrs. Kalman, Cassano, Propper and Ng that the necessary governmental approvals from SARFT for the second network under consideration would not be forthcoming on a timely-enough basis in light of Jaguar’s pending dissolution date to permit such network to be included in China Cablecom’s business prior to the Business Combination. While the parties investigated the possibility of pursuing a different target network, such network was similarly unlikely to be able to supply audited financial statements on the timetable they were contemplating.

The parties continued to negotiate the Merger Agreement, and on October 30, 2007 the Board of Directors of Jaguar met to review the transaction. At that meeting the directors unanimously agreed to enter into an agreement with China Cablecom’s and Mr. Ng to acquire their entire interest in China Cablecom. Among other things, the board of directors reviewed the latest forms of Merger Agreement, the disclosure schedules, the fairness opinion and the due diligence materials. The Board gave management the authority to enter into the Merger Agreement, subject to final negotiation and legal review, and the board also unanimously recommended the approval of the Merger Agreement, the re-domestication merger, the stock option plan and the Performance Shares to the stockholders.

The Merger Agreement was signed on October 30, 2007 and Jaguar issued a press release on October 30, 2007 announcing the execution of the Merger Agreement and describing the terms of the Business Combination.

A copy of the Merger Agreement is contained in Annex D.

Board Consideration and Approval of Transaction

While no one factor determined the final agreed upon consideration in the Business Combination, Jaguar’s board of directors reviewed various industry and financial data, including certain valuation analysis and metrics compiled by Jaguar management, Skillnet and Navigant in order to make its determination that the consideration to be paid to the China Cablecom shareholders was reasonable and that the Business Combination was in the best interests of Jaguar’s stockholders. Jaguar’s Board of Directors also reviewed and considered certain analyses provided by Navigant in order to determine that the Business Combination consideration was fair from a financial point of view to Jaguar.

Jaguar’s management and consultants conducted a due diligence review of China Cablecom that included an industry analysis, a description of China Cablecom’s existing business model, inspections of company premises, review of corporate records and files, on-site visits to cable subscribers, in-depth meetings with three levels of China Cablecom management, in-depth meetings with representatives of the state owned enterprises (SOEs), a valuation analysis and financial projections in order to enable the Board of Directors to ascertain the reasonableness of the consideration.

Skillnet Due Diligence Report

As noted, Skillnet is an international consulting firm with offices in Europe and Shanghai that has extensive experience in the media and communications industry, and is a frequent provider of due diligence services to corporate and institutional investors. Skillnet was hired by Jaguar to conduct a due diligence review of China Cablecom and Binzhou. The due diligence assessment included: the business concept, the business case, the financial drivers, the cost issues, the market potential, the competitive situation, and an internal analysis of Binzhou including the product and services concept, marketing and sales strategy, technology and technical assets, and the organization.

The objective of the due diligence report was to assist the Jaguar Board of Directors in ascertaining the reasonableness of the proposed consideration, the quality of the underlying asset to be merged into Jaguar, and the competitive landscape under which China Cablecom would operate.

Jaguar management was in active dialogue via email, phone and in person with Skillnet throughout the entire process from engagement design, engagement kickoff, engagement delivery and the completion of the engagement deliverable. Jaguar management worked with Skillnet in the U.S. and in China. Similarly, China Cablecom management was in communication with Skillnet via email, phone and in person both in the U.S. and in China.

Skillnet provided interim updates on the due diligence assignment through the engagement. Detailed drafts of the results of the Skillnet engagement were presented on July 16, 2007 to Jaguar management by Skillnet via a telephonic presentation. Prepared materials were reviewed during this meeting, and a detailed discussion ensued. The results of this presentation to Jaguar management were shared with the Jaguar Board of Directors, and on October 9, 2007, the Jaguar Board of Directors met in person with Skillnet review the final form prepared materials and to further address due diligence questions.

Skillnet’s due diligence presentation which it delivered to Jaguar covered the following topics relating to China Cablecom and its business:

•	Business Concept;

•	Business Cases;

•	Market Potential;

•	Product and Services Concept;

•	Technology and Technical Assets;

•	Competitive Situation;

•	Marketing and Sales Strategy; and

•	Organization.

The report by Skillnet confirmed and elaborated on the information previously provided by China Cablecom’s management to Jaguar. The report confirmed that the consolidation of the fragmented cable television industry has commenced domestically in China, and shows great potential. The report also confirmed, most importantly, that the approach taken by a merger between Jaguar and China Cablecom has the potential to be the first involvement of international capital in the highly regulated media segment in China. The report further elaborated that currently all competitive approaches to consolidation are of domestic origin and involve local, or China-based, public offerings.

The report concludes that the digitalization of the cable television industry bears great potential for the merger of Jaguar and China Cablecom, and therefore for Jaguar’s shareholders.

In analyzing the business case prepared by China Cablecom and presented to Jaguar management, Skillnet reviewed the projected growth in revenue and EBITDA. Skillnet’s analysis concluded that the major assumptions in the China Cablecom model can be assessed as conservative. The business case was based on audited profit and loss statements for 2005 and 2006. The assumptions used for average revenue per unit (‘‘ARPU’’) were based on prices approved by the price bureau.

In assessing the market potential, the report identified the strong opportunity available to China Cablecom afforded by the digitalization of television and the increased urbanization occurring in the Shandong Province. The result is that the basic subscription fee that is charged to cable television subscribers is expected to grow significantly. Skillnet estimates that the potential for growth in basic subscription fees is approximately 72%.

China Cablecom is operating in a China television market that overall is expected to grow to $28 billion by 2010, with a compound annual growth rate (‘‘CAGR’’) of 22.3% between 2006 and 2010 according to the report. It is anticipated that revenue of cable television network operators will increase to $7.75 billion with a CAGR of over 20% during that same time frame.

Furthermore, the government’s planned switch from analog television to digital television will provide China Cablecom with the opportunity to provide additional value added products and services. Within Binzhou, the network operations currently provide over 36 channels. Digitalization increases channel capacity, and in addition to opportunities for additional value added products and services, digitalization also decreases the number of not paying households because digital services requires a digital set top box with a smart card for access.

In assessing the technology and technical assets, Skillnet’s analysis concluded that the network operations were on a good technology platform for the upcoming digitalization efforts. Costs for digitalization range between $13.00 and $34.00 per household.

A critical aspect to the Skillnet report is the assessment of the competitive situation under which China Cablecom operates. The current market for China Cablecom for cable television services has limited competition. The SARFT governing body limits new media distribution such as IPTV, and direct-to-the-home satellite media distribution is not a priority for SARFT. Nor will there be an imminent threat from mobile television.

In sum, on the basis of the information contained in the Skillnet due diligence report, Jaguar’s management concluded that the information it had received previously from China Cablecom management about China Cablecom was correct: that its capabilities were substantial, its prospects for growth significant and its ability to grow with a minimum of competition considerable. While these projections and assessments may not ultimately prove to be accurate, Jaguar’s management believes that they, together with the variable portion of the consideration based on actual future financial performance, constitute a reasonable basis for the pricing of the transaction to merge Jaguar and China Cablecom.

Interest of Jaguar’s Management in the Business Combination

When you consider the recommendation of Jaguar’s Board of Directors that you vote in favor of the Business Combination, you should keep in mind that Jaguar’s officers and directors have interests in the Business Combination that are different from, or in addition to, yours. These interests include the following:

•	If the Business Combination is not approved and Jaguar is therefore required to liquidate, the shares owned by Jaguar’s officers and directors will be worthless because they will not be entitled to receive any of the assets held in the trust account. In addition, the possibility that the members of the Board of Directors will be required to perform their obligations under the indemnity agreements referred to above will be substantially increased.

•	In connection with the IPO, Jaguar’s current officers and directors agreed to indemnify Jaguar for debts and obligations to vendors that are owed money by Jaguar for services rendered or products sold to Jaguar, but only to the extent necessary to ensure that certain liabilities do not reduce funds in the trust account. If the Business Combination is consummated, Jaguar’s officers and directors will not have to perform such obligations. As of September 30, 2007, we believe that the maximum amount the indemnity obligation of Jaguar’s officers and directors is approximately $102,837 which is equal to the amount of accrued expenses, less amounts relating to vendors for which Jaguar has received a waiver of each such vendor’s right to sue the trust account. Vendor waivers were signed by Jaguar’s significant vendors from April 2006 onward, and a total of six consultants and vendors agreed to the waiver. If the Business Combination is not consummated, Jaguar anticipates the obligations would total approximately $ . Jaguar does not have sufficient funds outside of the trust account to pay these obligations. The vendors who agreed to the waiver are Skillnet GmbH, Orrick, Loeb & Loeb LLP, and Graubard Miller LLP. If the Business Combination is not

consummated, China Cablecom will be responsible for its own expenses incurred in connection with the Business Combination. China Cablecom has not, however, signed a waiver of its right to sue the trust account. The indemnification obligations of the officers and directors of Jaguar would not extend to any claims made by China Cablecom against the trust account. Therefore, if China Cablecom chose to sue the trust account and won its case, the trust account could be reduced by the amount of the claim. For example, if China Cablecom sued to recover its costs of engaging in the transaction, the damages could be $1,000,000 or more, although China Cablecom would also be able to sue the trust account for additional amounts. Although China Cablecom was asked by Jaguar on several occasions to enter into a waiver of claims against the trust account, it chose not to sign the waiver so that it could retain its ability to sue the trust account. There are no current plans for China Cablecom to sign the waiver.

•	Warrants to purchase Jaguar common stock held by Jaguar’s directors and officers are potentially exercisable upon consummation of the Business Combination.

•	All rights specified in Jaguar’s Certificate of Incorporation relating to the right of directors and officers to be indemnified by Jaguar, and of Jaguar’s directors and officers to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the Business Combination. If the Business Combination not approved and Jaguar liquidates, it will not be able to perform its obligations under those provisions. If the China Cablecom Business Combination is ultimately completed, the combined company’s ability to perform such obligations will probably be substantially enhanced.

•	Jaguar’s financial, legal and other advisors have rendered services for which they may not be paid if the Business Combination is not approved, and certain of them may have the opportunity to provide additional services to Jaguar in the future. In connection with the China Cablecom negotiations, the drafting of the Merger Agreement and this Proxy Statement/Prospectus, Jaguar’s counsel, Loeb & Loeb LLP, has provided approximately $100,000 of services for which it had not been paid as of September 30, 2007.

•	Mr. Cassano, Jaguar’s Chief Financial Officer, will enter into a consulting agreement with China Cablecom Holdings after the Business Combination.

•	Mr. Cassano, Mr. Kalman, Jaguar’s Chairman and CEO, and Mr. Propper, a special advisor of Jaguar, are each a party to an incentive stock award agreement with China Cablecom Holdings to be entered into immediately prior to the Business Combination. The form of this agreement has been filed as Annex C hereto.

•	Mr. Cassano, Mr. Kalman, and Mr. Propper, will enter into a warrant exercise proceeds award agreement to receive a cash bonus warrants are exercised. Messrs. Cassano, Kalman and Propper will each receive $666,667 upon exercise of all of the warrants. The form of Warrant Exercise Proceeds Agreement has been filed as Annex C hereto.

•	The following table lists the securities owned by the members of Jaguar’s current management team and Board of Directors and the amount of potential gain that each of them would realize if the Business Combination is consummated, based on the market price of Jaguar’s securities on October 26, 2007. If a Business Combination is not consummated, the securities held by these individuals would be valueless since they would not be entitled to participate in distributions from the trust account.

	Securities in which named individual has a pecuniary interest		Value of such securities as of October 26, 2007 ($)		Aggregate Initial Purchase Price of Securities ($)		Gain on Securities as of October 26, 2007
Name	Shares	Units	Shares	Units	Shares	Units	($)
Jonathan Kalman	116,667	27,222	799,169	326,664	$3,850	$163,332	958,651
James S. Cassano	83,333	19,445	570,831	233,340	2,750	116,670	684,751
C. Richard Corl	100,000	23,334	685,000	280,008	3,300	140,004	821,704
John J. Hoey	25,000	5,833	171,250	69,996	825	34,998	205,423

Jaguar’s Reasons for the Redomestication Merger and Business Combination and Recommendation of the Jaguar Board

Jaguar’s Board of Directors concluded that the Merger Agreement with China Cablecom is in the best interests of Jaguar’s stockholders.

Jaguar’s Board of Directors considered a wide variety of factors in connection with its evaluation of the merger. Many of those factors, such as the international experience and operational expertise of China Cablecom’s management were not quantifiable. Those that could be quantified, such as the value of the company if certain net income levels were achieved based on assumed price/earnings ratios, were quantified, and some of the factors considered, such as historical growth rates, were inherently quantitative in nature. Jaguar’s Board of Directors did not consider it useful to assign relative weights to the specific factors it considered in reaching its decision. Rather, once it concluded that the pricing of the transaction would provide value to Jaguar’s stockholders in excess of the redemption value of their stock if projections of future net income and earnings multiples were approached or met, it focused instead on the relative collective weight of the other positive factors (of which there were many) and the negative factors (of which there were very few) in making its decision.

Among the factors that the Jaguar Board of Directors considered in connection with its evaluation of the Business Combination were: 1) the onsite due diligence visit to Binzhou and surrounding areas made by Messrs. Kalman, Cassano and Propper in May 2007; 2) the conclusions of the analyses made by Skillnet with regards to the business concept, business case, market potential, product and services, technology and technical assets, competitive situation, marketing and sales strategy and organization; 3) the analyses and discussion with Orrick regarding the structure of a foreign investment in a PRC media company; 4) the qualitative analysis of China Cablecom’s management including vision, strategy, priorities and work ethic; 5) the quantitative analysis of China Cablecom’s revenue and projections; 6) a qualitative comparison of the proposed China Cablecom transaction to the criteria established by Jaguar in May 2006, and 7) various analyses provided by Navigant Capital in regards to the fairness opinion.

Potential Advantages of the Business Combination with China Cablecom

In considering and deciding to enter into the stock purchase, Jaguar Board of Directors gave considerable weight to the positive factors discussed below, and they also considered the negative factors discussed below under the heading ‘‘Potential Disadvantages of the Business Combination with China Cablecom.’’

A business combination with Jaguar would strategically position China Cablecom

A Business Combination between Jaguar and China Cablecom would provide the first involvement of international capital to the highly regulated media segment in China. China Cablecom would possess a first-mover advantage, and enjoy the benefits of the positive aspects of a public company including access to capital, brand distinction and the ability to use a valuable combination of cash and equity for potential acquisitions.

Fragmented industry poised for consolidation

The cable television industry in China is highly fragmented, and shows great potential for consolidation. So far, all consolidation approaches are of domestic origin involving local China-based public offerings. As a U.S. listed public company, China Cablecom would be uniquely differentiated from its competitors who are pursuing similar consolidation strategies. There are currently 334 cable television network operators in China. China Cablecom, through superior branding, positioning and access to the capital markets, will be well positioned as the consolidation platform of choice.

Experienced management

Another criteria that was important to Jaguar’s Board of Directors in identifying an acquisition target was that the company have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a company in a rapidly changing environment. Jaguar’s Board of Directors concluded that China Cablecom’s management has demonstrated that ability, addressing critical issues such as business strategy, competitive differentiation, business development, public market experience, operational experience and speed to market. The success and experience of China Cablecom’s Executive Chairman, Mr. Clive Ng, in the field of media and communications, was also judged to be a significant factor supporting the company’s future expansion and success.

Limited and constrained competition

The competitive situation that China Cablecom operates in is favorable. There are few short term or mid-term competitive threats. SARFT as the governing body favors traditional media such as cable television and protects it from new media distribution such as IPTV and direct-to-the-home satellite distribution. In addition, the capital cost to build a duplicate, competitive network is a barrier to entry limiting direct competition in the markets that China Cablecom chooses to serve.

The market is very large with tremendous growth potential

The revenue of cable television networks is expected to grow from $3.73 billion in 2006 to $7.75 billion in 2010. China is the largest market in the world for cable television, and the digitalization process will open up new potentials for new products and services for cable network operators. Further, the digitalization process are expected to increase subscription fees from an average of $1.83 across China to $3.14, or a 72% growth.

China Cablecom’s ability to execute its business plan, even with the risk that a significant number of Jaguar’s public stockholders would vote against the Business Combination and exercise their conversion rights

Jaguar’s Board of Directors considered the risk that just under 20% of the current public stockholders of Jaguar could vote against the Business Combination and demand to redeem their shares for cash. That would not prevent the transaction from closing, but it would reduce the amount of cash available to the combined companies following the stock purchase approximately $15 million. In the course of its deliberations, Jaguar’s Board of Directors deemed that this lesser amount of capital would be sufficient to allow China Cablecom to achieve its objectives, should only that lesser amount be available.

Based on television revenue in 2006, Shandong is one of the top six television regions in China. Shandong has the highest number of households in North East China and with 14% penetration, has low penetration of value added services compared to Shanghai and Beijing which has 50% and 42% penetration respectively.

Due Diligence Information Materials

In performing the analysis described above, Jaguar’s Board of Directors also reviewed an information presentation prepared by Jaguar’s consultants, Skillnet, in connection with its due diligence analysis of Binzhou, and the assessment of the market potential and competitive environment that China Cablecom operates.

The Skillnet material provided detailed information on Binzhou, including a detailed review of its products and services, technology, technical assets, marketing and sales strategy and organization. This information was used to understand China Cablecom’s relative competitive position in the Chinese market.

The Skillnet due diligence information examined the TV advertisement, cable television, pay television, cable Internet access and value added service market. The information provided a historical and forecast overview of these markets in China and provided a market analysis. The report described the growth of these markets in China, and it provided an analysis of the key trends in these market segments, both generally and in the context of China Cablecom’s history and strategy.

The Skillnet due diligence report described China Cablecom’s competitive positioning with regards to current and future products and services, provided a detailed analysis of eight competitors, and assessed China Cablecom’s strategy relative to the Company’s competitive positioning within the broadly defined industry including cable television, cable Internet access, value added services, pay television and traditional broadcast television.

The report then examined China Cablecom’s business operations in Binzhou, including internal operations and controls, technology, technical assets, organization, marketing and sales strategy, as well as a detailed analysis of customers and product and services. The report provided additional information regarding China Cablecom’s operating environment with respect to SARFT.

The information contained in the Skillnet due diligence investigation confirmed the view of Jaguar’s management that China Cablecom had a strong market position and attractive future opportunities. Additional information regarding the Skillnet due diligence report is provided above under the heading ‘‘The Skillnet Due Diligence Report.’’

Potential Disadvantages of the Business Combination with China Cablecom

The Jaguar board of directors evaluated potential disadvantages of a business combination with China Cablecom. They were not able to identify any factors associated specifically with China Cablecom or its industry that outweighed the advantages of a business combination.

A potential drawback associated with China Cablecom is the potential for the inability to grow through acquisitions of other cable systems similar in characteristic to Binzhou. The Board concluded that in the event that China Cablecom is unable to meet its expansion goals through acquisitions, the underlying assets that China Cablecom owns have strong organic growth prospects. The Board’s conclusion was supported by the fairness opinion analysis by Navigant Capital Advisors which found the purchase price for China Cablecom to be fair, and which considered only organic growth, and excluded acquisition growth, from their analysis.

In addition, the Jaguar Board recognized that a related drawback associated with China Cablecom’s acquisition strategy was the ability for the management team to identify, negotiate, fund and ultimately integrate any acquisitions that China Cablecom were to complete. The Jaguar Board recognized that different cable television operations will most likely have different technology providers for such functions as conditional access, subscriber management and set top boxes. The Jaguar Board decided that the potential for limited cost synergies is outweighed by the potential growth available to the operators via increased revenue from the migration to digital systems, and the increased ability to provide value added services over the cable network.

Another factor that the board of Jaguar considered to be potential negative aspects of this transaction included the fact that the media sector in China is highly regulated by the State Administration of Radio, Film and Television (SARFT). For example, raising subscription fees could be difficult because any raise in pricing of products and services has to be approved by the local price bureau or government regulatory body. The board decided that this factor was offset by the fact that China Cablecom operated in a monopolistic environment and therefore had a significantly lower cost of marketing and sales.

The Board of Directors concluded that, after the transaction is complete, the consolidated strength of the merger of Jaguar and China Cablecom overcomes the negative factors that the Board of Directors had identified in its analysis.

Satisfaction of the 80% Test

It is a requirement that any business acquired by Jaguar have a fair market value equal to at least 80% of Jaguar’s net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on standards generally accepted by the financial community, including the financial analysis of China Cablecom which was generally used to approve the Business Combination, Jaguar’s Board of Directors determined that 80% test requirement was met and exceeded.

To determine the value of China Cablecom, the Board of Directors first determined that as of September 30, 2006, Jaguar had $25,942,305 in net assets (total assets minus total liabilities). Therefore, any business acquired by Jaguar would require a fair market value to exceed 80% of the net assets on September, 30, 2006, or $20,753,844.

The consideration being paid to China Cablecom’s shareholders, which Navigant Consulting Advisors determined was fair from a financial point of view to Jaguar, is, at minimum, [the assumption of $20,000,000 in debt of China Cablecom and] 2,066,680 shares of Jaguar’s common stock based on the closing price of Jaguar’s common stock on October 18, 2006, the trading day before the letter of intent was signed. The fair market value of the common stock to be issued to China Cablecom’s shareholders was $10,850,070 ($5.25 per share), for a total consideration of $30,850,070, which exceeds 80% of the net assets on September 30, 2006, or $20,753,844.

Therefore, the 80% test was satisfied.

Use of Capital Funds

Upon consummation of the Business Combination, the funds held in the trust fund will be available as working capital China Cablecom. There is no specific use of proceeds for this amount, other than general working capital for the Company. Therefore, China Cablecom is not able to provide any greater disclosure about the use of proceeds, which disclosure may ordinarily be required under the regulations of the Securities and Exchange Commission in a sale of securities for the raising of capital for a company.

Engagement of Navigant Capital Advisors

On July 2, 2007, Jaguar retained Navigant Capital for the purposes of rendering an opinion with respect to the fairness to Jaguar, from a financial point of view, of the consideration to be paid in connection with the proposed acquisition of China Cablecom. Jaguar selected Navigant Capital on the basis of its experience as an investment banking firm, reputation and experience in advising on transactions involving cable, media and telecommunications companies and its overall business activities in China.

Navigant Capital commenced its work on July 9, 2007, and on October 22, 2007, Navigant Capital delivered its oral opinion to the Board of Directors of Jaguar, subsequently confirmed by its written opinion dated October 25, 2007. Navigant was paid a fee, including expenses, of $153,183 for its services in connection with providing its fairness opinion. The amount of this fee is consistent with industry custom and practice for the preparation of a fairness opinion, is not contingent upon consummation of the proposed merger. Jaguar also agreed to reimburse Navigant for its reasonable out-of-pocket expenses in connection with its activities under the engagement letter, including reasonable fees of and disbursements to its legal counsel. Jaguar has also agreed to provide customary indemnification to Navigant against certain liabilities arising out of the engagement.

As of the date of the opinion, neither Navigant Capital, nor its affiliates, held any securities of Jaguar or China Cablecom, nor did any members or officers of Navigant Capital serve as a director of Jaguar or China Cablecom. Navigant Capital or one of its affiliates may provide investment banking and related services to Jaguar in the future.

Fairness Opinion

Navigant Capital made a presentation to Jaguar’s Board of Directors on October 22, 2007 and subsequently delivered its written opinion to the Board of Directors, dated October 25, 2007. The opinion stated that, as of October 22, 2007, based upon and subject to the assumptions made, matters considered, procedures followed, methods employed and limitations on Navigant Capital’s review as set forth in the opinion, the consideration to be paid in conjunction with the acquisition of China Cablecom was fair, from a financial point of view, to Jaguar. The fairness opinion provided by Navigant is based on the merger consideration described in the Merger Agreement dated October 10, 2007, and subsequently updated as of October 25, 2007. The full text of the written opinion of Navigant Capital is attached as Annex A and is incorporated by reference into this proxy statement/prospectus.

You are urged to read the Navigant Capital opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed, methods employed and limitations on the review that Navigant Capital has undertaken in rendering its opinion. The summary of the Navigant opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

The Navigant Capital opinion is for the use and benefit of Jaguar’s Board of Directors in connection with its consideration of the Transaction and it does not constitute a recommendation to the Board of Directors or to any holders of Jaguar’s common stock as to how to vote or proceed with respect to any of the proposals set forth in this proxy statement/prospectus.

In arriving at its opinion, Navigant Capital took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Navigant Capital:

•	Reviewed financial statements for cable systems in Binzhou for the fiscal years 2005 and 2006;

•	Reviewed publicly available filings by Jaguar, including its Registration Statement on Form S-1 dated March 31, 2006 and quarterly filings on Form 10-QSB for the periods ended June 30, 2006, September 31, 2006 and December 31, 2006 as well as Form 10-KSB for the year ended March 31, 2007;

•	Reviewed the draft Merger Agreement between Jaguar and China Cablecom acquired from Jaguar on October 10, 2007, and subsequently updated as of October 25, 2007;

•	Reviewed the Framework Agreement between China Cablecom and the municipal cable operator in Binzhou, and the following related agreements: the Exclusive Services Agreement, the Technical Services Agreement and the Asset Transfer Agreement;

•	Reviewed investment presentations prepared by China Cablecom’s investment banker outlining the proposed Binzhou transaction and the comparative economic benefits;

•	Met with representatives of Jaguar and China Cablecom to discuss the rationale, structure and financial aspects of the Transaction;

•	Developed a selected group for comparative purposes of worldwide cable television system operators including both publicly traded companies and transaction comparables;

•	Reviewed publicly available financial data, stock market performance data and trading multiples of companies in the business sector of cable television companies for comparative purposes;

•	Reviewed recent telecommunications firm transaction in the People’s Republic of China;

•	Reviewed the terms of (i) recent mergers and acquisitions of companies in the cable television sector and (ii) premiums paid in acquisitions of a diverse set of companies within a similar industry to China Cablecom and which we deemed relevant to our analysis of the Transaction;

•	Developed a discounted cash flow analysis for China Cablecom using financial forecasts prepared by China Cablecom and supplied to us by JAC and China Cablecom; and

•	Conducted such other studies, analyses and inquiries as we deemed appropriate.

In rendering its Opinion, Navigant Capital assumed the accuracy and completeness of all of the information that has been supplied to it with respect to Jaguar, China Cablecom and the cable television system in Binzhou without assuming any responsibility for any independent verification of any such information. Further, Navigant Capital relied upon the assurance of management of JAC and China Cablecom that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to its analysis. Navigant Capital has not made any physical inspection or independent appraisal of any of the properties or assets of JAC or China Cablecom, nor has Navigant Capital evaluated the solvency or fair value of JAC or China Cablecom under any domestic or international laws relating to bankruptcy, insolvency, or similar matters. In addition, at the instruction of management of Jaguar Navigant Capital has assumed, without any independent verification of such information, that the structure of the transaction provides for 60% of the economic benefit of the joint venture encompassing the Binzhou cable television system to inure to China Cablecom. In rendering its Opinion, Navigant also assumed the following: (i) that all contractual rights to the transfer of assets have been received by Binzhou Broadcasting, (ii) that the assets are being transferred in installments pursuant to the terms of the Asset Transfer Agreement dated September 7, 2007, by and between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd. (the ‘‘Asset Transfer Agreement’’), (iii) that the Asset Transfer Agreement is irrevocable and enforceable, (iv) that all requirements for consolidation have been met, (v) that China Cablecom is receiving the benefits of the signed and executed Exclusive Services Agreement dated as of September 7, 2007, by and between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd. and the Technical Services Agreement dated as of September 7, 2007 and by and between Binzhou Broadcast and Television Information Network Co., Ltd. and Jinan Youxiantong Network Technology Co., Ltd. and (vi) that in all material respects the Binzhou transactions described above will be irrevocably completed in accordance with the terms of the Framework Agreement and certain related agreements. Navigant assumed that the transaction will be consummated on the terms and conditions described in the Merger Agreement reviewed by them. Navigant’s opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by Navigant at the date of its written opinion.

The written opinion only addresses the matters specifically addressed thereby. Without limiting the foregoing, the written opinion does not address: (i) matters that require legal, regulatory, accounting, insurance, tax or other professional advice; (ii) the underlying business decision of Jaguar or any other party to proceed with or effect the Transaction; (iii) the fairness of any portion or aspect of the Transaction not expressly addressed in the Opinion; (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for Jaguar or the effect of any other transaction in which Jaguar might engage; (v) any matters related to the risks associated with the assets and/or equity interests to be acquired in the Transaction, being located in the People’s Republic of China, including without limitation, the fluctuation in currency exchange rates, property rights and regulatory considerations; or (vi) the tax or legal consequences of the Transaction to either Jaguar, its shareholders or any other party.

With respect to the financial forecast information furnished to or discussed with Navigant Capital by Jaguar and China Cablecom, Navigant Capital has assumed that such information has been reasonably prepared and that it reflects the best currently available estimates and judgment of Jaguar’s and China Cablecom’s management as to the expected future financial performance of China Cablecom and the municipal cable television system in Binzhou. For purposes of Navigant Capital’s written opinion, it has been represented that Jaguar and China Cablecom have not consummated any material transaction other than the Transaction and those activities undertaken in the ordinary course of business. Further, Navigant makes no representations as to the actual value which may be received in connection with the Transaction, nor the legal, regulatory (foreign or domestic), tax or accounting effects of consummating the Transaction.

Navigant assumes that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable foreign, federal and state securities rules and regulations. Navigant assumes that the Transaction will be consummated substantially in accordance with the terms and conditions set forth in the Merger Agreement, without any further amendments to these terms and conditions.

Navigant Capital’s analysis and opinion are necessarily based upon market, economic and other conditions as they existed on and could be evaluated on October 22, 2007. Accordingly, although subsequent developments may affect its opinion, Navigant Capital has not assumed any obligation to update, review or reaffirm its opinion.

In connection with rendering its opinion, Navigant Capital performed certain financial, comparative and other analyses as summarized below. Each of the analyses that Navigant conducted was carried out to provide a different perspective on the Transaction, and to enhance the total mix of information available. Further, the summary of Navigant Capital’s analyses described below is not a complete description of the analyses underlying Navigant Capital’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In addition, Navigant Capital may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The estimates contained in Navigant Capital’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than the analyses suggest. Accordingly, Navigant Capital’s analyses and estimates are inherently subject to substantial uncertainty. Navigant Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses that Navigant performed in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format. In order to fully understand Navigant Capital’s financial reviews and analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses that Navigant Capital performed.

The analyses performed were prepared solely as part of Navigant Capital’s analysis of the fairness, from a financial point of view, to Jaguar with respect to the consideration to be paid in connection with the proposed acquisition of China Cablecom, and were provided to Jaguar’s Board of Directors in connection with the delivery of Navigant’s opinion. The opinion of Navigant Capital was just one of the many factors taken into account by Jaguar’s Board of Directors in making its determination to approve the transaction, including those described elsewhere in this proxy statement/prospectus.

Comparable Company Analysis

A selected comparable company analysis reviews the trading multiples of publicly traded cable television system operators from around the world with general operating characteristics that are similar to those of China Cablecom on a pro forma basis.

Navigant Capital identified the following eight companies that it deemed comparable to China Cablecom, all of which were involved in operating cable television systems, with deep, active markets for their common stock were considered. All of the comparable companies were considerably larger than China Cablecom with an average revenue of $9.2 billion and an average EBITDA of $3.0 billion. Navigant Capital considered multiples of EBITDA and revenue. The median EBITDA multiple of the eight companies was 9.5x and the median revenue multiple was 3.5x. Companies possessing larger market capitalizations and enterprise values may warrant higher multiples than China Cablecom, and therefore constitute a limitation to their comparability. Accordingly, Navigant took a discount for size and lack of marketability when it valued China Cablecom in its analysis.

The companies Navigant Capital considered included:

Company Name	Country	Ticker
Comcast Corp.	USA	NasdaqNM:CMCS.A
Time Warner Cable Inc.	USA	NYSE:TWC
EchoStar Communications Corp.	USA	NasdaqNM:DISH
DirecTV Group Inc.	USA	NYSE:DTV
Jupiter Telecommunications Co. Ltd.	Japan	JASDAQ:4817
PrimaCom AG	Germany	DB:PRC
Telenet Holding NV	Belgium	ENXTBR:TNET
PT-Multimedia Servicos de Telecomunicacoes eMultimedia, SGPS S.A.	Portugal	ENXTLS:PTM

The market capital of the comparable companies ranged from $308.0 million to $73.2 billion with an average of $21.5 billion and a median of $13.6 billion. Revenue ranged from $158.0 million to $28.6 billion with an average level of $9.2 billion and a median level of $1.7 billion. The multiples of revenue and EBITDA are outlined as follows:

	LTM Multiples
	TEV/ Revenue	TEV/ EBITDA
Average	3.72	10.36
Median	3.53	9.51

Navigant Capital gave comparatively less consideration to the values arising from the publicly traded comparable companies, primarily because of the size and diversity of these companies. Further, none of the comparable companies compete in China and are expected to have growth rates approximating those of companies in China.

None of the comparable companies have characteristics identical to China Cablecom. Navigant Capital’s review was limited to comparable companies for which information was publicly available. This limitation may have excluded from the comparable company analysis several private companies that had similar products or services, similar operating or financial characteristics to China Cablecom, or that serve similar markets displaying certain key similarities to markets served by China Cablecom, but for which public information was unavailable. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable Transaction Analysis

This comparable transaction analysis provides an indication of the value that an acquirer may be willing to pay in a transaction as a multiple of certain of the target company’s operating and financial metrics such as revenue and EBITDA. Navigant Capital considered two groups of comparable transactions in this analysis, and they include the following:

•	A comparative group of cable television system operators and satellite programming distributors that were acquired or merged in transactions that occurred between November 2004 and August 2006; and

•	A comparative group of Chinese telecommunications companies that were acquired or merged between March 2004 and August 2007.

Both comparative sets were considered in order for Navigant Capital to evaluate both the impact of sales of cable television systems and the impact of Chinese telecommunications company transactions. Navigant Capital elected to consider the Chinese telecommunications company transactions because they were similar types of firms in size and scope, operated in similar regulatory environment and generally had similar operational hurdles. The cable television companies provided insight into market value for cable television operating systems.

The cable and satellite transactions included in this analysis are outlined below:

Target	Buyer	Close Date
Sky Brasil Servicos Ltda.	DirecTV Group Inc.	8/23/2006
Eutelsat S.A.	Cinven Limited	1/3/2005
Eutelsat S.A.	Cinven Limited	12/1/2004
Eutelsat S.A.	Goldman Sachs Group, Merchant Banking Division; GS Capital Partners 2000, L.P.	11/26/2004
United Broadcasting Corp. Public Co. Ltd.	True Corp. Public Co. Ltd.	5/7/2006
Insight Communications Co. Inc.	The Carlyle Group	12/16/2005
Net Serviços de Comunicação	Telefonos de Mexico SA de CV	3/21/2005
HOT-Cable Systems Media	Delek Investments & Properties Ltd.	12/30/2004
Cox Communications Inc.	Cox Enterprises, Inc.	12/2/2004

On average, the companies in the comparable transaction group had revenue of $1.2 billion and net income of $823.0 million. The comparable transactions included European, Brazilian and U.S. companies. Navigant Capital considered both revenue and EBITDA multiples. The median EBITDA multiple was 7.6x and the median revenue multiple was 4.6x. Navigant Capital considered discounts to the median and average values for the fact that China Cablecom’s investments in the Binzhou joint venture was less than 50% on a legal basis and because the companies involved in these transactions were materially larger than China Cablecom. The table below summarizes both the median and average revenue and EBITDA multiples arising from these transactions:

Implied Enterprise Value/
	Revenue	EBITDA
High	5.33x	77.87x
Average	3.78x	15.16x
Median	4.63x	7.55x
Low	0.99x	3.85x

The second group included seven transactions that occurred between January 1, 2004 and December 31, 2006 were considered as part of the transaction comparable method. All of the transactions were telecommunications firms in China, a related industry and one that the Binzhou joint venture expects to be a participant in as its digitalization process is completed. The median revenue from this group was $24.5 million, which is in the similar range of China Cablecom’s projected revenue. The median EBITDA enterprise value multiple was 19.9x and the median revenue multiple was 5.8x.

The Chinese telecommunications transactions considered in this group are outlined below:

Target	Buyer	Close Date
TOM Online Inc.	Tom Group Ltd.	8/31/2007
Sina Corp.	Citigroup CIB	11/9/2006
Wisdom Choice Investments Ltd.	GMO Ltd.	1/22/2007
W-Infinity Communications Limited	Monstermob Group plc	4/25/2006
M-dream China Co., Ltd.	Monstermob Group plc	1/31/2006
Sina Corp.	Shanda Interactive Entertainment Ltd.	3/2/2005
Crillion Corp.	Sina Corp.	3/24/2004

A minority discount was considered due to the 49% ownership interest being taken by China Cablecom in this transaction. No other discounts or premiums were considered due to the general similarity of the comparative group of Chinese telecommunications transactions.

Enterprise value is market capitalization plus net debt, which includes total debt plus preferred stock, less cash and cash equivalents. EBITDA is a non-U.S. GAAP financial measure and thus may have multiple definitions. To minimize the variance therewith, Navigant Capital derived the attributed EBITDA for these companies from their financial statements filed with the SEC, where available, and consistently applied a formula for calculation of EBITDA for each company. The formula is: Gross Profit minus Operating Expenses (deemed ordinary and recurring in nature) plus Depreciation and Amortization. Navigant Capital consistently computed EBITDA based upon data from sources it considered reliable, including but not limited to data from SEC filings.

In transactions where such data was publicly available Navigant Capital relied on data gleaned from information available to Navigant Capital through Capital IQ. While these potential differences in EBITDA calculation may introduce a modest degree of variance in multiples, such variances were deemed unavoidable and were not deemed sufficient to undermine the efficacy of the measure or the related multiples and resultant analysis.

Navigant Capital primarily focused on transactions with revenue up to approximately $200 million. This limitation may have excluded comparable transactions for which no public information was available or which involved conglomerates where security segment information could not be verified.

The summary of results from these transactions is outlined below:

Implied Enterprise Value/
	Revenue	EBITDA
High	10.49x	24.51x
Average	6.03x	18.70x
Median	5.76x	19.95x
Low	1.58x	10.01x

Based on this analysis, Navigant Capital determined that the merger consideration was within or below the range of enterprise values implied by the multiples of the selected comparable transactions.

None of the target companies in the comparable transactions have characteristics identical to China Cablecom. Accordingly, an analysis of comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

This analysis utilized the projected cash flows of China Cablecom discounted back to present value. For purposes of this discounted cash flow analysis, Navigant relied upon the financial projections for China Cablecom for fiscal years ending December 31, 2008 through 2011, provided by Jaguar and China Cablecom management. These include projections related to revenue, cost of goods sold, SG&A, other expenses, capital expenditure, and depreciation and amortization. Navigant Capital reviewed these projections against market participant results and closely discussed the results of these forecasts with management to ensure an understanding of the underlying assumptions.

Discounted cash flow analysis is a method of valuing an asset as the present value of the sum of (i) its unlevered free cash flows over a forecast period and (ii) its theoretical terminal value at the end of the forecast period. Navigant Capital relied upon the China Cablecom forecast future cash flows according to the financial projections for the fiscal years 2007 through 2009 as provided by China Cablecom and Jaguar managements’ views. These assumptions did not include any strategic acquisitions. EBITDA is a non-U.S. GAAP financial measure and thus may have multiple definitions. The terminal values of China Cablecom were calculated based on projected adjusted revenue for 2011, using an exit multiple of the cable television system comparatives of 4.63x. The cable television multiples were used because they reflect a comparatively conservative exit multiple incorporating modest growth rates.

Based on this analysis, the implied enterprise value of China Cablecom indicated a general valuation of approximately $32.1 million.

In accordance with conventional industry valuation practices, specifically those routinely used by the investment community, Navigant Capital focused broadly on revenue and EBITDA as a preferred metric to compare the performance of China Cablecom with that of publicly traded comparables and select merger and acquisition transactions. While EBITDA constitutes a non-GAAP financial measure, it comprises the sum of the following GAAP measures: Operating Income (also known as EBIT) plus Depreciation and Amortization. As such, EBITDA is a useful measure that enables analysts to compare the relative operating performance and profitability of companies by normalizing certain potential differences as explained below: (i) companies operating in different jurisdictions, by assessing their results on a pre-tax basis; (ii) companies with different investment and depreciation and amortization policies and histories, by assessing their results on a pre-depreciation and amortization basis; and (iii) companies exhibiting different capital structures and balance sheet characteristics, by assessing their results on a pre-interest basis. In support of this practice, upon analysis of the data, less variance existed in the EV/EBITDA multiples (using the non-GAAP measure of EBITDA) of the comparables than did in their EV/EBIT multiples (using the GAAP measure of EBIT) and thus Navigant Capital believes it is a preferred measure for determining the valuation range. Although Jaguar’s Board of Directors considered that China Cablecom’s EBITDA might not be comparable to other similarly titled measures, it determined that it was appropriate to consider this measure for this transaction.

Conclusion

Based on the information and analyses set forth above, Navigant delivered its written opinion to Jaguar’s Board of Directors, which stated that, as of October 22, 2007, based upon and subject to the assumptions made, matters considered, procedures followed, methods employed and limitations on its review as set forth in the opinion, the consideration to be paid in conjunction with the acquisition of China Cablecom is fair, from a financial point of view, to Jaguar. Navigant Capital is an investment banking firm with its experience in advising on transactions involving cable, media and telecommunications companies. We determined to use the services of Navigant Capital because of its overall investment banking activities in China, its recognized expertise in advising on transactions involving cable, media and telecommunications companies and experience in similar matters. Navigant Capital has received a fee, including expenses, of $153,183 in connection with the preparation and issuance of its opinion and will be reimbursed for its reasonable out-of-pocket expenses, including attorneys’ fees. In addition, we have agreed to indemnify Navigant Capital for certain liabilities that may arise out of the rendering of its opinion. Navigant Capital’s fee for providing the fairness opinion is not contingent on the completion of the transaction and was determined based on arms-length negotiations between the parties. Neither Navigant Capital, nor its affiliates, held any securities of Jaguar or China Cablecom, nor did any members or officers of Navigant serve as a director of Jaguar or China Cablecom. Navigant Capital or one of its affiliates may provide investment banking and related services to Jaguar in the future.

General Matters Regarding Fairness Opinion

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, such analyses and opinion are not susceptible to summary description. Furthermore, Navigant Capital did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Navigant Capital analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the opinion.

In its analysis, Navigant Capital made a number of assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of China Cablecom, Jaguar and Navigant Capital. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those set forth in the analysis. In addition, analyses relating to the value of China Cablecom do not purport to be appraisals or to reflect the prices at which securities of Jaguar may be sold after the merger is approved.

Navigant Capital’s opinion does not constitute a recommendation to the Board of Directors or to any holder of Jaguar’s securities as to how such a person should vote or act with respect to any of the proposals set forth in this proxy statement/prospectus. The opinion does not address the decision of the Board of Directors to enter into the merger transaction as compared to any alternative business transactions that might be available to Jaguar nor does it address the underlying business decision to engage in the merger transaction.

Navigant Capital is a nationally recognized investment banking firm that is continually engaged in providing fairness opinions and advising in connection with mergers and acquisitions, leveraged buyouts, recapitalizations and private placement transactions. The Board of Directors retained Navigant Capital based on such qualifications, as well as recommendations from other companies that had engaged members of Navigant Capital’s engagement team for similar purposes and Navigant Capital’s ability to perform research and render a fairness opinion within the required timeframe.

Conclusion of Jaguar’s Board of Directors

After careful consideration of all relevant factors, Jaguar’s Board of Directors determined that the merger is fair to and in the best interests of Jaguar and its stockholders. The Board of Directors has approved and declared the proposal advisable and recommends that you vote or give instructions to vote ‘‘FOR’’ the approval of the merger.

The foregoing discussion of the information and factors considered by the Jaguar Board is not meant to be exhaustive, but includes the material information and factors considered by it.

THE JAGUAR SPECIAL MEETING

Jaguar is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting in connection with the proposed Redomestication Merger of Jaguar to the British Virgin Islands and the proposed Business Combination with China Cablecom. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place.    Jaguar will hold the special meeting at 10:00 a.m., Eastern standard time, on                             , 2008, at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428 to vote on the proposals.

Purpose.    At the special meeting, holders of Jaguar common stock will be asked to approve:

a.	The merger of Jaguar with and into China Cablecom Holdings, Ltd. (‘‘China Cablecom Holdings’’), its wholly-owned British Virgin Islands subsidiary, for the purpose of redomesticating Jaguar to the British Virgin Islands as part of the acquisition of China Cablecom Ltd., a private British Virgin Islands company (the ‘‘Redomestication Merger’’). In connection with the Redomestication Merger, Jaguar will change its name to China Cablecom Holdings, Ltd. and adopt the Memorandum of Association and Articles of Association of China Cablecom Holdings, which are equivalent to Jaguar’s Certificate of Incorporation and By-laws, respectively – we call this proposal the ‘‘Redomestication Merger Proposal’’;

b.	The proposed merger of China Cable Merger Co., Ltd., a wholly-owned British Virgin Islands subsidiary of China Cablecom Holdings (‘‘China Cable Merger Co.’’), with and into China Cablecom, resulting in China Cablecom becoming a wholly-owned subsidiary of China Cablecom Holdings (the ‘‘Business Combination’’) and the transactions contemplated by the merger agreement dated October 30, 2007 by and among Jaguar, China Cablecom and Clive Ng, as the principal shareholder of China Cablecom (‘‘Merger Agreement’’), pursuant to which China Cablecom Holdings will pay China Cablecom’s shareholders an aggregate merger consideration of 2,066,680 shares of China Cablecom Holdings ordinary shares (valued at approximately $14,156,758, based on the closing price of the common stock on October 26, 2007) – we call this proposal the ‘‘Business Combination Proposal’’;

c.	The adoption of China Cablecom Holdings’ 2007 Omnibus Securities and Incentive Plan, which provides for the grant of up to 10,000,000 ordinary shares of China Cablecom Holdings or cash equivalents to directors, officers, employees and/or consultants of China Cablecom Holdings and its subsidiaries – we call this proposal the ‘‘Incentive Plan Proposal’’; and

d.	Approval of the grant of up to 8,120,000 ordinary shares (‘‘Performance Shares’’), pursuant to consulting and other arrangements to certain of Jaguar’s and China Cablecom’s insiders or their respective affiliates in connection with the Business Combination upon the achievement of certain financial goals of China Cablecom Holdings following the Business Combination, and the payment of Jaguar’s cash bonuses to certain officers and directors of Jaguar and China Cablecom following the exercise of existing warrants after the Business Combination – we call this proposal the ‘‘Performance Share Proposal’’;

e.	Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies – we call this proposal the ‘‘Adjournment and Postponement Proposal.’’

Pursuant to Jaguar’s Certificate of Incorporation and the Merger Agreement, Jaguar is required to obtain stockholder approval of the Business Combination with China Cablecom. Pursuant to the Merger Agreement, we will not consummate the Redomestication Merger unless the Business Combination is also approved. Similarly, the Redomestication Merger and grant of Performance Shares will not take place if the Business Combination is not approved. If China Cablecom’s Board of Directors chooses to waive those conditions to the Business Combination, Jaguar will still not be able to go forward with the Business Combination. The approval of the Incentive Plan Proposal is not a condition to consummation of the Business Combination, the Redomestication Merger or the grant of Performance Shares.

Jaguar’s Board of Directors determined that the Redomestication Merger, the Business Combination, the adoption of the 2007 Omnibus Securities and Incentive Plan and the Performance Share Proposal are fair to and in the best interests of Jaguar and its stockholders, approved and declared each of them advisable, and recommends that Jaguar stockholders vote ‘‘FOR’’ (i) the Redomestication Merger, (ii) the Business Combination, (iii) the adoption of the 2007 Omnibus Securities and Incentive Plan, (iv) the Performance Share Proposal and (v) the approval of any adjournment or postponement of the special meeting. The Board of Directors has also determined that the fair market value of China Cablecom is at least 80% of Jaguar’s net assets, which is necessary to satisfy the provisions of its certificate of incorporation enabling it to consummate the Business Combination.

The special meeting has been called only to consider approval of the Redomestication Merger Proposal, the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment or Postponement Proposal of the special meeting. Under Delaware law and Jaguar’s bylaws, no other business may be transacted at the special meeting.

Record Date; Who is Entitled to Vote.    The ‘‘record date’’ for the special meeting is                      , 2008. Record holders of Jaguar common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 5,716,667 outstanding shares of Jaguar common stock, of which 4,600,000 shares were sold to the public in Jaguar’s IPO. Each share of common stock is entitled to one vote per proposal at the special meeting. Jaguar’s warrants do not have voting rights.

Pursuant to letter agreements with Jaguar, Jaguar’s initial stockholders have agreed to vote 1,116,667 of their shares in accordance with the vote of the holders of a majority of the public shares on the Business Combination Proposal in person or by proxy at the meeting. If holders of a majority of the public shares cast at the meeting vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast the 1,116,667 shares in the same manner as such majority votes on such proposal. No initial stockholders will demand redemption of any shares owned by them. The initial holders intend to vote all of their shares in favor of the Redomestication Merger Proposal and abstain from the Performance Share Proposal and the Incentive Plan Proposal. The 1,116,667 shares that Jaguar’s initial stockholders will vote in favor of the Redomestication Merger represent 19.53% of Jaguar’s outstanding shares of common stock. By voting these shares for the Redomestication Merger, Jaguar’s initial stockholders increase the number of shares held by Jaguar’s public stockholders that must be voted against the merger proposal to reject the proposal.

Vote Required.    Approval of the Redomestication Merger requires the affirmative vote of holders of a majority of Jaguar’s outstanding common stock. Approval of the Business Combination requires the affirmative vote of a majority of the votes cast at the special meeting. The Incentive Plan Proposal, the Performance Share Proposal and the Adjournment and Postponement Proposal will require the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. If the stockholders approve the Business Combination, the Business Combination will only proceed if holders of shares purchased in Jaguar’s IPO, representing less than 20% of the total shares sold in the IPO, exercise their redemption rights. Jaguar’s Board of Directors will abandon the Business Combination if holders of 920,000 or more of the shares of common stock issued in Jaguar’s IPO (which number represents 20% of the total shares sold in Jaguar’s IPO) vote against the Business Combination and exercise their right to redeem their shares into a pro rata portion of the trust account. In addition, pursuant to the Merger Agreement, it is a condition to the obligation of Jaguar and China Cablecom to consummate the Business Combination that the Redomestication Merger Proposal and the Performance Share Proposal be approved by Jaguar’s stockholders. If those proposals are not approved, and if China Cablecom’s Board of Directors chooses to waive either of those conditions to the Business Combination, Jaguar will still not be able to go forward with the Business Combination with China Cablecom.

Abstaining from voting or not voting on a proposal (including broker non-votes), either in person or by proxy or voting instruction, will not have an effect on the vote relating to the Business Combination, since Jaguar’s Certificate of Incorporation provides that only votes cast at the meeting will count toward the vote on the Business Combination. An abstention will not count toward the 20% ‘‘against and redeeming’’ vote that would result in the Business Combination’s abandonment, and you would be unable to exercise any redemption rights upon approval of the Business Combination. With respect to the Redomestication Merger Proposal an abstention or a broker non-vote will have the same effect as a vote against the proposal. With respect to the Incentive Plan Proposal and the Performance Share Proposal, an abstention will have the same effect as a vote against the proposal; however, a broker non-vote will have no impact on the vote on the proposal. If the proposals relating to the Redomestication Merger and the Performance Share Proposal are not approved, and if China Cablecom’s Board of Directors chooses not to waive either of those conditions to the Business Combination relating to the approval of the plan by Jaguar’s stockholders, Jaguar will not be able to go forward with the Business Combination with China Cablecom.

Broker Non-Votes.    A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in ‘‘street name’’) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. The matters currently planned to be considered by the stockholders are not routine matters. As a result, brokers can only vote the Jaguar shares if they have instructions to do so. Broker non-votes will not be counted in determining whether the proposals to be considered at the meeting are approved.

Voting Your Shares.    Each share of common stock that you own in your name entitles you to one vote per proposal. Your proxy card shows the number of shares you own.

There are three ways to vote your shares at the special meeting:

By signing and returning the enclosed proxy card.    If you vote by proxy card, your ‘‘proxy,’’ whose names are listed on the proxy card, will vote your shares as you instruct on the card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Jaguar Board ‘‘FOR’’ approval of each proposal.

By telephone or on the Internet.    You can vote this way by following the telephone or Internet voting instructions included with your proxy card. If you do, you should not return the proxy card.

You can attend the special meeting and vote in person.    We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Redemption Rights.    Any holder of shares that were purchased in Jaguar’s IPO who votes against the Business Combination may, at the same time, demand that Jaguar redeem his or her shares into a pro rata portion of the funds available for redemption in the trust account. If so demanded and the Business Combination is consummated, Jaguar will redeem the shares. A stockholder who has not properly exercised redemption rights may still exercise those rights prior to the special meeting by submitting a later dated proxy, together with a demand that Jaguar will redeem these shares into a pro rata portion of funds held in the trust account plus interest, as of the record date. A stockholder who has not properly exercised redemption rights may still exercise those rights prior to the special meeting by submitting a later dated proxy, together with a demand that Jaguar convert his or her shares. After the special meeting, a Jaguar stockholder may not exercise redemption rights or correct invalidly exercised rights. You will only be entitled to receive cash for these shares if you continue to hold them through the closing of the Business Combination and then tender your stock certificate(s) to Jaguar or to Jaguar’s duly appointed tender agent. If you exercise your redemption rights, then you will be exchanging your shares for cash and will no longer own these shares. Exercise of redemption rights will not affect any warrants held by that stockholder. Do not send your stock certificate(s) with your proxy. If the Business Combination is consummated, redeeming stockholders will be sent instructions on how to tender their shares of common stock and when they should expect to receive the redemption amount. Stockholders will not be requested to tender their shares of common stock before the Business Combination is consummated.

You will lose your redemption rights if you submit an incomplete or untimely demand for redemption.    To exercise redemption rights a Jaguar stockholder must:

•	Vote against the Business Combination Proposal;

•	Contemporaneous with that vote against the Business Combination Proposal, send a written demand to Jaguar (Attn: Jonathan Kalman) at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428, which demand must state:

a)	The name and address of the stockholder;

b)	That the stockholder has voted against the Business Combination;

c)	That the stockholder demands redemption of the stockholder’s shares into cash; and

d)	The address for delivery of the check for the aggregate redemption payment to be received by the stockholder if the shares are redeemed into cash.

If the Business Combination is approved by the Jaguar stockholders and is consummated, Jaguar will promptly pay to any holder who properly and timely demanded redemption and who has submitted the holder’s stock certificate(s) to Jaguar, or to its duly appointed tender agent, the stockholder’s pro rata portion of funds in the trust account. Any such payment will only be made after the holder submits his or her stock certificates to Jaguar or to its duly appointed tender agent. The certificate(s) representing the shares being redeemed need not be submitted prior to the meeting or at the time that the redeeming stockholder votes against the Business Combination and submits the written demand for redemption, but only after the Business Combination has been approved. (Jaguar recommends sending the certificate by registered mail with proper insurance, since risk of loss will remain with the stockholder until the certificate is received by Jaguar). Jaguar will not charge any stockholder for costs incurred by Jaguar with respect to the exercise of redemption rights, such as the costs of redeeming shares from street name to a physical certificates.

The closing price of Jaguar’s common stock on October 26, 2007 was $6.85 and the amount of cash held in the IPO trust account on September 30, 2007 was approximately $26,384,929. If a public stockholder would have elected to exercise redemption rights on such date, he or she would have been entitled to receive approximately $5.71 per share.

Questions About Voting.    If you have any questions about how to vote or direct a vote in respect of your Jaguar common stock, you may call Jonathan Kalman or Jim Cassano of Jaguar, at (610) 825-0290. You may also want to consult your financial and other advisors about the vote.

Revoking Your Proxy and Changing Your Vote.    If you give a proxy, you may revoke it or change your voting instructions at any time before it is exercised by:

•	If you sent in a proxy, by sending another proxy card with a later date;

•	If you voted by telephone, by calling the same number and following the instructions;

•	If you voted by Internet, by going to the same internet website and following the instructions;

•	Notifying Jaguar in writing before the special meeting that you have revoked your proxy; or

•	Attending the special meeting, revoking your proxy and voting in person.

If your shares are held in ‘‘street name,’’ consult your broker for instructions on how to revoke your proxy or change your vote.

If you do not vote your shares of Jaguar common stock in any of the ways described above, it will have the same effect as a vote against the adoption of the Business Combination Proposal and the Redomestication Merger proposal, but will not have the effect of a demand of redemption of your shares into a pro rata share of the trust account in which a substantial portion of the proceeds of Jaguar’s IPO are held or a demand for appraisal rights under Delaware law.

Appraisal Rights.    Under Delaware corporate law, the Redomestication Merger of Jaguar with China Cablecom Holdings causes the stockholders of Jaguar to have appraisal rights. This right is separate from the redemption rights of the holders of shares of Jaguar common stock issued in the IPO. However, because the exercise of the appraisal rights and the redemption rights both require a tender of the holder’s shares to Jaguar, only one right may be elected in respect of the shares. If the Redomestication Merger is consummated, Jaguar stockholders who choose not to vote in favor of the Redomestication Merger will have the right to elect an appraisal of the fair market value of their shares of Jaguar common stock, and to receive the fair market value of such shares in lieu of the consideration contemplated by the Redomestication Merger and the Merger Agreement, in accordance with the provisions of Section 262 of the Delaware General Corporation Law. Unlike redemption rights in which the stockholder will receive a pro rata portion of the trust account as of the record date, stockholders who elect to exercise their appraisal rights will receive a value for their shares that is determined by an appraisal made by the Delaware Court of Chancery. Failure to properly exercise appraisal rights before the special meeting will result in loss of these rights. Exercise of appraisal rights will not affect any warrants held by that stockholder. See ‘‘The Redomestication Merger – Appraisal Rights’’ for more information about appraisal rights.

Solicitation Costs.    Jaguar is soliciting proxies on behalf of the Jaguar Board of Directors. This solicitation is being made by mail, but also may be made in person or by telephone or other electronic means. Jaguar and its respective directors, officers, employees and consultants may also solicit proxies in person or by mail, telephone or other electronic means. In addition, China Cablecom stockholders, officers and directors may solicit proxies in person or by mail, telephone or other electronic means on Jaguar’s behalf. These persons will not be paid for doing this.

Jaguar has not hired a firm to assist in the proxy solicitation process but may do so if it deems this assistance necessary. Jaguar will pay all fees and expenses related to the retention of any proxy solicitation firm.

Jaguar will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Jaguar will reimburse them for their reasonable expenses.

Stock Ownership.    Information concerning the holdings of certain Jaguar stockholders is set forth above in the Summary and below under ‘‘Beneficial Ownership of Securities.’’

PROPOSAL TO ACQUIRE CHINA CABLECOM

General

Pursuant to the Merger Agreement, Jaguar established a wholly owned subsidiary, China Cablecom Holdings in October 2007. As part of the series of transactions contemplated by the Merger Agreement, Jaguar will merge with and into China Cablecom Holdings in the Redomestication Merger immediately prior to the Business Combination. China Cablecom Holdings will be the surviving entity of the Redomestication Merger, and the separate corporate existence of Jaguar will cease at the effective time thereof. Immediately afterwards, China Cablecom Holdings’ wholly-owned subsidiary, China Cable Merger Co. Ltd. will merge with and into China Cablecom, which owns 100% of Hong Kong Zhongyouxiantong Co., Ltd. (‘‘HKZ’’), a Hong Kong holding company which in turn owns 100% of Heze Zhongyouxiantong Network Technology Co., Ltd. (‘‘HZNT’’), a PRC company.  Jinan Youxiantong Network Technology Co., Ltd. (‘‘JYNT’’), a PRC company and a domestic variable interest entity (‘‘VIE’’) is controlled by HZNT through contractual arrangements. As a result of the Business Combination, the shareholders of China Cablecom will own approximately 26.55% of the outstanding shares of China Cablecom Holdings, assuming full participation in the Redomestication Merger and no conversions or exercise of appraisal rights and before any issuance of Performance Shares. If China Cablecom Holdings issues all 8,120,000 Performance Shares, then the shareholders of China Cablecom will own approximately 61% of the issued and outstanding shares of China Cablecom Holdings, and existing Jaguar stockholders will own approximately 39% of the issued outstanding common stock of China Cablecom Holdings. None of the foregoing percentages reflects the effect that an exercise of the currently outstanding warrants would have.

The Merger Agreement contains representations by Jaguar and China Cablecom and representations to be made by China Cablecom’s principal stockholder upon closing. Jaguar’s representations include representations relating to litigation, the issuance of Jaguar’s common stock in the Business Combination, fees to be paid upon consummation of the Business Combination, the accuracy of Jaguar’s financial statements and money laundering laws. China Cablecom’s representations include representations relating to capitalization and ownership, the accuracy of financial statements, accounts receivable, the accuracy of books and records, the absence of certain changes in China Cablecom’s business since the last audit, property owned, intellectual property, relationships with customers and suppliers, litigation, material agreements, licenses with permits, compliance with labor laws, the filing of tax returns, fees to be paid in connection with the Business Combination and money laundering laws. At the closing of the Business Combination, China Cablecom’s stockholders will make certain representations, including representations relating to the ownership of their securities in China Cablecom, litigation, investment intent in Jaguar’s securities, and the assumption of risk of acquiring Jaguar’s securities. China Cablecom also makes certain covenants relating to the conduct of its business between the time the Merger Agreement was signed and the consummation of the Business Combination, including that it will not take certain actions without the permission of Jaguar and that Jaguar will have access to China Cablecom’s records. The parties to the Merger Agreement also make covenants relating to confidentiality, non-solicitation and non-competition.

The Merger Agreement provides that Jaguar will, within 30 days after the closing of the merger, file a registration statement relating to the resale of the shares of Jaguar’s common stock acquired by the stockholders of China Cablecom, and that Jaguar will use its commercially reasonable best efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the Business Combination.

The closing of the Business Combination is subject to certain conditions, including the approval of the transaction by Jaguar’s stockholders and holders of fewer than 920,000 of the shares of Jaguar’s common stock sold in Jaguar’s IPO exercising their right to redeem their shares of common stock for cash. The stockholders of China Cablecom will also be entitled to indemnification from Jaguar if certain events occur, as described in the Merger Agreement. In the event that the Business Combination is not consummated by April 13, 2008, either party may terminate the merger agreement without reason.

Jaguar anticipates that it will incur total transaction costs of approximately $         million. Such costs do not include transaction costs of approximately $         million anticipated to be incurred by China Cablecom. Approximately $526,982 of the $         million in non-contingent anticipated costs has been incurred and recorded as of September 30, 2007. The $         million primarily relates to Loeb & Loeb legal expenses, the Navigant Consulting fairness opinion fee, including expenses, of $153,183 which has been paid, accountants and valuation consultants’ fees, road show expenses, printer fees and other miscellaneous expenses.

Jaguar’s cash outside the trust and accrued expenses as of September 30, 2007 was approximately $473,000 and $103,000, respectively. Through September 30, 2007, approximately $50,000 of transaction costs had been paid in cash. Jaguar expects to incur the remaining anticipated non-contingent transaction costs of approximately $75,000 in the third quarter of 2007. Additionally, recurring monthly operating expenses of approximately $46,000 per month will continue to accrue after September 30, 2007.

Jaguar anticipates that the costs to consummate the Redomestication Merger and the Business Combination will exceed its available cash outside of the trust account by approximately $            . Jaguar has not sought and does not anticipate seeking any fee deferrals. Jaguar expects these costs would ultimately be borne by China Cablecom Holdings after the Business Combination and disbursed from the funds held in the trust if the proposed China Cablecom Business Combination is completed. If the Business Combination is not completed, the non-contingent excess costs of approximately $             million would be subject to the potential indemnification obligations of Jaguar’s officers and directors to the trust account related to expenses incurred for vendors or service providers. Jaguar’s officers and directors anticipate performing their obligations to the trust account regarding expenses incurred for vendors or service providers in the event the Business Combination is not consummated. Jaguar’s officers and directors are all accredited investors and as such, Jaguar believes that they have the financial ability to meet such obligations but has not done an independent investigation to confirm such belief. If these obligations are not performed or are inadequate, it is possible that vendors and/or service providers could seek to recover these expenses from the trust account, which could ultimately deplete the trust account and reduce a stockholder’s current pro rata portion of the trust account upon liquidation.

Background

Jaguar is a Delaware corporation incorporated on June 2, 2005 in order to serve as a vehicle for the acquisition of an operating business through a merger, capital stock exchange, asset acquisition or other similar business combination. On April 13, 2006, Jaguar completed a private placement and received net proceeds of approximately $700,000. On April 13, 2006, Jaguar consummated its IPO and received net proceeds of approximately $21,600,000 and, on April 18, 2006, the underwriters exercised their over-allotment option and Jaguar received additional net proceeds of approximately $3,300,000. After deducting the underwriting discounts and commissions and offering expenses, an amount of $25,098,002 was placed in an interest-bearing trust account and the remaining proceeds of approximately $580,000 became available to be used to provide for business, legal, accounting, due diligence on prospective business combinations and continuing operating expenses. Jaguar’s management has broad discretion with respect to the specific application of the net proceeds of the private placement and the IPO, although substantially all of the net proceeds of the offerings are intended to be generally applied toward consummating a business combination. As of September 30, 2007, $26,384,929 (which includes accrued interest of $1,286,927) was held in the trust account.

If Jaguar does not consummate the Business Combination with China Cablecom, it will continue to seek another target business until it is required to liquidate and dissolve pursuant to its Certificate of Incorporation. As provided in its Certificate of Incorporation, to avoid being required to liquidate, Jaguar entered a letter of intent relating to a business combination on October 18, 2006 with China Cablecom, as a result Jaguar is allowed an additional six months to complete the business combination to avoid liquidation. Under its Certificate of Incorporation as currently in effect, if Jaguar does not acquire at least majority control of a target business by April 13, 2008, Jaguar will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets. Following dissolution, Jaguar would no longer exist as a corporation.

Board Consideration and Approval

While no one factor determined the final agreed upon consideration in the merger, Jaguar’s Board of Directors reviewed various industry and financial data, including certain valuation analyses and metrics compiled by Jaguar and Navigant Capital in order to make its determination that the consideration to be paid to the China Cablecom shareholders was reasonable and that the Business Combination was in the best interests of Jaguar’s stockholders. Jaguar’s Board of Directors also reviewed and considered certain analyses provided by Navigant Capital in order to determine that the Business Combination consideration was fair from a financial point of view to Jaguar.

Jaguar’s officers and consultants conducted a due diligence review of China Cablecom that included an industry analysis, a description of China Cablecom’s existing business model, inspections of company premises, review of corporate records and files, on-site visits to selected jobs-in progress, in-depth meetings with three levels of China Cablecom management, interviews with major China Cablecom customers, a valuation analysis and financial projections in order to enable the Board of Directors to ascertain the reasonableness of the consideration. On October 22, 2008, Navigant Consulting and Jaguar’s executive officers made a presentation to Jaguar’s Board of Directors relating to the merger.

Interest of Jaguar’s Management in the Business Combination.    When you consider the recommendation of Jaguar’s Board of Directors that you vote in favor of the Business Combination, you should keep in mind that Jaguar’s officers and directors have interests in the merger that are different from, or in addition to, yours. These interests include the following:

•	If the Business Combination is not approved and Jaguar is therefore required to liquidate, the shares owned by Jaguar’s officers and directors will be worthless because they will not be entitled to receive any of the assets held in the trust account. In addition, the possibility that the members of the Board of Directors will be required to perform their obligations under the indemnity agreements referred to above will be substantially increased.

•	Warrants to purchase Jaguar common stock held by Jaguar’s directors and officers are potentially exercisable upon consummation of the Business Combination.

•	All rights specified in Jaguar’s Certificate of Incorporation relating to the right of directors and officers to be indemnified by Jaguar, and of Jaguar’s directors and officers to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the Business Combination. If the Business Combination is not approved and Jaguar liquidates, it will not be able to perform its obligations under those provisions. If the Business Combination is ultimately completed, the combined company’s ability to perform such obligations will probably be substantially enhanced.

Additional interests Jaguar’s officers and directors have discussed above under ‘‘Consideration of the Business Combination — Interest of Jaguar’s Management in the Business Combination.’’

Jaguar’s Reasons for the Business Combination and Its Recommendation.

Jaguar’s Board of Directors concluded that the Business Combination is in the best interests of Jaguar’s stockholders.

Among the factors that the Jaguar Board of Directors considered in connection with its evaluation of the Business Combination were: 1) the onsite due diligence visit to Binzhou and surrounding areas by Messrs. Kalman, Cassano and Propper in May 2007; 2) the conclusions of the analyses made by Skillnet with regard to the business concept; 3) the analyses and discussion with Orrick regarding the structure of a foreign investment in a PRC media company; 4) the qualitative evaluation of China Cablecom’s management including vision, strategy and organization; 5) the quantitative analysis of China Cablecom’s revenue and projections, 6) a qualitative comparison of the proposed China Cablecom transaction to the criteria established by Jaguar in May 2006 and 7) various analyses provided by Navigant Capital, including the fairness opinion.

In light of the complexity of those factors, the Board of Directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

In considering the acquisition, Jaguar’s Board of Directors also gave considerable weight to the factors discussed below.

Satisfaction of 80% Test.    It is a requirement that any business acquired by Jaguar have a fair market value equal to at least 80% of Jaguar’s net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on the financial analysis of China Cablecom generally used to approve the transaction, Jaguar’s Board of Directors determined that this requirement was met and exceeded.

Engagement of Navigant Capital Advisors

On July 2, 2007, Jaguar retained Navigant Capital for the purposes of rendering an opinion with respect to the fairness to Jaguar, from a financial point of view, of the consideration to be paid in connection with the proposed acquisition of China Cablecom. Jaguar selected Navigant Capital on the basis of its experience as an investment banking firm, reputation and experience in advising on transactions involving cable, media and telecommunications companies and its overall investment banking activities in China.

Navigant Capital commenced its work on July 9, 2007, and on October 22, 2007, Navigant Capital delivered its oral opinion to the Board of Directors of Jaguar, subsequently confirmed by its written opinion dated October 25, 2007. Navigant Capital was paid a fee, including expenses, of $153,183 for its services in connection with providing its fairness opinion. The amount of this fee is consistent with industry custom and practice for the preparation of a fairness opinion, is not contingent upon consummation of the proposed merger. Jaguar also agreed to reimburse Navigant Capital for its reasonable out-of-pocket expenses in connection with its activities under the engagement letter, including reasonable fees of and disbursements to its legal counsel. Jaguar has also agreed to provide customary indemnification to Navigant Capital against certain liabilities arising out of the engagement.

As of the date of the opinion, neither Navigant, nor its affiliates, held any securities of Jaguar or China Cablecom, nor did any members or officers of Navigant Capital serve as a director of Jaguar or China Cablecom. Navigant Capital or one of its affiliates may provide investment banking and related services to Jaguar in the future.

Fairness Opinion

Navigant Capital made a presentation to Jaguar’s Board of Directors on October 22, 2007 and subsequently delivered its written opinion to the Board of Directors, dated October 25, 2007. The opinion stated that, as of October 22, 2007, based upon and subject to the assumptions made, matters considered, procedures followed, methods employed and limitations on Navigant Capital’s review as set forth in the opinion, the consideration to be paid in conjunction with the acquisition of China Cablecom was fair, from a financial point of view, to Jaguar. The fairness opinion provided by Navigant Capital is based on the merger consideration described in the Merger Agreement dated as of October 22, 2007. The full text of the written opinion of Navigant Capital is attached as Annex A and is incorporated by reference into this proxy statement/prospectus.

You are urged to read the Navigant Capital opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed, methods employed and limitations on the review that Navigant has undertaken in rendering its opinion. The summary of the Navigant Capital opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

The Navigant Capital opinion is for the use and benefit of Jaguar’s Board of Directors in connection with its consideration of the Business Combination and it does not constitute a recommendation to the Board of Directors or to any holders of Jaguar’s common stock as to how to vote or proceed with respect to any of the proposals set forth in this proxy statement/prospectus.

In arriving at its opinion, Navigant Capital took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Navigant:

•	Reviewed financial statements for cable systems in Binzhou for the fiscal years 2005 and 2006;

•	Reviewed publicly available filings by Jaguar, including its Registration Statement on Form S-1 dated March 31, 2006 and quarterly filings on Form 10-QSB for the periods ended June 30, 2006, September 31, 2006 and December 31, 2006 as well as Form 10-KSB for the year ended March 31, 2007;

•	Reviewed the draft Merger Agreement between Jaguar and China Cablecom acquired from Jaguar on October 10, 2007, and subsequently updated as of October 25, 2007;

•	Reviewed the Framework Agreement between China Cablecom and the municipal cable operator in Binzhou, and the following related agreements: the Exclusive Services Agreement, the Technical Services Agreement and the Asset Transfer Agreement;

•	Reviewed investment presentations prepared by China Cablecom’s investment banker outlining the proposed Binzhou transaction and the comparative economic benefits;

•	Met with representatives of Jaguar and China Cablecom to discuss the rationale, structure and financial aspects of the Transaction;

•	Developed a selected group for comparative purposes of worldwide cable television system operators including both publicly traded companies and transaction comparables;

•	Reviewed publicly available financial data, stock market performance data and trading multiples of companies in the business sector of cable television companies for comparative purposes;

•	Reviewed recent telecommunications firm transaction in the People’s Republic of China;

•	Reviewed the terms of (i) recent mergers and acquisitions of companies in the cable television sector and (ii) premiums paid in acquisitions of a diverse set of companies within a similar industry to China Cablecom and which we deemed relevant to our analysis of the Transaction;

•	Developed a discounted cash flow analysis for China Cablecom using financial forecasts prepared by China Cablecom and supplied to us by JAC and China Cablecom; and

•	Conducted such other studies, analyses and inquiries as we deemed appropriate.

In rendering its Opinion, Navigant assumed the accuracy and completeness of all of the information that has been supplied to it with respect to Jaguar, China Cablecom and the cable television system in Binzhou without assuming any responsibility for any independent verification of any such information. Further, Navigant relied upon the assurance of management of JAC and China Cablecom that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to its analysis. Navigant has not made any physical inspection or independent appraisal of any of the properties or assets of JAC or China Cablecom, nor has Navigant evaluated the solvency or fair value of JAC or China Cablecom under any domestic or international laws relating to bankruptcy, insolvency, or similar matters. In addition, at the instruction of management of Jaguar Navigant has assumed, without any independent verification of such information, that the structure of the transaction provides for 60% of the economic benefit of the joint venture encompassing the Binzhou cable television system to inure to China Cablecom. In rendering its Opinion, Navigant also assumed the following: (i) that all contractual rights to the transfer of assets have been received by Binzhou Broadcasting, (ii) that the assets are being transferred in installments pursuant to the terms of the Asset Transfer Agreement dated September 7, 2007, by and between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd. (the ‘‘Asset Transfer Agreement’’), (iii) that the Asset Transfer

Agreement is irrevocable and enforceable, (iv) that all requirements for consolidation have been met, (v) that China Cablecom is receiving the benefits of the signed and executed Exclusive Services Agreement dated as of September 7, 2007, by and between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd. and the Technical Services Agreement dated as of September 7, 2007 and by and between Binzhou Broadcast and Television Information Network Co., Ltd. and Jinan Youxiantong Network Technology Co., Ltd. and (vi) that in all material respects the Binzhou transactions described above will be irrevocably completed in accordance with the terms of the Framework Agreement and certain related agreements. Navigant assumed that the transaction will be consummated on the terms and conditions described in the Merger Agreement reviewed by them. Navigant’s opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by Navigant at the date of its written opinion.

The written opinion only addresses the matters specifically addressed thereby. Without limiting the foregoing, the written opinion does not address: (i) matters that require legal, regulatory, accounting, insurance, tax or other professional advice; (ii) the underlying business decision of Jaguar or any other party to proceed with or effect the Business Combination; (iii) the fairness of any portion or aspect of the Business Combination not expressly addressed in this opinion; (iv) the relative merits of the Business Combination as compared to any alternative business strategies that might exist for Jaguar or the effect of any other transaction in which Jaguar might engage; (v) any matters related to the risks associated with the assets and/or equity interests to be acquired in the Business Combination, being located in the People’s Republic of China, including without limitation, the fluctuation in currency exchange rates, property rights and regulatory considerations; or (vi) the tax or legal consequences of the Business Combination to either Jaguar, its shareholders or any other party.

With respect to the financial forecast information furnished to or discussed with Navigant Capital by Jaguar and China Cablecom, Navigant Capital has assumed that such information has been reasonably prepared and that it reflects the best currently available estimates and judgment of Jaguar’s and China Cablecom’s management as to the expected future financial performance of China Cablecom and the municipal cable television system in Binzhou. For purposes of Navigant Capital’s written opinion, it has been represented that Jaguar and China Cablecom have not consummated any material transaction other than the Transaction and those activities undertaken in the ordinary course of business. Further, Navigant Capital makes no representations as to the actual value which may be received in connection with the Transaction, nor the legal, regulatory (foreign or domestic), tax or accounting effects of consummating the Transaction.

Navigant Capital assumes that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable foreign, federal and state securities rules and regulations. Navigant assumes that the Transaction will be consummated substantially in accordance with the terms and conditions set forth in the Merger Agreement, without any further amendments to these terms and conditions.

Navigant Capital’s analysis and opinion are necessarily based upon market, economic and other conditions as they existed on and could be evaluated on October 22, 2007. Accordingly, although subsequent developments may affect its opinion, Navigant Capital has not assumed any obligation to update, review or reaffirm its opinion.

In connection with rendering its opinion, Navigant Capital performed certain financial, comparative and other analyses as summarized below. Each of the analyses that Navigant Capital conducted was carried out to provide a different perspective on the Transaction, and to enhance the total mix of information available. Further, the summary of Navigant Capital’s analyses described below is not a complete description of the analyses underlying Navigant Capital’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In addition, Navigant Capital may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The estimates contained in Navigant Capital’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than the analyses suggest. Accordingly, Navigant Capital’s analyses and estimates are inherently subject to substantial uncertainty. Navigant Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses that Navigant performed in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format. In order to fully understand Navigant Capital’s financial reviews and analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses that Navigant performed.

The analyses performed were prepared solely as part of Navigant Capital’s analysis of the fairness, from a financial point of view, to Jaguar with respect to the consideration to be paid in connection with the proposed acquisition of China Cablecom, and were provided to Jaguar’s Board of Directors in connection with the delivery of Navigant Capital’s opinion. The opinion of Navigant Capital was just one of the many factors taken into account by Jaguar’s Board of Directors in making its determination to approve the transaction, including those described elsewhere in this proxy statement.

Comparable Company Analysis

A selected comparable company analysis reviews the trading multiples of publicly traded cable television system operators from around the world with general operating characteristics that are similar to those of China Cablecom on a pro forma basis.

Navigant Capital identified the following eight companies that it deemed comparable to China Cablecom, all of which were involved in operating cable television systems, with deep, active markets for their common stock were considered. All of the comparable companies were considerably larger than China Cablecom with an average revenue of $9.2 billion and an average EBITDA of $3.0 billion. Navigant Capital considered multiples of EBITDA and revenue. The median EBITDA multiple of the eight companies was 9.5x and the median revenue multiple was 3.5x. Companies possessing larger market capitalizations and enterprise values may warrant higher multiples than China Cablecom, and therefore constitute a limitation to their comparability. Accordingly, Navigant Capital took a discount for size and lack of marketability when it valued China Cablecom in its analysis.

The companies Navigant Capital considered included:

Company Name	Country	Ticker
Comcast Corp.	USA	NasdaqNM:CMCS.A
Time Warner Cable Inc.	USA	NYSE:TWC
EchoStar Communications Corp.	USA	NasdaqNM:DISH
DirecTV Group Inc.	USA	NYSE:DTV
Jupiter Telecommunications Co. Ltd.	Japan	JASDAQ:4817
PrimaCom AG	Germany	DB:PRC
Telenet Holding NV	Belgium	ENXTBR:TNET
PT-Multimedia Servicos de Telecomunicacoes e Multimedia, SGPS S.A.	Portugal	ENXTLS:PTM

The market capital of the comparable companies ranged from $308.0 million to $73.2 billion with an average of $21.5 billion and a median of $13.6 billion. Revenue ranged from $158.0 million to $28.6 billion with an average level of $9.2 billion and a median level of $1.7 billion. The multiples of revenue and EBITDA are outlined as follows:

	LTM Multiples
	TEV/ Revenue	TEV/ EBITDA
Average	3.72	10.36
Median	3.53	9.51

Navigant Capital gave comparatively less consideration to the values arising from the publicly traded comparable companies, primarily because of the size and diversity of these companies. Further, none of the comparable companies compete in China and are expected to have growth rates approximating those of companies in China.

None of the comparable companies have characteristics identical to China Cablecom. Navigant Capital’s review was limited to comparable companies for which information was publicly available. This limitation may have excluded from the comparable company analysis several private companies that had similar products or services, similar operating or financial characteristics to China Cablecom, or that serve similar markets displaying certain key similarities to markets served by China Cablecom, but for which public information was unavailable. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable Transaction Analysis

This comparable transaction analysis provides an indication of the value that an acquirer may be willing to pay in a transaction as a multiple of certain of the target company’s operating and financial metrics such as revenue and EBITDA. Navigant Capital considered two groups of comparable transactions in this analysis, and they include the following:

•	A comparative group of cable television system operators and satellite programming distributors that were acquired or merged in transactions that occurred between November 2004 and August 2006; and

•	A comparative group of Chinese telecommunications companies that were acquired or merged between March 2004 and August 2007.

Both comparative sets were considered in order for Navigant Capital to evaluate both the impact of sales of cable television systems and the impact of Chinese telecommunications company transactions. Navigant Capital elected to consider the Chinese telecommunications company transactions because they were similar types of firms in size and scope, operated in similar regulatory environment and generally had similar operational hurdles. The cable television companies provided insight into market value for cable television operating systems.

The cable and satellite transactions included in this analysis are outlined below:

Target	Buyer	Close Date
Sky Brasil Servicos Ltda.	DirecTV Group Inc.	8/23/2006
Eutelsat S.A.	Cinven Limited	1/3/2005
Eutelsat S.A.	Cinven Limited	12/1/2004
Eutelsat S.A.	Goldman Sachs Group, Merchant Banking Division; GS Capital Partners 2000, L.P.	11/26/2004
United Broadcasting Corp. Public Co. Ltd.	True Corp. Public Co. Ltd.	5/7/2006
Insight Communications Co. Inc.	The Carlyle Group	12/16/2005
Net Serviços de Comunicação	Telefonos de Mexico SA de CV	3/21/2005
HOT-Cable Systems Media	Delek Investments & Properties Ltd.	12/30/2004
Cox Communications Inc.	Cox Enterprises, Inc.	12/2/2004

On average, the companies in the comparable transaction group had revenue of $1.2 billion and net income of $823.0 million. The comparable transactions included European, Brazilian and U.S. companies. Navigant Capital considered both revenue and EBITDA multiples. The median EBITDA multiple was 7.6x and the median revenue multiple was 4.6x. Navigant considered discounts to the median and average values for the fact that China Cablecom’s investments in the Binzhou joint venture was less than 50% on a legal basis and because the companies involved in these transactions were materially larger than China Cablecom. The table below summarizes both the median and average revenue and EBITDA multiples arising from these transactions:

Implied Enterprise Value/
	Revenue	EBITDA
High	5.33x	77.87x
Average	3.78x	15.16x
Median	4.63x	7.55x
Low	0.99x	3.85x

The second group included seven transactions that occurred between January 1, 2004 and December 31, 2006 were considered as part of the transaction comparable method. All of the transactions were telecommunications firms in China, a related industry and one that the Binzhou joint venture expects to be a participant in as its digitalization process is completed. The median revenue from this group was $24.5 million, which is in the similar range of China Cablecom’s projected revenue. The median EBITDA enterprise value multiple was 19.9x and the median revenue multiple was 5.8x.

The Chinese telecommunications transactions considered in this group are outlined below:

Target	Buyer	Close Date
TOM Online Inc.	Tom Group Ltd.	8/31/2007
Sina Corp.	Citigroup CIB	11/9/2006
Wisdom Choice Investments Ltd.	GMO Ltd.	1/22/2007
W-Infinity Communications Limited	Monstermob Group plc	4/25/2006
M-dream China Co., Ltd.	Monstermob Group plc	1/31/2006
Sina Corp.	Shanda Interactive Entertainment Ltd.	3/2/2005
Crillion Corp.	Sina Corp.	3/24/2004

A minority discount was considered due to the 49% ownership interest being taken by China Cablecom in this transaction. No other discounts or premiums were considered due to the general similarity of the comparative group of Chinese telecommunications transactions.

Enterprise value is market capitalization plus net debt, which includes total debt plus preferred stock, less cash and cash equivalents. EBITDA is a non-U.S. GAAP financial measure and thus may have multiple definitions. To minimize the variance therewith, Navigant Capital derived the attributed EBITDA for these companies from their financial statements filed with the SEC, where available, and consistently applied a formula for calculation of EBITDA for each company. The formula is: Gross Profit minus Operating Expenses (deemed ordinary and recurring in nature) plus Depreciation and Amortization. Navigant Capital consistently computed EBITDA based upon data from sources it considered reliable, including but not limited to data from SEC filings.

In transactions where such data was publicly available Navigant Capital relied on data gleaned from information available to Navigant through Capital IQ. While these potential differences in EBITDA calculation may introduce a modest degree of variance in multiples, such variances were deemed unavoidable and were not deemed sufficient to undermine the efficacy of the measure or the related multiples and resultant analysis.

Navigant Capital primarily focused on transactions with revenue up to approximately $200 million. This limitation may have excluded comparable transactions for which no public information was available or which involved conglomerates where security segment information could not be verified.

The summary of results from these transactions is outlined below:

Implied Enterprise Value/
	Revenue	EBITDA
High	10.49x	24.51x
Average	6.03x	18.70x
Median	5.76x	19.95x
Low	1.58x	10.01x

Based on this analysis, Navigant Capital determined that the merger consideration was within or below the range of enterprise values implied by the multiples of the selected comparable transactions.

None of the target companies in the comparable transactions have characteristics identical to China Cablecom. Accordingly, an analysis of comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

This analysis utilized the projected cash flows of China Cablecom discounted back to present value. For purposes of this discounted cash flow analysis, Navigant relied upon the financial projections for China Cablecom for fiscal years ending December 31, 2008 through 2011, provided by Jaguar and China Cablecom management. These include projections related to revenue, cost of goods sold, SG&A, other expenses, capital expenditure, and depreciation and amortization. Navigant Capital reviewed these projections against market participant results and closely discussed the results of these forecasts with management to ensure an understanding of the underlying assumptions.

Discounted cash flow analysis is a method of valuing an asset as the present value of the sum of (i) its unlevered free cash flows over a forecast period and (ii) its theoretical terminal value at the end of the forecast period. Navigant Capital relied upon the China Cablecom forecast future cash flows according to the financial projections for the fiscal years 2007 through 2009 as provided by China Cablecom and Jaguar managements’ views. These assumptions did not include any strategic acquisitions. EBITDA is a non-U.S. GAAP financial measure and thus may have multiple definitions. The terminal values of China Cablecom were calculated based on projected adjusted revenue for 2011, using an exit multiple of the cable television system comparatives of 4.63x. The cable television multiples were used because they reflect a comparatively conservative exit multiple incorporating modest growth rates.

Based on this analysis, the implied enterprise value of China Cablecom indicated a general valuation of approximately $32.1 million.

In accordance with conventional industry valuation practices, specifically those routinely used by the investment community, Navigant Capital focused broadly on revenue and EBITDA as a preferred metric to compare the performance of China Cablecom with that of publicly traded comparables and select merger and acquisition transactions. While EBITDA constitutes a non-GAAP financial measure, it comprises the sum of the following GAAP measures: Operating Income (also known as EBIT) plus Depreciation and Amortization. As such, EBITDA is a useful measure that enables analysts to compare the relative operating performance and profitability of companies by normalizing certain potential differences as explained below: (i) companies operating in different jurisdictions, by assessing their results on a pre-tax basis; (ii) companies with different investment and depreciation and amortization policies and histories, by assessing their results on a pre-depreciation and amortization basis; and (iii) companies exhibiting different capital structures and balance sheet characteristics, by assessing their results on a pre-interest basis. In support of this practice, upon analysis of the data, less variance existed in the EV/EBITDA multiples (using the non-GAAP measure of EBITDA) of the comparables than did in their EV/EBIT multiples (using the GAAP measure of EBIT) and thus Navigant believes it is a preferred measure for determining the valuation range. Although Jaguar’s Board of Directors considered that China Cablecom’s EBITDA might not be comparable to other similarly titled measures, it determined that it was appropriate to consider this measure for this transaction.

Conclusion

Based on the information and analyses set forth above, Navigant Capital delivered its written opinion to Jaguar’s Board of Directors, which stated that, as of October 25, 2007, based upon and subject to the assumptions made, matters considered, procedures followed, methods employed and limitations on its review as set forth in the opinion, the consideration to be paid in conjunction with the acquisition of China Cablecom is fair, from a financial point of view, to Jaguar. Navigant Capital is an investment banking firm with its experience in advising on transactions involving cable, media and telecommunications companies. We determined to use the services of Navigant because of its overall investment banking activities in China, its recognized expertise in advising on transactions involving cable, media and telecommunications companies and experience in similar matters. Navigant has received a fee, including expense, of $153,183 in connection with the preparation and issuance of its opinion and will be reimbursed for its reasonable out-of-pocket expenses, including attorneys’ fees. In addition, we have agreed to indemnify Navigant Capital for certain liabilities that may arise out of the rendering of its opinion. Navigant Capital’s fee for providing the fairness opinion is not contingent on the completion of the transaction and was determined based on arms-length negotiations between the parties. Neither Navigant Capital, nor its affiliates, held any securities of Jaguar or China Cablecom, nor did any members or officers of Navigant Capital serve as a director of Jaguar or China Cablecom. Navigant Capital or one of its affiliates may provide investment banking and related services to Jaguar in the future.

THE FULL TEXT OF NAVIGANT CAPITAL FAIRNESS OPINION, WHICH SETS FORTH THEASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND METHODS EMPLOYED BY NAVIGANT CAPITAL IN ARRIVING AT ITS OPINION, IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS.

General Matters Regarding Fairness Opinion

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, such analyses and opinion is not susceptible to summary description. Furthermore, Navigant Capital did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Navigant Capital’s analyses must be considered as a whole. Considering any portion of such analyses and Navigant Capital’s factors considered without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the opinion.

In its analysis, Navigant Capital made a number of assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of China Cablecom, Jaguar and Navigant Capital. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those set forth in the analysis. In addition, analyses relating to the value of China Cablecom do not purport to be appraisals or to reflect the prices at which securities of Jaguar may be sold after the merger is approved.

Navigant Capital’s opinion does not constitute a recommendation to the Board of Directors or to any holder of Jaguar’s securities as to how such a person should vote or act with respect to any of the proposals set forth in this proxy statement/prospectus. The opinion does not address the merits of the decision of the Board of Directors to enter into the merger transaction as compared to any alternative business transactions that might be available to Jaguar nor does it address the underlying business decision to engage in the merger transaction.

Conclusion of Jaguar’s Board of Directors.    After careful consideration of all relevant factors, Jaguar’s Board of Directors determined that the merger is fair to and in the best interests of Jaguar and its stockholders. The Board of Directors has approved and declared the proposal advisable and recommends that you vote or give instructions to vote ‘‘FOR’’ the approval of the Business Combination the foregoing discussion of the information and factors considered by the Jaguar Board is not meant to be exhaustive, but includes the material information and factors considered by it.

Anticipated Accounting Treatment

The Business Combination will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes since the former controlling shareholder of China Cablecom will have effective control of China Cablecom Holdings after the Business Combination and the Redomestication Merger through (i) the ability to initially appoint a majority of the post-merger board of directors under the Merger Agreement, and (ii) the benefit of voting agreements that the current holders of approximately 15% of Jaguar’s shares of common stock intend to enter into to vote in favor of future board of director nominees of such controlling shareholder of China Cablecom, resulting in approximately 41% of the outstanding shares, and day-to-day control of post-merger China Cablecom Holdings being controlled by this individual after the consummation of the Business Combination and the Redomestication Merger. Under this method of accounting, Jaguar will be treated as the ‘‘acquired’’ company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the business combination will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of China Cablecom issuing stock for the net monetary assets of Jaguar, accompanied by a recapitalization. The net monetary assets of Jaguar will be stated as their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets anticipated to be recorded. The accumulated earnings deficit of China Cablecom will be carried forward after the Business Combination and the Redomestication Merger. Operations prior to the Business Combination and the Redomestication Merger will be those of China Cablecom.

Regulatory Matters

The Business Combination is not subject to the Hart-Scott-Rodino Act or any federal or state regulatory requirement or approval, except for filings necessary to effectuate related transactions with the state of Delaware.

Terms of the Merger Agreement

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement catalogued below are qualified in their entirety by reference to the copy which is attached as Annex D and incorporated herein by reference. The following description summarizes the material provisions of the Merger Agreement, which agreement we urge you to read carefully because it is the principal legal document that governs the Business Combination. For this discussion, we refer to the Merger Agreement simply as the ‘‘Agreement,’’ unless the context otherwise requires.

The representations, warranties, covenants and agreements of Jaguar, China Cablecom and Clive Ng in the Agreement were made only for those purposes and as of specific dates, were solely for the benefit of the parties, and may be subject to agreed limitations, including being qualified by disclosures exchanged between them. The representations and warranties may have been made for the purposes of allocating contractual risk instead of establishing facts, and are subject to standards of materiality that relate to the contracting parties and not to stockholders.

General

Jaguar intends to change its domicile from the State of Delaware to the British Virgin Islands by means of a merger with and into its wholly-owned subsidiary, China Cablecom Holdings and as a result, change its name to China Cablecom Holdings Ltd. The acquisition by Jaguar of China Cablecom will be effected through a business combination in the form of a merger of China Cable Merger Co. Ltd. (‘‘China Cable Merger’’), a wholly-owned subsidiary of China Cablecom Holdings, with and into China Cablecom. China Cablecom will be the surviving corporation in the Business Combination and will become a wholly-owned subsidiary of China Cablecom Holdings.

Basic Deal Terms

The Redomestication Merger will result in all of Jaguar’s issued and outstanding shares of common stock immediately prior to the Redomestication Merger converting into ordinary shares of China Cablecom Holdings, and all units, warrants and other rights to purchase Jaguar’s common stock immediately prior to the Redomestication Merger being exchanged for substantially equivalent securities of China Cablecom Holdings at the rate set forth in the Merger Agreement. The shares of China Cablecom Holdings shall continue to be listed on the Over-the-Counter Bulletin Board, or such other public trading market on which its shares may be trading at such time. Jaguar will cease to exist and China Cablecom Holdings will be the surviving corporation, and in connection therewith, will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Jaguar, which includes the assumption by China Cablecom Holdings of any and all agreements, covenants, duties and obligations of Jaguar set forth in the Agreement. Jaguar’s Certificate of Incorporation and By-laws in effect immediately prior to the Redomestication Merger shall cease and the Memorandum and Articles of Association of China Cablecom Holdings will be the organizational documents of China Cablecom Holdings as the surviving corporation.

The Business Combination will be effected immediately after the Redomestication Merger. Each ordinary share of China Cablecom issued and outstanding prior to the Business Combination will be converted automatically into 0.68 of an ordinary share of China Cablecom Holdings, and each Class A Preferred Share of China Cablecom outstanding immediately prior to the Business Combination will convert into one share of China Cablecom Holdings. In connection with the Business Combination, China Cablecom will assume all the property, rights, privileges, agreements, powers, franchises, debts, liabilities and duties of China Cable Merger. China Cablecom’s Memorandum and Articles of Association will remain as the organizational documents after the Business Combination.

Upon the consummation of the Redomestication Merger and the Business Combination, China Cablecom Holdings will own 100% of the issued and outstanding ordinary shares of China Cablecom. As of the closing, the shares of China Cablecom Holdings will be owned 73.45% by the previous stockholders of Jaguar, 16.70% by the previous holder of ordinary shares of China Cablecom and 9.85% by the previous holders of Class A Preferred Shares of China Cablecom.

Representations and Warranties

China Cablecom makes customary representations and warranties about itself, Hong Hong Zhongyouxiantong Co., Ltd., its wholly-owned Hong Kong subsidiary, Heze Zhongyouxiantong Network Technology Co. Ltd., the wholly foreign-owned entity (‘‘HZNT’’), Jinan Youxiantong Network Technology Co., Ltd. (‘‘JYNT’’), a PRC company that is the 49% owner of Binzhou Broadcasting, and Binzhou Broadcasting. The representations and warranties relate to, among other things, organization standing and power, subsidiaries corporate and contractual formalities observed in connection with the Merger Agreement, capitalization; consents, approvals and authority in connection with the transactions contemplated by the Merger Agreement, absence of changes and undisclosed liabilities, restrictions on business activities, governmental authorizations, financial statements, pending and potential legal proceedings, title to property, intellectual property, governmental inquires, compliance with laws, compliance with taxes, employee benefits, interested party transactions, insurance coverage, material contractual arrangements, compliance with laws, foreign corrupt practices and money laundering.

Jaguar makes customary representations and warranties relating to, among other things, its organization standing and power, capitalization, corporate and contractual formalities observed in connection with the Merger Agreement, financial statements, filings with the SEC, compliance with the Sarbanes-Oxley Act of 2002, pending and potential legal proceedings, employee benefit plans, labor matters interested party transactions, insurance coverage, transactions with affiliates, compliance with laws, consents, approvals and authority in connection with the transactions contemplated by the Merger Agreement, no conflicts, absence of certain changes and undisclosed liabilities, restrictions on business activities, no interest in properties, listing on the Over-the Counter BB and funds held in the trust account.

Conduct of Business Pending Closing

Jaguar agrees, and China Cablecom agrees on behalf of itself, its subsidiaries, JYNT and Binzhou Broadcasting to conduct its operations, the operations of its subsidiaries, JYNT and Binzhou Broadcasting, to carry on their respective businesses, in the ordinary course consistent with past practice and use commercially reasonable efforts to pay all debts and taxes when due, preserve their business organization, keep services available and preserve relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with them, and keep goodwill and their ongoing businesses unimpaired

Both Jaguar and China Cablecom agree not to, without the prior written consent of the other, amend their respective organizational documents, declare or pay dividends or alter their capital structure, including by splitting, combining, reclassifying, issuing, or repurchasing our stock, enter into material contracts, issue shares or securities convertible into shares, transfer or license intellectual property other than the license of non-exclusive rights to intellectual property in the ordinary course of business consistent with past practice, sell, lease, license or otherwise dispose of or encumber properties or assets, incur any indebtedness in excess of $500,000, pay or discharge any claims, liabilities or obligations in excess of $100,000, make any capital expenditures, additions or improvements except in the ordinary course of business in excess of $250,000, make any acquisitions, other than future acquisitions by China Cablecom of cable operating businesses upon prior consultation with us, make or change any election with respect to taxes and make any change to financial accounting policies and procedures.

Covenants

Jaguar agreed to file this proxy statement/prospectus with the SEC as soon as reasonably practicable after receipt of all financial and other information required to be included herein, for the purpose of soliciting proxies from Jaguar’s stockholders to vote at the special meeting and, as soon as practicable after completing the SEC review process of this proxy statement/prospectus, to distribute the same to all of Jaguar’s stockholders and call the special meeting in accordance with Delaware law. Jaguar has also agreed to negotiate and finalize the terms of the employment contracts with each of Messrs. Ng and Yue. China Cablecom agrees to reasonable best efforts to obtain the vote or consent of its shareholders to effect the Business Combination.

Additional Agreements

China Cablecom agrees not to make any claims against the trust account for any reason whatsoever or any claim against Jaguar, other than a claim relating to fraud. Jaguar and China Cablecom both agree to provide reasonable access to ‘‘due diligence’’ information and promptly apply or otherwise seek to obtain all consents and approvals required to be obtained for the consummation of the Redomestication Merger and the Business Combination. Neither of Jaguar nor China Cablecom are required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action that could be expected to result in a material adverse effect on the business after the Redomestication Merger and Business Combination.

Jaguar agrees not to, directly or indirectly, solicit, encourage or enter into any negotiation or arrangement with any party that could reasonably be expected to lead to a proposal or offer for a stock purchase, asset acquisition, merger, consolidation or other business combination involving Jaguar, or any proposal to acquire in any manner a direct or indirect substantial equity interest in, or all or any substantial part of Jaguar’s assets.

Jaguar and China Cablecom both agree to take all reasonable actions to complete the Redomestication Merger and Business Combination promptly, and cooperate with the other to obtain any necessary, consents, approvals and authorizations, registrations, declarations or perform any filings with any governmental entity or any other person in connection with the transactions contemplated by the Merger Agreement.

Closing Conditions

China Cablecom and our obligations to complete the Redomestication Merger and the Business Combination are subject to the satisfaction or waiver of the following conditions, with the exception of a, b and c below, which may not be waived:

a)	Our stockholders’ approval of the Redomestication Merger and the Business Combination, with holders of less than 20% of the shares of common stock issued in our IPO electing to have their common stock redeemed for cash in the trust account;

b)	Approval of the Merger Agreement and the Business Combination by the shareholders of China Cablecom, with less than five percent of China Cablecom’s shares having perfected appraisal rights in connection with the Business Combination;

c)	The Performance Share Proposal shall have been duly approved and adopted by Jaguar’s stockholders;

d)	the material accuracy of our respective representations and warranties and the material performance of our respective obligations under the Merger Agreement;

e)	delivery of various documents in connection with the consummation of the Redomestication Merger and the Business Combination, including executed employment agreements, agreements relating to the Performance Share Proposal a registration rights agreement and certificates and other agreements necessary to effect the Redomestication Merger and Business Combination;

f)	the absence of legal requirements or orders limiting or restricting the conduct or operation of business, and the absence of pending or threatened legal action or proceedings involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by the Merger Agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by the Merger Agreement;

g)	no material adverse effect shall have occurred or any change that has a material adverse effect;

h)	all parties have timely obtained all approvals, waivers and consents from any governmental authority, including under BVI and PRC laws, that are necessary to consummate the transactions contemplated by the Merger Agreement;

i)	our common stock will be quoted on the OTC BB and there will be no action or proceeding pending or threatened against us, which would prohibit or termination the quotation of our common stock;

j)	we shall be in compliance with all of our reporting requirements under the Securities Exchange Act of 1934, as amended, and have timely filed all reports under the Exchange Act for the twelve months prior; and

k)	our aggregate deferred business and operating expenses should not exceed $1,000,000, exclusive of legal fees, unless we have prior approval from China Cablecom.

Survival of Representations and Warranties; Indemnification

The representations, warranties, covenants and obligations set forth in the Merger Agreement shall survive the closing and expire on October     , 2008.

Clive Ng, the principal shareholder of China Cablecom, has agreed to indemnify us after the consummation of the Business Combination, from and against any liabilities, loss, claims, damages, fines, penalties, expenses or diminution of value, including taxes arising, directly or indirectly, from or in connection with any breach of any representation or warranty by the China Cablecom in the Merger Agreement, any breach by him or China Cablecom of any covenants or obligations in the Merger Agreement, or the operation of the business of China Cablecom, its subsidiaries, JYNT and Binzhou, prior to the closing. We will not be entitled to indemnification by Mr. Ng, unless and until the aggregate amount of damages to Jaguar exceeds $650,000, at which time we shall be entitled to indemnification for the total amount of such damages which shall be recovered solely by the return of no more than 100,000 shares of China Cablecom Holdings that Mr. Ng will receive in exchange for his shares of China Cablecom in the Business Combination.

After the Business Combination, Jaguar will fulfill and honor all obligations of China Cablecom pursuant to the indemnification provisions of its organizational documents, in the event that any person to be indemnified is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to the Merger Agreement or the transactions contemplated by the Merger Agreement. To the extent there is a claim, action, suit, proceeding or investigation against an indemnified party that arises out of or pertains to any action or omission in his or her capacity as a director, officer, employee, fiduciary or agent of China Cablecom occurring prior to the Business Combination, or arises out of or pertains to the transactions contemplated by the Merger Agreement for a period of five years after the Business Combination.

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the Redomestication Merger, whether before or after approval of the proposals being presented to Jaguar’s stockholders by:

•	mutual consent of China Cablecom and Jaguar;

•	either China Cablecom or Jaguar, if the Merger Agreement and the approval of the Redomestication Merger and Business Combination are not approved, or holders of more than 20% of Jaguar’s common stock issued in the IPO exercise their right to redeem their common stock into cash from the trust account;

•	either China Cablecom or Jaguar’s, if without fault of the terminating party, the closing of the Business Combination does not occur on or before April 13, 2008;

•	Jaguar, if China Cablecom breaches any of its representations, warranties or obligations and such breach is not cured within 10 business days of receipt by China Cablecom of written notice of such breach;

•	by China Cablecom, if Jaguar breaches any of its representations, warranties or obligations and such breach is not cured within 10 business days of receipt by Jaguar of written notice of such breach; or

•	either China Cablecom or Jaguar, if any permanent injunction or other order of a court prevents the consummation of the Redomestication Merger or the Business Combination, or the failure to obtain the required vote of Jaguar’s stockholders at the Meeting.

Effect of Termination

In the event of proper termination by either China Cablecom or Jaguar, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of China Cablecom or Jaguar, except in connection with the provisions in the Merger Agreement regarding confidentiality obligations and expense and termination fees, and in the event that such termination results from the breach by a party of any of its representations, warranties or covenants in the Merger Agreement.

Whether or not the transactions contemplated by the Merger Agreement are consummated, all costs and expenses incurred in connection with the Merger Agreement shall be borne by the party incurring such expense. However, if China Cablecom or Jaguar terminates the Agreement due to a breach by the other of its representations, warranties or obligations, such breaching party shall promptly reimburse the non-breaching party for all out-of-pocket costs and expenses incurred in connection with the Merger agreement and the transactions contemplated thereby.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement, provided that any amendment that is made after approval of the Merger Agreement shall not alter or change the amount or kind of consideration received on conversion of Jaguar’s common stock or China Cablecom’s shares, alter or change any term of the organizational documents of China Cablecom Holdings, or alter or change any terms and conditions of the Merger Agreement if such alteration or change would materially adversely affect the China Cablecom shareholders.

At any time prior to the consummation of the Redomestication Merger, either Jaguar or China Cablecom may, to the extent allowed by applicable law, extend the time for the performance of the obligations under the Merger Agreement, waive any inaccuracies in representations and warranties made to the other party and waive compliance with any of the agreements or conditions for the benefit of the other party. Any such extension or waiver must be in writing signed by both parties.

Regulatory and Other Approvals

Except for approvals required by Delaware and British Virgin Islands corporate law and compliance with applicable securities laws and rules and regulations of the U.S. Securities and Exchange Commission, there are no federal, state or foreign regulatory requirements which remain to be complied with or other material approvals to obtain or filings to make in order to consummate the Business Combination or the Redomestication Merger.

Governing Law

The Agreement is governed by the laws of the State of Delaware.

Material United States Federal Income Tax Considerations

General

The following is a summary of certain material U.S. federal income tax consequences of the Business Combination to China Cablecom Holdings, of the Redomestication Merger to Jaguar and the holders of our common stock and warrants (which we refer to collectively as our ‘‘securities’’), and of owning ordinary shares and warrants in China Cablecom Holdings following the Redomestication Merger and Business Combination. The discussion below of the U.S. federal income tax consequences to ‘‘U.S. Holders’’ will apply to a beneficial owner of our securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a ‘‘Non-U.S. Holder.’’ The U.S. federal income tax consequences applicable to Non-U.S. Holders of owning common stock and warrants in China Cablecom Holdings are described below under the heading ‘‘— Tax Consequences to Non-U.S. Holders of Common Stock and Warrants of China Cablecom Holdings.’’

This summary is based on the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to China Cablecom Holdings, Jaguar or any particular holder of our securities or of common stock and warrants of China Cablecom Holdings based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our securities, and will acquire the ordinary shares and warrants of China Cablecom Holdings as a result of owning our securities and own and hold such ordinary shares and warrants, as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or ‘‘financial services entities’’;

•	broker-dealers;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 10% or more of our voting shares;

•	persons that hold our common stock or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock and warrants, or will hold the ordinary shares and warrants of China Cablecom Holdings, through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities (or the ordinary shares and warrants of China Cablecom Holdings), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (‘‘IRS’’) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO JAGUAR, CHINA CABLECOM HOLDINGS OR ANY PARTICULAR HOLDER OF OUR SECURITIES OR OF THE ORDINARY SHARES OR WARRANTS OF CHINA CABLECOM HOLDINGS FOLLOWING THE REDOMESTICATION MERGER AND BUSINESS COMBINATION MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE REDOMESTICATION MERGER AND THE BUSINESS COMBINATION, AND THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES AND OF THE ORDINARY SHARES AND WARRANTS OF CHINA CABLECOM HOLDINGS, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.

Tax Consequences of the Business Combination to China Cablecom Holdings

China Cablecom Holdings should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Business Combination.

Tax Consequences of the Redomestication Merger

Tax Consequences to U.S. Holders of Common Stock and Warrants

The Redomestication Merger is intended to qualify as a reorganization for U.S. federal income tax purposes under Code Section 368(a). If the transaction qualifies as a reorganization, a U.S. Holder of our securities will not recognize gain or loss upon the exchange of our securities solely for ordinary shares and warrants of China Cablecom Holdings pursuant to the Redomestication Merger. A U.S. Holder’s aggregate tax basis in the ordinary shares and warrants of China Cablecom Holdings received in connection with the Redomestication Merger generally will be the same as the aggregate tax basis of our securities surrendered in the transaction (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the transaction). The holding period of the ordinary shares and warrants in China Cablecom Holdings received in the Redomestication Merger generally will include the holding period of the securities of Jaguar surrendered in the Redomestication Merger. A shareholder of Jaguar who redeems its shares of common stock for cash (or receives cash in lieu of a fractional share of our common stock pursuant to the Redomestication Merger) generally will recognize gain or loss in an amount equal to the difference between the amount of cash received for such shares (or fractional share) and its adjusted tax basis in such shares (or fractional share).

Tax Consequences to Jaguar and China Cablecom Holdings

Section 7874(b) of the Code (‘‘Section 7874(b)’’) generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the Redomestication Merger, then China Cablecom Holdings, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the Redomestication Merger and Business Combination as if it were a domestic corporation.

After the completion of the Business Combination, which will occur immediately after and as part of the same plan as the Redomestication Merger, it is expected that the former shareholders of Jaguar will own less than 80% of the shares of China Cablecom Holdings. Accordingly, it is not expected that Section 7874(b) will apply to treat China Cablecom Holdings as a domestic corporation for U.S. federal income tax purposes. However, due to the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the Redomestication Merger and the Business Combination, this result is not entirely free from doubt. The balance of this discussion assumes that China Cablecom Holdings will be treated as a foreign corporation for U.S. federal income tax purposes.

Even if Section 7874(b) does not apply to a transaction, Section 7874(a) of the Code (‘‘Section 7874(a)’’) generally provides that where a corporation organized outside the United States acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States, the acquired corporation will be subject to U.S. federal income tax on its ‘‘inversion gain’’ (which generally cannot be reduced by, for example, net operating losses otherwise available to the acquired corporation) if the shareholders of the acquired corporation own at least 60% (but less than 80%) of either the voting power or the value of the stock of the acquiring corporation after the acquisition. For this purpose, inversion gain generally includes any gain recognized under Section 367 of the Code by reason of the transfer of the properties of the acquired corporation to the acquiring corporation pursuant to the transaction.

Under Section 367 of the Code, Jaguar generally will recognize gain (but not loss) as a result of the Redomestication Merger equal to the difference between the fair market value of each asset of Jaguar over such asset’s adjusted tax basis at the effective time of the Redomestication Merger. In addition, since after the completion of the Redomestication Merger and Business Combination it is expected that the former shareholders of Jaguar will own more than 60% of the shares of China Cablecom Holdings, under Section 7874(a), such gain, in the aggregate, will be subject to U.S. federal income tax without regard to any net operating losses that may otherwise be available to Jaguar.

Tax Consequences to U.S. Holders of Ordinary Shares and Warrants of China Cablecom Holdings

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company (‘‘PFIC’’) rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any dividend paid on the ordinary shares of China Cablecom Holdings. A distribution on such common stock will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of current or accumulated earnings and profits of China Cablecom Holdings (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of such earnings and profits will be applied against and reduce the U.S. Holder’s basis in its ordinary shares in China Cablecom Holdings and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate (see ‘‘— Taxation on the Disposition of Ordinary Shares and Warrants’’ below) provided that (1) the ordinary shares of China Cablecom Holdings is readily tradable on an established securities market in the United States, (2) China Cablecom Holdings is not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. It is not entirely clear, however, whether a U.S. Holder’s holding period for its shares in China Cablecom Holdings would be suspended for purposes of clause (3) above for the period that such holder had a right to have its common stock in Jaguar redeemed by us. In addition, under recently published IRS authority, ordinary shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently do not include the OTC Bulletin Board (the only exchange on which the ordinary shares of China Cablecom Holdings are currently anticipated to be listed and traded). Accordingly, any dividends paid on the ordinary shares of China Cablecom Holdings are not currently expected to qualify for the lower rate. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to the shares of China Cablecom Holdings.

Taxation on the Disposition of Common Stock and Warrants

Upon a sale or other taxable disposition of the ordinary shares or warrants in China Cablecom Holdings, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares or warrants. See ‘‘— Exercise or Lapse of a Warrant’’ below for a discussion regarding a U.S. Holder’s basis in the ordinary shares acquired pursuant to the exercise of a warrant.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

Exercise or Lapse of a Warrant

Subject to the discussion of the PFIC rules below, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant to acquire ordinary shares in China Cablecom Holdings. Ordinary shares acquired pursuant to the exercise of a warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of such ordinary shares generally would begin on the day after the date of exercise of the warrant. If the terms of a warrant provide for any adjustment to the number of ordinary shares for which the warrant may be exercised or to the exercise price of the warrants, such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the U.S. Holder of the warrants. Conversely, the absence of an appropriate adjustment similarly may result in a constructive distribution that could be taxable to the U.S. Holders of the ordinary shares in China Cablecom Holdings. See ‘‘— Taxation of Distributions Paid on Common Stock,’’ above. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

Passive Foreign Investment Company Rules

A foreign corporation will be a passive foreign investment company, or PFIC, if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets.

Based on the expected composition of the assets and income of China Cablecom Holdings and its subsidiaries after the Redomestication Merger and the Business Combination, it is not anticipated that

China Cablecom Holdings will be treated as a PFIC following the Redomestication Merger and the Business Combination. The actual PFIC status of China Cablecom Holdings for any taxable year, however, will not be determinable until after the end of its taxable year, and accordingly there can be no assurance with respect to the status of China Cablecom Holdings as a PFIC for the current taxable year or any future taxable year.

If China Cablecom Holdings were a PFIC for any taxable year during which a U.S. Holder held its ordinary shares or warrants, and the U.S. Holder did not make either a timely qualified electing fund (‘‘QEF’’) election for the first taxable year of its holding period for the ordinary shares or a mark-to-market election, as described below, such holder will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares or warrants; and

•	any excess distribution made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares of China Cablecom Holdings during the three preceding taxable years or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or warrants;

•	the amount allocated to the taxable year in which the U.S. Holder recognized the gain or excess distribution will be taxed as ordinary income;

•	the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

In addition, if China Cablecom Holdings were a PFIC, a U.S. Holder who acquires its ordinary shares or warrants from a deceased U.S. Holder who dies before January 1, 2010 generally will be denied the step-up of U.S. federal income tax basis in such shares or warrants to their fair market value at the date of the deceased holder’s death. Instead, such U.S. Holder would have a tax basis in such shares or warrants equal to the deceased holder’s tax basis, if lower.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its ordinary shares in China Cablecom Holdings by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant to purchase ordinary shares of China Cablecom Holdings (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if China Cablecom Holdings were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired ordinary shares in China Cablecom Holdings (or has previously made a QEF election with respect to its ordinary shares in China Cablecom Holdings), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares will continue to apply with respect to such ordinary shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at its fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The QEF election is made on a stockholder-by-stockholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from China Cablecom Holdings. Upon request from a U.S. Holder, China Cablecom Holdings will endeavor to provide to the U.S. Holder, no later than 90 days after the request, such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that China Cablecom Holdings will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the QEF rules to its ordinary shares in China Cablecom Holdings, and the special tax and interest charge rules do not apply to such stock (because of a timely QEF election for the first tax year of the U.S. Holder’s holding period for such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of such shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally will not be taxable as a dividend. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to China Cablecom Holdings’ PFIC status will be made annually, an initial determination that it is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares or warrants of China Cablecom Holdings while it was a PFIC, whether or not it met the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for the first tax year in which the U.S. Holder holds (or is deemed to hold) ordinary shares in China Cablecom Holdings and for which it is determined to be a PFIC, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for the tax years in which China Cablecom Holdings is not a PFIC. On the other hand, if the QEF election is not effective for each of the tax years in which China Cablecom Holdings is a PFIC and the U.S. Holder holds (or is deemed to hold) ordinary shares in China Cablecom Holdings, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder owns ordinary shares in a PFIC that is treated as marketable stock, the U.S. Holder may make a mark-to-market election. If the U.S. Holder makes a valid mark-to-market election, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or on Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Since it is expected that the ordinary shares of China Cablecom Holdings will be listed and traded on the OTC Bulletin Board, such shares may not currently qualify as marketable stock for purposes of the election. As a result, U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the ordinary shares of China Cablecom Holdings under their particular circumstances.

If China Cablecom Holdings is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if China Cablecom Holdings receives a distribution from, or dispose of all or part of its interest in, the lower-tier PFIC. Upon request, China Cablecom Holdings will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of ordinary shares and warrants in China Cablecom Holdings should consult their own tax advisors concerning the application of the PFIC rules to such ordinary shares and warrants under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Common Stock and Warrants of China Cablecom Holdings

Dividends paid to a Non-U.S. Holder in respect to its ordinary shares in China Cablecom Holdings generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of ordinary shares or warrants in China Cablecom Holdings unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to distributions made on the ordinary shares of China Cablecom Holdings within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of ordinary shares or warrants of China Cablecom Holdings to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally will apply to dividends paid on the ordinary shares of China Cablecom Holdings to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares or warrants of China Cablecom Holdings by a non-corporate U.S. Holder, in each case who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

Conclusion of Jaguar’s Board of Directors.    After careful consideration of all relevant factors, Jaguar’s Board of Directors determined that the Business Combination Proposal is in the best interests of Jaguar and its stockholders. The Board of Directors has approved and declared the Business Combination Proposal advisable and recommends that you vote or give instructions to vote ‘‘FOR’’ the Business Combination Proposal.

THE REDOMESTICATION MERGER

General

Jaguar is reincorporating in the British Virgin Islands and in that process changing its name and corporate documents and reconstituting its board of directors. Redomestication to the British Virgin Islands is an obligation under the Merger Agreement, and is a condition to consummation of the Business Combination.

We believe that the redomestication to the British Virgin Islands will (i) give the continuing company more flexibility and simplicity in various corporate transactions, (ii) facilitate and reduce the costs of any further reorganization of its subsidiaries, (iii) permit the creation and acquisition of additional companies in China as its business expands and (iv) reduce its taxes and other costs of doing business in the future because its operations will be in China after the business combination. The British Virgin Islands (‘‘BVI’’) has adopted the BVI Business Companies Act that allows for flexible and creative corporate structures for international businesses, and international business companies domiciled there are wholly exempt from BVI tax on their income.

As a result of the Redomestication Merger, Jaguar’s corporate name will be that of the surviving company, ‘‘China Cablecom Holdings, Ltd.’’

The full text of the Agreement and Plan of Merger and the Memorandum and Articles of Association of China Cablecom Holdings, Ltd. are attached to this proxy statement/prospectus as Annexes D and     , respectively. The discussion of these documents and the comparison of rights set forth below are qualified in their entirety by reference to those annexes.

Adoption of the Redomestication Merger

Jaguar’s Board of Directors has unanimously approved the Redomestication Merger and recommends that Jaguar’s stockholders approve it.

The affirmative vote of holders of a majority of Jaguar’s outstanding shares is required for approval of the Redomestication Merger. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The Redomestication Merger will not be consummated if the Merger Agreement and the Business Combination are not approved. The Business Combination will not be consummated if the Redomestication Merger Proposal is not approved.

Jaguar’s Board of Directors unanimously recommends a vote ‘‘FOR’’ the approval of the reincorporation plan and redomestication business combination.

Redomestication Merger

Redomestication will be achieved by the merger of Jaguar, a Delaware corporation, with and into its wholly-owned subsidiary, China Cablecom Holdings, a BVI company. China Cablecom Holdings will be the surviving entity in the Redomestication Merger. The Memorandum of Association and the Articles of Association, the equivalent of a Certificate of Incorporation and By-laws of a United States company, of the surviving company will be those of China Cablecom Holdings, written in compliance with BVI law. The effectiveness of the Redomestication Merger is conditioned upon the filing by both Jaguar and China Cablecom Holdings of a certificate of merger with the State of Delaware and articles of merger with the BVI. Upon the filing of these documents, Jaguar will cease its corporate existence in the State of Delaware, and its business will be continued by China Cablecom Holdings pursuant to BVI law.

At the time of the Redomestication Merger, one new share of China Cablecom Holdings will be issued for each outstanding Jaguar share held by our stockholders on the effective date of the Redomestication Merger. Jaguar shares of common stock no longer will be eligible to trade on the U.S. OTC BB market. China Cablecom Holdings ordinary shares will be eligible to trade in their place beginning on or about the effective date of the Redomestication Merger under a new CUSIP number and trading symbol.

Your percentage ownership of Jaguar/China Cablecom Holdings will not be affected by the Redomestication Merger. As part of the business combination, however, a substantial number of additional China Cablecom Holdings shares will be issued as consideration for China Cablecom. As part of the Redomestication Merger, China Cablecom Holdings will assume Jaguar’s outstanding warrants on their current terms, and will otherwise assume all outstanding obligations of Jaguar and succeed to those benefits enjoyed by Jaguar. The business of Jaguar, upon the Redomestication Merger and completion of the Business Combination, will become that of China Cablecom.

It will not be necessary to replace current Jaguar stock certificates after the Redomestication Merger. DO NOT DESTROY YOUR CURRENT STOCK CERTIFICATES IN THE JAGUAR NAME. Issued and outstanding Jaguar stock certificates will represent rights in China Cablecom Holdings. Stockholders may, if they like, submit their stock certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000), for new stock certificates, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issued. You may be requested to post a bond or other security to reimburse U.S. for any damages or costs if the lost certificate is later delivered for sale or transfer.

Appraisal Rights

If the Redomestication Merger occurs, Jaguar stockholders who do not vote in favor of it have the right to demand the cash fair value of their Jaguar shares (exclusive of any element of value arising from the accomplishment or expectation of the business combination) instead of taking China Cablecom Holdings shares. Holders of options or warrants to purchase Jaguar common stock do not have appraisal rights.

Jaguar common stock will not be converted into China Cablecom Holdings shares if the holder validly exercises and perfects statutory appraisal rights with respect to them. When and if the holder withdraws the demand for appraisal or otherwise becomes ineligible to exercise appraisal rights, the shares will automatically convert into China Cablecom Holdings shares on the same basis as the other shares converted in the Redomestication Merger.

To perfect one’s appraisal right, a stockholder must not vote in favor of the Redomestication Merger, and then mail or deliver a written demand for appraisal before the taking of the vote on the business combination at the special meeting of Jaguar’s stockholders. This written demand must be separate from any written consent or vote against approval of the Redomestication Merger. Voting against approval of the Redomestication Merger or failing to vote on the proposal will not constitute a demand for appraisal within the meaning of Section 262 of the Delaware General Corporation Law. The written demand should be delivered to:

Jaguar Acquisition Corporation
8 Tower Bridge, Suite 1050
161 Washington Street
Conshohocken, PA 19428
Attention: Jonathan Kalman

A written demand for appraisal is only effective if it reasonably informs Jaguar of the stockholder’s identity and that the stockholder demands appraisal of his, her or its shares. Accordingly, the written demand for appraisal should specify the stockholder’s name and mailing address, the number of Jaguar shares owned and that the stockholder is thereby demanding appraisal.

A record owner of Jaguar stock as a nominee for others, such as a broker, may exercise a right of appraisal with respect to stock held for some beneficial owners and not others. In that case, the record stockholder should specify in the written demand the number of shares as to which the stockholder wishes to demand appraisal. If the written demand does not expressly specify the number of shares, Jaguar will assume that the written demand covers all the Jaguar shares in the nominee’s name.

It is important that Jaguar receive all written demands promptly as provided above. Failure to comply with any of these conditions will result in the stockholder failing to perfect his, her or its appraisal rights. In that event, however, the stockholder will remain entitled to receive China Cablecom Holdings shares in the business combination.

Dissenting stockholders must not approve the business combination. If a dissenting stockholder votes in favor of the business combination, the stockholder’s right to appraisal will terminate, even if the stockholder previously filed a written demand for appraisal. A vote against approval of the business combination is not required in order to exercise appraisal rights.

Dissenters must continuously hold their Jaguar shares from the date they make the demand for appraisal through the closing of the Redomestication Merger and the Business Combination. Record holders who make the appraisal demand but subsequently sell their shares prior to the business combination will lose any right to appraisal in respect of the sold shares.

Within 120 days after the effective date of the business combination, either China Cablecom Holdings or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding that the Chancery Court determine the fair value of the shares held by all stockholders entitled to appraisal rights. Neither Jaguar nor China Cablecom Holdings has any intention at this time of filing such a petition. Because China Cablecom Holdings has no obligation to file this petition if no dissenting stockholder does, dissenting stockholders may lose their rights of appraisal if they fail to file.

A dissenting stockholder who no longer wishes to exercise appraisal rights must withdraw the demand for appraisal rights within 60 days after the effective date of the business combination. After that 60-day period, withdrawing a demand requires the written consent of China Cablecom Holdings under Delaware law. If a stockholder effectively withdraws a demand for appraisal rights, he, she or it will receive the business combination consideration.

A stockholder in compliance with the demand requirements is entitled to receive from China Cablecom Holdings, upon written request within 120 days after the effective date of the business combination, a statement of the aggregate number of shares for which appraisal has been demanded and the number of stockholders making demands. China Cablecom Holdings must provide the statement before the later of (i) the tenth day after receiving such request or (ii) the tenth day after the demand period has expired.

If a Chancery Court proceeding is commenced by a dissenting stockholder, the China Cablecom Holdings has 20 days to provide the court with the names of dissenting stockholders with which it has not settled a claim for appraisal. The court may then send notice of a hearing to all stockholders demanding appraisal rights, and conduct a hearing to determine whether the stockholders have fully complied with Section 262 and their entitlement to appraisal rights. The court may require deposit of dissenting stockholders’ stock certificates with the court. A dissenting stockholder who does not follow this requirement may be dismissed from the proceeding.

The Chancery Court will determine the value of the shares taking into account all relevant factors, and excluding any appreciation or depreciation due to the anticipation or accomplishment of the Redomestication Merger and the Business Combination. Fair value under Section 262 is not necessarily the same as an investment banking firm determining that the business combination is fair. Upon determination of the value, China Cablecom Holdings will be ordered to pay that value, together with simple or compound interest as the court directs. To receive payment, the dissenting stockholders must surrender their stock certificates to China Cablecom Holdings.

The costs of the appraisal proceeding may be assessed against China Cablecom Holdings and the stockholders as the court determines.

Differences of Stockholder Rights

Upon the completion of the Redomestication Merger, the memorandum (as amended) and articles of association of China Cablecom Holdings will become the governing documents of the surviving corporation. Although the corporate statutes of Delaware and the British Virgin Islands are similar, certain differences exist. The most significant differences, in Jaguar management’s judgment, are summarized below. Stockholders should refer to the annexes of the memorandum (as amended) and articles of association, the Delaware General Corporation Law and the corporate law of the British Virgin Islands, including the BVI Business Companies Act (‘‘BCA’’), to understand how these laws apply to Jaguar and China Cablecom Holdings and may affect you. Under British Virgin Islands law, holders of a company’s stock are referred to as shareholders, as opposed to stockholders.

Provision	Jaguar	China Cablecom Holdings
Authorized Capital	21,000,000 shares of which 20,000,000 are shares of common stock, $.0001 par value per share and 1,000,000 are shares of preferred stock, par value $.0001 per share	40,000,000 ordinary and preferred shares, each with $.0005 par value
Par Value	Stated in United States dollars Changes in capital generally require stockholder approval	Same as Jaguar Changes in number of shares company may issue may be made upon resolution of shareholders or directors
Preferred (Preference) Shares	Directors may fix the designations, powers, preferences, rights, qualifications, limitations and restrictions by resolution	Rights of Preferred Shares are set out in the memorandum
Registered Shares	Shares of capital stock of Jaguar to be registered shares	Same as Jaguar
Purpose of Corporation	To engage in any lawful act not prohibited by law	To carry on or undertake any business activity irrespective of corporate benefit
Amendment of Certificate of Incorporation	Requires stockholder vote and, except in limited circumstances, by the board of directors	Requires vote of the shareholders or, as permitted by the BCA and the memorandum, by the board of directors
Registered Office	c/o National Corporate Research, Ltd. 615 DuPont Highway Dover, Delaware 19901	Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Roul Town, Tortola, British Virgin Islands
Transfer Agent	Continental Stock Transfer & Trust Company	Same as Jaguar

Provision	Jaguar	China Cablecom Holdings
Voting Rights	Common stock: one share, one vote on all matters before the holders of the common stock

Other classes of equity may have voting rights as assigned to them by the board of directors or as approved by stockholders

	Directors elected by plurality, all other matters either by majority of issued and outstanding or majority of those present and entitled to vote as specified by law	Same as Jaguar Directors elected by plurality as provided in memorandum and articles; all other matters by a majority of those shares present and entitled to vote
Redemption of Equity	Shares may be repurchased or otherwise acquired, provided the capital of the company will not be impaired by the Redomestication Merger and the Business Combination

	Company may hold or sell treasury shares	Shares may be repurchased or otherwise acquired, provided the company will remain solvent after the Redomestication Merger and the Business Combination
Stockholder consent	Permitted as required for a vote at a meeting	Same as Jaguar
Notice Requirements for Stockholder Nominations and Other Proposals	In general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination not less than 60 days and not more than 90 days prior to public disclosure of the date of annual meeting

In the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholder, to be timely, the notice must be received by the company no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs	To bring a matter before an annual meeting or to nominate a candidate for director, a member must give notice to the company of not less than 30 days nor more than 60 days.

If the member is making a proposal on a matter or nominating a candidate for director and there is less than 40 days notice or prior public disclosure of the date is given or made to members, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Provision	Jaguar	China Cablecom Holdings
Meetings of Stockholders – Presence	In person or by proxy or other appropriate electronic means	In person or by proxy or by telephone or other electronic means and all shareholders can hear one another
Meeting of Stockholder – Notice	Not less than 10 days or more than 60 days	Not less than seven days; no maximum limit
Meeting of Stockholders – Call of Meeting	Regular and annual meetings shall be called by the directors. Special meetings may be called only by majority of board of directors, chief executive officer or by a majority of the issued and outstanding capital stock entitled to vote	Meetings may be called by the directors or by shareholders holding 50 percent of the outstanding votes. The articles require an annual meeting of the members for the election of directors to be called by the directors

Meetings on short notice may be called upon waiver or presence of all the members holding shares entitled to vote or 90% of the total number of shares entitled to vote agree to short notice
Meeting of Stockholders – Place	Within or without Delaware	Within or outside the BVI as the directors consider necessary or desirable
Meeting of Stockholders – Quorum	Majority of the capital stock issued and outstanding and entitled to vote at meeting. Meeting may be adjourned for up to 30 days without additional notice to stockholders.	Not less than 50% of the votes of the shares entitled to vote. Adjournment to the next business day at the same time and the same place if quorum is not present.
Meeting of Stockholders – Record Date	As fixed by the directors, no more than 60 days and no less than 10 days before the meeting. If not fixed, the day before notice of meeting is given	As fixed by the directors, may be the date on which notice of the meeting is given to the shareholders or such later date as specified in the notice, being a date not earlier than the date of the notice.
Directors – Election	By the stockholders as entitled by their terms, including the holders of common stock	By the shareholders, including the holders of ordinary shares
Directors – Term	Staggered board of three classes; for terms of three years	Indefinite or as fixed by the shareholders at the time of appointment

Provision	Jaguar	China Cablecom Holdings
Directors – Removal	By the stockholders for cause	By resolution of the shareholders for cause or without cause on a vote of at least 75% of the shareholders passed at a meeting called for the purpose of removing the director or with cause by a resolution of directors passed at a meeting called for the purpose of removing the director
Directors – Vacancy	May be filled by majority of remaining directors (unless they are the result of the action of stockholders) and newly created vacancies may be filled by majority of remaining directors	May be filled by shareholders or the board of directors
Directors – Number	Unless established by certificate of incorporation, as determined by board of directors, but not less than one	There shall be a minimum of one and no maximum number.
Directors – Quorum and Vote Requirements	A majority of the entire board. The affirmative vote of a majority of directors present at a meeting at which there is a quorum constitutes action by the board of directors	Not less than one-half of the total number of directors, present in person or by alternate, except if there are only two directors, then a quorum will be two directors, and a sole director passes resolution by written consent. A resolution is passed at a meeting by the affirmative vote of a majority of the directors or consented to in writing by all directors
Directors – Managing Director	Not applicable	Not applicable
Directors – Powers	All powers to govern the corporation not reserved to the stockholders	Same as Jaguar
Directors – Committees	Directors may establish one or more committees with the authority that the board determines	Directors may establish one or more committees with the authority that the board determines, subject to certain restrictions under BCA
Directors – Consent Action	Directors may take action by written consent of all directors, in addition to action by meeting	Same as Jaguar

Provision	Jaguar	China Cablecom Holdings
Director – Alternates	Not permitted	Directors may, by written instrument, appoint an alternate who need not be a director, who may attend meetings in the absence of the director and vote and consent in the place of the directors
Directors – Appoint Officers	Directors appoint the officers of the corporation, subject to the by-laws, with such powers as they determine	Same as Jaguar, subject to the memorandum and certain restrictions under BCA
Director – Limitation of Liability	Directors liability is limited, except for (i) breach of loyalty, (ii) act not in good faith or which involves international misconduct or a knowing violation of law, (iii) willful violation of law in respect of payment of dividend or redeeming shares, or (iv) actions in which director receives improper benefit	Duty to act honestly and in good faith with a view to the best interests of the company and exercise care, diligence and skill that a reasonable director would exercise in the same circumstances, taking the factual circumstances into account. No provisions in the memorandum, articles or agreement may relieve a director from the duty to act in accordance with the memorandum or articles or from personal liability arising from the management of the business or affairs of the company. Further, a director who vacates office remains liable in respect of acts or omissions that occurred while he was a director.
Director – Indemnification Insurance	Company may purchase insurance in relation to any person who is or was a director or officer of the company	Same as Jaguar

Provision	Jaguar	China Cablecom Holdings
Amendments to Organizational Documents	Amendments must be approved by the board of directors and by a majority of the outstanding stock entitled to vote on the amendment, and if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series. By-laws may be amended by the stockholders entitled to vote at any meeting or, if so provided by the certificate of incorporation, by the board of directors	Amendments to the memorandum and articles, with certain restrictions, may be made by resolution of the shareholders or by the directors
Sale of Assets	The sale of all or substantially all the assets of the company requires stockholder approval	The sale of more than 50% of the assets of the company requires shareholder approval
Dissenters Rights	Provision is made under Delaware corporate law to dissent and obtain fair value of shares in connection with certain corporate actions that require stockholder approval or consent	Provision is made under the BCA to dissent and obtain fair value of shares in connection with certain corporate actions that require shareholder approval or consent

Indemnification Of Officers And Directors

As indicated in the comparison of charter provisions, a director of a company formed under the laws of the British Virgin Islands is obligated to act honestly and in good faith and exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances, taking into account the factual circumstances. The Memorandum and Articles of China Cablecom Holdings do not relieve directors from personal liability arising from the management of the business of the company. Notwithstanding the foregoing, Section 132 of the BVI Business Companies Act provides that China Cablecom Holdings may indemnify directors against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment. There are no agreements that relieve directors from personal liability. There are no provisions under the BVI Business Companies Act or the Memorandum and Articles of China Cablecom Holdings which provide for the indemnification of any persons other than directors. China Cablecom Holdings is permitted and intends to obtain director and officer insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, China Cablecom Holdings and Jaguar have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Defenses Against Hostile Takeovers

While the following discussion summarizes the reasons for, and the operation and effects of, the principal provisions of China Cablecom Holdings’ Memorandum and Articles of Association that management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified in its entirety by reference to the full texts of China Cablecom Holdings’ Memorandum and Articles of Association.

In general, the anti-takeover provisions of China Cablecom Holdings’ Memorandum and Articles of Association are designed to minimize susceptibility to sudden acquisitions of control that have not been negotiated with and approved by China Cablecom Holdings’ board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. The provisions would not prohibit an acquisition of control of China Cablecom Holdings or a tender offer for all of China Cablecom Holdings’ shares. The provisions are designed to discourage any tender offer or other attempt to gain control of China Cablecom Holdings in a transaction that is not approved by the board of directors, by making it more difficult for a person or group to obtain control of China Cablecom Holdings in a short time and then impose its will on the remaining shareholders. However, to the extent these provisions successfully discourage the acquisition of control of China Cablecom Holdings or tender offers for all or part of China Cablecom Holdings’ shares without approval of the board of directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by shareholders to be in their best interests.

Tender offers or other non-open market acquisitions of shares will generally be made at prices above the prevailing market price of China Cablecom Holdings’ shares. In addition, acquisitions of shares by persons attempting to acquire control through market purchases may cause the market price of the shares to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of China Cablecom Holdings’ shares, and may thereby deprive shareholders of an opportunity to sell their shares at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those shareholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors, whether or not shareholders deem such transactions to be in their best interest.

Shareholder Meetings.    British Virgin Island law provides that shareholder meetings shall be convened by the board of directors upon the written request of shareholders holding more than 50% of the votes of the outstanding voting shares of the company. China Cablecom Holdings’ Articles of Association provide that annual shareholder meetings for the election of directors may be called by the directors or by shareholders holding more than 50% of the votes of the outstanding voting shares of the company.

Number of Directors and Filling Vacancies on the Board of Directors.    British Virgin Island law requires that the board of directors of a company consist of one or more members and that the number of directors shall be fixed by the company’s Articles of Association. China Cablecom Holdings’ Articles of Association provide that the number of directors shall be not less than one, subject to any subsequent amendment to change the number of directors. The power to determine the number of directors is vested in the board of directors. The power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested in the shareholders or the board of directors. Directors may be removed by the members only for cause or without cause on a vote of at least 75% of the shareholders passed at a meeting called for the purpose of removing the director or with cause by a resolution of directors passed at a meeting called for the purpose of removing the director.

Election of Directors.    Under British Virgin Island law, there is no cumulative voting by shareholders for the election of the directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a shareholders meeting may, if they so choose, elect all directors of China Cablecom Holdings, thus precluding a small group of shareholders from controlling the election of one or more representatives to the board of directors.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent.    The China Cablecom Holdings Articles of Association will provide for advance notice requirements for shareholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of China Cablecom Holdings at its principal executive offices not fewer than 30 days nor more than 60 days prior to the first anniversary date of the annual meeting for the preceding year. Special meetings may be called by China Cablecom Holdings’ board of directors or by shareholders comprising 50% of the combined voting power of the holders of the then outstanding shares entitled to vote. These provisions make it more procedurally difficult for a shareholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a shareholder will seek to take independent action to replace directors or seek a shareholder vote with respect to other matters that are not supported by management.

Rights of Minority Shareholders

Under the law of the British Virgin Islands, there is little statutory law for the protection of minority shareholders. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the corporation, the Articles and the Memorandum of Association. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the articles and memorandum. The company is obliged to hold an annual general meeting and provide for the election of directors. Companies may appoint an independent auditor and shareholders may receive the audited financial statements of the company.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for BVI business corporations is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum of association or articles, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders.

Under the law of Delaware, the rights of minority shareholders are similar to that which will be applicable to the shareholders of China Cablecom Holdings. The principal difference, as discussed elsewhere will be the methodology and the forum for bringing such an action. It is also generally the case that the Delaware courts can exercise a wide latitude in interpretation and wide discretion in fashioning remedies as they think fits the circumstances for the regulation of the company. Under English precepts of the law of minority shareholders, there is generally a more restricted approach to the enforcement of the rights through the interpretation of the law, articles and memorandum.

Transfer of China Cablecom Holdings Securities Upon Death of Holder

Because China Cablecom Holdings is a BVI company, the transfer of the securities of China Cablecom Holdings, including the common shares and warrants, for estate administration purposes will be governed by BVI law. This may require that the estate of a decedent security holder of China Cablecom Holdings seek to obtain a grant of probate or letters of administration from a BVI court in order to transfer the shares upon the shareholder’s death has attempted to modify this requirement by inserting in its Articles of Association a provision that permits the board of directors to decide whether or not to permit decedent transfers based on estate documentation from non-BVI jurisdictions, more in accordance with United States practice, without any action having to be taken in the BVI. The board of directors intends to follow this procedure. There is no assurance that this will result in an enforceable transfer. The board of directors will be fully indemnified for its actions in this regard pursuant to the Articles of Association.

Conclusion of Jaguar’s Board of Directors.    After careful consideration of all relevant factors, Jaguar’s Board of Directors determined that the Redomestication Merger Proposal is in the best interests of Jaguar and its stockholders. The Board of Directors has approved and declared the Redomestication Merger Proposal advisable and recommends that you vote or give instructions to vote ‘‘FOR’’ the Redomestication Merger Proposal.

PROPOSAL TO APPROVE THE
2007 OMNIBUS SECURITIES AND INCENTIVE PLAN

This proposal relates to the approval of China Cablecom Holdings, Ltd. 2007 Omnibus Securities and Incentive Plan (the ‘‘Plan’’). A copy of the Plan is attached hereto as Annex B.

The purpose of the Plan is to benefit the stockholders of China Cablecom Holdings, by assisting China Cablecom Holdings to attract, retain and provide incentives to key management employees and nonemployee directors of, and non-employee consultants to, China Cablecom Holdings and its affiliates, and to align the interests of such employees, nonemployee directors and nonemployee consultants with those of China Cablecom Holdings’ stockholders. Accordingly, the Plan provides for the granting of Distribution Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Performance Share Awards, Restricted Stock Awards, Stock Appreciation Rights, Tandem Stock Appreciation Rights, Unrestricted Stock Awards or any combination of the foregoing (collectively, the ‘‘Awards’’), as may be best suited to the circumstances of the particular employee, director or consultant as provided in the Plan.

The Plan will be administered by the Compensation Committee, which shall be formed by the Board after the Business Combination. The Compensation Committee may from time to time grant Awards to one or more employees, directors and/or consultants determined by it to be eligible for participation in the Plan. China Cablecom Holdings has reserved 10,000,000 Ordinary Shares for issuance under the Plan. Awards made under the Plan may be granted solely to persons or entities who, at the time of grant, are employees, directors or consultants of China Cablecom Holdings or its affiliates. An Award may be granted on more than one occasion to the same employee, director or consultant, subject to the limitations set forth in the Plan.

Each individual grant of an Award which provides for the issuance of ordinary shares, including but not limited to the issuance of Ordinary Shares upon the exercise of a Stock Option, shall provide for a lock-up covenant by the individual, to be effective for a period not to exceed one year, upon the request of China Cablecom Holdings or China Cablecom Holdings’ principal underwriter in connection with an underwritten public offering of its Ordinary Shares. The price at which an Ordinary Share may be purchased upon exercise of a Stock Option shall be determined by the Compensation Committee; provided, however, that such price shall not be less than the mean of the bid and asked prices per Ordinary Share as quoted on the OTC Bulletin Board on the date such Stock Option is granted.

Conclusion of Jaguar’s Board of Directors.    After careful consideration of all relevant factors, Jaguar’s Board of Directors determined that the Incentive Plan Proposal is in the best interests of Jaguar and its stockholders. The Board of Directors has approved and declared the Incentive Plan Proposal advisable and recommends that you vote or give instructions to vote ‘‘FOR’’ the Incentive Plan Proposal.

PROPOSAL TO APPROVE THE
PERFORMANCE SHARE PLAN

This proposal relates to the approval of the issuance of ordinary shares of China Cablecom Holdings to certain individuals in connections with the achievement of certain financial targets of China Cablecom Holdings after the Business Combination as well as the approval of an employment agreement between China Cablecom Holdings and Clive Ng.

Pursuant to the Merger Agreement prior to the consummation of the Business Combination, China Cable Holdings Limited will enter into a consulting agreement and will enter into separate incentive stock agreements with each of Messrs. Cassano, Kalman and Propper whereby in the event that China Cablecom Holdings meets or exceeds certain EBITDA-based goals (in such amounts set forth in each individual agreement) during the 2008-2011 calendar years, China Cablecom Holdings has agreed to issue to each person, such number of its ordinary shares as set forth in each individual agreement for such calendar year. Should China Cablecom Holdings achieve the EBITDA goal not only for a particular calendar year, but also for one or more of the next succeeding calendar year or years, China Cablecom Holdings has agreed to issue the aggregate number of ordinary shares for both or all such calendar years.

If, and whenever, after October 30, 2007, China Cablecom Holdings effects a subdivision or consolidation of its ordinary shares or a payment of a dividend on its ordinary shares without receipt of consideration, the numbers of shares issuable, (a) in the event of an increase in the number of outstanding shares, of China Cablecom Holdings’ ordinary shares, shall be proportionately increased, and (b) in the event of a reduction in the number of outstanding shares of China Cablecom Holdings’ ordinary shares, shall be proportionately reduced. If China Cablecom Holdings capitalizes or otherwise changes its capital structure after October 30, 2007, the numbers of shares issuable will be replaced with the number and class of shares of securities to which the individual would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the individual had been the holder of record of the applicable number of shares issuable upon achievement of the EBITDA goal. In the event of changes to China Cablecom Holdings’ outstanding ordinary shares by reason of recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after October 30, 2007, the numbers of China Cablecom Holdings’ ordinary shares will be adjusted by the Board of China Cablecom Holdings in its discretion.

It is also a condition to the consummation of the transactions contemplated by the Merger Agreement that China Cablecom Holdings and each of Messrs. Cassano, Propper, Kalman and Ng enter into separate warrant exercise proceeds award agreements whereby upon China Cablecom Holdings’ receipt of $30,000,000 of proceeds from the exercise of warrants issued as part of Units in Jaguar’s IPO, China Cablecom Holdings has agreed to make cash payments to Messrs. Cassano, Kalman, Propper and Ng, in the amounts respectively, of $666,666, $666,666, $666,668 and $3,000,000, during 2008, regardless of whether such persons are providing services to China Cablecom Holdings at such time.

Conclusion of Jaguar’s Board of Directors.    After careful consideration of all relevant factors, Jaguar’s Board of Directors determined that the Performance Share Proposal is in the best interests of Jaguar and its stockholders. The Board of Directors has approved and declared the Performance Share Proposal advisable and recommends that you vote or give instructions to vote ‘‘FOR’’ the Performance Share Proposal.

PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING
FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES

This proposal allows Jaguar’s Board of Directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposed merger.

If this proposal is not approved by Jaguar’s stockholders, its Board of Directors may not be able to adjourn the special meeting to a later date in the event there are not sufficient votes at the time of the special meeting to approve the proposed merger.

Conclusion of Jaguar’s Board of Directors.    After careful consideration of all relevant factors, Jaguar’s Board of Directors determined that the Adjournment and Postponement Proposal of the special meeting for the purpose of soliciting additional proxies is in the best interests of Jaguar and its stockholders. The Board of Directors has approved and declared the Adjournment and Postponement proposal advisable and recommends that you vote or give instructions to vote ‘‘FOR’’ the proposal.

INFORMATION ABOUT China Cablecom

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement/prospectus contains or incorporates by reference certain forward-looking statements and information relating to China Cablecom that are based on the beliefs of management as well as assumptions made by China Cablecom and information currently available to China Cablecom. Forward-looking statements include statements concerning projected financial data, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical fact. When used in this proxy statement/prospectus, the words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘intend,’’ ‘‘project,’’ ‘‘predict,’’ ‘‘may,’’ and ‘‘should’’ and similar expressions, are intended to identify forward-looking statements. These statements are based on current expectations of China Cablecom and are naturally subject to uncertainty and change in circumstances. Actual results may vary materially from the expectations contained in this document. The following factors, among others, could cause results to differ materially from those described in this proxy statement/prospectus: any economic, business, competitive and/or regulatory factors affecting China Cablecom’s business generally. Unless required by law, China Cablecom undertakes no obligation to update publicly any forward-looking statements set forth in this proxy statement/prospectus, whether as a result of new information, future events or otherwise.

Overview

China Cablecom is a joint-venture provider of cable television services in the People’s Republic of China, operating in partnership with a local state-owned enterprise authorized by the PRC government to control the distribution of cable TV services (‘‘SOE’’). China Cablecom acquired the network it currently operates in Binzhou, Shandong Province in September 2007 by entering into a series of asset purchase and services agreements with a company organized by SOEs owned directly or indirectly by local branches of SARFT in five different municipalities to serve as a holding company of the relevant businesses. Binzhou Broadcasting operates a cable network with 442,900 paying subscribers as of September 30, 2007. China Cablecom’s strategy is to replicate the acquisition by operating partnership model in other municipalities in Shandong Province in the PRC and then introduce operating efficiencies and increase service offerings in the networks it has acquired.

The PRC Cable Industry

China is the world’s largest cable television market in subscriber volume. As of December 31, 2006, China had 139 million cable households, or 38% of television-viewing households, nearly twice that of the U.S. and over one-third of the global cable user base. However, cable industry revenues in the PRC are less than 3% of the U.S. cable industry and digital cable penetration rates are only 3.5% of television-viewing households. China Cablecom expects to benefit from the following additional trends affecting the PRC and the Chinese cable TV industry:

•	Rising household incomes in the PRC. According to a report by the McKinsey Global Institute, over the next 20 years more people will migrate to China’s cities for higher-paying jobs. These working consumers will create a new and significant middle class. McKinsey also notes that the trend in China is toward a younger middle class.

•	Government mandates ensure proliferation of digital cable. SARFT has mandated that China’s well-developed coastal areas must deploy digital cable by 2008. This will result in cable networks switching off their analog transmissions; the government has set a target of 2015 for operators nationwide to complete the digital transition. The government has placed further emphasis in major urban areas to complete the digitalization conversion in time for the 2008 Beijing Olympics.

•	New and dynamic product offerings. The transition to digital cable benefits cable operators by expanding their market for premium product and service offerings to their customers. Examples that are more fully describe below, include broadband Internet access; premium content subscription; electronic programming guide, or EPG; video on-demand, VOD; personal video recorder, or PVR; and others.

•	Higher ARPU. Digital cable offers cable network operators an opportunity to create new revenue streams. In addition, SARFT has authorized cable operators to apply for rate increases to cover the costs associated with digitalization. Recently, the government approved rate increase in excess of 70%. On average, subscribers in the PRC pay $1.50 per month for basic cable service compared to digital cable which averages $3.50 per month.

The following chart summarizes two recent studies on the impact of selected cable operators throughout the PRC and the impact on ARPU after the digitalization conversion. The average increase in ARPU for these 15 locations was 72%.

Examples of basic subscription fee increases after digitalization

	Monthly subscription fee before and after digitalization (USD)		% Increase
City/Location	Analog	Digital
Chongqing	1.57	2.88	83%
Dalian	1.57	3.14	100%
Foshan	1.83	2.22	21%
Fuzhou	1.83	3.40	86%
Guangxi Province	1.70	3.40	100%
Guangzhou	2.22	3.46	56%
Hainan Province	2.09	3.40	63%
Hangzhou	1.83	1.83	0%
Hunan Province	2.16	3.27	52%
Jinan	1.70	3.66	115%
Qingdao	1.57	2.88	83%
Shaanxi Province	1.83	3.14	71%
Shenzhen	2.09	3.66	75%
Taiyuan	1.57	3.01	92%
Zibo	1.70	3.66	115%
Average	1.83	3.14	72%
Source: SYWG Consulting and Research, 2007; Skillnet MI, 2007

Products and Service Offerings

Currently, China Cablecom operates one cable network, Binzhou Broadcasting, and offers the following products and services to its customers: (i) basic analog and digital cable subscription services (including installation), referred to as video subscription services, (ii) landing service for satellite TV broadcasters, (iii) network leasing, (iv) broadband Internet, and (v) other services, including premium content and interactive.

Video subscription services.    The majority of Binzhou Broadcasting’s revenues are currently generated from video subscription services and related installation fees. As of September 30, 2007, the network served 442,900 subscribers. Subscribers typically pay Binzhou Broadcasting on a monthly basis and generally may discontinue services at any time. Monthly subscription rates, programming availability, and related charges vary according to the type of service selected, the type of equipment used by subscribers and the local cable operators product and service offerings. Following is general information regarding our video services and a general programming guide.

•	Basic Video Service. Basic video service of up to 40 channels includes local broadcast channels, provincial TV channels, limited satellite-delivered programming from other provincial broadcasters and several channels provided by Central China Television Station, or CCTV. The monthly fee for the basic subscription varies depending on the geographic location of the subscriber.

•	Extended Basic Video Service. Extended basic service is divided into two packages. Package one includes up to 11 satellite channels, including Hunan TV, Oriental TV and others. Package two includes up to 7 channels, including movie and sports channel from CCTV. Currently, Binzhou Broadcasting is offering its extended basic video service for free under a program designed to accelerate adoption rates.

•	Digital Video Service. Customers who subscribe to digital video service receive up to 80 digital channels including digital basic channels, extended basic channels, pay TV channels, digital radio, EPG, local news and government access channels. Customers pay a monthly fee for digital video service, which varies according to the level of service and the number of set-top boxes, or STB, in the home. The first STB is free; however, the customer must prepay the subscription fee for one year. Advanced interactive STBs with DVR and cable broadband access are available for a premium charge. As of September 30, 2007, Binzhou Broadcasting had 4,769 digital customers, representing less than 2.0% penetration of its basic video subscribers.

•	Pay TV Service. Pay TV service is offered through three separate packages. Package one subscribers receive 14 channels including a cartoon channel. Package two subscribers receive one movie channel, CHO. Package three subscribes receive 10 channels including the golf and tennis channel and Weiqi channel. Pay TV in China operates on revenue sharing model with the monthly pay TV fee generally shared as follows: 50% to the cable operator, 40% to the content provider and 10% to the channel integrator.

A programming guide for the cable channels offered by Binzhou Broadcasting is shown below:

China Cablecom – Selected Channel Programming Overview

Basic Package

- CCTV-1 General interest
- CCTV-2 Business
- CCTV-3 Culture
- CCTV-4 International (Chinese)
- CCTV-5 Sport
- CCTV-6 Movies
- CCTV-7 Military/Farming
- CCTV-8 TV drama
- CCTV-9 International (English)
- CCTV-10 Science & Technology
- CCTV-11 Opera
- CCTV-12 Society & Law
- CCTV-News
- CCTV-Music
- CCTV-Child
- CCTV-Guide
- Anhui Satellite TV
- Beijing Satellite TV
- Dragon Satellite TV
- Jiansu Satellite TV
- Qilu TV
- Shandong Satellite TV
- Shandong TV - Education
- Shandong TV - Entertainment
- Shandong TV - Sports
- Tianjing Satellite TV
- Zhejiang Satellite TV

Extended channel – Package A

- Heilongjiang Satellite TV
- Shanxi Satellite TV
- Liaoning Satellite TV
- Guangxi Satellite TV
- Jilin Satellite TV
- Hubei Satellite TV
- Hunan Satellite TV
- Sichuan Satellite TV
- Guangdong Satellite TV

Extended channel – Package B

Pay channel – Package C

Pay channel – Package D

Pay channel – Package E

Landing service for satellite TV broadcasters.    Satellite broadcasters in China have no network and must pay a ‘‘landing fee’’ to local cable operators. The landing fee for satellite TV to reach one household is approximately $0.04 per channel per year. Binzhou Broadcasting offers 11 satellite stations under its extended basic video service.

Network leasing.    Local enterprises in the PRC, such as hospitals, schools, financial institutions and telecommunications companies, do not have complete coverage within the region for their own local network. Accordingly, they rent network bandwidth from local cable companies to operate their internal communication networks among their subsidiaries and branches.

Broadband Internet.    Binzhou Broadcasting offers to residential, commercial and governmental packages of cable modem-based services with varied speeds of 1Mbps to 10Mbps FTTL (fiber-to-the-loop). Key customers for cable Internet access include new buildings and the government. As of June 30, 2007, Binzhou Broadcasting had 7,800 broadband households, representing 2% of service penetration. Binzhou Broadcasting faces strong competition from local monopolistic telecommunication companies and therefore has been forced to offer its cable modem service at discounted rates to compete with local telecommunication companies.

Competition and Threats of Substitution

Cable operators in the PRC are local monopolies, similar to the U.S. in the past where only one cable network operates in one municipal city or one county. China Cablecom believes it is possible that current cable network operators may ultimately lose their single monopoly status. There are, however, emerging threats to traditional cable, such as Internet Protocol TV, or IPTV, and Direct Broadcast Satellite, or DBS. Since media and media content are strongly controlled by the PRC government, new entrants to the market will face significant hurdles that are heavily government policy oriented and not market-oriented. Foreign IPTV models cannot be copied in the PRC due to the strict control by the government for censorship purposes. As a consequence, cable operators will continue to be the dominant market force for the foreseeable future. For example, industry experts forecast that in five years cable network operators will still maintain 70% market share in the financially lucrative pay TV content distribution market.
IPTV rollout in the PRC has also been hampered by high service fees, which are $8.00 per month, as well as conflict of interest issues between local SARFT and local telecommunications operators, which has slowed the licensing process for IPTV operators. China Cablecom believes that these new entrants will not pose significant threats of substitution to cable network operators in the foreseeable future.

Similar to the U.S., DBS poses even less of a threat to cable operators than IPTV. There are very few DBS households in the PRC. Due to PRC policies, DBS typically cannot be directly received into households; requiring retransmission through terrestrial or cable networks. The transition to digital cable greatly diminishes the competitive threat to cable from DBS.

Other threats of substitution, such as mobile TV, are in the early stages of development and customer acceptance of this technology is unknown. China Cablecom believes mobile TV does not represent a competitive threat.

Currently, there are several large cable operators in the PRC. The cable market is highly fragmented and the large operators are geographically centered. For example, Beijing GeHau, a cable operator with 3.2 million households, focuses its efforts in Beijing. Hangzhou Wasu, a cable operator with 1.0 million households, focuses its efforts in Hangzhou. The largest consolidator in the PRC is CITIC Guoan, or CITIC, with 6.4 million households. CITIC is a publicly listed company on the Shenzhen stock exchange and is diversified across several industries, including cable TV, real estate, energy and others. CITIC has focused its efforts in the Hunan and Jiangxi provinces; however, they do operate one local cable network, Weihai, in Shandong. China Cablecom believes that there are many attractive acquisition targets and the presence of other cable operators in the PRC does not pose a competitive threat, given the inherent monopolistic nature of the cable business in the PRC.

Marketing and Sales

The sales and marketing strategy of China Cablecom depends heavily on the monopolistic situation of cable in the PRC. The Company does not intend on spending significant dollar amounts on marketing and sales efforts other than for converting the analog signal to a digital signal. The cost of marketing programs associated with premium content service offerings will be mostly borne by the content providers and integrators.

PRC Corporate Structure

China Cablecom conducts substantially all of its business in the PRC through Heze Zhongyouxiantong Network Technology Co., Ltd. (‘‘HZNT’’), a PRC company, and Jinan Youxiantong Network Technology Co., Ltd. (‘‘JYNT’’), a PRC company and a domestic variable interest entity (‘‘VIE’’). JYNT is controlled by the Company through contractual arrangements. China Cablecom also owns 100% of the equity interest of Hong Kong Zhongyouxiantong Co., Ltd. (‘‘HKZ’’), a Hong Kong holding company that, in turn, directly owns 100% of the equity interest of HZNT.

In order to comply with the PRC’s regulations on private investment in the cable industry, China Cablecom operates its cable business in a joint venture with a local state-owned enterprise. China Cablecom’s operations are conducted through direct ownership of HKZ and HZNT and contractual arrangements with JYNT. China Cablecom does not have an equity interest in JYNT, but instead enjoys the economic benefits derived from JYNT through a series of contractual arrangements. JYNT is owned 95% by Pu Yue (95%), China Cablecom’s Chief Executive Officer and 5% by Liang Yuejing, his spouse.

China Cablecom operates its cable business in a joint venture, Binzhou Broadcasting and Television Information Network, Co., Ltd. (‘‘Binzhou Broadcasting’’), which is 49% owned by JYNT and 51% by Binzhou Broadcasting and Television Network, Co., Ltd. (‘‘Binzhou SOE’’), a PRC state-owned enterprise.

We do not directly or indirectly have an equity interest in JYNT, but HZNT and HKZ, our wholly owned subsidiaries, have entered into a series of contractual arrangements with JYNT and its shareholders. As a result of the following contractual arrangements, China Cablecom controls and is considered the primary beneficiary of JYNT and, accordingly, it consolidates JYNT’s results of operations in its financial statements.

•	the shareholders of JYNT have jointly granted HZNT an exclusive and irrevocable option to purchase all or part of their equity interests in JYNT at any time;

•	without HKZ’s consent, the shareholders of JYNT may not (i) transfer or pledge their equity interests in JYNT, (ii) receive any dividends, loan interest or other benefits from JYNT, or (iv) make any material adjustment or change to JYNT’s business or operations;

•	the shareholders of JYNT agreed to (i) accept the policies and guidelines furnished by HKZ with respect to the hiring and dismissal of employees, or the operational management and financial system of JYNT, and (ii) appoint the candidates recommended by HKZ as directors of JYNT;

•	each shareholder of JYNT has appointed HKZ’s designee as their attorneys-in-fact to exercise all its voting rights as shareholders of JYNT; and

•	each shareholder of JYNT has pledged all of its respective equity interests in JYNT to HZNT to secure the payment obligations of JYNT under certain contractual arrangements between JYNT and HKZ, and HZNT and JYNT.

In addition, JYNT, Binzhou Broadcasting and Binzhou SOE have entered into the following contractual arrangements that provide JYNT with the ability to control and consolidate the results of operations of Binzhou Broadcasting. Also as a result of these agreements, Binzhou Broadcasting controls and consolidates Binzhou SOE in its financial statements.

•	a technical services agreement, pursuant to which JYNT exclusively performs the following for Binzhou Broadcasting: (i) management, operation and maintenance of relevant networks and equipment; (ii) consulting services for operation, business development, sales and planning, market research, data collection and analysis; (iii) training for management personnel; (iv) international developments and advanced technology regarding the cable business; (v) provide developed systems and financial support software; and (vi) provide other technology troubleshooting plans, related software and technical services. JYNT is paid a fee of 11% of the net profits of Binzhou Broadcasting, which brings its effective economic interest in Binzhou Broadcasting to 60%.

•	an exclusive services agreement, pursuant to which Binzhou Broadcasting exclusively performs marketing, strategic consulting and technical support and services for Binzhou SOE.

•	under PRC law, Binzhou SOE must maintain ownership of the broadcasting licenses related to the assets that were contributed to Binzhou Broadcasting for a 51% equity interest. As a result and pursuant to an exclusive services agreement, Binzhou Broadcasting will provide the following services in operating the Binzhou SOE contributed assets: (i) collecting all cash related to revenues generated including subscription fees, installation fees, and channel landing fees; (ii) the marketing, promotion and sales of digital TV set-top boxes; (iii) the building and maintenance of the cable TV network; (iv) the marketing, promotion and sales of businesses in relation to broadcast and television network broadband access; (v) the operation of businesses in relation to wireless network transmission and cable TV; (vi) various troubleshooting, software support and other technology services; (vii) developments, updates and upgrades in relation to the provider application software and user application software; (viii) training services for technology staff and technology consulting services in relation to the business; and (ix) other applicable technology services. As the license holder, Binzhou SOE will collect all revenues from customers and, in turn, remit the cash flows, net of business taxes, to Binzhou Broadcasting. Binzhou Broadcasting will provide the necessary resources including employees and other costs necessary to operate the cable business. The term of the agreement is 20 years with an option to extend for another 10 years.

Employees and Facilities

Binzhou Broadcasting has 258 employees working in one headquarter facility and 5 operating subsidiary facilities located in Boxin, Huiming and Zoupin counties and in Binzhou city.

Governmental Regulation

The media, cultural and telecommunications industries in China are highly regulated by the PRC government, even though the past several years have seen liberalization in this regard. Many foreign and domestic industry participants operate by means of establishing flexible corporate and commercial relationships that allow them to avoid regulatory restrictions while at the same time achieving their business goals.

Cable TV

Overall responsibility for the administration of the cable TV sector is divided between the Chinese Communist Party (‘‘CCP’’) and the central government. The CCP Central Committee is responsible for censorship; the State Council, in co-operation with the National People’s Congress (‘‘NPC’’), is the government body responsible for promulgating new laws and regulations for the cable TV industry. Responsibility for enforcing policies and laws set out by the CCP and State Council at the local level lies with the relevant department of the State Administration of Radio, Film and Television (‘‘SARFT’’).

Investments in cable TV companies are subject to the supervision of the SARFT and other relevant government agencies. The primary restrictions in this regards are as follows:

•	Transmission Network

•	Foreign Investment – Prohibited – Foreign investors are prohibited from investing in all levels of radio and TV transmission networks.

•	Domestic Private Investment – Limited Access – Private investors may invest in the construction and operation of cable TV transmission networks and participate in the reconstruction of digitalization of the receiving terminals of cable TV, subject to a 49% shareholding ceiling. However, private investors are allowed to hold majority shares in companies which only operate the community access portion (terminal connection) of the cable TV transmission networks.

•	TV Stations and Channels

•	Foreign Investment/Domestic Private Investment – Prohibited – Foreign and domestic private investors are prohibited from investing in radio stations and TV stations and channels.

Notwithstanding the recent attempts as liberalization, the cable TV industry is still primarily State owned. At the central government level, the SARFT is responsible for approving the establishment of cable, radio and TV stations, the nationwide administration of cable, radio and TV services, and developing and promulgating policies, standards and regulations. At the local level, the radio and TV administrative departments and bureau of provinces, municipalities and counties are in charge of the administration of radio and TV services and of implementing policies, standards and regulations within their jurisdiction.

The chart below reflects the division of authority.

Assets of different SARFT

	Central SARFT	Province SARFT (e.g. Shandong)	City SARFT (e.g. Binzhou, Jining)	District & county SARFT (e.g. Boxing/Binzhou)
Character	No direct access to Households but strong power due to central authorities	No direct access to Households	Direct access to Households in its network	Direct access to Households in its network
Networks	Backbone connected with province backbone	Backbone in the province, from city to city	Backbone in the city	Small networks
Channels – Broadcasters	CCTV	Province channels, satellite channels	Local channels, network center	Local channels, network center

As a result of the control arrangements established by China Cablecom through affiliated PRC companies wholly owned by PRC citizens, China Cablecom believes that it is in compliance with the above prohibitions.

The Measures for the Administration of Radio and Television Program Transmission Services (promulgated on 6 July 2004 by the SARFT as Decree No. 33 and effective as of August 10, 2004), require entities that wish to provide TV program transmission and cable access services to obtain an operating permit for Radio and Television Program Transmission Services.

Only the following entities may apply for an Operating Permit: (i) radio and television broadcasting entities which have been established with the permission of the SARFT; (ii) radio, film and television groups and their affiliates which have been established with the permission of the SARFT; and (iii) state-owned entities that have the right to operate radio and television cable networks.

The Operating Permit contains information about inter alia the transmission content, transmission range, transmission technology and transmission methods. The entity holding the Operating Permit must operate in accordance with the details set forth on the permit.

CHINA CABLECOM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

China Cablecom (the ‘‘Company’’ or ‘‘China Cablecom’’), a British Virgin Islands company, was incorporated on October 6, 2006.

The Company’s operating activity from October 6, 2006 (inception date) to June 30, 2007, has been limited and related to its formation, and professional fees and expenses associated with its acquisition activities.

On September 20, 2007, China Cablecom entered into a Purchase Agreement with several accredited investors (the ‘‘Purchase Agreement’’), and consummated the private placement of $20,000,000 units, each unit consisting of (i) a promissory note in the face amount of $499,808, bearing interest at the rate of 10% per annum (the ‘‘Note’’), and (ii) 19,167 detachable shares of the China Cablecom’s Class A Preferred Stock (the ‘‘Units’’). As security for the repayments Notes, Mr. Clive Ng pledged and granted to the investors, on a pro rata basis, a first priority lien on 50.1% of the ordinary shares of China Cablecom owned by him. The proceeds of the sale and issuance of the Units were used in the following manner: (i) $12.0 million was used to finance the acquisition through contractual arrangements of Binzhou Broadcasting and (ii) $8 million was used for working capital, including payment of certain administrative, legal, investment banking and accounting fees, repayment of loans in the aggregate amount of $720,000 owed to Mr. Ng and a $475,000 loan made to Jaguar.

In connection with the transaction and pursuant to the terms of a registration rights agreement (the ‘‘Registration Rights Agreement’’), China Cablecom has agreed, and Jaguar has agreed to assume the obligation, to register for resale the common shares underlying the shares of Class A Preferred Stock issued as part of the Units. China Cablecom has agreed to file with the Securities and Exchange Commission a registration statement with respect to the resale of the shares no later than the date that is 30 days after the consummation of the business combination between China Cablecom and Jaguar.

Joint Venture with Binzhou Broadcasting and Television Information Network Co., Ltd. and China Cablecom.

In September 2007, China Cablecom entered into an operating partnership to purchase a 49% equity interest and 60% economic benefit in a newly created joint venture, Binzhou Broadcasting and Television Information Network Co., Ltd. (‘‘Binzhou Broadcasting’’). The local state-owned enterprise, Binzhou Broadcasting and Television Network Co., Ltd. (‘‘Binzhou SOE’’), agreed to contribute certain assets and businesses for a 51% equity interest in Binzhou Broadcasting. Binzhou SOE was organized in 2006 to aggregate various local state-owned cable assets and businesses within the city of Binzhou, China. Prior to the formation of Binzhou Broadcasting, Binzhou SOE consolidated the following five cable operating companies and networks:

•	Binzhou Guang Shi Network Co., Ltd.

•	Huming Cable Network Co., Ltd.

•	Boxing Dian Guang Media Co., Ltd.

•	Zouping Cable Network Center

•	Binzhou Guang Dian Cable Network Center

In order to comply with current PRC laws limiting foreign ownership in the cable industry, Binzhou Broadcasting operates in a joint venture and China Cablecom manages its interest in the joint venture through direct ownership of wholly foreign owned entities and affiliated companies wholly owned by PRC citizens. The Company entered into contractual arrangements, through these affiliated PRC companies, to providemarketing, strategic consulting and technical support and services to Binzhou Broadcasting for a fee of 11% of the net profits of the joint venture. As a result of these contractual agreements between the Company’s PRC affiliates and Binzhou SOE, the Company has the ability to substantially influence the joint venture’s daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder vote. In addition, the Company enjoys 60% of the economics benefits of the joint venture through its 11% fee of net profit combined with its 49% ownership interest.

On January 17, 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46: Consolidation of Variable Interest Entities, an interpretation of ARB 51 (‘‘FIN 46’’), which was superseded by a revised interpretation (‘‘FIN 46R’’). These interpretations address financial reporting for entities over which control is achieved through a means other than voting rights. According to the requirements of FIN 46R, China Cablecom has evaluated its relationships with Binzhou Broadcasting.

China Cablecom consolidates the affiliated companies and Binzhou Broadcasting pursuant to FIN 46R. The affiliated companies and Binzhou Broadcasting as considered variable interest entities (‘‘VIEs’’) as defined by FIN 46R. Through ownership interest and certain contractual arrangements, China Cablecom is considered the primary beneficiary of the affiliated companies and Binzhou Broadcasting as China Cablecom absorbs a majority of the risk and rewards of those entities.

Exclusive Services Agreement.    Pursuant to the exclusive services agreement between Binzhou Broadcasting and Binzhou SOE, Binzhou SOE has the exclusive right to provide to Binzhou Broadcasting consulting services related to design, construction, operation and maintenance of cable TV projects and networks (including but not limited to TV fee collection of distribution net and network leases); any business with respect to the management of construction, marketing and operation of the analog and digital TV networks and digital TVs (including but not limited to sale of set-top Boxes, sale of pay-per-program and digital TV fee collection); and value-added network business (including but not limited to the cable and wireless broadband access, video-on-demand business, interactive TV-shopping, digital electronic form services, operation services of digital video tape recorder, TV-marketing, publication of electronic information and interactive TV advertisements). Under the terms of this agreement, Binzhou Broadcasting agrees to pay Binzhou SOE the service fees which are an amount equal to the revenue, before any applicable taxes (not including any applicable business taxes), that is accrued by Binzhou Broadcasting during the term of the Agreement and the first renewal period. Binzhou SOE agrees to pay all costs in relation to the operation of the Business and the provision of services to Binzhou Broadcasting.

Technical Services Agreement.    Pursuant to the technical services agreement between Binzhou Broadcasting and JYNT, JYNT has the exclusive right to provide to Binzhou Broadcasting services related management, operation and maintenance of relevant networks and equipment; consulting services for operation, business development, sales and planning, market research, data collection and analysis; training for management personnel; report to Binzhou Broadcasting on international developments and advanced technology; provide developed systems and financial support software; and provide financing for the services, and any related troubleshooting plans, software and technical services. Under the terms of this agreement, Binzhou Broadcasting agrees to pay JYNT a service fee that is equivalent to 11% of Binzhou Broadcasting‘s profit.

Asset Transfer Agreement.    Pursuant to the asset transfer agreement between Binzhou Broadcasting and Binzhou SOE, Binzhou SOE has agreed to sell to Binzhou Broadcasting the assets of Binzhou SOE for total cash consideration of $37.8 million. The Assets are to be transferred in installments. The initial transfer of assets valued at $6.7 million were transferred in September 2007 and in connection with such transfer, China Cablecom loaned approximately $12 million to Binzhou Broadcasting to pay the related purchase price. The remaining assets are to be transferred in installments until no later of August 8, 2008, and the purchase price for the amount shall be proportionate to the value of the assets transferred. All necessary approvals have been obtained for such transfers and JYNT’s aggregate obligations in respect of the cash payments are approximately $10 million, which amount will be loaned to Binzhou Broadcasting by China Cablecom in order to preserve the accounting treatment described above.

Binzhou Broadcasting revenue sources and ARPU trends affecting China Cablecom.    Binzhou Broadcasting earns revenues from the following sources: (i) basic analog and digital cable subscription services (including installation), referred to as video subscription services, (ii) landing service for satellite TV broadcasters, (iii) network leasing, (iv) broadband Internet, and (v) other services, including premium content and interactive.

Currently, substantially all of Binzhou Broadcasting’s revenues are generated from basic subscription and installation fees. The monthly average revenue per user is $1.50. The total revenue for the six months ended June 30, 2007 and the year ended December 31, 2006 was $4.4 million and $8.3 million, respectively. Additional information relating to Binzhou Broadcasting’s revenues and trends follows:

•	Basic video service, including installation fees. The Binzhou Broadcasting cable service currently offers up to 40 channels in its basic and extended channel lineup. Monthly rates vary depending on the geographic location of the subscriber from a low of $1.05 in rural areas to a high of $1.70 in city districts. Under a program to promote adoption of digital cable, Binzhou Broadcasting is currently offering its extended channels for free. Installation fees range from $24.00 to $39.00, depending on geographic location. For the six months ended June 30, 2007 and the year ended December 31, 2006, in excess of 90% of revenues were generated from basic subscription and installation fees. As of June 30, 2007, Binzhou Broadcasting had approximately 442,900 paying subscribers.

China Cablecom expects the basic subscription fee to increase due to an expected increase in the number of households converting to digital cable which carries a higher monthly fee than analog cable. The Company also anticipates an increase in the number of households subscribing to cable service due to efforts by SARFT to deploy cable to 100% of villages with more than 50 households. Households in the cities pay more for cable TV than those in rural areas. The conversion to digital cable will also increase the number of paying subscribers since digital set top boxes (‘‘STB’s’’) minimize piracy and allow for the cable operator to charge per TV instead of per household.

•	Landing service for satellite TV broadcasters. In China, satellite broadcasters have no network and must pay a landing fee to local cable operators. The landing fee for satellite TV to reach one household is approximately $0.04 per channel per year. Binzhou Broadcasting offers 11 satellite stations under its extended basic video service. Binzhou Broadcasting intends to work with AC Nielson to install TV ratings infrastructure in the Binzhou region, which will serve to increase the importance of channel landing and consequently, result in an anticipated increase in landing fees paid by satellite TV broadcasters.

•	Pay TV. Pay TV works on a revenue share model in the PRC, with the monthly pay TV fee generally shared as follows: 50% to the cable operator, 40% to the content provider and 10% to the channel integrator. Pay TV began in China in 2004 with the launch of digital pay TV on 18 channels. By 2006, 130 digital pay channels have been approved, of which 108 are already in operation. Pay TV monthly rates vary from $1.05 per month for a package with one movie channel to $4.71 per month for the most expensive movie package. Binzhou Broadcasting offers 25 premium channels. Binzhou Broadcasting has embarked on a transition to digitization of its cable network.

•	Broadband Internet. Key customers for Binzhou Broadcasting’s cable Internet access include new buildings and the government. The basic cable modem monthly service fee for a household ranges from $7.80 to $14.30 per month depending on the length of service contract. For enterprise customers, fees range from $39.00 to $131.00 per month depending on the speed of the cable service purchased. Binzhou Broadcasting also charges installation fees to enterprises ranging from $65.00 to $131.00. As of June 30, 2007, Binzhou Broadcasting had 7,800 broadband households, representing less than 2% of service penetration.

Overview of historical financial information presented

China Cablecom’s operating activity from October 6, 2006 (inception date) to June 30, 2007, has been limited and related to its formation, and professional fees and expenses associated with its acquisition activities. China Cablecom’s historical results of operations are insignificant and not reflective of the results of operations they anticipate following the partnership operation with Binzhou Broadcasting. As a result, the following historical results of operations and financial operation related to China Cablecom’s recently completed joint venture with Binzhou Broadcasting have been provided to assist investors in evaluating the historical performance of this business in addition to China Cablecom’s other activities:

•	China Cablecom for the period from October 6, 2006 (inception) to June 30, 2007

•	Binzhou Broadcasting for the year ended December 31, 2006 as compared to the year ended December 31, 2005

•	Binzhou Broadcasting for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006

Significant Accounting Policies and Estimates

China Cablecom’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles (‘‘GAAP’’) in the United States. The preparation of these financial statements requires China Cablecom to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. China Cablecom evaluates its estimates on an on-going basis based on historical experience and on various other assumptions it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

China Cablecom believes the following critical accounting policies affect its significant judgments and estimates used in the preparation of its financial statements.

Revenue recognition.    Sales are recorded as services are provided to customers. China Cablecom recognizes all revenues in the period in which the service is rendered, provided that persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is reasonably assured. Provision for discounts and rebates to customers, estimate returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. Customer deposits received before services are recorded as receipts in advance in the balance sheet.

Accounts receivable.    Accounts receivables are recorded at the invoiced amount after deduction of trade discounts, and allowance. China Cablecom considers accounts receivable to be fully collectable; accordingly, no allowance for doubtful accounts has been established. If accounts become uncollectible, they will be charged to statements of operations when that determination is made. Collections on accounts previously written off are included in other income as received.

Inventories.    Inventories consist of raw material, parts and accessories. Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

Cash and cash equivalents.    China Cablecom considers all cash on hand and in banks to be cash equivalents.

Property, plant and equipment.    Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives or applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The costs and related accumulated depreciation of assets sold or retired are removed from the accounts, and any gain or loss thereon is reflected in operations. Property, plant and equipment that is still undergoing development and has not been placed in service is shown on the balance sheet as construction-in-progress and is not depreciated. Depreciation of property, plant and equipment is computed using the straight-line method over the following estimated useful lives of the assets: Head-end facilities, fiber infrastructure and electric appliances – 5-30 years.

Foreign currency translation.    China Cablecom’s business is currently conducted in and from China in Renminbi. In this report, all references to ‘‘Renminbi’’ and ‘‘RMB’’ are to the legal currency of China and all references to U.S. dollars, dollars, $ and US$ are to the legal currency of the United States. China Cablecom makes no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The Chinese government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. China Cablecom uses the U.S. dollar as its reporting and functional currency. Translation adjustments are reported as other comprehensive income or expenses and accumulated as other comprehensive income in the equity section of combined interim balance sheet. Combined financial information is translated into U.S. dollars at prevailing or current rates respectively, except for revenues and expenses which are translated at average current rates during the reporting period. Exchange gains and losses resulting from retained profits are reported as a separate component of stockholders’ equity. The currency translation adjustment increased China Cablecom’s stockholders’ equity by $308,196 and $412,756 for the period/year ended June 30, 2007 and December 31, 2006 respectively.

Goodwill and other intangible assets.    China Cablecom follows the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, which establishes the financial accounting and reporting for goodwill and other intangible assets and supersedes APB No. 17, Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but, instead, tested at least annually for impairment. China Cablecom performs an annual impairment test at fiscal year end for goodwill and other indefinite-lived intangible assets. Goodwill is allocated to various reporting units, which are either the operating segment or one reporting level below the operating segment.

SFAS No. 142 requires that goodwill be tested for impairment using a two-step process. The first step requires a determination of the fair value of the reporting unit, which is compared to its carrying value. If the fair value exceeds the carrying value, the goodwill is not considered impaired. If the carrying value exceeds the fair value, impairment is measured as the excess of the carrying value of the reporting unit goodwill over the implied fair value of the goodwill. The implied fair value of the reporting unit goodwill is determined through a hypothetical purchase price allocation of fair value to all assets and liabilities of the reporting unit, where the hypothetical purchase price is assumed to be the fair value of the reporting unit. The process of evaluating the potential impairment of goodwill is highly subjective and requires the use of significant judgment. The Company’s future results could be adversely affected by an impairment charge if it is not able to materialize the expected net cash flow for these reporting units or there are significant changes to the discount rates. Based on the evaluations performed by China Cablecom no impairment charge was deemed necessary.

Impairment of long-lived assets and intangible assets.    Long-lived assets and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of asset may not be recoverable. China Cablecom assesses the recoverability of the long-lived assets and intangible assets by comparing the carrying amount to the estimated future undiscounted cash flow associated with the related assets. China Cablecom recognizes impairment of long-lived assets and intangible assets in the event that the net book value of such assets exceeds the estimated future undiscounted cash flow attributable to such assets. Changes in these estimates and assumptions could materially impact the Company’s financial position and results of operations.

Deferred financing costs.    Deferred financing costs consist of legal, banking, and other related fees that were capitalized in connection with the obtaining of a debt financing and are being amortized by the effective interest method over the life of the related debt.

Off-balance sheet arrangements.    We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. We do not engage in trading activities involving non-exchange traded contracts.

Income taxes.    China Cablecom’s provision for income taxes, deferred tax assets and liabilities, and the extent to which deferred tax assets can be recognized, requires significant management judgment. China Cablecom makes its judgments, assumptions and estimates by taking into account current PRC tax laws and its interpretation of current PRC tax laws. Changes in tax laws or the Company’s interpretation of tax laws could significantly impact its provision for income taxes.

China Cablecom makes a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized based on its estimate of future taxable income and prudent and feasible tax planning strategies. Actual taxable income in future years may differ from its current estimates and cause its valuation allowance to be inaccurate and thus materially impact its financial position and operating results.

Period from October 6, 2006 (Inception) to June 30, 2007

Results of Operations of China Cablecom, Ltd.

China Cablecom’s operating activity from October 6, 2006 (inception date) to June 30, 2007, has been limited and related to its formation, and professional fees and expenses associated with its acquisition activities. China Cablecom’s historical results of operations are insignificant and not reflective of the results of operations they anticipate immediately following the consummation of the proposed transactions included in this proxy statement/prospectus.

For the period from October 6, 2006 (inception) to December 31, 2006, the Company had a net loss of $73,000 and generated no revenues. Expenses primarily consisted of fees associated with forming legal entities and travel.

For the six months ended June 30, 2007, the Company had a net loss of $110,000 and generated no revenues. Expenses primarily consisted of fees associated with forming legal entities and travel.

Six Months Ended June 30, 2007 Compared to
Six Months Ended June 30, 2006

Results of Operations of Binzhou Broadcasting

Net sales.    Substantially all of Binzhou SOE’s net sales represent basic subscription and installation fees for cable service. Net sales for the six months ended June 30, 2007 were $4.4 million, a decrease of $1.0 million or 18%, from $5.4 million for the six months ended June 30, 2006. The monthly average revenue per user, or ARPU, generated is $1.50 per subscriber. The decrease was due to slow down of subscription fee collection of $1.0 million during the consolidation transition period at Zouping Cable Network Center caused by the transition of Binzhou SOE’s acquisition of Zouping Cable Network Center’s assets and operations.

China Cablecom anticipates that ARPU and the total number of subscribers will increase over time as we convert to digital cable and implement new services such as PayTV and broadband Internet access. China Cablecom also anticipates that we will increase the number of paying subscribers, which will contribute to an increase in net sales.

Cost of sales:    Cost of sales for the six months ended June 30, 2007 were $652,000, an increase of $41,000 or 7%, from $611,000 for the six months ended June 30, 2006. The increase was due to increased maintenance costs relating to the operational transition period of the five entities that were acquired by Binzhou SOE.

Gross profit.    As a percentage of net sales, the gross margin was 86.3% for the six months ended June 30, 2007 compared to 89.7% for the six months ended June 30, 2006. The decrease in gross profit percentage is largely due to increased maintenance costs during the operational transition period.

Selling expenses.    Selling expenses for the six months ended June 30, 2007 were $97,000, an increase of $22,000 or 29%, from $75,000 for the six months ended June 30, 2006. The increase was due to increase in marketing costs in Binzhou subsidiary to prepare for the digital TV switch-over scheduled to take place by end of 2007.

General and administrative expenses.    General and administrative expenses for the six months ended June 30, 2007 were $981,000, an increase of $139,000 or 17%, from $841,000 for the six months ended June 30, 2006. The increase was due to the settlement of historical general administrative expenses during the consolidation period, and one-time increases associated with the consolidation work process, such as the asset appraisal cost of $40,000 required by the joint venture agreement.

Non-operating income.    Non-operating income comprises miscellaneous income such as rental and penalty income on households and public places that connect to CATV without paying.

Non-operating income for the six months ended June 30, 2007 were $125,000, an increase of $33,000 or 36%, from $93,000 for the six months ended June 30, 2006. The increase was due to increased penalty income as a result of strengthened procedures for non-paying households.

Interest expense.    Interest expense for the six months ended June 30, 2007 was $234,000, a decrease of $51,000 or 18%, from $284,000 for the six months ended June 30, 2006. The decrease was due to a reduction of interest expense of approximately $45,000 at the Boxin subsidiary.

Depreciation.    Depreciation expense for the six months ended June 30, 2007 was $339,000, a decrease of $161,000 or 32%, from $500,000 for the six months ended June 30, 2006. The decrease was due to bring down of fixed-assets value of the Zouping subsidiary.

Income tax expense.    Income tax expense for the six months ended June 30, 2007 was $172,000, an increase of $18,000 or 12%, from $153,000 for the six months ended June 30, 2006. The increase was due to tax triggered by the bring down of appraisal value of fixed assets and the decrease in depreciation.

Net earnings.    Net earnings for the six months ended June 30, 2007 were $2.1 million, a decrease of $965,000 or 32%, from $3.0 million for the six months ended June 30, 2006. The decrease was due to the slow down in collections for the first half of 2007 at the Zoupin subsidiary relating to the decrease of $1.0 million net revenue.

Year Ended December 31, 2006 Compared to
Year Ended December 31, 2005

Results of Operations of Binzhou Broadcasting

Net sales.    Substantially all Binzhou Broadcasting’s net sales represent basic subscription and installation fees for cable service. Net sales for the year ended December 31, 2006 were $8.3 million, an increase of $500,000 or 6%, from $7.8 million for the year ended December 31, 2005. The increase was due to an increase in the total number of subscribers from 412,000 in 2005 to 442,900 in 2006, which represents a $443,000 increase in subscription fees. The monthly average revenue per user, or ARPU, generated is $1.40 per subscriber for the year ended December 31, 2006.

We anticipate that ARPU and the total number of subscribers will increase over time as we convert to digital cable and implement new services such as PayTV and broadband Internet access. We also anticipate that we will increase the number of paying subscribers, which will contribute to an increase in net sales.

Cost of sales.    Cost of sales for the year ended December 31, 2006 were $1.1 million, an increase of $133,000 or 14%, from $964,000 for the year ended December 31, 2005. The increase was due to increased maintenance costs relating to fuel price increases.

Gross profit.    As a percentage of net sales, the gross margin was 86.8% for the year ended December 31, 2006 compared to 87.6% for the year ended December 31, 2005. The decrease in gross profit percentage is due to an increase in maintenance costs associated with fuel price increases.

Selling expenses.    Selling expenses for the year ended December 31, 2006 were $90,000, a decrease of $41,000 or 32%, from $131,000 for the year ended December 31, 2005. The decrease was due to decrease of selling expenses at Boxin subsidiary relating to the change in sales incentive model.

General and administrative expenses.    General and administrative expenses for the year ended December 31, 2006 were $1.6 million, an increase of $340,000 or 27%, from $1.3 million for the year ended December 31, 2005. The increase was due to increased general administration cost at the Huiming subsidiary of $250,000 and an increase of $40,000 at the Boxin subsidiary. The increases were triggered by consolidation expectations of such subsidiaries and to increase the outlay on general administration in advance.

Fixed assets written off.    Fixed assets written off for the year ended December 31, 2005 in the amount of $59,000 related to the write off and upgrading of network amplifiers at the Huiming subsidiary.

Non-operating income.    Non-operating income comprises miscellaneous income such as rental and penalty income on households and public places that connect to CATV without paying.

Non-operating income for the year ended December 31, 2006 were $145,000, an increase of $86,000 or 145%, from $59,000 for the year ended December 31, 2005. The increase was due to increase in rental income at the Zoupin subsidiary.

Non-operating expenses.    Non-operating expenses related to costs associated with the generation of the above non-operating income.

Non-operating expenses for the year ended December 31, 2006 were $46,000 as compared to $150 for the year ended December 31, 2005. The increase was due to more costs associated with patrol team to identify pirating households and public places.

Interest expense.    Interest expense for the year ended December 31, 2006 was $721,000, an increase of $18,000 or 3%, from $703,000 for the year ended December 31, 2005. The increase was due to nominal interest increases on long-term debt at the Zoupin subsidiary.

Depreciation.    Depreciation expense for the year ended December 31, 2006 was $1.7 million, a decrease of $69,000 or 4%, from $1.8 million for the year ended December 31, 2005. The decrease was mainly triggered by adjustment in depreciation at the Huiming and the Boxin subsidiaries resulting in the above decrease in depreciation.

Income tax expense.    Income tax expense for the year ended December 31, 2006 was $230,000, a decrease of $45,000 or 16%, from $275,000 for the year ended December 31, 2005. The decrease was due to adjustment in local income tax policy that favors subscription income from rural areas.

Net earnings.    Net earnings for the year ended December 31, 2006 were $2.9 million, an increase of $212,000 or 8%, from $2.7 million for the year ended December 31, 2005. The increase was due to the increase on subscription net revenue associated with increase in paying subscribers.

Liquidity and Capital Resources

As of June 30, 2007, China Cablecom had no cash. Historically, the Company’s sole shareholder funded the Company’s operations, which included advancement of payments related to its formation as well as professional fees and expenses associated with its acquisition activities. Binzhou Broadcasting has historically relied on the resources available to its constituent networks, including operating cash flow.

Debt and equity bridge financing.    On September 20, 2007, the Company issued an aggregate of $19.99 million in promissory notes and 766,680 Class A Preferred Shares with a par value of $0.0005 par value to 11 investors in exchange for proceeds of $20 million. Each share of preferred stock is convertible into 1 share of the Company’s common stock. The proceeds from the bridge financing were used to fund the initial acquisition payment for Binzhou Broadcasting make certain payments in respect of transaction expenses and for working capital purposes. The promissory notes are secured by a pledge of 50.1% of the outstanding common stock of China Cablecom.

Assuming the merger between China Cablecom and Jaguar is consummated, one-half of the principal outstanding plus accrued interest is due 10 days following the consummation of the Business Combination and the remaining one-half of the principal outstanding plus accrued interest is due on the first anniversary of the consummation of the merger. If the merger between China Cablecom and Jaguar is not consummated by April 5, 2008, one-half of the principal outstanding plus accrued interest is due on the first anniversary of the issuance of the promissory notes and the remaining one-half of the principal outstanding plus accrued interest is due on the second anniversary date of the issuance of the promissory notes.

In accordance with Emerging Issues Task Force (‘‘EITF’’) No. 00-27, the Company identified the fact that the closing price of Jaguar’s common stock was $5.68 per share on September 20, 2007 and believed that this price was the most objective indicator of the fair value of the 766,680 Class A Preferred Shares. Using the relative fair value method, the Company allocated the $20.0 million proceeds between the $19.99 million promissory notes and the 766,680 preferred shares, resulting in a discount of $3.6 million to the $19.99 million promissory notes. The Company estimated that the life of these promissory notes will be about 18 months with the expectation that the contemplated merger between China Cablecom and Jaguar will be approved by the stockholders of Jaguar before April 8, 2008. With such estimated life of the bridge loan, the Company adopted the effective interest rate method to amortize the debt discount over the 18 month period.

Capital expenditures.    The Company has no contractual commitments relating to capital expenditures, lease obligations or purchase obligations. However, in connection with the Company’s deployment of digital cable at its partnership cable operators, its capital expenditures will increase over the next several years. The amount and timing of capital expenditures will vary depending on the rate at which China Cablecom’s operating partnerships deploys digital cable. The Company may require additional funding for future capital expenditures.

Although China Cablecom cannot provide any assurance, assuming successful implementation of its digital cable strategy, including future revenues generated from higher priced value-added services and the realization of anticipated cash flows, management of China Cablecom believes that cash flows from operations and the balance of unrestricted cash after the merger with Jaguar will be sufficient to satisfy its budgeted capital expenditures, working capital and debt service obligations for the foreseeable future.

Anticipated partnership program.    In the future, China Cablecom may partner with additional cable operating networks utilizing the cash obtained from Jaguar’s trust fund and other sources if available on acceptable terms. The Company has begun researching other municipal regions within Shandong, which it believes may have attractive partnership targets.

The consideration paid by the Company for acquisitions may consist of cash, common stock, warrants and/or debentures, including convertible debentures. The common stock, convertible debentures and/or the warrants (and any shares of common stock underlying such debentures and/or warrants) will only be issued in accordance with applicable federal and state securities laws.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities’’. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, ‘‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.’’ This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The Company does not currently maintain a pension or other postretirement plan, and therefore, does not expect this standard to have any impact on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, ‘‘Fair Value Measures’’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be the fiscal year beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (‘‘SAB’’) No. 108, ‘‘Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.’’ SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. Effective December 31, 2006, the Company adopted SAB 108 which did not have a material effect on its financial statements.

In July 2006, the FASB issued Interpretation (‘‘FIN’’) No. 48, ‘‘Accounting for Uncertainty in Income Taxes – an interpretation of SFAS No. 109’’. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Additionally, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted. Effective January 1, 2007, the Company adopted FIN No. 48 which did not have a material effect on its financial statements.

INFORMATION ABOUT JAGUAR

Jaguar’s History and Business Plans

Jaguar Acquisition Corporation is a Delaware corporation that was incorporated on June 2, 2005 in order to serve as a vehicle for the acquisition of an operating business through a merger, capital stock exchange, asset acquisition or other similar business combination. To date, Jaguar’s efforts have been limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations. Jaguar does not currently have any operations.

The Initial Public Offering and Trust Account.    The funds held in the trust account are not to be released until the earlier of the consummation of a business combination or liquidation of Jaguar, although, as noted elsewhere in this proxy statement/prospectus, claims might be made against Jaguar as a result of extending the period in which it may complete a business combination in order to avoid liquidation (or in other circumstances not now anticipated by Jaguar). The trust account contained approximately $26,384,929 as of September 30, 2007. If the acquisition is consummated, the trust account, reduced by amounts paid to stockholders of Jaguar who do not approve the acquisition and elect to redeem their shares of common stock into their pro rata shares of net funds in it, will be released to Jaguar.

Fair Market Value of Target Business.    Pursuant to Jaguar’s Certificate of Incorporation, the initial target business that Jaguar acquires or merges with must have a fair market value equal to at least 80% of Jaguar’s net assets at the time of such acquisition/merger, determined by Jaguar’s Board of Directors based on standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. Jaguar is not required to obtain an opinion from an investment banking firm as to fair market value if its Board of Directors independently determines that the target business has sufficient fair market value.

Limited Ability to Evaluate The Target Business’ Management.    Although Jaguar closely examined the management of China Cablecom, Jaguar cannot assure you that its assessment of China Cablecom’s management will prove to be correct, or that future management will have the necessary skills, qualifications or abilities to manage its business successfully. Essentially, all of China Cablecom’s current management will remain with the combined company, and will for the most part run its day-to-day operations. Jaguar’s current Board of Directors will remain directors of Jaguar subsequent to the Redomestication Merger and the Business Combination.

Stockholder Approval of Business Combination.    Provided that a quorum exists, Jaguar will proceed with the Business Combination only if a majority of the shares of common stock sold in Jaguar’s IPO are voted at the special meeting are voted in favor of the Business Combination and holders of shares sold in Jaguar’s IPO, representing no more than 20% of the shares sold in the initial public offering and the private placement, exercise their redemption rights. The holders of Jaguar common stock issued prior to its IPO have agreed to vote 1,116,667 of their shares in accordance with the holders of a majority of the public shares voting in person or by proxy at the meeting regarding the Business Combination. The 1,116,667 shares that Jaguar’s initial stockholders will vote in accordance with the holders of a majority of the public shares voting in person or by proxy at the meeting represent 19.53% of Jaguar’s outstanding shares of common stock. If holders of 920,000 shares of Jaguar’s common stock purchased in Jaguar’s IPO (which number represents 20% or more of the shares of Jaguar common stock issued in Jaguar’s IPO and private placement) vote against the Business Combination and exercise their right to redeem their shares for cash, the merger will not be consummated.

If the Business Combination is Not Consummated.    If Jaguar does not consummate the business combination with China Cablecom, it will continue to seek another target business until it is required to liquidate and dissolve pursuant to its Certificate of Incorporation. To avoid being required to liquidate, as provided in its charter, Jaguar entered a letter of intent relating to a business combination on October 18, 2006, as a result Jaguar is allowed an additional six months to complete the business combination to avoid liquidation. Under its charter as currently in effect, if Jaguar does not acquire at least majority control of a target business by April 13, 2008, Jaguar will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets. Following dissolution, Jaguar would no longer exist as a corporation.

Redemption rights.    Each holder of public shares who votes against the merger has the right to have his or her public shares redeemed for cash, if the merger is approved and completed.

The actual per-share redemption price will be equal to the amount in the trust account, inclusive of any interest, as of two business days prior to the consummation of the merger, less taxes payable, divided by the number of shares issued in Jaguar’s initial public offering and the private placement, which, as of September 30, 2007 would be approximately $5.71 per share.

An eligible stockholder may request redemption at the time the vote is taken with respect to the merger, but the request will not be granted unless the stockholder votes against the merger and the merger is approved and completed. Any request for redemption, if made by proxy prior to the date of the special meeting, may be withdrawn at any time up to the date of the meeting. Funds to be distributed to stockholders who elect redemption will be distributed promptly after consummation of the merger. Any stockholder who redeems stock into a portion of the trust account still has the right to exercise any warrants to purchase Jaguar common stock that he or she owns. Jaguar will not complete the merger if holders of 920,000 or more of shares of Jaguar’s common stock purchased in Jaguar’s initial public offering (which number represents 20% or more of the shares of Jaguar common stock issued in Jaguar’s initial public offering and private placement) vote against the merger and exercise their redemption rights.

Competition.    If the merger is completed, Jaguar will become subject to competition from competitors of China Cablecom. For more information of the competition China Cablecom faces, please see the section entitled, ‘‘Information About China Cablecom – Competition’’ elsewhere in this document.

Future Plans.    Jaguar’s vision is to become a leading company in the cable TV industry in China. Currently, management anticipates that Jaguar’s focus will be in the following sectors: cable television operations.

Facilities.    Jaguar maintains executive offices at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, PA 19428. The base rental cost for this space is approximately $3,500 per month. Jaguar considers its current office space adequate for current operations.

Employees

Jaguar has two officers. They are not obligated to contribute any specific number of hours per week on Jaguar’s affairs, and they devote only as much time as they deem necessary to Jaguar’s affairs. Jaguar has no other employees.

Periodic Reporting and Audited Financial Statements

Jaguar has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, Jaguar’s annual report contains financial statements audited and reported on by Jaguar’s independent accountants.

Legal Proceedings

Jaguar is not currently a party to any pending material legal proceedings.

JAGUAR MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Company’s Consolidated Financial Statements and footnotes thereto contained in this report.

Forward Looking Statements

The statements discussed in this Report include forward looking statements that involve risks and uncertainties detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Plan of Operations

Jaguar was formed on June 2, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Until consummation of our initial public offering in April 2006, all of Jaguar’s activity related to its formation and IPO. Since then, Jaguar has been searching for a prospective target business to acquire. Jaguar intends to utilize cash derived from the proceeds of its IPO, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination.

Results of Operations for the three months ended June 30, 2007 compared to the three months ended June 30, 2006

Net income for the three months ended June 30, 2007 of $138,304 consisted of $236,935 of interest income reduced by $11,250 for a monthly administrative services agreement, $21,367 for insurance, $33,600 for professional fees, $20,000 for state income and franchise taxes and $12,414 for other expenses.

Net income for the three months ended June 30, 2006 of $149,246 consisted of $200,840 of interest income reduced by $7,500 for a monthly administrative services agreement, $16,899 for insurance, $9,000 for professional fees, $18,000 for income taxes and $195 for other expenses.

Net income for the period ended June 2, 2005 (inception) to June 30, 2007 of $720,609 consisted of $1,131,051 of interest income reduced by a loss on disposition of treasury bills of $2,285, $54,750 for a monthly administrative services agreement, $106,361 for insurance, $108,088 for professional fees, $87,850 for taxes and $51,108 for other expenses.

Results of Operations for the fiscal year ended March 31, 2007 compared to the fiscal year ended March 31, 2006

Net income for the year ended March 31, 2007 of $583,505 consisted of $894,117 of interest income reduced by a loss of $2,285 on the disposition of Treasury bills, $45,000 for a monthly administrative services agreement, $84,994 for insurance, $74,321 for professional fees, $67,850 for income taxes and $36,162 for other expenses.

Net income for the period from June 2, 2005 (inception) to March 31, 2007 of $582,305 consisted of $894,117 of interest income reduced by a loss of $2,285 on the disposition of Treasury bills, $45,000 for a monthly administrative services agreement, $84,994 for insurance, $74,321 for professional fees, $67,850 for income taxes and $37,362 for other expenses.

For the period from June 2, 2005 (inception) to March 31, 2006, Jaguar had a net loss of $1,200 due to initial organizational costs.

During the year ended March 31, 2007, Jaguar incurred $202,774 with respect to a prospective acquisition. These costs have been capitalized.

Jaguar consummated its IPO on April 13, 2006. On April 18, 2006, Jaguar consummated the closing of an additional 600,000 units that were subject to the underwriters’ over-allotment option.

Gross proceeds from Jaguar’s IPO were $28,300,002 (including units sold privately). Jaguar paid a total of $1,932,000 in underwriting discounts and commissions, and approximately $730,000 was paid for costs and expenses related to the offering. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to Jaguar from the offering were approximately $712,293, of which $24,398,000 was deposited into the trust account (or $5.30 per share sold in the offering). In addition, all of the proceeds from the private sale of the units were deposited into the trust fund, for a total of $25,098,002 held in trust. The remaining proceeds are available to be used by Jaguar to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Jaguar will use substantially all of the net proceeds of its IPO to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that Jaguar’s capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business. Jaguar believes it will have sufficient available funds outside of the trust fund to operate through April 13, 2008, assuming that a business combination is not consummated during that time. Jaguar does not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, Jaguar may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to it. Jaguar would only consummate such a financing simultaneously with the consummation of a business combination.

Commencing on April 5, 2006 and ending upon the acquisition of a target business, Jaguar began incurring a fee from Katalyst, LLC., an affiliate of our executive officers of $3,750 per month for providing us with office space and certain general and administrative services.

In June 2005, Jaguar’s stockholders, prior to its IPO, advanced $75,000 for payment on behalf of offering expenses. This amount was repaid following its IPO from the net proceeds of the offering.

Off-Balance Sheet Arrangements

Jaguar does not have any off-balance sheet arrangements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2007 and the year ended December 31, 2006, gives effect to: (1) the merger of China Cablecom and Jaguar and (2) the acquisition of Binzhou Broadcasting by China Cablecom as if they occurred on January 1, 2006. The following unaudited pro forma condensed combined balance sheets as of June 30, 2007 give effect to the transactions above as if they occurred on June 30, 2007.

The Business Combination will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes since the former controlling shareholder of China Cablecom will have effective control of China Cablecom Holdings after the Business Combination and the Redomestication Merger through (i) the ability to initially appoint a majority of the post-merger board of directors under the Merger Agreement, and (ii) the benefit of voting agreements that the current holders of approximately 15% of Jaguar’s shares of common stock intend to enter into to vote in favor of future board of director nominees of such controlling shareholder of China Cablecom, resulting in approximately 41% of the outstanding shares, and day-to-day control of post-merger China Cablecom Holdings, being controlled by this individual after the consummation of the Business Combination and the Redomestication Merger. Under this method of accounting, Jaguar will be treated as the ‘‘acquired’’ company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the business combination will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of China Cablecom issuing stock for the net monetary assets of Jaguar, accompanied by a recapitalization. The net monetary assets of Jaguar will be stated as their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets anticipated to be recorded. The accumulated earnings deficit of China Cablecom will be carried forward after the Business Combination and the Redomestication Merger. Operations prior to the Business Combination and the Redomestication Merger will be those of China Cablecom.

In September 2007, through a series of contractual arrangements, China Cablecom entered into a joint venture to purchase a 49% equity interest in a newly created joint venture, Binzhou Broadcasting. The local state-owned enterprise, Binzhou Broadcasting and Television Network Co., Ltd. (Binzhou SOE), agreed to contribute certain assets and businesses for a 51% equity interest in the joint venture.

In order to comply with current PRC laws limiting foreign ownership in the cable industry, Binzhou Broadcasting operates in a joint venture and China Cablecom manages its interest in the joint venture through affiliated companies wholly owned by PRC citizens. The Company entered into contractual arrangements, through these affiliated PRC companies, to providemarketing, strategic consulting and technical support and services to Binzhou Broadcasting for a fee of 11% of the net profits of the joint venture. As a result of these contractual agreements between the Company’s PRC affiliates and Binzhou SOE, the Company has the ability to substantially influence the joint venture’s daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder vote. In addition, the Company enjoys 60% of the economic benefits of the joint venture through its 11% fee of net profit combined with its 49% ownership interest.

China Cablecom will consolidate the joint venture pursuant to FIN46R, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. China Cablecom will be considered the primary beneficiary of the joint venture as it absorbs a majority of the risks and rewards. The acquisition of Binzhou Broadcasting by China Cablecom will be accounted for under the purchase method of accounting. The purchase price allocation, including the valuation of Binzhou Broadcasting’s assets to be acquired and their respective liabilities to be assumed, is preliminary and will be subject to a final determination upon our closing of the respective acquisitions. The final determination of the purchase price allocation may result in material allocation differences when compared to this preliminary allocation and the impact of the revised allocation may have a material effect on the actual results of operations and financial position of the combined entities. As a result of the application of purchase accounting, the accounts in the stockholders’ equity section of the balance sheet of Binzhou Broadcasting were eliminated.

In addition, China Cablecom entered into a debt and equity bridge financing in connection with its acquisition of Binzhou Broadcasting and issued $19.99 million in promissory notes and 766,680 Class A Preferred Shares in exchange for proceeds of $20 million. Each Class A Preferred Share is convertible into one ordinary share of China Cablecom’s Holdings. The proceeds from the bridge financing were used to fund the acquisition price of Binzhou Broadcasting and for working capital purposes. Assuming the merger between China Cablecom and Jaguar is consummated, one-half of the principal outstanding plus accrued interest is due 10 days following the consummation of the merger and the remaining one-half of the principal outstanding plus accrued interest is due on the first anniversary of the consummation of the merger. If the merger between China Cablecom and Jaguar is not consummated by April 5, 2008, one-half of the principal outstanding plus accrued interest is due on the first anniversary of the issuance of the promissory notes and the remaining one-half of the principal outstanding plus accrued interest is due on the second anniversary date of the issuance of the promissory notes.

Using the relative fair value method, the China Cablecom allocated the $20.0 million proceeds between the $19.99 million promissory notes and the 766,680 Class A Preferred Shares, resulting in a discount of $3.6 million to the $19.99 million promissory notes. The estimated life of these promissory notes is 18 months.

We are providing this information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of China Cablecom, Binzhou Broadcasting, and Jaguar as of December 31, 2006 and the unaudited financial statements of the same entities as of June 30, 2007. The pro forma adjustments are based on available information and assumptions that we believe are reasonable. The unaudited pro forma condensed financial information does not purport to represent the results of operations that would have occurred had such transactions been consummated on the dates indicated or the financial position for any future date or period. China Cablecom, Binzhou Broadcasting, and Jaguar do not assume any responsibility for the accuracy or completeness of the information provided by the other party. This information should be read together with the China Cablecom, Binzhou Broadcasting, and Jaguar audited financial statements and related notes included elsewhere in this proxy statement.

The following unaudited pro forma condensed financial information has been prepared using two different levels of approval of the acquisition of China Cablecom by Jaguar’s stockholders, as follows:

•	Assuming No Redemption of Shares: This presentation assumes that no stockholders exercised their redemption rights; and

•	Assuming Redemption of 19.99% of Shares: This presentation assumes that holders of only 19.99% of Jaguar’s outstanding common stock exercise their redemption rights.

Unaudited Pro Forma Condensed Combined Balance Sheets
Assuming No Redemption of Shares
At June 30, 2007
(in thousands)

	China Cablecom	Binzhou	Adjustments		Pro Forma China Cablecom	Jaguar	Adjustments		Pro Forma
Assets
Cash and cash equivalents		$1,539	$7,700	(1)	$9,239	$48	$16,154	(14)	$25,441
Cash and cash equivalents held in Trust Fund		—			—	26,150	(26,150	)(15)	—
Other assets		4,237	1,800	(2)	6,037	102			6,139
Total current assets	—	5,776	9,500		15,276	26,300	(9,996)		31,580
Net property, plant and equipment	$3	21,626	2,662	(3)	24,291				24,291
Intangible assets			5,320	(4)	5,320				5,320
Goodwill			3,582	(5)	3,582				3,582
Other assets	194	470			664	357			1,021
Total assets	$197	$27,872	$21,064		$49,133	$26,657	$(9,996)		$65,794
Liabilities and stockholders’ equity
Total current liabilities, excluding current portion of long-term debt	$379	$14,393	$(11,894	)(6)	$2,878	$286			$3,164
Long-term debt, including current portion			16,425	(7)	16,425		(9,996	)(16)	6,429
Shareholder loan			25,759	(8)	25,759				25,759
Minority interests			678	(9)	678				678
Common stock, subject to possible conversion					—	5,237	(5,237	)(17)	—
Preferred stock			3,575	(10)	3,575		(3,575	)(18)	—
Common stock	1				1	1			2
Additional paid-in capital		2,579	(2,579	)(11)	—	20,412	5,237	(17)	25,649
							721	(19)	721
							3,575	(18)	3,575
							(183	)(20)	(183)
Retained earnings accumulated during development stage					—	721	(721	)(19)	—
Retained earnings (deficit)	(183)	10,169	(10,169	)(12)	(183)		183	(20)	—
Accumulated other comprehensive income		731	(731	)(13)	—				—
Stockholders’ equity	(182)	13,479	(9,904)		3,393	21,134	5,237		29,764
Total liabilities and stockholders’ equity	$197	$27,872	$21,064		$49,133	$26,657	$(9,996)		$65,794

Unaudited Pro Forma Condensed Combined Balance Sheets
Assuming Redemption of 19.99% of Shares
At June 30, 2007
(in thousands)

	China Cablecom	Binzhou	Adjustments		Pro Forma China Cablecom	Jaguar	Adjustments		Pro Forma
Assets
Cash and cash equivalents		$1,539	$7,700(1)		$9,239	$48	$10,917	(14)	$20,204
Cash and cash equivalents held in Trust Fund					—	26,150	(26,150	)(15)	—
Other assets		4,237	1,800	(2)	6,037	102			6,139
Total current assets	—	5,776	9,500		15,276	26,300	(15,233)		26,343
Net property, plant and equipment	$3	21,626	2,662	(3)	24,291				24,291
Intangible assets			5,320	(4)	5,320				5,320
Goodwill			3,582	(5)	3,582				3,582
Other assets	194	470			664	357			1,021
Total assets	$197	$27,872	$21,064		$49,133	$26,657	$(15,233)		$60,557
Liabilities and stockholders’ equity
Total current liabilities, excluding current portion of long-term debt	$379	$14,393	$(11,894	)(6)	$2,878	$286			$3,164
Long-term debt, including current portion			16,425	(7)	16,425		(9,996	)(16)	6,429
Shareholder loan			25,759	(8)	25,759				25,759
Minority interests			678	(9)	678				678
Common stock, subject to possible conversion					—	5,237	(5,237	)(17)	—
Preferred stock			3,575	(10)	3,575		(3,575	)(18)	—
Common stock	1				1	1			2
Additional paid-in capital		2,579	(2,579	)(11)	—	20,412			20,412
							721	(19)	721
							3,575	(18)	3,575
							(183	)(20)	(183)
Retained earnings accumulated during development stage		—			—	721	(721	)(19)	—
Retained earnings (deficit)	(183)	10,169	(10,169	)(12)	(183)		183	(20)	—
Accumulated other comprehensive income		731	(731	)(13)	—				—
Stockholders’ equity	(182)	13,479	(9,904)		3,393	21,134	—		24,527
Total liabilities and stockholders’ equity	$197	$27,872	$21,064		$49,133	$26,657	$(15,233)		$60,557

Notes to Unaudited Pro Forma Condensed Combined Balance Sheets
Assuming no redemption of shares

(1)	$20,000	Proceeds received from bridge financing
	(300)	Partial payment of investment banking fee on bridge financing
	(12,000)	Payment of first installment under the Asset Transfer Agreement related to the acquisition of Binzhou Broadcasting
	7,700	Total adjustments to cash
(2)	1,800	Deferred offering costs related to investment banking fees on bridge financing
(3)	2,662	Increase to PP&E to reflect estimated fair value at the acquisition date
(4)	2,660	Amount allocated to customer lists at estimated fair value at the acquisition date
	2,660	Amount allocated to operating licenses at estimated fair value at the acquisition date
	5,320
(5)	3,582	Amount allocated to goodwill at estimated fair value at the Business Combination date
(6)	(14,393)	Elimination of liabilities not assumed in the Business Combination
	1,500	Accrued investment banking fees on bridge financing
	999	Record deferred taxes on estimated fair value adjustments
	(11,894)	Total adjustments to total current liabilities
(7)	16,425	Issuance of promissory notes for bridge financing of $19,992, less debt discount of $3,567
(8)	(12,000)	Payment of first installment for acquisition of Binzhou Broadcasting
	37,759	Loans issued by Binzhou SOE in connection with the acquisition of Binzhou Broadcasting
	25,759	Total adjustments to shareholder loan
(9)	678	Equity contribution by Binzhou SOE for 51% interest in Binzhou Broadcasting
(10)	3,575	Estimated fair value of preferred stock issued in bridge financing
(11)	(2,579)	Elimination of Binzhou SOE’s stockholders’ equity accounts
(12)	(10,169)	Elimination of Binzhou SOE’s stockholders’ equity accounts
(13)	(731)	Elimination of Binzhou SOE’s stockholders’ equity accounts
(14)	26,150	Conversion of securities held in Trust Fund into unrestricted cash
	(9,996)	Repayment of one-half of bridge financing
	16,154	Total adjustments to cash
(15)	(26,150)	Conversion of securities held in Trust Fund into unrestricted cash
(16)	(9,996)	Repayment of one-half of bridge financing
(17)	(5,237)	Reclassification of common stock subject to possible conversion to paid-in capital
	5,237	Reclassification of common stock subject to possible conversion to paid-in capital
(18)	(3,575)	Conversion of China Cablecom Class A preferred stock into Jaguar common stock
	3,575	Conversion of China Cablecom Class A preferred stock into Jaguar common stock
(19)	(721)	Transfer from earnings accumulated during development stage
	721	Additional paid-in capital
(20)	183	Elimination of China Cablecom’s retained earnings
	(183)	Elimination of China Cablecom’s retained earnings

Notes to Unaudited Pro Forma Condensed Combined Balance Sheets
Assuming redemption of 19.99% of shares

(1)	$20,000	Proceeds received from bridge financing
	(300)	Partial payment of investment banking fee on bridge financing
	(12,000)	Payment of first installment under the Asset Transfer Agreement related to the acquisition of Binzhou Broadcasting
	7,700	Total adjustments to cash
(2)	1,800	Deferred offering costs related to investment banking fees on bridge financing
(3)	2,662	Increase to PP&E to reflect estimated fair value at the Business Combination date
(4)	2,660	Amount allocated to customer lists at estimated fair value at the Business Combination date
	2,660	Amount allocated to operating licenses at estimated fair value at the Business Combination date
	5,320	Total adjustments to intangible assets
(5)	3,582	Amount allocated to goodwill at estimated fair value at the Business Combination date
(6)	(14,393)	Elimination of liabilities not assumed in the Business Combination
	1,500	Accrued investment banking fees on bridge financing
	999	Record deferred taxes on estimated fair value adjustments
	(11,894)	Total adjustments to total current liabilities
(7)	16,425	Issuance of promissory notes for bridge financing of $19,992, less debt discount of $3,567
(8)	(12,000)	Payment of first installment for acquisition of Binzhou Broadcasting
	37,759	Loans issued by Binzhou SOE in connection with the acquisition of Binzhou Broadcasting
	25,759	Total adjustments to shareholder loan
(9)	678	Equity contribution by Binzhou SOE for 51% interest in Binzhou Broadcasting
(10)	3,575	Estimated fair value of preferred stock issued in bridge financing
(11)	(2,579)	Elimination of Binzhou SOE’s stockholders’ equity accounts
(12)	(10,169)	Elimination of Binzhou SOE’s stockholders’ equity accounts
(13)	(731)	Elimination of Binzhou SOE’s stockholders’ equity accounts
(14)	26,150	Conversion of securities held in Trust Fund into unrestricted cash
	(5,237)	Reduction of dissenting shares
	(9,996)	Repayment of one-half of bridge financing
	10,917	Total adjustments to cash
(15)	(26,150)	Conversion of securities held in Trust Fund into unrestricted cash
(16)	(9,996)	Repayment of one-half of bridge financing
(17)	(5,237)	Reduction of dissenting shares
(18)	(3,575)	Conversion of China Cablecom Class A preferred stock into Jaguar common stock
	3,575	Conversion of China Cablecom Class A preferred stock into Jaguar common stock
(19)	(721)	Transfer from earnings accumulated during development stage
	721	Additional paid-in capital
(20)	183	Elimination of China Cablecom’s retained earnings
	(183)	Elimination of China Cablecom’s retained earnings

Unaudited Pro Forma Condensed Combined Statement of Operations
Assuming No Redemption of Shares
Six Months Ended June 30, 2007
(in thousands, except per share amounts)

	China Cablecom (a)	Binzhou (a)	Adjustments		Pro Forma China Cablecom	Jaguar (b)	Adjustments		Pro Forma
Revenues	$—	$4,425	$—		$4,425	$—	$—		$4,425
Cost of revenues		652			652	—			652
Gross profit	—	3,773	—		3,773	—	—		3,773
Selling, general and administrative expense	110	1,079			1,189	79			1,268
Depreciation and amortization		339	288	(1)	627				627
Income (loss) from operations	(110)	2,355	(288)		1,957	(79)	—		1,878
Interest (expense) income		(234)	(3,062	)(2)	(3,296)	237	(237	)(5)	(3,296)
Other (expense) income, net		125			125	—			125
Income (loss) before income taxes and minority interests	(110)	2,246	(3,350)		(1,214)	158	(237)		(1,293)
Provision (benefit) for income taxes		172	(419	)(3)	(247)	20			(227)
Income (loss) before minority interests	(110)	2,074	(2,931)		(967)	138	(237)		(1,066)
Minority interests		—	(458	)(4)	(458)	—			(458)
Net income (loss)	$(110)	$2,074	$(3,389)		$(1,425)	$138	$(237)		$(1,524)
Accretion of Trust Account relating to common stock subject to possible conversion	—	—	—		—	(47)	47	(6)	—
Net income (loss) attributable to common stockholders	$(110)	$2,074	$(3,389)		$(1,425)	$91	$(190)		$(1,524)
Pro forma weighted average number of common shares outstanding – basic and diluted						4,797	2,067	(7)	6,864
Pro forma net income (loss) per share – basic and diluted						$0.02			$(0.22)

(a)	For the six months ended June 30, 2007.
(b)	For the three months ended March 31, 2007.

Unaudited Pro Forma Condensed Combined Statement of Operations
Assuming Redemption of 19.99% of Shares
Six Months Ended June 30, 2007
(in thousands, except per share amounts)

	China Cablecom (a)	Binzhou (a)	Adjustments		Pro Forma China Cablecom	Jaguar (b)	Adjustments		Pro Forma
Revenues	$—	$4,425	$—		$4,425	$—	$—		$4,425
Cost of revenues		652			652	—			652
Gross profit	—	3,773	—		3,773	—	—		3,773
Selling, general and administrative expense	110	1,079			1,189	79			1,268
Depreciation and amortization		339	288	(8)	627				627
Income (loss) from operations	(110)	2,355	(288)		1,957	(79)	—		1,878
Interest (expense) income		(234)	(3,062	)(9)	(3,296)	237	(237	)(12)	(3,296)
Other (expense) income, net		125			125	—			125
Income (loss) before income taxes and minority interests	(110)	2,246	(3,350)		(1,214)	158	(237)		(1,293)
Provision (benefit) for income taxes		172	(419	)(10)	(247)	20			(227)
Income (loss) before minority interests	(110)	2,074	(2,931)		(967)	138	(237)		(1,066)
Minority interests		—	(458	)(11)	(458)	—			(458)
Net income (loss)	$(110)	$2,074	$(3,389)		$(1,425)	$138	$(237)		$(1,524)
Accretion of Trust Account relating to common stock subject to possible conversion	—	—	—		—	(47)	47	(13)	—
Net income (loss) attributable to common stockholders	$(110)	$2,074	$(3,389)		$(1,425)	$91	$(190)		$(1,524)
Pro forma weighted average number of common shares outstanding – basic and diluted						4,797	1,147	(14)	5,944
Pro forma net income (loss) per share – basic and diluted						$0.02			$(0.26)

(a)	For the six months ended June 30, 2007.
(b)	For the three months ended March 31, 2007.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
Six Months Ended June 30, 2007

Assuming no redemption of shares

(1)	$89	Amortization of intangible assets on a straight-line basis over 20 years for operating licenses and 10 years for customer lists
	200	Additional depreciation resulting from increased basis of PP&E based on estimated useful lives of 15 years
	288	Total adjustments to depreciation and amortization
(2)	(1,189)	Amortization of debt discount over estimated life of promissory notes of 18 months
	(773)	Interest expense on loans issued by Binzhou SOE at 6%
	(500)	Interest expense at 10% on one-half of promissory notes
	(600)	Amortization of deferred offering costs over estimated life of promissory notes of 18 months
	(3,062)	Total adjustments to interest (expense) income
(3)	(419)	Income tax effect of pro forma adjustments at 12.5%
(4)	(458)	Minority interest related to Binzhou SOE’s ownership
(5)	(237)	As the trust account would have been converted to cash, this adjustment eliminates interest income; no tax impact since substantially all the investments in the trust account are invested in non-taxable securities
(6)	47	As the trust account would have been converted to cash, this adjustment eliminates accretion relating to common stock subject to possible conversion
(7)	2,067	Additional shares of common stock issued to acquire China Cablecom
Assuming redemption of 19.99% of shares
(8)	$89	Amortization of intangible assets on a straight-line basis over 20 years for operating licenses and 10 years for customer lists
	200	Additional depreciation resulting from increased basis of PP&E based on estimated useful lives of 15 years
	288	Total adjustments to depreciation and amortization
(9)	(1,189)	Amortization of debt discount over estimated life of promissory notes of 18 months
	(773)	Interest expense on loans issued by Binzhou SOE at 6%
	(500)	Interest expense at 10% on one-half of promissory notes
	(600)	Amortization of deferred offering costs over estimated life of promissory notes of 18 months
	(3,062)	Total adjustments to interest (expense) income
(10)	(419)	Income tax effect of pro forma adjustments at 12.5%
(11)	(458)	Minority interest related to Binzhou SOE’s ownership
(12)	(237)	As the trust account would have been converted to cash, this adjustment eliminates interest income; no tax impact since substantially all the investments in the trust account are invested in non-taxable securities
(13)	47	As the trust account would have been converted to cash, this adjustment eliminates accretion relating to common stock subject to possible conversion
(14)	1,147	Shares of common stock issued to acquire China Cablecom (2,067), net of dissenting shares (920)

Unaudited Pro Forma Condensed Combined Statement of Operations
Assuming No Redemption of Shares
Year Ended December 31, 2006
(in thousands, except per share amounts)

	China Cablecom (a)	Binzhou (b)	Adjustments		Pro Forma China Cablecom	Jaguar (c)	Adjustments		Pro Forma
Revenues	$—	$8,288	$—		$8,288	$—	$—		$8,288
Cost of revenues		1,097			1,097	—			1,097
Gross profit	—	7,191	—		7,191	—	—		7,191
Selling, general and administrative expense	73	1,713			1,786	241			2,027
Depreciation and amortization		1,705	576	(1)	2,281				2,281
Income (loss) from operations	(73)	3,773	(576)		3,124	(241)	—		2,883
Interest (expense) income		(721)	(6,123	)(2)	(6,844)	892	(892	)(5)	(6,844)
Other (expense) income, net		103			103	—			103
Income (loss) before income taxes and minority interests	(73)	3,155	(6,700)		(3,618)	651	(892)		(3,859)
Provision (benefit) for income taxes		230	(837	)(3)	(607)	68			(539)
Income (loss) before minority interests	(73)	2,925	(5,862)		(3,010)	583	(892)		(3,319)
Minority interests		—	(427	)(4)	(427)	—			(427)
Net income (loss)	$(73)	$2,925	$(6,289)		$(3,437)	$583	$(892)		$(3,746)
Accretion of Trust Account relating to common stock subject to possible conversion	—	—	—		—	(178)	178	(6)	—
Net income (loss) attributable to common stockholders	$(73)	$2,925	$(6,289)		$(3,437)	$405	$(714)		$(3,746)
Pro forma weighted average number of common shares outstanding – basic and diluted						4,672	2,067	(7)	6,739
Pro forma net income (loss) per share – basic and diluted						$0.09			$(0.56)

(a)	For the period from October 6, 2006 (inception) to December 31, 2006.
(b)	For the year ended December 31, 2006.
(c)	For the year ended March 31, 2007.

Unaudited Pro Forma Condensed Combined Statement of Operations
Assuming Redemption of 19.99% of Shares
Year Ended December 31, 2006
(in thousands, except per share amounts)

	China Cablecom (a)	Binzhou (b)	Adjustments		Pro Forma China Cablecom	Jaguar (c)	Adjustments		Pro Forma
Revenues	$—	$8,288	$—		$8,288	$—	$—		$8,288
Cost of revenues		1,097			1,097	—			1,097
Gross profit	—	7,191	—		7,191	—	—		7,191
Selling, general and administrative expense	73	1,713			1,786	241			2,027
Depreciation and amortization		1,705	576	(8)	2,281				2,281
Income (loss) from operations	(73)	3,773	(576)		3,124	(241)	—		2,883
Interest (expense) income		(721)	(6,123	)(9)	(6,844)	892	(892	)(12)	(6,844)
Other (expense) income, net		103			103	—			103
Income (loss) before income taxes and minority interests	(73)	3,155	(6,700)		(3,618)	651	(892)		(3,859)
Provision (benefit) for income taxes		230	(837	)(10)	(607)	68			(539)
Income (loss) before minority interests	(73)	2,925	(5,862)		(3,010)	583	(892)		(3,319)
Minority interests		—	(427	)(11)	(427)	—			(427)
Net income (loss)	$(73)	$2,925	$(6,289)		$(3,437)	$583	$(892)		$(3,746)
Accretion of Trust Account relating to common stock subject to possible conversion	—	—	—		—	(178)	178	(13)	—
Net income (loss) attributable to common stockholders	$(73)	$2,925	$(6,289)		$(3,437)	$405	$(714)		$(3,746)
Pro forma weighted average number of common shares outstanding – basic and diluted						4,672	1,147	(14)	5,819
Pro forma net income (loss) per share – basic and diluted						$0.09			$(0.64)

(a)	For the period from October 6, 2006 (inception) to December 31, 2006.
(b)	For the year ended December 31, 2006.
(c)	For the year ended March 31, 2007.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2006

Assuming no redemption of shares

(1)	$177	Amortization of intangible assets on a straight-line basis over 20 years for operating licenses and 10 years for customer lists
	399	Additional depreciation resulting from increased basis of PP&E based on estimated useful lives of 15 years
	576	Total adjustments to depreciation and amortization
(2)	(2,378)	Amortization of debt discount over estimated life of promissory notes of 18 months
	(1,546)	Interest expense on loans issued by Binzhou SOE at 6%
	(1,000)	Interest expense at 10% on one-half of promissory notes
	(1,200)	Amortization of deferred offering costs over estimated life of promissory notes of 18 months
	(6,123)	Total adjustments to interest (expense) income
(3)	(837)	Income tax effect of pro forma adjustments at 12.5%
(4)	(427)	Minority interest related to Binzhou SOE’s ownership
(5)	(892)	As the trust account would have been converted to cash, this adjustment eliminates interest income; no tax impact since substantially all the investments in the trust account are invested in non-taxable securities
(6)	178	As the trust account would have been converted to cash, this adjustment eliminates accretion relating to common stock subject to possible conversion
(7)	2,067	Additional shares of common stock issued to acquire China Cablecom

Assuming redemption of 19.99% of shares

(8)	$177	Amortization of intangible assets on a straight-line basis over 20 years for operating licenses and 10 years for customer lists
	399	Additional depreciation resulting from increased basis of PP&E based on estimated useful lives of 15 years
	576	Total adjustments to depreciation and amortization
(9)	(2,378)	Amortization of debt discount over estimated life of promissory notes of 18 months
	(1,546)	Interest expense on loans issued by Binzhou SOE at 6%
	(1,000)	Interest expense at 10% on one-half of promissory notes
	(1,200)	Amortization of deferred offering costs over estimated life of promissory notes of 18 months
	(6,123)	Total adjustments to interest (expense) income
(10)	(837)	Income tax effect of pro forma adjustments at 12.5%
(11)	(427)	Minority interest related to Binzhou SOE’s ownership
(12)	(892)	As the trust account would have been converted to cash, this adjustment eliminates interest income; no tax impact since substantially all the investments in the trust account are invested in non-taxable securities
(13)	178	As the trust account would have been converted to cash, this adjustment eliminates accretion relating to common stock subject to possible conversion
(14)	1,147	Shares of common stock issued to acquire China Cablecom (2,067), net of dissenting shares (920)

DIRECTORS AND MANAGEMENT

Directors, Management and Key Employees Following the Redomestication Merger and the Business Combination

Upon consummation of the Redomestication Merger and the Business Combination the board of directors and executive officers of China Cablecom Holdings shall be as follows:

Name	Age	Position
Clive Ng	45	Executive Chairman and President
Pu Yue	35	Chief Executive Officer(1)
Jonathan Kalman	36	Director
Kerry Propper	32	Director
Simon Bax	48	Director
Shan Li	44	Director
Alejandro Zubillaga	38	Director

(1)	Pu Yue will become the acting Chief Financial Officer. Mr. Yue will not become the full-time Chief Financial Officer following the commencement of the Redomestication Merger. China Cablecom Holdings will seek to employ a full-time Chief Financial Officer prior to the consummation of Business Combination and Redomestication Merger. Mr. Yue will continue to serve as acting Chief Financial Officer of China Cablecom Holdings until a suitable replacement is found.

Clive Ng has served as executive chairman of the board and President of China Cablecom since its inception on October 6, 2006 as a director, Executive Chairman and President of China Cablecom Holdings since October 2007. From 2000 to 2003, he was the Chief Executive Officer of Pacific Media PMC, a home shopping company, Mr. Ng co-founded TVB Superchannel Europe in 1992, which has grown to become Europe’s leading Chinese language broadcaster. He also owned a 50% stake in HongKong SuperNet, the first Hong Kong based ISP which was then sold to Pacific Internet (NASDAQ:PCNTF). He was Chairman and founder of Asiacontent (NASDAQ:IASIA), one of the first Asian internet companies to list in the United States, that has been a joint venture partner with NBCi, MTVi, C-NET, CBS Sportsline and DoubleClick in Asia. Mr. Ng was also one of the initial investors and founder of E*TRADE Asia, a partnership with E*TRADE Financial Corp (NYSE: ET). He is also a founding shareholder of MTV Japan, with H&Q Asia Pacific and MTV Networks (a division of Viacom Inc). Currently he serves as a Senior Advisor to Warner Music Group Inc. (NYSE: WMG).

Pu Yue has served as general manager and Chief Executive Officer of China Cablecom since its inception in 2006 and Chief Executive Officer and Acting Chief Financial Officer of China Cablecom Holdings since October 2007. Mr. Pu was an intelligence officer with China’s National Security Service from 1993 to 1995. He then worked as a logistics specialist with the joint venture between Crown Cork & Seal and John Swire & Sons in Beijing. In 1997, he joined Economic Daily, where he spent a two-year journalism career with China Entrepreneur Magazine. From 1999 to 2000, he oversaw the inception of Macau 5-Star Satellite TV, a mainland China satellite TV channel venture in which his family took significant investment. From 2004 to 2006, Mr. Pu was in charge of business development for a TV advertising consolidation venture under HC International. Mr. Pu holds MBA from Jesse H. Jones Graduate School of Management of Rice University, and Bachelor of Law from University of International Relations in Beijing, China.

Jonathan Kalman has served as chairman of the board and chief executive officer of Jaguar since its inception and a director of China Cablecom Holdings since October 2007. Mr. Kalman has served as chairman of the board and chief executive officer of Katalyst LLC, a cross-border investment banking and advisory firm, since he founded the firm in September 1999. Mr. Kalman is also the founder of Internet Katalyst Investment Partners, and co-founder of Katalyst Venture Partners, both affiliates of Katalyst. Mr. Kalman has served on the investment committee of Katalyst Venture

Partners since December 1999 and sat on the investment committee of Internet Katalyst Investment Partners from June 1999 to December 2000. From January 1999 to September 1999, Mr. Kalman served as chairman of the board and chief executive officer of iVenture Capital Group, an investment advisory firm providing business strategy, capital raising and merger and acquisition services to emerging growth companies and venture capital firms. From June 1995 through May 1998, he was managing director of Naviant Technology Solutions, a consumer profile and e-marketing company acquired by Equifax Inc. in August 2002. Mr. Kalman began his career at IBM in June 1985 and remained with IBM through June 1995. While at IBM, he worked with clients in the payments industry, as well as led an advanced semiconductor technology team. Mr. Kalman received a B.S. in Applied Physics from Cornell University and an M.B.A. from Northwestern University’s Kellogg School.

Kerry Propper has been a director of China Cablecom Holdings since October 2007 and the chief financial officer, secretary and a member of the board of directors of Chardan North China Acquisition Corporation and has been the chief executive officer, secretary and a member of the board of directors of Chardan South China Acquisition Corp. since their inception in March 2005. Chardan North China Acquisition Corp. and Chardan South China Acquisition Corp. are blank check companies seeking to acquire an operating business north and south, respectively, of the Yangtze River in the People’s Republic of China. Mr. Propper has been the owner and chief executive officer of Chardan Capital Markets LLC, a New York based broker/dealer, since July 2003. He has also been a managing director of SUJG, Inc., an investment company, since April 2005. From its inception in December 2003 until November 2005, Mr. Propper served as the executive vice president and a member of the board of directors of Chardan China Acquisition Corp., an OTC Bulletin Board listed blank check company that was seeking to acquire an operating business in the People’s Republic of China. In November 2005, Chardan China Acquisition Corp. completed its business combination with State Harvest Holdings Ltd. and changed its name to Origin Agritech Ltd. Mr. Propper has continued to serve as a member of the board of directors of Origin Agritech since its merger. Mr. Propper also sits on the board of directors of Source Atlantic Inc., a health care consulting company based in Massachusetts. Mr. Propper was a founder, and from February 1999 to July 2003 owner and managing director of Windsor Capital Advisors, a full service brokerage firm also based in New York. Mr. Propper also founder The Private Capital Group LLC, a small private investment firm specializing in hard money loans and convertible preferred debt and equity offerings for small companies, in May 2000 and was affiliated with it until December 2003. From July 1997 until February 1999, Mr. Propper worked at Aegis Capital Corp., a broker dealer and member firm of NASD. Mr. Propper received his B.A. (with honors) in Economics and International Studies from Colby College and studied at the London School of Economics.

Simon Bax has been a director of China Cablecom Holdings since October 2007. Mr. Bax has extensive financial and operating experience primarily in the media and entertainment industry. From May 2004 to June 2006, he was Chief Financial Officer of Pixar Animation Studios. Between September 2001 and May 2004 he consulted and acted as a principal in two partnerships formed to raise funds to co-finance films with a major studio and acted as Chairman and a shareholder in Smartjog S.A., a technology startup with offices in Paris and Los Angeles. From 1994 to 2001, he served as Chief Financial Officer of Fox Filmed Entertainment and President of Studio Operations for Twentieth Century Fox. He is a member of the board of directors for ROO Group Inc, a leading provider of digital media solutions and video advertising technology and several privately-held companies, including MobiTV, a mobile television and radio service provider; Docufide, the leading provider of educational records management services and Panmure Gordon & Co, a leading corporate and institutional stockbroker. Mr. Bax is a member of the Academy of Motion Picture Arts and Sciences, and the British Academy of Film and Television Arts. He also serves on several non-profit boards including the ODC/Dance Company, The Berkeley Art Museum and the Caius Foundation.

Shan Li has been a director of China Cablecom Holdings since October 2007. Mr. Li is a founding principal of San Shan Capital Partners, a Hong Kong-based private equity firm focusing on asset-based alternative investments in the Greater China region where he has been employed since November 2005.  From April 2001 until October 2005, Dr. Li was the Chief Executive Officer of Bank

of China International Holdings (‘‘BOCI’’). Prior to joining BOCI and from 1999, Dr. Li was the managing director and head of China investment banking at Lehman Brothers, from April 1998 to September 1999 he was the Deputy Head of the Investment Bank Preparation Committee at the China Development Bank. From November 1993 to April 1998, Dr. Li was the Executive Director of Investment Banking and Economic Research at Goldman Sachs and from April 1993 until October 1993, he was an Associate of Global Foreign exchange trading at Credit Suisse First Boston. Dr. Li is Vice Chairman of China Overseas-Educated Scholars Development Foundation and a regular commentator and author of various influential local and international mass media and publications on areas concerning China’s economic development policy.  He is deputy head of the National Center of Economic Research and a member of the board of alumni at Tsinghua University in Beijing. Mr. Li holds a B.E. in management information systems from Tsinghua University, an M.A. in economics from University of California at Davis and a Ph.D. in economics from Massachusetts Institute of Technology.

Alejandro Zubillaga has been a director of China Cablecom Holdings since October 2007. Mr. Zubillaga is currently Executive Vice President, Digital Strategy and Business Development for Warner Music Group (‘‘WMG’’). Since joining WMG in March 2004, Zubillaga has aggressively developed new product and distribution opportunities for WMG in the mobile space and online music space. Before joining WMG and since 2004, Mr. Zubillaga served as managing director and co-founder of Lexa Partners LLC, a management venture capital group based in New York City. From 1995 until 2004, Mr. Zubillaga was founder and managing partner of E-Quest Partners, a venture capital firm focused on Latin America. Until 1995, Mr. Zubillaga served as founder, Chairman and Chief Executive Officer of NETUNO, a provider of broadband communication services in Venezuela. Mr. Zubillaga graduated from Babson College with a degree in Business Administration.

Director Independence

China Cablecom Holdings Board of Directors has not determined if any of its directors qualifies as independent, although Jaguar’s management believes that Simon Bax, Shan Li and Alejandro Zubillaga would qualify as independent directors under the rules of the SEC because they do not currently own a large percentage of China Cablecom Holdings’ stock, are not currently employed by China Cablecom Holdings, have not been actively involved in the management of China Cablecom Holdings and do not fall into any of the enumerated categories of people who cannot be considered independent in the American Stock Exchange Rules. China Cablecom Holdings’ Board of Directors will make a determination about independence after the Business Combination is consummated. China Cablecom Holdings does not have an audit committee, nominating committee or compensation committee and therefore the entire Board of Directors performs those functions for China Cablecom Holdings.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no officer and employee of China Cablecom Holdings, and no former officer of China Cablecom Holdings, during the last completed fiscal year, participated in deliberations of China Cablecom Holdings’ Board of Directors concerning executive officer compensation.

China Cablecom’s management team will remain substantially the same, and Clive Ng, its current Executive Chairman and President, will remain the Executive Chairman and President of China Cablecom. Mr. Pu Yue, its current Chief Executive Officer and Acting Chief Financial Officer, will remain the Chief Executive Officer and Acting Chief Financial Officer of China Cablecom.

Meetings and Committees of the Board of Directors of Jaguar

To date, China Cablecom Holdings’ Board has only taken formal action solely by unanimous consent. Although China Cablecom Holdings does not have any formal policy regarding director attendance at annual stockholder meetings, in the future China Cablecom Holdings will attempt to schedule its annual meetings so that its directors can attend. In addition, China Cablecom Holdings expects its directors to attend all Board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Audit Committee

In anticipation of some day being listed on a national securities exchange, China Cablecom Holdings will establish an audit committee after the business combination. As required by American Stock Exchange listing standards, China Cablecom Holdings’ audit committee will be comprised of at least three independent directors who are also ‘‘financially literate.’’ The listing standards define ‘‘financially literate’’ as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Audit Committee Financial Expert.    The Board will also attempt to select a director of the combined company to qualify as an ‘‘audit committee financial expert’’ within the meaning of all applicable rules.

Jaguar’s Board of Directors.    Jaguar’s Board is currently composed of four individuals and does not have any committees.

Jaguar’s Principal Accountant

The firm of BDO Seidman LLP (‘‘BDO’’) has served as our principal accountant since June 2, 2005. The following is a summary of fees paid or to be paid to BDO for services rendered for the last two fiscal years.

Audit Fees.    The aggregate fees billed or to be billed by BDO Seidman, LLP for professional services rendered since its appointment as Jaguar’s independent registered public accounting firm are $99,885. Such fees relates to (i) the audit of Jaguar’s financial statements as of December 9, 2005 and for the period from June 2, 2005 (inception) through December 9, 2006, appearing in Jaguar’s prospectus and registration statement; and the audit of Jaguar’s financial statements as of April 12, 2006 and for the period from June 2,2005 (inception) through April 12, 2006 appearing in Jaguar’s Form 8K/A (total $50,875); (ii) the audit of Jaguar’s 10-KSB for the period ended March 31, 2006 ($4,600); (iii) the review of Jaguar’s quarterly financial statements set forth in Jaguar’s Quarterly Reports on Form 10-QSB for the quarters ended June 30, September 30 and December 31, 2006 (total $28,930); (iii) the audit of Jaguar’s annual financial statements set forth in Jaguar’s Form 10-KSB for the fiscal year ended March 31, 2007 ($15,480).

Audit-Related Fees.    During the period, Jaguar’s principal accountant did not render assurance and related services reasonably related to the performance of the audit or review of financial statements.

Tax Fees.    During the period, Jaguar’s principal accountant did not render services for tax compliance, tax advice and tax planning.

All Other Fees.    During the period, there were no fees billed for products and services provided by the principal accountant other than those set forth above.

Audit Committee Approval.    Jaguar does not have an audit committee and as a result our board of directors performs the duties of an audit committee. Jaguar’s board of directors evaluates and approves in advance the scope and cost of the engagement of an auditor before the auditor renders audit and non-audit services. Jaguar does not rely on pre-approval policies and procedures.

Nominating Committee Information

In anticipation of being listed on a national securities exchange, China Cablecom Holdings will form a nominating committee after the business combination. The nominating committee will be responsible for overseeing the selection of persons to be nominated to replace those individuals selected to initially serve on China Cablecom Holdings’ board. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others.

Other than the timing requirements of its by-laws described under ‘‘Description of the Combined Company’s Securities Following the Business Combination,’’ Jaguar does not have any restrictions on stockholder nominations under its amended and restated certificate of incorporation or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the business combination, Jaguar has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently, Jaguar’s board has not proposed any nominees for director. The board is not ‘‘independent.’’ Currently, the board will consider suggestions from individual stockholders, subject to evaluation of the person’s merits. Stockholders may communicate nominee suggestions directly to the board, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, Jaguar’s Board believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management.

Because the management and director of Jaguar are the same person, he has determined not to adopt a formal methodology for communications from stockholders on the belief that any communication would be brought to Jaguar’s Board’s attention by virtue of the co-extensive employment.

Director Compensation

China Cablecom Holdings will compensate its Board of Directors based on policies put into place after the Business Combination and Redomestication Merger, but which are expected to include a per diem for each Board meeting attended, an annual fee, reimbursement of expenses incurred in attending meetings and equity awards pursuant to the 2007 Incentive Plan, if the 2007 Incentive Plan is approved by Jaguar’s stockholders. The amounts of compensation, numbers of shares subject to awards and other terms of director compensation have not been finally determined.

Jaguar’s current directors do not currently receive any compensation for their services.

Executive Compensation

China Cablecom Compensation Discussion and Analysis.

China Cablecom’s Board of Directors conducts reviews informally, and compensation is not typically changed on a regimented time-frame. Currently, all executives are involved in decisions relating to their compensation. At this time, no executives of China Cablecom receive compensation for their work on behalf of China Cablecom, Binzhou Broadcasting or China Cablecom Holdings and they will not receive any compensation until after the consummation of the Business Combination and Redomestication Merger.

It is contemplated that after the consummation of the Business Combination and Redomestication Merger that China Cablecom Holdings’ Board of Directors will conduct reviews informally, and that compensation will not be typically changed on a regimented time-frame. It is contemplated that the Board of Directors of China Cablecom Holdings will base the salaries it pays its executive officers on the amounts other companies pay their executive officers for similar performance. In general, if an executive performs exceptionally well, the performance and, if applicable, the increase in responsibilities would also merit a salary increase. After consummation of the Business Combination and Redomestication Merger, all executives will continue to be involved in decisions relating to their compensation.

China Cablecom’s Board of Directors conducts reviews informally, and compensation is not typically changed on a regimented time-frame.

All executives are involved in decisions relating to their compensation. China Cablecom believes that, for the most part, its executives believe they are fairly compensated.

China Cablecom’s Executive Officers.    The following sets forth summary information concerning the compensation paid by China Cablecom to its chief executive officer and its other four most highly compensated officers during the last three fiscal years.

Summary Compensation Table

The following summary compensation table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to each person who served as our chief executive officer or chief financial officer at any time during the fiscal year ended December 31, 2006 and the five other most highly compensated executive officers who were serving as executive officers at the end of the fiscal year ended December 31, 2006:

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Securities Underlying Options	All Other Compensation	Total
Pu Yue, Chief Executive Officer	2005	$0	$0	$0	0	$0	$0
and Chief Financial Officer(2)	2006	$0	$0	$0	0	$0	$0
Clive Ng, Executive	2005	$0	$0	$0	0	$0	$0
Chairman and President	2006	$0	$0	$0	0	$0	$0

(1)	Other compensation in the form of perquisites and other personal benefits, securities or property have been omitted in those instances where such perquisites and other personal benefits, securities or property constituted less than the lesser of $25,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.
(2)	Pu Yue will be the acting Chief Financial Officer. Mr. Yue will not become the full-time Chief Financial Officer following the commencement of the Redomestication Merger. China Cablecom Holdings will seek to employ a full-time Chief Financial Officer prior to the consummation of Business Combination and Redomestication Merger. Mr. Yue will continue to serve as acting Chief Financial Officer of China Cablecom Holdings until a suitable replacement is found.

The following table shows the outstanding equity awards for our named executive officers as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End Table

	Stock Awards Market or Number of Unearned Shares, Shares, Units or Other Rights that Have Not Vested	Payout Value of Unearned Shares, Shares, Units or Other Rights that Have Not Vested
Pu Yue, Chief Executive Officer and Chief Financial Officer(1)	—	—
Clive Ng, Executive Chairman and President	—	—

(1)	Pu Yue will be the acting Chief Financial Officer. Mr. Yue will not become the full-time Chief Financial Officer following the commencement of the Redomestication Merger. China Cablecom Holdings will seek to employ a full-time Chief Financial Officer prior to the consummation of Business Combination and Redomestication Merger. Mr. Yue will continue to serve as acting Chief Financial Officer of China Cablecom Holdings until a suitable replacement is found.

The following table sets forth aggregate information regarding China Cablecom’s equity compensation plans in effect as of December 31, 2006:

China Cablecom Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan category
Equity compensation plans approved by security holders Equity compensation plans not approved by security holders	—	—	—
Total	—	—	—

Director Compensation

China Cablecom does not have any independent directors and does not pay its directors any amounts in excess of the amounts it pays them for services as officers of China Cablecom.

Employment Agreements

The following discussion summarizes the material terms of current employment agreements between China Cablecom and its executive officers:

Upon consummation of the Business Combination and the Redomestication Merger, China Cablecom Holdings is expected to enter into an agreement with Clive Ng based on the following terms:

•	Annual Salary – $500,000; minimum bonus of $250,000.

•	Principal Benefits will include Health Insurance, Life Insurance, Company Car, Tax Advisory Services, Annual Leave of Four Weeks and Stock Option Employment Commencement Package with vesting over ten (10) years.

•	Benefits Upon Termination For Cause or Resignation For Other Than Good Reason will include Earned Compensation, Earned Benefits, Vested Stock Options.

•	Severance Pay – The greater of six (6) times monthly compensation or twelve (12) months base salary less any compensation paid to the employee during the period between change of control and termination.

•	Negative Covenants for Mr. Ng include: Assignment of Inventions, Protection of Proprietary Information, Confidentiality, Twelve (12) Month Non-Competition Agreement, Two (2) Year Anti-Piracy Provision, Two (2) Year Non-Solicitation Covenant.

Post Merger Employment Agreements

Other than as described above for Mr. Ng, there have been no employment agreements negotiated or drafted between Jaguar and the executive officers of China Cablecom, although it is anticipated that such agreements will be put in place after the closing of the China Cablecom transaction.

It is anticipated that the China Cablecom Holdings’ Board of Directors will form a compensation committee promptly after the China Cablecom transaction is closed. It is currently contemplated that at least a majority of the members of the Compensation Committee will be comprised of independent directors. Employment agreements for the executive officers of China Cablecom Holdings will be negotiated with the independent members of this committee.

Jaguar Executive Officers and Stockholders

Other than as disclosed elsewhere in this proxy statement/prospectus, no compensation of any kind, including finders and consulting fees, has been or will be paid to any Jaguar stockholder who acquired common stock prior to its initial public offering, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, those Jaguar stockholders have been and will continue to be reimbursed for any out-of-pocket expenses incurred in connection with activities on Jaguar’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses, and there will be no review of the reasonableness of the expenses by anyone other than Jaguar’s directors, or a court of competent jurisdiction if such reimbursement is challenged.

Since Jaguar does not currently have an operating business, its officers do not receive any compensation for their service to Jaguar; and, since it has no other employees, Jaguar does not have any compensation policies, procedures, objectives or programs in place.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JAGUAR

Jaguar has and will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Jaguar’s behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by Jaguar, which will be reviewed only by Jaguar’s board of directors or a court of competent jurisdiction if such reimbursement is challenged.

Other than reimbursable out-of-pocket expenses payable to Jaguar’s officers and directors, no compensation or fees of any kind, including finders and consulting fees has or will be paid by Jaguar to any of its initial stockholders, officers or directors who owned Jaguar’s common stock prior to its IPO, or to any of their respective affiliates for services rendered to Jaguar prior to or with respect to the Business Combination other than as otherwise disclosed elsewhere in this proxy statement/prospectus.

Kerry Propper, one of Jaguar’s special advisors, has certain pre-existing fiduciary and contractual obligations to Chardan North China Acquisition Corporation and Chardan South China Acquisition Corporation. Chardan North China Acquisition Corp. and Chardan South China Acquisition Corp. are blank check companies seeking to acquire an operating business north and south, respectively, of the Yangtze River in the People’s Republic of China. To the extent that Mr. Propper identifies business opportunities that may be suitable for Chardan North China Acquisition Corporation or Chardan South China Acquisition Corporation, he will honor his pre-existing contractual and fiduciary obligations to these entities. Accordingly, he may not present opportunities to us that otherwise may be attractive to Chardan North China Acquisition Corporation or Chardan South China Acquisition Corporation unless such entities have declined to accept such opportunities. As each of such companies are in the process of acquiring other businesses in China, Jaguar does not view this restriction as material

In connection with the vote required for any Business Combination, all of Jaguar’s initial stockholders, including all of Jaguar’s officers and directors, have agreed to vote their respective shares of common stock which were owned prior to Jaguar’s IPO as well as those included in the units purchased in the private placement in accordance with the vote of the public stockholders owning a majority of the shares of Jaguar’s common stock sold in the IPO. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to those shares of common stock acquired by them prior to the IPO. Any common stock acquired by initial stockholders in the IPO or aftermarket will be considered part of the holdings of the public stockholders. Except with respect to the redemption rights afforded to public stockholders, these initial stockholders will have the same rights as other public stockholders with respect to such shares, including voting rights in connection with the Business Combination. Accordingly, they may vote such shares on a proposed business combination any way they choose.

To further minimize potential conflicts of interest, Jaguar has agreed not to consummate a business combination with an entity which is affiliated with any of our initial stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth, as of September 30, 2007, certain information regarding beneficial ownership of Jaguar’s common stock by each person who is known by Jaguar to beneficially own more than 5% of Jaguar’s common stock. The table also identifies the stock ownership of each of Jaguar’s directors, each of Jaguar’s officers, and all directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Common Stock
Jonathan Kalman	143,889	(2)	2.5%
C. Richard Corl	123,334	(3)	2.2%
James S. Cassano	102,778	(4)	1.8%
John Hoey(5)	30,833	(6)	0.5%
Craig Samuels(7)	350,000		7.6%
Jeffrey L. Feinberg(8)	493,750		8.6%
JLF Asset Management, L.L.C.(8)	493,750		8.6%
Paul Sonkin(9)	265,000		6.6%
The Hummingbird Value Fund L.P.(9)	132,500		3.3%
The Hummingbird Microcap Value Fund, L.P.(9)	132,500		3.3%
Hummingbird Capital, LLC(9)	265,000		6.6%
Hummingbird Management, LLC(9)	265,000		6.6%
Globis Capital Partners, L.P.(10)	237,517		4.2%
Globis Capital Advisors, L.L.C.(10)	237,515		4.2%
Globis Overseas Fund, Ltd.(10)	50,500		0.9%
Globis Capital Management, L.P.(10)	288,017		5.0%
Globis Capital, L.L.C.(10)	288,017		5.0%
Paul Packer(10)	288,017		5.0%
Mitchell Metzman(11)	510,000		8.9%
Marnie Metzman(11)	510,000		8.9%
All Directors and executive officers as a group (four individuals)	400,834	(12)	7.0%

(1)	Unless otherwise indicated, the business address of each of the individuals is 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428.
(2)	Represents (i) 116,667 shares of common stock held by Sapphire Canyon Investments LLC and (ii) 27,222 shares of common stock held by Jonathan Kalman IRA. Does not include 54,444 shares of common stock issuable upon exercise of warrants held by Jonathan Kalman IRA which are not exercisable and will not become exercisable within 60 days.
(3)	Represents (i) 100,000 shares of common stock held by Corl LLC and (ii) 23,334 shares of common stock held by C. Richard Corl IRA. Does not include 46,668 shares of common stock issuable upon exercise of warrants held by C. Richard Corl IRA which are not exercisable and will not become exercisable within 60 days.
(4)	These shares are held by JSC Group Holdings LLC, of which Mr. Cassano is the president. Does not include 38,890 shares of common stock issuable upon exercise of warrants held by JSC Group Holdings which are not exercisable and will not become exercisable within 60 days.
(5)	The business address of Mr. Hoey is Beneficial Capital Corp., Post Office Box 40A, Villanova, Pennsylvania 19085.
(6)	Does not include 11,666 shares of common stock issuable upon exercise of warrants which are not exercisable and will not become exercisable within 60 days.
(7)	The business address of Mr. Samuels is 13990 Rancho Dorado Bend, San Diego, CA 92130. The information was derived from a Schedule 13G/A filed with the SEC on February 13, 2007.
(8)	The business address of Mr. Feinberg and JLF Asset Management, L.L.C. is 2775 Via de la Valle, Suite 204, Del Mar, CA 92014. Mr. Feinberg and JLF Asset Management, L.L.C. each share voting and dispositive power over their shares. The information was derived from a Schedule 13G filed with the SEC on January 18, 2007.

(9)	The principal office and business address is 460 Park Avenue, 12th Floor, New York, NY 10022. Hummingbird Management, LLC (‘‘Hummingbird’’), acts as investment manager to The Hummingbird Value Fund, L.P. (‘‘HVF’’) and to The Hummingbird Microcap Value Fund, L.P. (the ‘‘Microcap Fund’’), and has the sole investment discretion and voting authority with respect to the investments owned of record by each of HVF and Microcap Fund. Accordingly, Hummingbird may be deemed for purposes of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended (‘‘Rule 13d-3’’), to be the beneficial owner of the securities owned by HVF and Microcap Fund. The managing member of Hummingbird is Paul Sonkin. Mr. Sonkin is also the managing member of Hummingbird Capital, LLC (f/k/a Morningside Capital, LLC), a Delaware limited liability company, the general partner of each of HVF and Microcap Fund. The information was derived from a Schedule 13D filed with the SEC on April 18, 2006.
(10)	The principal office and business address is 60 Broad Street, 38th floor, New York, NY 10004. The Schedule 13G was jointly filed by each of the following persons pursuant to Rule 13d-1 promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended: (i) Globis Capital Partners, L.P., a Delaware limited partnership (‘‘Globis Partners’’), with respect to shares of Common Stock directly held by it; (ii) Globis Capital Advisors, L.L.C., a Delaware limited liability company (‘‘Globis Advisors’’), serves as the general partner of Globis Partners, with respect to shares of Common Stock directly held by Globis Partners; (iii) Globis Overseas Fund, Ltd., a Cayman Islands exempted company (‘‘Globis Overseas’’), with respect to shares of Common Stock directly held by it; (iv) Globis Capital Management, L.P., a Delaware limited partnership (the ‘‘Investment Manager’’), which serves as investment manager to, and has investment discretion over the securities held by, Globis Partners and Globis Overseas, with respect to shares of Common Stock directly held by Globis Partners and Globis Overseas; (v) Globis Capital, L.L.C., a Delaware limited liability company (‘‘GC’’), which serves as the general partner of the Investment Manager, with respect to shares of Common Stock directly held by Globis Partners and Globis Overseas; and (vi) Mr. Paul Packer (‘‘Mr. Packer’’), who is the Managing Member of Globis Advisors, and GC, with respect to shares of Common Stock directly held by Globis Partners and Globis Overseas. The information was derived from a Schedule 13G filed on April 26, 2007.
(11)	Represents 510,000 shares issuable upon the exercise of outstanding warrants, as to which Mitchell Metzman and Marnie Metzman share dispositive control. This information was derived from a Schedule 13G filed on February 29, 2007.
(12)	Does not include 151,668 shares of common stock issuable upon exercise of warrants which are not exercisable and will not become exercisable within 60 days.

All of the shares of Jaguar’s outstanding common stock owned by its initial stockholders prior to the IPO have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of:

•	April 5, 2009;

•	Jaguar’s liquidation; and

•	the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holders of these shares will not be able to sell their securities, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If Jaguar is unable to effect a business combination and liquidate, none of our initial stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to Jaguar’s initial public offering.

Jonathan Kalman, C. Richard Corl and James S. Cassano are our ‘‘promoters,’’ as that term is defined under the Federal securities laws.

Security Ownership of Officers and Directors of the Combined Company after the Redomestication Merger and the Business Combination

The following table sets forth information with respect to the beneficial ownership of the China Cablecom Holdings’ ordinary shares immediately after the consummation of the Redomestication Merger and Business Combination by each person who is expected to beneficially own more than 5% of China Cablecom Holdings’ ordinary shares and each officer, each director and all officers and directors as a group.

Ordinary shares which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. For purposes of this table, China Cablecom Holdings has assumed that no stockholders of Jaguar exercise their redemption rights.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Ordinary Shares
Clive Ng(2)	1,300,000	(3)	16.7%
Pu Yue(4)	—		0.0%
Jonathan Kalman	143,889	(5)	1.8%
C. Richard Corl	123,334	(6)	1.6%
James S. Cassano	102,778	(7)	1.3%
John Hoey(8)	30,833	(9)	0.4%
Kerry Propper(10)	250,000	(11)	3.2%
Simon Bax(12)	—		0.0%
Shan Li(13)	—		0.0%
Alejandro Zubillaga(14)	—		0.0%
Craig Samuels(15)	350,000		4.5%
Jeffrey L. Feinberg(16)	493,750		6.3%
JLF Asset Management, L.L.C.(16)	493,750		6.3%
Paul Sonkin(17)	265,000		3.4%
The Hummingbird Value Fund L.P.(17)	132,500		1.7%
The Hummingbird Microcap Value Fund, L.P.(17)	132,500		1.7%
Hummingbird Capital, LLC(17)	265,000		3.4%
Hummingbird Management, LLC(17)	265,000		3.4%
Globis Capital Partners, L.P.(18)	237,517		3.1%
Globis Capital Advisors., L.L.C.(18)	237,515		3.1%
Globis Overseas Fund, Ltd.(18)	50,500		0.6%
Globis Capital Management, L.P.(18)	288,017		3.7%
Globis Capital, L.L.C.(18)	288,017		3.7%
Paul Packer(18)	288,017		3.7%
Mitchell Metzman(19)	510,000		6.6%
Marnie Metzman(19)	510,000		6.6%
All directors and executive officers as a group (ten individuals)	1,950,834	(20)	25.1%

(1)	Unless otherwise indicated, the business address of each of the individuals is 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428.
(2)	The business address for Mr. Ng is 17 State Street, Suite 1600, New York, New York 10004.

(3)	Represents 1,300,000 shares of common stock issued in connection with the Business Combination. Does not include up to 7,520,000 shares that can be earned in connection with the grant of the Performance Shares.
(4)	The business address for Mr. Yue is 17 State Street, Suite 1600, New York, New York 10004.
(5)	Represents (i) 116,667 shares of common stock held by Sapphire Canyon Investments LLC and (ii) 27,222 shares of common stock held by Jonathan Kalman IRA. Does not include 54,444 shares of common stock issuable upon exercise of warrants held by Jonathan Kalman IRA which are not exercisable and will not become exercisable within 60 days and 200,000 shares that can be earned in connection with the grant of the Performance Shares.
(6)	Represents (i) 100,000 shares of common stock held by Corl LLC and (ii) 23,334 shares of common stock held by C. Richard Corl IRA. Does not include 46,668 shares of common stock issuable upon exercise of warrants held by C. Richard Corl IRA which are not exercisable and will not become exercisable within 60 days.
(7)	These shares are held by JSC Group Holdings LLC, of which Mr. Cassano is the president. Does not include 38,890 shares of common stock issuable upon exercise of warrants held by JSC Group Holdings which are not exercisable and will not become exercisable within 60 days and 200,000 shares that can be earned in connection with the grant of the Performance Shares.
(8)	The business address of Mr. Hoey is Beneficial Capital Corp., Post Office Box 40A, Villanova, Pennsylvania 19085.
(9)	Does not include 11,666 shares of common stock issuable upon exercise of warrants which are not exercisable and will not become exercisable within 60 days.
(10)	The business address of Mr. Propper is Chardon Capital Markets, LLC, 17 State Street, Suite 2575, New York, New York 10004.
(11)	Does not include 47,500 shares of common stock issuable upon exercise of warrants which are not exercisable and will not become exercisable within 60 days and 200,000 shares that can be earned in connection with the grant of the Performance Shares.
(12)	The business address of Mr. Bax is 22 Craig Avenue, Piedmont, CA 94611.
(13)	The business address of Mr. Li is Two IFC, 8 Finance Street, Central, Hong Kong.
(14)	The business address of Mr. Zubillaga is 75 Rockefeller Plaza, New York, NY 10019.
(15)	The business address of Mr. Samuels is 13990 Rancho Dorado Bend, San Diego, CA 92130. The information was derived from a Schedule 13G/A filed with the SEC on February 13, 2007.
(16)	The business address of Mr. Feinberg and JLF Asset Management, L.L.C. is 2775 Via de la Valle, Suite 204, Del Mar, CA 92014. Mr. Feinberg and JLF Asset Management, L.L.C each share voting and dispositive power over their shares. The information was derived from a Schedule 13G filed with the SEC on January 18, 2007.
(17)	The principal office and business address is 460 Park Avenue, 12th Floor, New York, NY 10022. Hummingbird Management, LLC (‘‘Hummingbird’’), acts as investment manager to The Hummingbird Value Fund, L.P. (‘‘HVF’’) and to The Hummingbird Microcap Value Fund, L.P. (the ‘‘Microcap Fund’’), and has the sole investment discretion and voting authority with respect to the investments owned of record by each of HVF and Microcap Fund. Accordingly, Hummingbird may be deemed for purposes of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended (‘‘Rule 13d-3’’), to be the beneficial owner of the securities owned by HVF and Microcap Fund. The managing member of Hummingbird is Paul Sonkin. Mr. Sonkin is also the managing member of Hummingbird Capital, LLC (f/k/a Morningside Capital, LLC), a Delaware limited liability company, the general partner of each of HVF and Microcap Fund. The information was derived from a Schedule 13D filed with the SEC on April 18, 2006.

(18)	The principal office and business address is 60 Broad Street, 38th floor, New York, NY 10004. The Schedule 13G was jointly filed by each of the following persons pursuant to Rule 13d-1 promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended: (i) Globis Capital Partners, L.P., a Delaware limited partnership (‘‘Globis Partners’’), with respect to shares of Common Stock directly held by it; (ii) Globis Capital Advisors, L.L.C., a Delaware limited liability company (‘‘Globis Advisors’’), serves as the general partner of Globis Partners, with respect to shares of Common Stock directly held by Globis Partners; (iii) Globis Overseas Fund, Ltd., a Cayman Islands exempted company (‘‘Globis Overseas’’), with respect to shares of Common Stock directly held by it; (iv) Globis Capital Management, L.P., a Delaware limited partnership (the ‘‘Investment Manager’’), which serves as investment manager to, and has investment discretion over the securities held by, Globis Partners and Globis Overseas, with respect to shares of Common Stock directly held by Globis Partners and Globis Overseas; (v) Globis Capital, L.L.C., a Delaware limited liability company (‘‘GC’’), which serves as the general partner of the Investment Manager, with respect to shares of Common Stock directly held by Globis Partners and Globis Overseas; and (vi) Mr. Paul Packer (‘‘Mr. Packer’’), who is the Managing Member of Globis Advisors, and GC, with respect to shares of Common Stock directly held by Globis Partners and Globis Overseas. The information was derived from a Schedule 13G filed on April 26, 2007.
(19)	Represents 510,000 shares issuable upon the exercise of outstanding warrants, as to which Mitchell Metzman and Marnie Metzman share dispositive control. This information was derived from a Schedule 13G filed on February 29, 2007.
(20)	Does not include 199,168 shares of common stock issuable upon exercise of warrants which are not exercisable and will not become exercisable within 60 days and 8,120,000 shares that can be earned in connection with the grant of the Performance Shares.

SHARES ELIGIBLE FOR FUTURE SALE

After the acquisition of China Cablecom, there will be 7,783,347 ordinary shares of China Cablecom Holdings outstanding, of which all but 3,183,347 shares (1,116,667 shares owned by Jaguar’s current officers and directors and their respective affiliates and 2,066,680 shares to be issued to the current security holders of China Cablecom) will be registered and freely tradable without securities law restriction. In addition, there are outstanding warrants to purchase 9,433,334 shares of Jaguar’s common stock, each to purchase one share of common stock, 9,200,000 of which are freely tradable. The common stock issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. China Cablecom Holdings intends to use its best efforts to cause such a registration statement to be in effect at such time as the warrants become exercisable. In addition, in connection with Jaguar’s initial public offering, Jaguar issued a unit purchase option to the representative of the underwriters which is exercisable for 350,000 units, consisting of one share of common stock and two warrants to purchase one share of common stock at an exercise price of $9.10 per unit. The securities underlying the representative’s unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144. Therefore, there are an aggregate of 10,483,834 shares of common stock that may be issued in the future upon exercise of outstanding warrants and options.

The 1,116,667 shares of Jaguar’s common stock owned by its officers and directors and their respective affiliates are being held in escrow with Continental Stock Transfer & Trust Company, and, subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death, these shares will not be transferable until April 13, 2009. These shares will not be released from escrow until April 13, 2009, unless (i) Jaguar is being liquidated, in which case Continental will destroy the certificates representing these shares, or (ii) China Cablecom Holdings were to consummate a transaction after the Business Combination which results in all of the shareholders of China Cablecom Holdings having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the release of these shares from escrow in accordance with (ii), the transfer of the shares will continue to be restricted until April 5, 2009.

In general, under Rule 144, a person who has owned restricted shares beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then-average preceding four weeks’ average weekly trading volume or one percent of the total number of shares outstanding. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been an affiliate of the company for at least the three months immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell the shares under Rule 144 without regard to the limitations described above.

No prediction can be made about the effect that market sales of ordinary shares of China Cablecom Holdings or the availability for sale of ordinary shares of China Cablecom Holdings will have on its market price. Sales of substantial amounts of common stock in the public market could adversely affect the market price for China Cablecom Holdings’ securities and could impair China Cablecom Holdings’ future ability to raise capital through the sale of common stock or securities linked to it.

DESCRIPTION OF JAGUAR’S SECURITIES

General

Jaguar is authorized to issue 20,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this Proxy statement/prospectus, 5,716,667 shares of common stock are outstanding, held by          holders of record. No shares of preferred stock are currently outstanding.

Common Stock

Holders of Jaguar’s common stock are currently entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to preferred stock, holders of common stock of the combined company are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders, if any, of preferred shares, holders of common stock are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors of Jaguar, without approval of the stockholders, will be authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common stock.

As of the date of this document, there are no outstanding shares of preferred stock of any series.

Warrants

Jaguar has 10,483,334 warrants currently outstanding, entitling the registered holder to purchase one share of common stock at $5.00 per share. Jaguar also has one unit purchase option outstanding, entitling the holder to purchase 350,000 units, consisting of one share of common stock and two warrants to purchase one share of common stock at an exercise price of $9.10 per unit. The warrants are each subject to adjustment as discussed below, and are exercisable at any time commencing on the completion of the Business Combination. The warrants will expire at 5:00 p.m., New York City time on April 13, 2011.

Jaguar may call the warrants for redemption in whole and not in part, at a price of $0.01 per warrant, at any time after they become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrant holder; and if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Jaguar.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Jaguar, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of common stock, or any voting rights, until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each common share held of record on all matters to be voted on by stockholders.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon their exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, Jaguar will pay to the warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Change of Control Provisions

A number of provisions in Jaguar’s charter and bylaws and under Delaware law may make it more difficult to acquire control of Jaguar. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by Jaguar’s Board, but which individual stockholders may deem to be in their best interests or in which they may receive a substantial premium over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions may also adversely affect the prevailing market price of the common stock. These provisions, which are described below, are intended to:

•	Enhance the likelihood of continuity and stability in the Board of Directors;

•	Discourage some types of transactions that may involve an actual or threatened change in control;

•	Discourage certain tactics that may be used in proxy fights;

•	Ensure that the Board of Directors will have sufficient time to act in what it believes to be in the best interests of the company and its stockholders; and

•	Encourage persons seeking to acquire control to consult first with the Board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Capital Stock

Common Stock.    After the Business Combination, Jaguar will have approximately 7,783,347 shares of common stock outstanding, assuming that no stockholders elect to exercise their redemption rights. The remaining authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances Jaguar could use them to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control, by, for example, issuing shares in private placements to purchasers who might side with the Board of Directors in opposing a hostile takeover bid.

Preferred Stock.    Jaguar’s Certificate of Incorporation grants the Board of Directors the authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce the company’s attractiveness as a target for an unsolicited takeover bid, since the company could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the common stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of common stock.

DESCRIPTION OF China Cablecom Holdings SECURITIES FOLLOWING THE BUSINESS COMBINATION

The following description of the material terms of China Cablecom Holdings’ shares and warrants following the business combination includes a summary of specified provisions of the memorandum and articles of association of China Cablecom Holdings that will be in effect upon completion of the Business Combination and the Redomestication Merger. This description is subject to the relevant provisions of British Virgin Islands law and qualified by reference to China Cablecom Holdings’ memorandum and articles of association, copies of which are attached to this proxy statement/prospectus and incorporated herein by reference.

General.    China Cablecom Holdings is authorized to issue 40,000,000 ordinary and preferred shares par value $.0005.

Ordinary Shares.    Holders of China Cablecom Holdings’ ordinary shares are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the shares of preferred stock, the holders of the ordinary shares are entitled to receive dividends if and when declared by the board of directors. Subject to the prior rights of the holders, if any, of the preferred shares, the holders of the ordinary shares are entitled to share ratably in any distribution of China Cablecom Holdings’ assets upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preference Shares.    Preferred shares have the same rights, privileges, restrictions and conditions as the ordinary shares. The issuance of shares of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of China Cablecom Holdings’ ordinary shares.

Anti-Takeover Effect of Unissued Shares.

Ordinary shares.    After the Redomestication Merger and Business Combination, China Cablecom Holdings will have outstanding approximately 7,783,347 ordinary shares, assuming that none of the public shareholders elects to exercise conversion rights. The remaining shares of authorized and unissued ordinary shares will be available for future issuance without additional shareholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances China Cablecom Holdings could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing shares in private placements to purchasers who might side with China Cablecom Holdings’ board of directors in opposing a hostile takeover bid.

Preferred Shares.    The existence of authorized but unissued preferred shares could reduce China Cablecom Holdings’ attractiveness as a target for an unsolicited takeover bid since it could, for example, issue preferred shares to parties who might oppose such a takeover bid or shares that contain terms potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the ordinary shares at a premium over market and adversely affect the market price of, and the voting and other rights of the holders of, ordinary shares.

Warrants.    As of September 30, 2007, there were 9,433,334 warrants outstanding. Each warrant entitles the registered holder to purchase one share of our ordinary shares at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of completion of the business combination or                         . The warrants will expire at 5:00 p.m., New York City time on                     . China Cablecom Holdings may call the warrants for redemption (a) in whole and not in part, (b) at a price of $.01 per warrant at any time after the warrants become exercisable, (c) upon not less than 30 days’ prior written notice of redemption to each warrantholder and (d) if, and only if, the reported last sale price of the ordinary shares equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Jaguar.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a dividend payable in shares, recapitalization, reorganization, share purchase or consolidation of the company. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrantholders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of shares of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, her or it, China Cablecom Holdings will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount for such fractional share in cash based on the market value of the ordinary shares on the last trading day prior to the exercise date.

Purchase Option.

Registration Rights Agreements China Cablecom has entered into a registration rights agreement providing for the registration of the shares of common stock issuable upon the conversion of Class A Preferred Shares of China Cablecom.

Transfer Agent and Registrar The transfer agent and registrar for China Cablecom Holdings’ ordinary shares, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

STOCKHOLDER PROPOSALS

If the Business Combination is consummated, the Jaguar 2008 annual meeting of stockholders will be held on or about             , 2008 unless the date is changed by the Board of Directors. If you are a stockholder and you want to include a proposal in the Proxy Statement for that annual meeting, you need to provide it to Jaguar by no later than                , 2008. You should direct any proposals to Jaguar’s secretary at Jaguar’s principal office.

LEGAL MATTERS

Maples and Calder, British Virgin Islands, will pass upon the validity of the China Cablecom Holdings common stock to be issued in the business combination and certain other legal matters related to proxy statement/prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this proxy/prospectus forms a part.

EXPERTS

The financial statements of China Cablecom Ltd. as at December 31, 2006, and for the period October 6, 2006 (inception) to December 31, 2006 included in this prospectus have been audited by UHY LLP, independent registered public accounting firm, as stated in their report (which contains an explanatory paragraph regarding China Cablecom Ltd.’s ability to continue as a going concern) appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statement of Binzhou as at December 31, 2006 and 2005, and for each of the years in the two-year period ended December 31, 2006 included in this prospectus have been audited by UHY ZTHZ HK CPA Limited, independent registered accountants, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Jaguar included in this document have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding its ability to continue as a going concern). The financial statements and the report of BDO Seidman, LLP are included in reliance upon their report given the authority of BDO Seidman, LLP as experts in auditing and accounting.

PROXY STATEMENT/PROSPECTUS

Mr. Jonathan Kalman
Jaguar Acquisition Corporation
8 Tower Bridge, Suite 1050
161 Washington Street
Conshohocken, PA 19428
(610) 825-0288

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Jaguar and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Jaguar’s annual report to stockholders and proxy statement. Upon written or oral request, Jaguar will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Jaguar deliver single copies of such documents in the future. Stockholders may notify Jaguar of their requests by calling or writing Jaguar at Jaguar’s principal executive offices at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, PA 19428.

WHERE YOU CAN FIND MORE INFORMATION

Jaguar files reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by Jaguar with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004.

Jaguar files its reports, proxy statements and other information electronically with the SEC. You may access information on Jaguar at the SEC web site containing reports, proxy statements and other information at http://www.sec.gov.

This Proxy describes the material elements of relevant contracts, exhibits and other information described in this Proxy. Information and statements contained in this Proxy are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this document.

All information contained or incorporated by reference in this Proxy relating to Jaguar has been supplied by Jaguar, and all such information relating to China Cablecom has been supplied by China Cablecom. Information provided by either of us does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Redomestication Merger or the Business Combination, you should contact:

Jonathan Kalman
Chairman and Chief Executive Officer
Jaguar Acquisition Corporation

This proxy statement/prospectus incorporates important business and financial information about Jaguar, China Cablecom and their respective subsidiaries that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

Jonathan Kalman
Jaguar Acquisition Corporation
8 Tower Bridge, Suite 1050
161 Washington Street
Conshohocken, PA 19428
(610) 825-0288

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is                 , 2008.

INDEX TO FINANCIAL STATEMENTS

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
December 31, 2006

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
June 30, 2007
(unaudited)

JAGUAR ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

Report of Independent Registered Public Accounting Firm	F-20
Balance Sheets – As of March 31, 2007 and 2006	F-21
Statements of Operations – For the Year Ended March 31, 2007, for the Period from June 2, 2005 (Inception) to March 31, 2006 and for the Period from June 2, 2005 (Inception) to March 31, 2007	F-22
Statements of Stockholders’ Equity – For the Year Ended March 31, 2007 and for the Period from June 2, 2005 (Inception) to March 31, 2007	F-23
Statements of Cash Flows – For the Year Ended March 31, 2007, for the Period from June 2, 2005 (Inception) to March 31, 2006 and for the Period from June 2, 2005 (Inception) to March 31, 2007	F-24
Summary of Significant Accounting Policies	F-25
Notes to Financial Statements	F-27

JAGUAR ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

Balance Sheets – As of June 30, 2007 and March 31, 2007	F-32
Statements of Operations – For the Quarter Ended June 30, 2007, for the Quarter Ended June 30, 2006 and for the Period from June 2, 2005 (Inception) to June 30, 2007	F-33
Statements of Stockholders’ Equity – For the Period from June 2, 2005 (Inception) to June 30, 2007	F-34
Statements of Cash Flows – For the Quarter Ended June 30, 2007, for the Quarter Ended June 30, 2006 and for the Period from June 2, 2005 (Inception) to June 30, 2007	F-35
Summary of Significant Accounting Policies	F-36
Notes to Unaudited Financial Statements	F-38

BINZHOU GUANGDIAN NETWORK CO., LTD.

COMBINED FINANCIAL STATEMENTS DECEMBER 31, 2006 AND 2005

Accountant’s Report	F-43
Combined Balance Sheets	F-44
Combined Statements of Operations	F-45
Combined Statements of Changes of Stockholders’ Equity	F-46
Combined Statements of Cash Flows	F-47
Notes to Combined Financial Statements	F-48

COMBINED INTERIM FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2007 TO JUNE 30, 2007

Accountant’s Report	F-58
Combined Balance Sheets	F-59
Combined Interim Statements of Operations	F-60
Combined Interim Statements of Changes of Stockholders’ Equity	F-61
Combined Statements of Cash Flows	F-62
Notes to Combined Interim Financial Statements	F-63

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
China Cablecom Ltd.

We have audited the accompanying balance sheet of China Cablecom Ltd. (a development stage company) (the ‘‘Company’’) as of December 31, 2006, and the related statements of operations, shareholders’ deficit and cash flows for the period from October 6, 2006 (inception) to December 31, 2006. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006, and the results of its operations and its cash flows for the period from October 6, 2006 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not engaged in any operations to date, has no revenue, has no cash, has a working capital deficiency, and its business plan is dependant on completion of a business acquisition. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 6 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ UHY LLP
UHY LLP
Albany, New York
October 22, 2007

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

December 31, 2006
ASSETS
CURRENT ASSETS	$—
PROPERTY AND EQUIPMENT
Computer equipment	4,074
Accumulated depreciation	(292)
PROPERTY AND EQUIPMENT, net	3,782
DEFERRED TRANSACTION COSTS	52,000
Total assets	$55,782
LIABILITIES AND SHAREHOLDER’S DEFICIT
CURRENT LIABILITIES
Accrued expenses	$20,867
Shareholder advances	107,025
Total current liabilities	127,892
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER’S DEFICIT
Common stock	1,000
Accumulated deficit	(73,110)
Total shareholder’s deficit	(72,110)
Total liabilities and shareholder’s deficit	$55,782

See accompanying notes to financial statements.

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

Period from October 6, 2006 (Inception) to December 31, 2006
Net revenue	$—
Expenses
Travel and travel related	46,016
Organization	21,466
Other	5,628
Total expenses	73,110
Net loss	$73,110

See accompanying notes to financial statements.

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF SHAREHOLDER’S DEFICIT

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Amount
Balance October 6, 2006 (inception)	—	$—	$—	$—	$—
Issuance of common stock for cash	1,000	1,000	—	—	1,000
Net loss	—	—	—	(73,110)	(73,110)
Balance at December 31, 2006	1,000	$1,000	$—	$(73,110)	$(72,110)

See accompanying notes to financial statements.

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

Period from October 6, 2006 (Inception) to December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(73,110)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	292
Change in operating liabilities:
Accrued expenses	20,867
Net cash used in operating activities	(51,951)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of computer equipment	(4,074)
Net cash used in investing activities	(4,074)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	1,000
Proceeds from shareholder advances	107,025
Increase in deferred transaction costs	(52,000)
Net cash provided by financing activities	56,025
NET CHANGE IN INCREASE IN CASH	—
CASH AT BEGINNING OF THE PERIOD	—
CASH AT THE END OF THE PERIOD	$—

See accompanying notes to financial statements.

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 1 — ORGANIZATION

China Cablecom Ltd. (the ‘‘Company’’) was incorporated under the laws of the British Virgin Islands on October 6, 2006. The Company is a development stage company formed to be a provider (through joint ventures) of cable television services in the People’s Republic of China (‘‘PRC’’), operating in partnership with local state-owned enterprises authorized by the PRC government to control the distribution of cable TV services.

At December 31, 2006, the Company had not yet commenced any operations nor generated revenue. Activity through December 31, 2006 relates to the Company’s formation, private placement offering and potential business acquisitions as described below. The Company has selected December 31 as its fiscal year end.

At December 31, 2006, the Company had no cash and a working capital deficiency of approximately $128,000. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and business acquisition plans. Management’s plans to address this uncertainty are discussed in Note 6. There is no assurance that the Company’s plans to consummate a business combination will be successful. Theses factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Deferred Transaction Costs

Deferred transaction costs consist of professional fees and other costs directly attributable to the Company’s anticipated financing and business acquisition activities. Upon closing, those deferred costs related to financing activities will be offset against the proceeds received, those deferred costs related to business acquisition activities will be included as part of the total cost of the business acquired, or charged to expense if not completed. Indirect costs of financing and business acquisition activities are expensed as incurred. At December 31, 2006, deferred transaction costs consist of the following:

December 31, 2006
Business acquisition costs	$42,000
Financing costs	10,000
Total deferred transaction costs	$52,000

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided on the straight-line method over estimated useful life of three years for computer equipment. Depreciation expense totaled $292 for the period October 6, 2006 (inception) to December 31, 2006.

Use of Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America (‘‘GAAP’’) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES    (Continued)

Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based upon enacted tax laws and statutory tax rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. No deferred tax assets have been provided for the net operating losses through December 31, 2006 due to the uncertainty of the realization of such benefits.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (‘‘FASB’’) issued Statement of Financial Accounting Standards No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities’’ (‘‘SFAS No. 159’’), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted account principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107. SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the Company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. The Company is currently assessing the potential effect of SFAS No. 159 on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, ‘‘Fair Value Measurements’’ (‘‘SFAS 157’’), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants (‘‘AICPA’’) pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES    (Continued)

Recent Accounting Pronouncements (Continued)

financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently assessing the potential effect of SFAS No. 157 on its financial statements.

In July 2006, the FASB issued Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109’’ (‘‘FIN 48’’). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance in derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 is effective for the fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — RELATED PARTY TRANSACTIONS

Shareholder Advances

Amounts due to shareholder consist of advances made to the Company by the shareholder to finance development stage activities and other costs. At December 31, 2006 the amounts due to shareholder were non-interest bearing and had no stated repayment terms. Amounts due to shareholder totaled approximately $107,000 at December 31, 2006.

In June 2007, the Company issued an unsecured promissory note to the shareholder that provides for advances up to $720,000. The note bears interest at 4%. The note is payable upon the earlier of the release from escrow of proceeds relating to a closing of the first tranche of the Company’s Bridge Financing (Note 6) or the occurrence of an event of default by the Company.

NOTE 4 — SHAREHOLDER’S DEFICIT

The aggregate number of shares that the Company had the authority to issue was 50,000 shares of common stock, par value $1.00 per share. In September 2007, the Company amended its articles of incorporation such that it has the authority to issue a maximum of 3,050,020 shares of common stock, par value $.0005 and 1,150,020 shares of Class A preferred stock, par value $.0005.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

During 2006, the Company executed an agreement with a consultant to assist with the consummation of a transaction to structure an operating company in the PRC seeking to perform a public offering (the ‘‘Transaction’’). Under the agreement, the Company is obligated to pay the consultant at least $350,000 upon the successful closing of the Transaction. The agreement shall continue in effect for 24 months or until the Company consummates the Transaction or until the agreement is terminated by either party pursuant upon 30 days written notice, as further defined in the agreement.

NOTE 6 — SUBSEQUENT EVENTS

Debt and Equity Bridge Financing

In September 2007, the Company issued an aggregate of $19.99 million in promissory notes and 766,680 shares of Class A preferred stock to 10 investors in exchange for proceeds of $20 million (the

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 6 — SUBSEQUENT EVENTS    (Continued)

Debt and Equity Bridge Financing (Continued)

‘‘Bridge Financing’’). Each share of Class A preferred stock is convertible into one share of the Company’s common stock. The proceeds from the Bridge Financing were used to fund the acquisition price of Binzhou Broadcasting (see below) and for working capital purposes. The promissory notes bear interest at 10% and are secured by a pledge of 50.1% of the outstanding common stock of China Cablecom.

The Company intends to enter into an agreement and plan of merger with Jaguar Acquisition Corporation (‘‘Jaguar’’). The approval of the agreement and plan of merger is subject to customary closing conditions and shareholder approval.

Upon a successful merger between China Cablecom and Jaguar, 50% of the promissory notes plus accrued interest is due 10 days following the consummation of the merger and the remaining 50% of the promissory notes plus accrued interest is due on the first anniversary of the consummation of the merger. If the merger between China Cablecom and Jaguar is not consummated by April 5, 2008, one-half of the principal outstanding plus accrued interest is due on the first anniversary of the issuance of the promissory notes and the remaining one-half of the principal outstanding plus accrued interest is due on the second anniversary date of the issuance of the promissory notes.

Acquisition of Binzhou Broadcasting and Television Information Network Co., Ltd.

In September 2007, the Company entered into a series of agreements and transactions to affect an acquisition of a 49% interest in a newly created joint venture, Binzhou Broadcasting and Television Information Network Co., Ltd. (‘‘Binzhou Broadcasting’’) for approximately $26.5 million. The local state-owned enterprise, Binzhou Broadcasting and Television Network Co., Ltd. (‘‘Binzhou SOE’’), agreed to contribute certain assets and businesses in exchange for a 51% interest in Binzhou Broadcasting. Binzhou SOE was organized in 2006 to aggregate various local state-owned cable assets and businesses within the city of Binzhou, PRC. Prior to the formation of Binzhou Broadcasting, Binzhou SOE consolidated the following five cable operating companies and networks: Binzhou Guang Shi Network Co., Ltd.; Huming Cable Network Co., Ltd.; Boxing Dian Guang Media Co., Ltd.; Zouping Cable Network Center; and Binzhou Guang Shi Network Center.

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
CURRENT ASSETS	$—	$—
PROPERTY AND EQUIPMENT
Computer equipment	4,074	4,074
Accumulated depreciation	(971)	(292)
PROPERTY AND EQUIPMENT, net	3,103	3,782
DEFERRED TRANSACTION COSTS	194,175	52,000
Total assets	$197,278	$55,782
LIABILITIES AND SHAREHOLDER’S DEFICIT
CURRENT LIABILITIES
Accrued expenses	$44,285	$20,867
Shareholder advances	334,802	107,025
Total current liabilities	379,087	127,892
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER’S DEFICIT
Common stock	1,000	1,000
Accumulated deficit	(182,809)	(73,110)
Total shareholder’s deficit	(181,809)	(72,110)
Total liabilities and shareholder’s deficit	$197,278	$55,782

See accompanying notes to financial statements

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	Period From January 1, 2007 to June 30, 2007	Period From October 6, 2006 (Inception) to December 31, 2006	Period From Inception to June 30, 2007
	(Unaudited)		(Unaudited)
Net revenue	$—	$—	$—
Expenses
Travel and travel related	92,564	46,016	138,580
Organization	8,082	21,466	29,548
Other	9,053	5,628	14,681
Total expenses	109,699	73,110	182,809
Net loss	$109,699	$73,110	$182,809

See accompanying notes to financial statements

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF SHAREHOLDER’S DEFICIT

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Amount
Balance October 6, 2006 (inception)	—	$—	$—	$—	$—
Issuance of common stock for cash	1,000	1,000	—	—	1,000
Net loss	—	—	—	(73,110)	(73,110)
Balance at December 31, 2006	1,000	1,000	—	(73,110)	(72,110)
Net loss (unaudited)	—	—	—	(109,699)	(109,699)
Balance at June 30, 2007 (unaudited)	1,000	$1,000	$—	$(182,809)	$(181,809)

See accompanying notes to financial statements

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	Period From January 1, 2007 to June 30, 2007	Period From October 6, 2006 (Inception to) December 31, 2006	Period From Inception to June 30, 2007
	(Unaudited)		(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(109,699)	$(73,110)	$(182,809)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	679	292	971
Change in operating liabilities:
Accrued expenses	23,418	20,867	44,285
Net cash used in operating activities	(85,602)	(51,951)	(137,553)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of computer equipment	—	(4,074)	(4,074)
Net cash used in investing activities	—	(4,074)	(4,074)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	—	1,000	1,000
Proceeds from shareholder advances	227,777	107,025	334,802
Increase in deferred transaction costs	(142,175)	(52,000)	(194,175)
Net cash provided by financing activities	85,602	56,025	141,627
NET CHANGE IN INCREASE IN CASH	—	—	—
CASH AT BEGINNING OF THE PERIOD	—	—	—
CASH AT THE END OF THE PERIOD	$—	$—	$—

See accompanying notes to financial statements

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
June 30, 2007 (Unaudited) and December 31, 2006

NOTE 1 — ORGANIZATION

China Cablecom Ltd. (the ‘‘Company’’) was incorporated under the laws of the British Virgin Islands on October 6, 2006. The Company is a development stage company formed to be a provider (through joint ventures) of cable television services in the People’s Republic of China (‘‘PRC’’), operating in partnership with local state-owned enterprises authorized by the PRC government to control the distribution of cable TV services.

At June 30, 2007, the Company had not yet commenced any operations nor generated revenue. Activity through June 30, 2007 relates to the Company’s formation, private placement offering and potential business acquisitions as described below. The Company has selected December 31 as its fiscal year end.

At December 31, 2006, the Company had no cash and a working capital deficiency of approximately $128,000. At June 30, 2007, the Company had no cash and a working capital deficiency of approximately $379,000. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and business acquisition plans. Management’s plans to address this uncertainty are discussed in Note 6. There is no assurance that the Company’s plans to consummate a business combination will be successful. Theses factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying unaudited financial statements as of June 30, 2007 and for the period January 1, 2007 through June 30, 2007, have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. These interim financial statements are unaudited and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments and accruals, necessary for a fair presentation of the balance sheet, statements of operations, shareholder’s deficit and cash flows for the periods presented. The results of operations for the interim period are not necessarily indicative of the results that may be expected for the full year or for any future period.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Deferred Transaction Costs

Deferred transaction costs consist of professional fees and other costs directly attributable to the Company’s anticipated financing and business acquisition activities. Upon closing, those deferred costs related to financing activities will be offset against the proceeds received, those deferred costs related to business acquisition activities will be included as part of the total cost of the business acquired, or charged to expense if not completed. Indirect costs of financing and business acquisition activities are expensed as incurred. At June 30, 2007 and December 31, 2006, deferred transaction costs consist of the following:

	June 30, 2007	December 31, 2006
Business acquisition costs	$149,175	$42,000
Financing costs	45,000	10,000
Total deferred transaction costs	$194,175	$52,000

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided on the straight-line method over estimated useful life of three years for computer equipment. Depreciation expense totaled $679,

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
June 30, 2007 (Unaudited) and December 31, 2006

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

$292 and $971 for the six-months ended June 30, 2007, for the period October 6, 2006 (inception) to December 31, 2006 and for the period from October 6, 2006 (inception) to June 30, 2007, respectively.

Use of Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America (‘‘GAAP’’) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based upon enacted tax laws and statutory tax rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. No deferred tax assets have been provided for the net operating losses through June 30, 2007 due to the uncertainty of the realization of such benefits.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (‘‘FASB’’) issued Statement of Financial Accounting Standards No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities’’ (‘‘SFAS No. 159’’), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted account principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107. SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the Company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. The Company is currently assessing the potential effect of SFAS No. 159 on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, ‘‘Fair Value Measurements’’ (‘‘SFAS 157’’), which establishes a formal framework for measuring fair value

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
June 30, 2007 (Unaudited) and December 31, 2006

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants (‘‘AICPA’’) pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements except for: SFAS 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently assessing the potential effect of SFAS No. 157 on its financial statements.

In July 2006, the FASB issued Interpretation No. 48, ‘‘Accounting for Uncertainty in income taxes, an Interpretation of FASB Statement No. 109’’ (‘‘FIN 48’’) clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance in derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 is effective for the fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — RELATED PARTY TRANSACTIONS

Shareholder Advances

Amounts due to shareholder consist of advances made to the Company by the shareholder to finance development stage activities and other costs. At December 31, 2006 the amounts due to shareholder were non-interest bearing and had no stated repayment terms. In June 2007, the Company issued an unsecured promissory note to the shareholder that provides for advances up to $720,000. The note bears interest at 4%. The note is payable upon the earlier of the release from escrow of proceeds relating to a closing of the first tranche of the Company’s Bridge Financing (Note 6) or the occurrence of an event of default by the Company. Amounts due to shareholder totaled approximately $335,000 and $107,000 at June 30, 2007 and December 31, 2006, respectively.

NOTE 4 — SHAREHOLDER’S DEFICIT

The aggregate number of shares that the Company had the authority to issue was 50,000 shares of common stock, par value $1.00 per share. In September 2007, the Company amended its articles of incorporation such that it has the authority to issue a maximum of 3,050,020 shares of common stock, par value $.0005 and 1,150,020 shares of Class A preferred stock, par value $.0005.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

During 2006, the Company executed an agreement with a consultant to assist with the consummation of a transaction to structure on operating company in PRC seeking to perform a public offering (the ‘‘Transaction’’). Under the agreement, the Company is obligated to pay the consultant at

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
June 30, 2007 (Unaudited) and December 31, 2006

NOTE 5 — COMMITMENTS AND CONTINGENCIES (Continued)

least $350,000 upon the successful closing of the Transaction. The agreement shall continue in effect for 24 months or until the Company consummates the Transaction or until the agreement is terminated by either party pursuant upon 30 days written notice, as further defined in the agreement.

NOTE 6 — SUBSEQUENT EVENTS

Debt and Equity Bridge Financing

In September 2007, the Company issued an aggregate of $19.99 million in promissory notes and 766,680 shares of Class A preferred stock to 10 investors in exchange for proceeds of $20 million (the ‘‘Bridge Financing’’). Each share of Class A preferred stock is convertible into one share of the Company’s common stock. The proceeds from the Bridge Financing were used to fund the acquisition price of Binzhou Broadcasting (see below) and for working capital purposes. The promissory notes bear interest at 10% and are secured by a pledge of 50.1% of the outstanding common stock of China Cablecom.

The Company intends to enter into an agreement and plan of merger with Jaguar Acquisition Corporation (‘‘Jaguar’’). The approval of the agreement and plan of merger is subject to customary closing conditions and shareholder approval.

Upon a successful merger between China Cablecom and Jaguar, 50% of the promissory notes plus accrued interest is due 10 days following the consummation of the merger and the remaining 50% of the promissory notes plus accrued interest is due on the first anniversary of the consummation of the merger. If the merger between China Cablecom and Jaguar is not consummated by April 5, 2008, one-half of the principal outstanding plus accrued interest is due on the first anniversary of the issuance of the promissory notes and the remaining one-half of the principal outstanding plus accrued interest is due on the second anniversary date of the issuance of the promissory notes.

Acquisition of Binzhou Broadcasting and Television Information Network Co., Ltd.

In September 2007, the Company entered into a series of agreements and transactions to affect an acquisition of a 49% interest in a newly created joint venture, Binzhou Broadcasting and Television Information Network Co., Ltd. (‘‘Binzhou Broadcasting’’) for approximately $26.5 million. The local state-owned enterprise, Binzhou Broadcasting and Television Network Co., Ltd. (‘‘Binzhou SOE’’), agreed to contribute certain assets and businesses in exchange for a 51% interest in Binzhou Broadcasting. Binzhou SOE was organized in 2006 to aggregate various local state-owned cable assets and businesses within the city of Binzhou, PRC. Prior to the formation of Binzhou Broadcasting, Binzhou SOE consolidated the following five cable operating companies and networks: Binzhou Guang Shi Network Co., Ltd.; Huming Cable Network Co., Ltd.; Boxing Dian Guang Media Co., Ltd.; Zouping Cable Network Center; and Binzhou Guang Shi Network Center.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Jaguar Acquisition Corporation
Conshohocken, Pennsylvania

We have audited the accompanying balance sheets of Jaguar Acquisition Corporation (a corporation in the development stage) as of March 31, 2007 and March 31, 2006 and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2007, periods from June 2, 2005 (inception) to March 31, 2007 and June 2, 2005 (inception) to March 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express and opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a business combination within 18 months from the date of the consummation of the Offering (‘‘Offering’’) (such date would be October 13, 2007), or 24 months from the consummation of the Offering if certain extension criteria have been satisfied (such date would be April 13, 2008).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jaguar Acquisition Corporation as of March 31, 2007 and March 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2007, periods from June 2, 2005 (inception) to March 31, 2007, and June 2, 2005 (inception) to March 31, 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company would continue as a going concern. As discussed in Note 1 to the financial statements, the company is required to consummate a business combination by April 13, 2008. The possibility of such business combination not being consummated raises substantial doubt as to its ability to continue as a going concern, and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
New York, New York
June 26, 2007

Jaguar Acquisition Corporation
(A corporation in the development stage)
Balance Sheets

	March 31 2007	March 31 2006
Assets
Current Assets:
Cash and cash equivalents	$193,651	$470
Cash and cash equivalents held in trust fund (note 1)	25,913,282	—
Accrued interest receivable in Trust Fund (note 1)	76,552	—
Prepaid expenses	46,259	—
Total Current Assets:	26,229,744	470
Deferred offering costs (note 1)		110,330
Deferred acquistion costs	202,774	—
Total Assets	$26,432,518	$110,800
Liabilities and Stockholder’ Equity
Current Liabilities:
Accounts payable	$19,251	$—
Accured acquisition costs	113,362
Accrued offering costs	—	$12,000
Taxes payable (note 8)	67,075	—
Note payable, stockholders (note 6)	—	75,000
Total Current Liabilities	199,688	87,000
Common Stock, subject to possible conversion, 919,540 shares at conversion value (note 2)	5,189,769	—
Commitment (Note 3)
Stockholders’ equity (Notes 4, 5 and 7)
Preferred Stock, $.0001 par value, Authorized 1,000.000 shares, none issued	—	—
Common Stock, $.0001 par value, Authorized 20,000,000 shares, Issued and outstanding 5,716,667 shares (which includes 919,540 subject to possible conversion) and 1,000,000 respectively	572	100
Additional paid-in capital	20,460,184	24,900
Retained earnings (deficit) accumulated during development stage	582,305	(1,200)
Total Stockholder’s Equity	21,043,061	23,800
Liabilities and Stockholder’ Equity	$26,432,518	$110,800

See summary of significant accounting policies and accompanying notes to financial statement.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Statements of Operations

	Year ended March 31 2007	Period from June 2, 2005 (inception) to March 31 2006	Period from June 2, 2005 (inception) to March 31 2007
Income:
Interest income	$894,117	$—	$894,117
Loss on disposition of Treasury bills	(2,285)	—	(2,285)
Total Income	891,832	—	891,832
Expenses:
General and administrative and formation expenses (Note 3)	240,477	1,200	241,677
Net income (loss) before income taxes	651,355	(1,200)	650,155
Provision for taxes (Note 8)	67,850	—	67,850
Net income (loss) for period	$583,505	$(1,200)	$582,305
Accretion of Trust Account relating to common stock subject to possible conversion	(178,276)	—	(178,276)
Net income (loss) attributable to other common shareholders	$405,229	$(1,200)	$404,028
Weighted average shares outstanding, subject to possible conversion	919,540	0
Net income per share – basic and diluted	$0.19	$—
Weighted average common shares outstanding	4,672,290	1,000,000
Net income (loss) per share – basic and diluted	$0.09	$(0.00)

See summary of significant accounting policies and accompanying notes to financial statement.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In Capital	Retained Earnings/ (deficit) accumulated during the development stage	Total Stockholder’s Equity
	Shares	Amount
Balance, June 2, 2005 (inception)		$—	$—	$—	$—
Common shares issued to initial stockholders	1,000,000	100	24,900	—	25,000
Net Loss for the period				(1,200)	(1,200)
Balance March 31, 2006	1,000,000	$100	$24,900	$(1,200)	$23,800
Sale of 4,000,000 units of underwriters’ discount and offering expenses (includes 799,600 shares subject to possible conversion	4,000,000	400	21,626,463	—	21,626,863
Proceeds subject to possible conversion of 799,600 shares	—	—	(4,357,820)	—	(4,357,820)
Proceeds from issuance of underwriter purchase option	—	—	100	—	100
Proceeds from issuance of insider units	116,667	12	699,990	—	700,002
Sale of 600,000 units in overallotment (includes 119,940 shares subject to possible conversion), net of underwriter’s discount	600,000	60	3,311,940	—	3,312,000
Proceeds subject to possible conversions of 119,940 shares	—	—	(653,672)	—	(653,672)
Accretion of trust relating to common stock subject to possible conversion	—	—	(178,276)	—	(178,276)
Additional offering expenses	—	—	(13,441)	—	(13,441)
Net Income for the year ending March 31 2007	—	—	—	583,505	583,505
Balance, March 31, 2007	5,716,667	$572	$20,460,184	$582,305	$21,043,061

See summary of significant accounting policies and accompanying notes to financial statements

Jaguar Acquisition Corporation
(A corporation in the development stage)
Statements of Cash Flows

	Year ended March 31 2007	Period from June 2, 2005 (inception) to March 31 2006	Period from June 2, 2005 (inception) to March 31 2007
Cash Flows from operating activities
Net Income (loss) for the period	$583,505	$(1,200)	$582,305
Adjustments to reconcile net income
Increase in prepaid expenses	(46,259)	—	(46,259)
Increase in accrued expenses	—	—	—
Increase in accounts payable	19,251	—	19,251
Increase in taxes payable	67,075	—	67,075
Increase in interest receivable	(76,552)	—	(76,552)
Net cash provided by (used in) operating activities	$547,020	$(1,200)	$545,820
Cash Flows from Investing activities
Cash and cash equivalents held in trust account	$(25,913,282)	$—	$(25,913,282)
Deferred acquistion costs	(89,412)	—	(89,412)
Net cash used in investing activities	$(26,002,694)	$—	$(26,002,694)
Cash Flow from Financing activities
Proceeds from initial public offering, net	$25,723,855	$—	$25,723,855
Proceeds from notes payable, shareholders	—	75,000	75,000
Payment of notes payable, shareholders	(75,000)	—	(75,000)
Proceeds from issuance of shares of common stock to initial shareholders	—	25,000	25,000
Payment of deferred offering costs		(98,330)	(98,330)
Net cash provided by financing activities	$25,648,855	$1,670	$25,650,525
Net increase in cash and cash equivalents	$193,181	$470	$193,651
Cash and cash equivalents at beginning of period	470		—
Cash and cash equivalents at end of period	$193,651	$470	$193,651
Supplemental disclosure of non-cash financing activities
Accrued offering costs	$—	$12,000	$12,000
Accured acquisition costs	$113,362	$—	$113,362
Accretion of trust fund relating to common stock subject to possible conversion	$178,276	$—	$178,276
Fair value of underwriter purchase option	$759,500	$—	$759,500
Taxes paid	$745	$—	$745

See summary of significant accounting policies and accompanying notes to financial statements

Jaguar Acquisition Corporation
(A corporation in the development stage)
Summary of Significant Accounting Policies

Cash and Cash Equivalents	The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents
Securities Held in Trust Fund	The Company carries its investment in U.S. government at cost, which approximates fair value.
Income Taxes	The Company follows Statement of Financial Accounting Standards No. 109 (‘‘SFAS No. 109’’), ‘‘Accounting for Income Taxes’’ which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.
Net Income per Common Share	Basic net income (loss) per share is computed by dividing net income (loss) applicable to common stock by the weighted average common shares outstanding during the period.
Basic earnings (loss) per share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding for the period. Calculation of the weighted average common shares outstanding during the period is based on 1,000,000 initial shares outstanding throughout the period from June 2, 2005 (inception) to March 31, 2007 and 3,797,127 common shares outstanding after the effective date of the offering on April 13, 2006. Net income per share subject to possible conversion is calculated by dividing accretion of trust account relating to common stock subject to possible conversion by 919,540 common stock subject to possible conversion. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. At March 31, 2007, there were no such potentially dilutive securities.
Deferred Offering Costs	Deferred offering costs consist principally of legal, audit and underwriting fees incurred through the balance sheet date that were charged to capital upon receipt of the proceeds from the offering during April 2006.
Deferred Acquisition Costs	Costs related to proposed acquisitions are capitalized and in the unlikely event the acquisition does not occur the costs are expensed.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Summary of Significant Accounting Policies

Use of Estimates	The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
New Accounting Pronouncements	In July 2006, the Financial Accounting Standards Board (‘‘FASB’’) issued Interpretation No. 48 (‘‘FIN 48’’), ‘‘Accounting for Uncertainty in Income Taxes, and Interpretation of FASB Statement No. 109.’’ FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance in derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 is effective for the fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a significant effect on the Company’s balance sheet or statements of operations.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Financial Statements

1.	Organization and Business Operations	Jaguar Acquisition Corporation (the ‘‘Company’’) was incorporated in Delaware on June 2, 2005 as a blank check company whose objective is to acquire an operating business. The Company’s initial stockholders purchased 1,200,000 shares of common stock, $.0001 par value, for $25,000 in July 2005.
The registration statement for the Company’s initial public offering (‘‘Offering’’) was declared effective April 5, 2006. The Company consummated the offering on April 13, 2006 and received net proceeds of approximately $21,600,000 from the sale of 4,000,000 units. The Company incurred $110,330 in deferred offering costs as of March 31, 2006 which were charged to Additional Paid-In Capital at the time of the initial public offering. On April 18, 2006 the underwriters exercised their over-allotment option and the Company received net proceeds of approximately $3,300,000. The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business (‘‘Business Combination’’). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $25,098,002 (including $700,002 of proceeds from the Insider Units discussed in Note 8) was placed in an interest-bearing trust account. As of March 31, 2007 an amount of $25,989,834 (which includes accrued interest of $76,552) is being held in an interest-bearing trust account (‘‘Trust Account’’) until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Account, funds will only be invested in United States government securities (Treasury Bills) with a maturity of 180 days or less. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Financial Statements

All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (‘‘Initial Stockholders’’), have agreed to vote their 1,000,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (‘‘Public Stockholders’’) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.
With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. In this respect, $5,189,769 (which includes $178,276 accretion of Trust Fund) has been classified as common stock subject to possible conversion at March 31, 2007.

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering (such date would be October 13, 2007), or 24 months from the consummation of the Offering if certain extension criteria have been satisfied (such date would be April 13, 2008). In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering due to costs related to the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering (See Note 3)).

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Financial Statements

2.	Offering	The Company sold 4,600,000 units (‘‘Units’’) in the Offering, which includes the 600,000 Units subject to the underwriters’ over-allotment. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (‘‘Warrants’’). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable, upon prior written consent of EarlyBirdCapital, Inc., the representative of the underwriters in the Offering (‘‘Representative’’), at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In connection with this Offering, the Company issued an option, for $100, to the Representative to purchase 350,000 Units at an exercise price of $9.10 per Unit. At April 5, 2006, the Company estimated that the fair value of this unit purchase option was approximately $759,500 ($2.17 per Unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option was estimated using the following assumptions: (1) expected volatility of 48.79%, (2) risk-free interest rate of 4.79% and (3) expected life of 5 years. The Company accounted for the fair value of the unit purchase option as an expense of the Offering resulting in a charge directly to stockholders’ equity. The unit purchase option may be exercised for cash or on a ‘‘cashless’’ basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the unit purchase option without the payment of any cash. In addition, the Warrants underlying such Units are exercisable at $5.00 per share.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Financial Statements

3.	Commitment	The Company presently occupies office space provided by an affiliate of an Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $3,750 per month for such services commencing on April 5, 2006, the effective date of the Offering. Amounts of $45,000 for the year ended March 31, 2007 and $45,000 for the period from June 2, 2005 (inception) to March 31, 2007 are included in general and administrative expenses for such services.
4.	Preferred Stock	The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.
5.	Common Stock	On February 6, 2006, the Company’s Board of Directors authorized a stock dividend of 0.333333 shares of common stock for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares of common stock have been retroactively restated to reflect these transactions.

At March 31, 2007, 10,483,334 shares of common stock were reserved for issuance upon exercise of redeemable warrants and the representative’s unit purchase option.
6.	Notes Payable Stockholders	In June 2005, the Company issued an aggregate of $75,000 unsecured promissory notes to its Initial Stockholders. The notes are non-interest-bearing and were paid following the consummation of the Offering from the net proceeds of the Offering.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Financial Statements

7.	Insider Units	Simultaneously with the consummation of the Offering on April 13, 2006, certain of the Initial Stockholders and their affiliates purchased an aggregate of 116,667 Units (‘‘Insider Units’’) at $6.00 per unit (for an aggregate purchase price of $700,002) privately from the Company. All of the proceeds received from these purchases were placed in the Trust Account. The Insider Units are identical to the Units offered in the Offering except that the Warrants underlying such Units may be exercisable on a cashless basis so long as such Warrants are held by the Initial Stockholders or their affiliates. Additionally, the purchasers have waived their right to receive distributions upon the Company’s liquidation prior to a Business Combination with respect to the securities underlying these Insider Units. The purchasers have further agreed that the Insider Units and underlying securities will not be sold or transferred by them until after the Company has completed a Business Combination.
8.	Provision for Taxes	Provision for current franchise and income taxes consists of:

	Federal Income Taxes	State Franchise and Income Taxes	Total Current
Year ended March 31, 2007	$2,000	$65,850	$67,850
Period from June 2, 2005 (Inception) to March 31, 2006	—	—	—
Period from June 2, 2005 (Inception) to March 31, 2007	$2,000	$65,850	$67,850

Due to the majority of the Company’s interest income being tax exempt, the Company has a net operating loss for Federal income tax purposes of approximately $180,000. The deferred tax asset resulting from such net operating loss has been fully offset by a valuation allowance due to uncertainty of its realization.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Balance Sheets

	June 30, 2007	March 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$48,420	$193,651
Cash and cash equivalents held in Trust Fund (Note 2)	26,149,682	25,913,282
Accrued interest receivable in Trust Fund (Note 2)	77,086	76,552
Prepaid expenses	24,892	46,259
Total current assets	26,300,080	26,229,744
Deferred acquisition costs	356,617	202,774
Total assets	$26,656,697	$26,432,518
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	21,176	19,251
Accrued expenses	30,000	—
Accrued acquisition costs	147,312	113,362
Taxes payable	87,075	67,075
Total current liabilities	285,563	199,688
Common Stock, subject to possible conversion, 919,540 shares at conversion value (Note 2),	5,237,132	5,189,769
Commitment (Note 4)
Stockholders’ equity (Notes 5, 6 and 8)
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value
Authorized 20,000,000 shares
Issued and outstanding 5,716,667 shares (which includes 919,540 subject to possible conversion) and 1,000,000, respectively	572	572
Additional paid-in capital	20,412,821	20,460,184
Retained earnings accumulated during development stage	720,609	582,305
Total stockholders’ equity	21,134,002	21,043,061
Total liabilities and stockholders’ equity	$26,656,697	$26,432,518

See summary of significant accounting policies and accompanying notes to financial statements.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Statements of Operations

	Quarter ended June 30 2007	Quarter ended June 30 2006	Period from June 2, 2005 (inception to) June 30 2007
	(Unaudited)	(Unaudited)	(Unaudited)
Income:
Interest income	$236,935	$200,840	$1,131,051
Loss on disposition of T-Bills		—	(2,285)
Total Income	236,935	200,840	1,128,766
Expenses:
General and administrative and formation expenses (Note 4)	78,631	39,594	320,307
Net income before income taxes	158,304	161,246	808,459
Provision for taxes (Note 9)	20,000	12,000	87,850
Net income for the period	$138,304	$149,246	$720,609
Accretion of Trust Account relating to common stock subject to possible conversion	(47,363)	(45,746)	(225,639)
Net income attributable to other common stockholders	$90,940	$103,500	$494,970
Weighted average number of shares subject to possible conversion	919,540	919,540
Net income per share – basic and diluted	$0.05	$0.05
Weighted average number of shares outstanding	4,797,127	4,142,382
Net income per share – basic and diluted	$0.02	$0.03

See summary of significant accounting policies and accompanying notes to financial statements.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In Capital	Retained Earnings/ (Deficit)	Total Stockholder’s Equity
	Shares	Amount
Balance, June 2, 2005 (inception)	—	$—	$—	$—	$—
Common shares issued to initial stockholders	1,000,000	100	24,900	—	25,000
Net Loss for the period				(1,200)	(1,200)
Balance March 31, 2006	1,000,000	$100	$24,900	$(1,200)	$23,800
Sale of 4,000,000 units, net of underwriters’ discount and offering expenses (includes 799,600 shares subject to possible conversion)	4,000,000	400	21,626,463	—	21,626,863
Proceeds from issuance of common stock subject to possible conversion of 799,600 shares	—	—	(4,357,820)	—	(4,357,820)
Proceeds from issuance of underwriter purchase option	—	—	100	—	100
Proceeds from issuance of insider units	116,667	12	699,990	—	700,002
Sale of 600,000 units in overallotment (includes 119,940 shares subject to possible conversion), net of underwriter’s discount	600,000	60	3,311,940	—	3,312,000
Proceeds from issuance of common stock subject to possible conversion of 119,940 shares	—	—	(653,672)	—	(653,672)
Accretion of trust relating to common stock subject to possible conversion	—	—	(178,276)	—	(178,276)
Additional offering expenses	—	—	(13,441)	—	(13,441)
Net income for the period ending March 31 2007	—	—	—	583,505	583,505
Balance, March 31, 2007	5,716,667	$572	$20,460,184	$582,305	$21,043,061
Accretion of trust relating to common stock subject to possible conversion (unaudited)	—	—	(47,363)	—	(47,363)
Net Income for the period ending June 30, 2007 (unaudited)	—	—	—	138,304	138,304
Balance, June 30, 2007 (unaudited)	5,716,667	$572	$20,412,821	$720,609	$21,134,002

See summary of significant accounting policies and accompanying notes to financial statements.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Cash Flows

	Quarter ended June 30 2007	Quarter ended June 30 2006	Period from June 2, 2005 (inception to) June 30 2007
	(Unaudited)	(Unaudited)	(Unaudited)
Cash Flows from operating activities
Net Income for the period	$138,304	$149,246	$720,690
Adjustments to reconcile net income
(Increase) decrease in prepaid expenses	21,367	(113,451)	(24,892)
Increase (decrease) in accounts payable	1,925	13,600	21,176
Increase (decrease) in accounts payable	30,000	—	30,000
Increase in tax payable	20,000	12,000	87,075
Increase in interest receivable	(534)	(109,999)	(77,086)
Net cash used in operating activities	$211,062	$(48,604)	$756,882
Cash Flows from investing activities
Increase in cash and cash equivalents held in trust account	$(236,400)	$(25,188,843)	$(26,149,682)
Payment of deferred acquisition costs	(119,893)	—	(209,305)
Net cash used in investing activities	$(356,293)	$(25,188,843)	$(26,358,987)
Cash Flow from financing activities
Proceeds from initial public offering, net	$—	$25,729,828	$25,723,855
Proceeds from notes payable, stockholders	—	—	75,000
Proceeds of notes payable, stockholders	—	(75,000)	(75,000)
Proceeds from issuance of common shares to initial shareholders	—	—	25,000
Payment of deferred offering costs	—	—	(98,330)
Net cash provided by financing activities	$—	$25,654,828	$25,650,525
Net increase in cash and cash equivalents	$(145,231)	$417,381	$48,420
Cash and cash equivalents at the beginning of period	193,651	470	—
Cash and cash equivalents at the end of period	$48,420	$417,851	$48,420
Supplemental disclosure of non-cash financing activities
Accrued offering costs	$—	$5,973	$—
Accrued acquisition costs	$33,950	$—	$147,312
Accretion of trust fund relating to common stock subject to possible conversion	$47,363	$45,746	$225,639
Fair value of underwriter purchase option	$—	$—	$759,500
Taxes Paid	$—	$—	$745

See summary of significant accounting policies and accompanying notes to financial statements

Jaguar Acquisition Corporation
(A corporation in the development stage)
Summary of Significant Accounting Policies

Cash and Cash Equivalents	The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.
Securities Held in Trust Fund	The Company carries its investment in U.S. government securities at cost, which approximates fair value.
Income Taxes	The Company follows Statement of Financial Accounting Standards No. 109 (‘‘SFAS No. 109’’), ‘‘Accounting for Income Taxes’’ which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.
Net Income (loss) Per Share	Basic net income (loss) per share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period.
Basic earnings (loss) per share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding for the period. Calculation of the weighted average common shares outstanding during the period is based on 1,000,000 initial shares outstanding throughout the period from June 2, 2005 (inception) to June 30, 2007 and 3,797,127 common shares outstanding after the effective date of the offering on April 13, 2006. Net income per share subject to possible conversion is calculated by dividing accretion of trust account relating to common stock subject to possible conversion by 919,540 common stock subject to possible conversion. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the equity. At June 30, 2007, there were no such potentially dilutive securities.
Deferred Offering Costs	Deferred offering costs consisted principally of legal, audit and underwriting fees incurred through the balance sheet date that were charged to capital upon receipt of the proceeds from the offering during April 2006.
Deferred Acquisition Costs	Costs related to proposed acquisitions are capitalized and in the unlikely event the acquisition does not occur, the costs are expensed.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Summary of Significant Accounting Policies

Use of Estimates	The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Recently Issued Accounting Standards	In July 2006, the Financial Accounting Standards Board (‘‘FASB’’) issued Interpretation No. 48 (‘‘FIN 48’’), ‘‘Accounting for Uncertainty in Income taxes, and Interpretation of FASB Statement No. 10.’’ FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance in derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 is effective for the fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Unaudited Financial Statements

1.	Basis of Presentation	The accompanying financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10QSB. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements that were included in the Company’s Form 10-KSB for the period ended March 31, 2007.
In the opinion of the Company, all adjustments (consisting primarily of normal accruals) have been made that are necessary to present fairly the financial position of the Company. Operating results for the interim period presented are not necessarily indicative of the results to be expected for a full year.
2.	Organization and Business Operations	Jaguar Acquisition Corporation (the ‘‘Company’’) was incorporated in Delaware on June 2, 2005 as a blank check company whose objective is to acquire an operating business. The Company’s initial stockholders purchased 1,200,000 shares of common stock, $.0001 par value, for $25,000 in July 2005.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Unaudited Financial Statements

The registration statement for the Company’s initial public offering (‘‘Offering’’) was declared effective April 5, 2006. The Company consummated the offering on April 13, 2006 and received net proceeds of approximately $21,600,000 from the sale of 4,000,000 units. The Company incurred approximately $110,330 in deferred offering costs as of March 31, 2006 which were charged to Additional Paid-In Capital at the time of the initial public offering. On April 18, 2006 the underwriters exercised their over-allotment option and the Company received net proceeds of approximately $3,300,000. The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business (‘‘Business Combination’’). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $25,098,002 (including $700,002 of proceeds from the Insider Units discussed in Note 8) was placed in an interest-bearing trust account. As at June 30, 2007 an amount of $26,266,768 (which includes accrued interest of $77,086) is being held in an interest-bearing trust account (‘‘Trust Account’’) until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Account, funds will only be invested in United States government securities (Treasury Bills) with a maturity of 180 days or less. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.
All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (‘‘Initial Stockholders’’), have agreed to vote their 1,000,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (‘‘Public Stockholders’’) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Unaudited Financial Statements

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. In this respect, $5,237,132 (which includes $225,639 accretion of Trust Fund) has been classified as common stock subject to possible conversion at June 30, 2007.
The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering (such date would be October 13, 2007), or 24 months from the consummation of the Offering if certain extension criteria have been satisfied (such date would be April 13, 2008). In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering due to costs related to the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering (See Note 3)).

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Unaudited Financial Statements

3.	Offering	The Company sold 4,600,000 units (‘‘Units’’) in the Offering, which includes the 600,000 Units subject to the underwriters’ over-allotment. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (‘‘Warrants’’). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable, upon prior written consent of the underwriter, at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In connection with this Offering, the Company issued an option, for $100, to the representative of the underwriters to purchase 350,000 Units at an exercise price of $9.10 per Unit. On April 5, 2006, the Company estimated that the fair value of this unit purchase option was approximately $759,500 ($2.17 per Unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option was estimated using the following assumptions: (1) expected volatility of 48.79%, (2) risk-free interest rate of 4.79% and (3) expected life of five years. The Company accounted for the fair value of the unit purchase option as an expense of the Offering resulting in a charge directly to stockholders’ equity. The unit purchase option may be exercised for cash or on a ‘‘cashless’’ basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the unit purchase option without the payment of any such cash. In addition, the warrants underlying such Units are exercisable at $5.00 per share.
4.	Commitment	The Company presently occupies office space provided by an affiliate of an Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company agreed to pay such affiliate $3,750 per month for such services commencing on April 5, 2006, the effective date of the Offering. Amounts of $9,750 for the three-month period ended June 30, 2007 and $54,750 for the period from June 2, 2005 (inception) to June 30, 2007 are included in general and administrative expenses for such services.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Unaudited Financial Statements

5.	Preferred Stock	The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.
6.	Common Stock	On February 6, 2006, the Company’s Board of Directors authorized a stock dividend of 0.333333 shares of common stock for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares of common stock have been retroactively restated to reflect these transactions.
At June 30, 2007, 10,483,334 shares of common stock were reserved for issuance upon exercise of redeemable warrants and the representative’s unit purchase option.
7.	Notes Payable Stockholders	In June 2005, the Company issued an aggregate of $75,000 unsecured promissory notes to its Initial Stockholders. The notes are non-interest-bearing and were paid following the consummation of the Offering from the net proceeds of the Offering.
8.	Insider Units	Simultaneously with the consummation of the Offering on April 13, 2006, certain of the Initial Stockholders and their affiliates purchased an aggregate of 116,667 Units (‘‘Insider Units’’) at $6.00 per unit (for an aggregate purchase price of $700,002) privately from the Company. All of the proceeds received from these purchases were placed in the Trust Account. The Insider Units are identical to the Units offered in the Offering except that the Warrants underlying such Units may be exercisable on a cashless basis so long as such Warrants are held by the Initial Stockholders or their affiliates. Additionally, the purchasers have waived their right to receive distributions upon the Company’s liquidation prior to a Business Combination with respect to the securities underlying these Insider Units. The purchasers have further agreed that the Insider Units and underlying securities will not be sold or transferred by them until after the Company has completed a Business Combination.
9.	Provision for Taxes	Provision for current taxes consists of:

	Federal Income Taxes	State Franchise and Income Taxes	Total Current
Quarter ended June 30, 2007	$—	$20,000	$20,000
Quarter ended June 30, 2006	$2,000	$10,000	$12,000
Period from June 2, 2005 (inception) to June 30, 2007	$2,000	$85,850	$87,850

Due to the majority of the Company’s interest being tax exempt, the Company has an operating loss for Federal Income Tax purposes and the deferred tax asset resulting from such operating loss has been fully offset by a valuation allowance due to uncertainty of its realization.

ACCOUNTANT’S REPORT

To the Board of Directors of
BINZHOU GUANGDIAN NETWORK CO., LTD.

(Incorporated in the People’s Republic of China)

We have audited the accompanying combined balance sheets of Binzhou Guangdian Network Co., Ltd. (the ‘‘Company’’) as of December 31, 2006 and 2005, reflecting the business combination of Binzhou Guangshi Network Center, Huming Cable Network Co., Ltd., Boxing Guangdian Media Co., Ltd., Zouping Cable Network Center and Binzhou Guangshi Network Co., Ltd. and the related combined statements of operations, changes in stockholders’ equity and cash flows for each of the years in the period ended December 31, 2006 and 2005. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial positions of the Company as of December 31, 2006 and 2005, and the results of their operations, changes in shareholders’ equity and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

UHY ZTHZ HK CPA Limited
Certified Public Accountants

Hong Kong
THE PEOPLE’S REPUBLIC OF CHINA

October 17, 2007

BINZHOU GUANGDIAN NETWORK CO., LTD.

COMBINED BALANCE SHEETS AS AT DECEMBER 31, 2006 AND 2005

	December 31, 2006	December 31, 2005
	USD	USD
ASSETS
Current assets:-
Cash (Note 2)	$302,941	$354,658
Accounts receivable (Note 3)	132,145	18,065
Prepayment and other receivables (Note 4)	1,165,177	1,791,021
Inventories (Note 5)	1,049,110	986,023
Total current assets	$2,649,373	$3,149,767
Property, plant and equipment, net (Note 6)	20,946,460	20,196,525
Construction-in-progress (Note 7)	244,343	651,991
TOTAL ASSETS	$23,840,176	$23,998,283
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:-
Accounts payable (Note 8)	$9,623,915	$12,129,280
Other payable (Note 9)	279,118	184,402
Tax payable	192,591	267,465
Accrued expenses	526,390	502,840
Short-term loan (Note 10)	1,921,229	1,858,688
TOTAL LIABILITIES	$12,543,243	$14,942,675
Commitment and contingencies (Note 11)
Stockholders’ equity:-
Share capital
Issued and outstanding (Note 12)	$2,015,345	$2,015,345
Reserves	563,790	400,535
Retained earnings	8,295,697	6,561,447
Accumulated other comprehensive income	422,101	78,281
	$11,296,933	$9,055,608
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,840,176	$23,998,283

See accompanying notes to the combined financial statements

BINZHOU GUANGDIAN NETWORK CO., LTD.

COMBINED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Year Ended December 31, 2006	Year Ended December 31, 2005
	USD	USD
Revenue	$8,287,946	$7,804,269
Cost of revenue	(1,097,451)	(964,341)
Gross profit	$7,190,495	$6,839,928
Operating expenses:
Selling expenses	$(89,870)	$(131,260)
General and administrative expenses	(1,621,789)	(1,306,804)
Depreciation	(1,705,276)	(1,773,838)
Total operating expenses	$(3,416,935)	$(3,211,902)
Operating income	$3,773,560	$3,628,026
Other income	148,618	59,238
Other expenses	(46,467)	(150)
Interest expenses	(721,356)	(703,188)
Income before income taxes	$3,154,355	$2,983,926
Income tax expense	(229,668)	(122,213)
Net income	$2,924,687	$2,861,713

See accompanying notes to the combined financial statements

BINZHOU GUANGDIAN NETWORK CO., LTD.

COMBINED STATEMENTS OF CHANGES OF STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Share capital	Reserves	Retained earnings	Accumulated other comprehensive income	Total Stockholders’ equity
	USD	USD	USD	USD	USD
Balance, January 1, 2005	$2,015,345	$87,684	$4,714,504	$—	$6,817,533
Net income	—	—	2,861,713	—	2,861,713
Transfer from retained earnings to reserve	—	312,851	(312,851)	—	—
Dividend paid	—	—	(701,919)	—	(701,919)
Foreign Currency Translation Adjustment	—	—	—	78,281	78,281
Balance, December 31, 2005	$2,015,345	$400,535	$6,561,447	$78,281	$9,055,608
Net income	—	—	2,924,687	—	2,924,687
Transfer from retained earnings to reserve	—	163,255	(163,255)	—	—
Dividend paid	—	—	(1,027,182)	—	(1,027,182)
Foreign Currency Translation Adjustment	—	—	—	343,820	343,820
Balance, December 31, 2006	$2,015,345	$563,790	$8,295,697	$422,101	$11,296,933

See accompanying notes to the combined financial statements

BINZHOU GUANGDIAN NETWORK CO., LTD.

COMBINED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Year Ended December 31, 2006	Year Ended December 31, 2005
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:-
Net income:	$2,924,687	$2,861,713
Adjustments to reconcile net income to net cash provided by operating activities:-
Depreciation	1,705,276	1,773,838
Interest paid	721,356	703,188
Income tax	229,668	122,213
Other	—	24,842
Operating cash flows before movements in working capital	$5,580,987	$5,485,794
Change in operating assets and liabilities:-
(Increase) in Accounts receivable	(111,303)	258,971
(Increase) in prepayment and other receivables	672,990	387,953
(Increase) in Inventories	(29,337)	(112,853)
Increase in Accounts payable	(957,074)	(168,889)
Increase in other payable	2,360,119	(2,431,306)
Increase in accrued expenses	6,503	82,677
Cash generated from operations	$7,522,885	$3,419,671
Interest paid	(721,356)	(703,188)
Income taxes paid	(466,532)	(303,288)
Cash provided by operating activities	$6,334,997	$2,413,195
CASH FLOW FROM INVESTING ACTIVITIES
Purchase of fixed assets	(1,396,740)	(2,578,546)
Purchase of construction-in-progress	—	(211,407)
Cash used in investing activities	$(1,396,740)	$(2,789,953)
CASH FLOW FROM FINANCING ACTIVITIES
Net proceeds from borrowings	$—	$99,121
Repayment of borrowings	(4,174,013)	—
Dividends paid	(1,027,182)	(945,138)
Cash used in financing activities	$(5,201,195)	$(846,017)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(262,938)	$(1,222,775)
CASH – Beginning of period	354,658	1,659,406
EFFECT OF FOREIGN EXCHANGE RATE CHANGES	211,221	(81,973)
CASH – End of period	$302,941	$354,658

See accompanying notes to the combined financial statements

BINZHOU GUANGDIAN NETWORK CO., LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	BACKGROUND OF FINANCIAL INFORMATION

Overview

China Cablecom is a joint-venture provider of cable television services in the People’s Republic of China, operating in partnership with a local state-owned enterprise authorized by the PRC government to control the distribution of cable TV services (‘‘SOE’’). China Cablecom acquired the network it currently operates in Binzhou, Shandong Province in September 2007 by entering into a series of asset purchase and services agreements with a company organized by SOEs owned directly or indirectly by local branches of SARFT in five different municipalities to serve as a holding company of the relevant businesses. Binzhou Broadcasting operates a cable network with 442,900 paying subscribers as of September 30, 2007. China Cablecom’s strategy is to replicate the acquisition by operating partnership model in other municipalities in Shandong Province in the PRC and then introduce operating efficiencies and increase service offerings in the networks it has acquired.

Products and Service Offerings

Currently, China Cablecom operates one cable network, Binzhou Broadcasting, and offers the following products and services to its customers: (i) basic analog and digital cable subscription services (including installation), referred to as video subscription services, (ii) landing service for satellite TV broadcasters, (iii) network leasing, (iv) broadband Internet, and (v) other services, including premium content and interactive.

•	Video subscription services. The majority of Binzhou Broadcasting’s revenues are currently generated from video subscription services and related installation fees. As of June 30, 2007, the network served 442,900 subscribers. Subscribers typically pay Binzhou Broadcasting on a monthly basis and generally may discontinue services at any time. Monthly subscription rates, programming availability, and related charges vary according to the type of service selected, the type of equipment used by subscribers and the local cable operators product and service offerings. Following is general information regarding our video services and a general programming guide.

•	Basic Video Service. Basic video service of up to 40 channels includes local broadcast channels, provincial TV channels, limited satellite-delivered programming from other provincial broadcasters and several channels provided by Central China Television Station, or CCTV. The monthly fee for the basic subscription varies depending on the geographic location of the subscriber.

•	Extended Basic Video Service. Extended basic service is divided into two packages. Package one includes up to 11 satellite channels, including Hunan TV, Oriental TV and others. Package two includes up to 7 channels, including movie and sports channel from CCTV. Currently, Binzhou Broadcasting is offering its extended basic video service for free under a program designed to accelerate adoption rates.

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

(a)	BACKGROUND OF FINANCIAL INFORMATION (Cont’d)

Products and Service Offerings (Cont’d)

•	Digital Video Service. Customers who subscribe to digital video service receive up to 80 digital channels including digital basic channels, extended basic channels, pay TV channels, digital radio, EPG, local news and government access channels. Customers pay a monthly fee for digital video service, which varies according to the level of service and the number of set-top boxes, or STB, in the home. The first STB is free; however, the customer must prepay the subscription fee for one year. Advanced interactive STBs with DVR and cable broadband access are available for a premium charge. As of June 30, 2007, Binzhou Broadcasting had 4,769 digital customers, representing less than 2.0% penetration of its basic video subscribers.

•	Pay TV Service. Pay TV service is offered through three separate packages. Package one subscribers receive 14 channels including a cartoon channel. Package two subscribers receive one movie channel, CHO. Package three subscribes receive 10 channels including the golf and tennis channel and Weiqi channel. Pay TV in China operates on revenue sharing model with the monthly pay TV fee generally shared as follows: 50% to the cable operator, 40% to the content provider and 10% to the channel integrator.

•	Landing service for satellite TV broadcasters. Satellite broadcasters in China have no network and must pay a ‘‘landing fee’’ to local cable operators. The landing fee for satellite TV to reach one household is approximately $0.04 per channel per year. Binzhou Broadcasting offers 11 satellite stations under its extended basic video service.

•	Broadband Internet. Binzhou Broadcasting offers to residential, commercial and governmental packages of cable modem-based services with varied speeds of 1Mbps to 10Mbps FTTL (fiber-to-the-loop). Key customers for cable Internet access include new buildings and the government. As of June 30, 2007, Binzhou Broadcasting had 7,800 broadband households, representing 2% of service penetration. Binzhou Broadcasting faces strong competition from local monopolistic telecommunication companies and therefore has been forced to offer its cable modem service at discounted rates to compete with local telecommunication companies.

Acquisition of Binzhou Broadcasting and Television Information Network Co., Ltd. by China Cablecom.

In September 2007, China Cablecom entered into an acquisition to purchase for 49% interest in a newly created joint venture, Binzhou Broadcasting and Television Information Network Co., Ltd. (‘‘Binzhou Broadcasting’’). The local state-owned enterprise, Binzhou Broadcasting and Television Network Co., Ltd. (‘‘Binzhou SOE’’), agreed to contribute certain assets and businesses valued for 51% interest in Binzhou Broadcasting. Binzhou SOE was organized in 2006 to aggregate various local state-owned cable assets and businesses within the city of Binzhou, China. Prior to the formation of Binzhou Broadcasting, Binzhou SOE consolidated the following five cable operating companies and networks:

•	Binzhou Guangshi Network Co., Ltd.

•	Huming Cable Network Co., Ltd.

•	Boxing Guangdian Media Co., Ltd.

•	Zouping Cable Network Center

•	Binzhou Guangshi Network Center

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

(a)	BACKGROUND OF FINANCIAL INFORMATION (Cont’d)

Acquisition of Binzhou Broadcasting and Television Information Network Co., Ltd. by China Cablecom. (Cont’d)

In order to comply with current PRC laws limiting foreign ownership in the cable industry, Binzhou Broadcasting operates in a joint venture and China Cablecom manages its interest in the joint venture through affiliated companies wholly owned by PRC citizens. The Company entered into contractual arrangements, through these affiliated PRC companies, to provide marketing, strategic consulting and technical support and services to Binzhou Broadcasting for a fee of 11% of the net profits of the joint venture. As a result of these contractual agreements between the Company’s PRC affiliates and Binzhou SOE, the Company has the ability to substantially influence the joint venture’s daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder vote. In addition, the Company enjoys 60% of the economics benefits of the joint venture through its 11% fee of net profit combined with its 49% ownership interest.

Consequently, through these contractual arrangements, the Company is considered the primary beneficiary of these companies. Accordingly, the Company regards each of these affiliated PRC companies as a Variable Interest Entity under FASB Interpretation No. 46R, ‘‘Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,’’ or FIN 46R, and it consolidates the results, assets and liabilities of these companies in its consolidated financial statements.

The financial statements consist of combined information for the following five operations – three companies plus two centers. (thereafter called the ‘‘Group’’ or ‘‘Company’’). The combined financial statements are derived from the individual financial statements of the abovenamed companies and centers.

(b)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Group financial information. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of combined financial information.

i.	Use of Estimates

The preparation of combined financial information in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

ii.	Concentrations of Credit Risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of accounts receivables.

iii.	Accounts Receivable

Accounts receivables are recorded at the invoiced amount after deduction of trade discounts, and allowance. The Group considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established.

iv.	Inventories

Inventories consist of raw material, parts and accessories. Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

(b)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

v.	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives or applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The costs and related accumulated depreciation of assets sold or retired are removed from the accounts, and any gain or loss thereon is reflected in operations. Property, plant and equipment that is still undergoing development and has not been placed in service is shown on the balance sheet as construction-in-progress and is not depreciated. Depreciation of property, plant and equipment is computed using the straight-line method over the following estimated useful lives of the assets:-

Years
Furniture and fixtures	5
Headend facilities	7
Motor vehicles	10
Fiber infrastructure and electric appliances	10 – 30
Building and building improvements	30 – 40

vi.	Income Tax

The Group is subjected to Business tax at 3% on business income.

Out of the group, the following three companies are subject to Profits Tax at a rate of 33% on net income:-

(1)	Binzhou Guangshi Network Co. Ltd

(2)	Huming Cable Network Co. Ltd

(3)	Boxing Guangdian Media Co. Ltd

The net income on the two centers are exempted from Profits Tax.

vii.	Revenue Recognition

Binzhou Broadcasting revenue sources and ARPU trends affecting China Cablecom.

Binzhou Broadcasting earns revenues from the following sources: (i) basic analog and digital cable subscription services (including installation), referred to as video subscription services, (ii) landing service for satellite TV broadcasters, (iii) network leasing, (iv) broadband Internet, and (v) other services, including premium content and interactive.

Currently, substantially all of Binzhou Broadcasting’s revenues are generated from basic subscription and installation fees. The monthly average revenue per user is $1.70 and total revenue for the six months ended June 30, 2007 and the year ended December 31, 2006 was $4.4 million and $8.3 million, respectively.

•	Basic video service, including installation fees. The Binzhou Broadcasting cable service currently offers up to 40 channels in its basic and extended channel lineup. Monthly rates vary depending on the geographic location of the subscriber from a low of $1.05 in rural areas to a high of $1.70 in city districts. Under a program to promote adoption of digital cable, Binzhou Broadcasting is currently offering its extended channels for free. Installation fees range from $24.00 to $39.00, depending on geographic location. For the six months ended June 30, 2007 and the year ended December 31, 2006, in excess of 90% of revenues were generated from basic subscription and installation fees. As of June 30, 2007, Binzhou Broadcasting had approximately 442,900 paying subscribers.

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

(b)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

vii.	Revenue Recognition (Cont’d)

China Cablecom expects the basic subscription fee to increase due to an expected increase in the number of households converting to digital cable which carries a higher monthly fee than analog cable. The Company also anticipates an increase in the number of households subscribing to cable service due to efforts by SARFT to deploy cable to 100% of villages with more than 50 households. Households in the cities pay more for cable TV than those in rural areas. The conversion to digital cable will also increase the number of paying subscribers since digital STB’s minimize piracy and allow for the cable operator to charge per TV instead of per household.

•	Landing service for satellite TV broadcasters. In China, satellite broadcasters have no network and must pay a landing fee to local cable operators. The landing fee for satellite TV to reach one household is approximately $0.04 per channel per year. Binzhou Broadcasting offers 11 satellite stations under its extended basic video service. Binzhou Broadcasting intends to work with AC Nielson to install TV ratings infrastructure in the Binzhou region, which will serve to increase the importance of channel landing and consequently, result in an anticipated increase in landing fees paid by satellite TV broadcasters.

•	Pay TV. Pay TV works on a revenue share model in the PRC, with the monthly pay TV fee generally shared as follows: 50% to the cable operator, 40% to the content provider and 10% to the channel integrator. Pay TV began in China in 2004 with the launch of digital pay TV on 18 channels. By 2006, 130 digital pay channels have been approved, of which 108 are already in operation. Pay TV monthly rates vary from $1.05 per month for a package with one movie channel to $4.71 per month for the most expensive movie package. Binzhou Broadcasting offers 25 premium channels. Binzhou Broadcasting has embarked on a transition to digitization of its cable network.

•	Broadband Internet. Key customers for Binzhou Broadcasting’s cable internet access include new buildings and the government. The basic cable modem monthly service fee for a household ranges from $7.80 to $14.30 per month depending on the length of service contract. For enterprise customers, fees range from $39.00 to $131.00 per month depending on the speed of the cable service purchased. Binzhou Broadcasting also charges installation fees to enterprises ranging from $65.00 to $131.00. As of June 30, 2007, Binzhou Broadcasting had 7,800 broadband households, representing less than 2% of service penetration.

Revenues are recorded as services are provided to customers. Provision for discounts and rebates to customers, estimate returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

viii.	General and Administrative Expenses

Allocation of Common Expenses – historical allocation of all the expenses related to the business being carved-out has not been possible due to the fact that many expenses, incurred at the corporate level, are of common nature and relate to the retire corporation or to the bigger entities within the corporation. In the circumstances, the proportional cost allocation method are being used for allocating common expenses. The management is of the opinion that the expenses allocated are not materially different from expenses that would be incurred by the business on a stand-alone basis.

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

(b)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

ix.	Foreign Currency Translation

The Company uses the local currency as the functional currency. Translation adjustments are reported as other comprehensive income or expenses and accumulated as other comprehensive income in the equity section of combined balance sheets. Combined financial information is translated into U.S. Dollars at prevailing or current rates respectively, except for revenues and expenses which are translated at average current rates during the reporting period. Exchange gains and losses resulting from retained profits are reported as a separate component of stockholders’ equity. The currency translation adjustment increased stockholders’ equity by $78,281 and $343,820 for the years ended December 31, 2006 and 2005 respectively.

x.	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (‘‘FASB’’) issued Statement of Financial Accounting Standards No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities’’ (‘‘SFAS No. 159’’), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted account principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107. SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the Company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. The Company is currently assessing the potential effect of SFAS No. 159 on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, ‘‘Fair Value Measurements’’ (‘‘SFAS 157’’), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants (‘‘AICPA’’) pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for:

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

(b)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

x.	Recent Accounting Pronouncements (Cont’d)

SFAS 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently assessing the potential effect of SFAS No. 157 on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 2 — CASH AND CASH EQUIVALENTS

Cash consists of the following:-

	December 31, 2006	December 31, 2005
	USD	USD
Cash on hand	$109,851	$564
Cash in banks	193,090	354,094
	$302,941	$354,658

NOTE 3 — ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:-

	December 31, 2006	December 31, 2005
	USD	USD
Receivables from corporate customers	$132,145	$18,065

NOTE 4 — PREPAYMENT AND OTHER RECEIVABLE

Prepayment and other receivable consist of the following:-

	December 31, 2006	December 31, 2005
	USD	USD
Prepayment and deposit to suppliers	$702,840	$1,506,093
Other receivable	462,337	284,928
	$1,165,177	$1,791,021

NOTE 5 — INVENTORIES

Inventories consist of the following:-

	December 31, 2006	December 31, 2005
	USD	USD
Raw material, parts and accessories	$1,049,110	$986,023

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:-

	December 31, 2006	December 31, 2005
	USD	USD
Furniture and fixtures	$71,687	$44,104
Headend facilities	1,936,453.00	1,879,702.00
Motor vehicles	296,099	266,581
Fiber infrastructure and electric appliance	26,717,288	24,164,904
Building and building appliance	89,099	14,479
	$29,110,626	$26,369,770
Less: Accumulated depreciation	8,164,166	6,173,245
	$20,946,460	$20,196,525

NOTE 7 — CONSTRUCTION IN PROGRESS

Construction in process represents costs incurred in connection with construction of fiber infrastructure. The local piecemeal construction were completed and charged on monthly basis with monthly completion and inspection reports. There is no commitment for contract of main network infrastructure construction.

NOTE 8 — ACCOUNTS PAYABLE

Accounts payable consist of the following:-

	December 31, 2006	December 31, 2005
	USD	USD
Payable to suppliers	$1,944,770	$2,825,431
Amount due to various Bureaus	7,679,145	9,303,849
	$9,623,915	$12,129,280

NOTE 9 — OTHER PAYABLE

The other payable consists of the following:-

	December 31, 2006	December 31, 2005
	USD	USD
Amount due to staff	$139,810	$184,402
Customers payment in advances	139,308	—
	$279,118	$184,402

NOTE 10 — SHORT TERM LOAN

Short-term loan for the years consists of the following:-

	December 31, 2006	December 31, 2005
	USD	USD
Term loan with China Construction Bank Limited with effective annual interest rate of 6.1389% per annum; matures in December 2007; guaranteed by the Company itself and director personally.	$1,921,229	$1,858,688

NOTE 11 — COMMITMENTS AND CONTINGENCIES

There are no commitments and contingencies as of December 31, 2006 and 2005 respectively.

NOTE 12 — SHARE CAPITAL

The issued and outstanding share capital represents paid up capital in the following companies: -

	December 31, 2006	December 31, 2005
	USD	USD
Binzhou Guangshi Network Co., Ltd.	$785,357	$785,357
Huming Cable Network Co., Ltd.	604,120	604,120
Boxing Guangdian Media Co., Ltd.	625,868	625,868
	$2,015,345	$2,015,345

NOTE 11 — SUPPLEMENTAL CASH FLOW INFORMATION

The Companies had paid interest of $721,356 and $703,188 for the years ending December 31, 2006 and 2005, respectively in respect of the bank loan obtained during the years.

The Companies had paid income taxes in the amount of $446,532 and $150,812 for the years ending December 31, 2006 and 2005, respectively.

BINZHOU GUANGDIAN NETWORK CO., LTD.

COMBINED INTERIM FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2007 TO JUNE 30, 2007

ACCOUNTANT’S REPORT

To the Board of Directors of
BINZHOU GUANGDIAN NETWORK CO., LTD.

(Incorporated in the People’s Republic of China)

We have reviewed the accompanying combined balance sheets of Binzhou Guangshi Network, Huming Cable Network Co., Ltd., Boxing Guangdian Media Co., Ltd., Zouping Cable Network Center and Binzhou Guangshi Network Co., Ltd. as of June 30, 2007, and the related statements of operations, change in stockholders’ equity and comprehensive income for the six-month period ended June 30, 2007. These combined financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the auditing standards generally accepted in the United States of America. A review of interim financial information consists principally of applying analytical procedures and making inquires of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

UHY ZTHZ HK CPA Limited
Certified Public Accountants

Hong Kong
(THE PEOPLE’S REPUBLIC OF CHINA)

October 17, 2007

BINZHOU GUANGDIAN NETWORK CO., LTD.

COMBINED BALANCE SHEETS AS AT JUNE 30, 2007 AND DECEMBER 31, 2006 UNAUDITED — SEE ACCOUNTANT’S REPORT

	(Six Months) June 30, 2007	December 31, 2006
	US$	US$
	Unaudited
ASSETS
Current assets:-
Cash (Note 2)	$1,538,868	$302,941
Accounts receivable (Note 3)	2,052,268	132,145
Prepayment and other receivables (Note 4)	1,378,842	1,165,177
Inventories (Note 5)	805,585	1,049,110
Total current assets	$5,775,563	$2,649,373
Property, plant and equipment, net (Note 6)	21,626,223	20,946,460
Construction-in-progress (Note 7)	470,351	244,343
TOTAL ASSETS	$27,872,137	$23,840,176
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:-
Accounts payable (Note 8)	$11,119,209	$9,623,915
Other payable (Note 9)	184,512	279,118
Tax payable	245,382	192,591
Accrued expenses	874,464	526,390
Short-term loan (Note 10)	1,969,859	1,921,229
TOTAL LIABILITIES	$14,393,426	$12,543,243
Commitment and contingencies (Note 11)
Stockholders’ equity:-
Share capital
Issued and outstanding (Note 12)	$2,015,345	$2,015,345
Reserves	563,790	563,790
Retained earnings	10,169,279	8,295,697
Accumulated other comprehensive income	730,297	422,101
	$13,478,711	$11,296,933
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,872,137	$23,840,176

See accompanying notes to the combined interim financial statements

BINZHOU GUANGDIAN NETWORK CO., LTD.

COMBINED INTERIM STATEMENTS OF OPERATIONS FOR THE PERIOD FROM JANUARY 1, 2007 TO JUNE 30, 2007 UNAUDITED — SEE ACCOUNTANT’S REPORT

	Six months June 30, 2007	Six months June 30, 2006
	US$	US$
Revenue	$4,424,554	$5,419,596
Cost of revenue	(652,151)	(610,892)
Gross profit	$3,772,403	$4,808,704
Operating expenses:
Selling expenses	$(97,159)	$(75,416)
General and administrative expenses	(980,543)	(841,302)
Depreciation	(339,297)	(500,314)
Total operating expenses	$(1,416,999)	$(1,417,032)
Operating income	$2,355,404	$3,391,672
Other income	125,021	92,250
Other expenses	—	(5,627)
Interest expenses	(234,079)	(284,803)
Income before income taxes	$2,246,346	$3,193,492
Income tax expense	(172,110)	(153,819)
Net income	$2,074,236	$3,039,673

See accompanying notes to the combined interim financial statements

BINZHOU GUANGDIAN NETWORK CO., LTD.

COMBINED INTERIM STATEMENTS OF CHANGES OF STOCKHOLDERS’ EQUITY FOR THE PERIOD FROM JANUARY 1, 2007 TO JUNE 30, 2007 UNAUDITED — SEE ACCOUNTANT’S REPORT

	Share capital	Reserves	Retained earnings	Accumulated other comprehensive income	Total shareholders’ equity
	US$	US$	US$	US$	US$
Balance, January 1, 2006	$2,015,345	$400,535	$6,561,447	$78,281	$9,055,608
Net income	—	—	2,924,687	—	2,924,687
Transfer from retained earnings to reserve	—	163,255	(163,255)	—	—
Dividend paid	—	—	(1,027,182)	—	(1,027,182)
Foreign Currency Translation Adjustment	—	—	—	343,820	343,820
Balance, December 31, 2006	$2,015,345	$563,790	$8,295,697	$422,101	$11,296,933
Net income	—	—	2,074,236	—	2,074,236
Dividend paid	—	—	(200,654)	—	(200,654)
Foreign Currency Translation Adjustment	—	—	—	308,196	308,196
Balance, June 30, 2007	$2,015,345	$563,790	$10,169,279	$730,297	$13,478,711

See accompanying notes to the combined interim financial statements

BINZHOU GUANGDIAN NETWORK CO., LTD.

COMBINED STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM JANUARY 1, 2007 TO JUNE 30, 2007 UNAUDITED — SEE ACCOUNTANT’S REPORT

	Six months June 30, 2007	Year Ended December 31, 2006
	US$	USD
CASH FLOWS FROM OPERATING ACTIVITIES:-
Net income:	$2,074,236	$2,924,687
Adjustments to reconcile net income to net cash provided by operating activities:-
Depreciation	339,297	1,705,276
Interest paid	234,079	721,356
Income tax	172,110	229,668
Operating cash flows before movements in working capital	$2,819,722	$5,580,987
Change in operating assets and liabilities:-
(Increase) in Accounts receivable	(1,894,277)	(111,303)
(Increase) in prepayment and other receivables	(182,011)	672,990
(Increase) in Inventories	266,909	(29,337)
Increase in Accounts payable	568,219	(957,074)
Increase in other payable	(1,049,900)	2,360,119
Increase in accrued expenses	330,822	6,503
Cash generated from operations	$859,484	$7,522,885
Interest paid	(234,079)	(721,356)
Income taxes paid	(124,756)	(466,532)
Cash provided by operating activities	$500,649	$6,334,997
CASH FLOW FROM INVESTING ACTIVITIES
Purchase of fixed assets	(649,129)	(1,396,740)
Purchase of construction-in-progress	(217,243)	—
Cash used in investing activities	$(866,372)	$(1,396,740)
Cash flow from financing activities
Net proceeds from borrowings	$1,618,212	$—
Repayment of borrowings	—	(4,174,013)
Dividends paid	(200,654)	(1,027,182)
Cash used in financial activities	$1,417,558	$(5,201,195)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$1,051,835	$(262,938)
CASH – Beginning of period	302,941	354,658
EFFECT OF FOREIGN EXCHANGE RATE CHANGES	184,092	211,221
CASH – End of period	$1,538,868	$302,941

See accompanying notes to the combined interim financial statements

BINZHOU GUANGDIAN NETWORK CO., LTD.

NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS FOR THE PERIOD ENDED JANUARY 1, 2007 to JUNE 30, 2007

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	BACKGROUND OF FINANCIAL INFORMATION

Overview

China Cablecom is a joint-venture provider of cable television services in the People’s Republic of China, operating in partnership with a local state-owned enterprise authorized by the PRC government to control the distribution of cable TV services (‘‘SOE’’). China Cablecom acquired the network it currently operates in Binzhou, Shandong Province in September 2007 by entering into a series of asset purchase and services agreements with a company organized by SOEs owned directly or indirectly by local branches of SARFT in five different municipalities to serve as a holding company of the relevant businesses. Binzhou Broadcasting operates a cable network with 442,900 paying subscribers as of September 30, 2007. China Cablecom’s strategy is to replicate the acquisition by operating partnership model in other municipalities in Shandong Province in the PRC and then introduce operating efficiencies and increase service offerings in the networks it has acquired.

Products and Service Offerings

Currently, China Cablecom operates one cable network, Binzhou Broadcasting, and offers the following products and services to its customers: (i) basic analog and digital cable subscription services (including installation), referred to as video subscription services, (ii) landing service for satellite TV broadcasters, (iii) network leasing, (iv) broadband Internet, and (v) other services, including premium content and interactive.

•	Video subscription services. The majority of Binzhou Broadcasting’s revenues are currently generated from video subscription services and related installation fees. As of June 30, 2007, the network served 442,900 subscribers. Subscribers typically pay Binzhou Broadcasting on a monthly basis and generally may discontinue services at any time. Monthly subscription rates, programming availability, and related charges vary according to the type of service selected, the type of equipment used by subscribers and the local cable operators product and service offerings. Following is general information regarding our video services and a general programming guide.

•	Basic Video Service. Basic video service of up to 40 channels includes local broadcast channels, provincial TV channels, limited satellite-delivered programming from other provincial broadcasters and several channels provided by Central China Television Station, or CCTV. The monthly fee for the basic subscription varies depending on the geographic location of the subscriber.

•	Extended Basic Video Service. Extended basic service is divided into two packages. Package one includes up to 11 satellite channels, including Hunan TV, Oriental TV and others. Package two includes up to 7 channels, including movie and sports channel from CCTV. Currently, Binzhou Broadcasting is offering its extended basic video service for free under a program designed to accelerate adoption rates.

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

(a)	BACKGROUND OF FINANCIAL INFORMATION (Cont’d)

Products and Service Offerings (Cont’d)

•	Digital Video Service. Customers who subscribe to digital video service receive up to 80 digital channels including digital basic channels, extended basic channels, pay TV channels, digital radio, EPG, local news and government access channels. Customers pay a monthly fee for digital video service, which varies according to the level of service and the number of set-top boxes, or STB, in the home. The first STB is free; however, the customer must prepay the subscription fee for one year. Advanced interactive STBs with DVR and cable broadband access are available for a premium charge. As of June 30, 2007, Binzhou Broadcasting had 4,769 digital customers, representing less than 2.0% penetration of its basic video subscribers.

•	Pay TV Service. Pay TV service is offered through three separate packages. Package one subscribers receive 14 channels including a cartoon channel. Package two subscribers receive one movie channel, CHO. Package three subscribes receive 10 channels including the golf and tennis channel and Weiqi channel. Pay TV in China operates on revenue sharing model with the monthly pay TV fee generally shared as follows: 50% to the cable operator, 40% to the content provider and 10% to the channel integrator.

•	Landing service for satellite TV broadcasters. Satellite broadcasters in China have no network and must pay a ‘‘landing fee’’ to local cable operators. The landing fee for satellite TV to reach one household is approximately $0.04 per channel per year. Binzhou Broadcasting offers 11 satellite stations under its extended basic video service.

•	Broadband Internet. Binzhou Broadcasting offers to residential, commercial and governmental packages of cable modem-based services with varied speeds of 1Mbps to 10Mbps FTTL (fiber-to-the-loop). Key customers for cable Internet access include new buildings and the government. As of June 30, 2007, Binzhou Broadcasting had 7,800 broadband households, representing 2% of service penetration. Binzhou Broadcasting faces strong competition from local monopolistic telecommunication companies and therefore has been forced to offer its cable modem service at discounted rates to compete with local telecommunication companies.

Acquisition of Binzhou Broadcasting and Television Information Network Co., Ltd. by China Cablecom.

In September 2007, China Cablecom entered into an acquisition to purchase for 49% interest in a newly created joint venture, Binzhou Broadcasting and Television Information Network Co., Ltd. (‘‘Binzhou Broadcasting’’). The local state-owned enterprise, Binzhou Broadcasting and Television Network Co., Ltd. (‘‘Binzhou SOE’’), agreed to contribute certain assets and businesses valued for 51% interest in Binzhou Broadcasting. Binzhou SOE was organized in 2006 to aggregate various local state-owned cable assets and businesses within the city of Binzhou, China. Prior to the formation of Binzhou Broadcasting, Binzhou SOE consolidated the following five cable operating companies and networks:

•	Binzhou Guangshi Network Co., Ltd.

•	Huming Cable Network Co., Ltd.

•	Boxing Guangdian Media Co., Ltd.

•	Zouping Cable Network Center

•	Binzhou Guangshi Network Center

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

(a)	BACKGROUND OF FINANCIAL INFORMATION (Cont’d)

Acquisition of Binzhou Broadcasting and Television Information Network Co., Ltd. by China Cablecom. (Cont’d)

In order to comply with current PRC laws limiting foreign ownership in the cable industry, Binzhou Broadcasting operates in a joint venture and China Cablecom manages its interest in the joint venture through affiliated companies wholly owned by PRC citizens. The Company entered into contractual arrangements, through these affiliated PRC companies, to provide marketing, strategic consulting and technical support and services to Binzhou Broadcasting for a fee of 11% of the net profits of the joint venture. As a result of these contractual agreements between the Company’s PRC affiliates and Binzhou SOE, the Company has the ability to substantially influence the joint venture’s daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder vote. In addition, the Company enjoys 60% of the economics benefits of the joint venture through its 11% fee of net profit combined with its 49% ownership interest.

Consequently, through these contractual arrangements, the Company is considered the primary beneficiary of these companies. Accordingly, the Company regards each of these affiliated PRC companies as a Variable Interest Entity under FASB Interpretation No. 46R, ‘‘Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,’’ or FIN 46R, and it consolidates the results, assets and liabilities of these companies in its consolidated financial statements.

The financial statements consist of combined information for the following five operations – three companies plus two centers. (thereafter called the ‘‘Group’’ or ‘‘Company’’). The combined financial statements are derived from the individual financial statements of the abovenamed companies and centers.

(b)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Group financial information. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of combined interim financial information.

i.	Use of Estimates

The preparation of combined interim financial information in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.

ii.	Concentrations of Credit Risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of accounts receivables.

iii.	Accounts Receivable

Accounts receivables are recorded at the invoiced amount after deduction of trade discounts, and allowance. The Group considers accounts receivable to be fully collectable; accordingly, no allowance for doubtful accounts has been established. If accounts become uncollectable, they will be charged to statements of operations when that determination is made. Collections on accounts previously written off are included in other income as received.

iv.	Inventories

Inventories consist of raw material, parts and accessories. Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

(b)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

v.	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives or applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The costs and related accumulated depreciation of assets sold or retired are removed from the accounts, and any gain or loss thereon is reflected in operations. Property, plant and equipment that is still undergoing development and has not been placed in service is shown on the balance sheet as construction-in-progress and is not depreciated. Depreciation of property, plant and equipment is computed using the straight-line method over the following estimated useful lives of the assets:-

Years
Furniture and fixtures	5
Headend facilities	7
Motor vehicles	10
Fiber infrastructure and electric appliances	10 – 30
Building and building improvements	30 – 40

vi.	Income Tax

The Group is subjected to Business tax at 3% on business income.

Out of the group, the following three companies are subject to Profits Tax at a rate of 33% on net income:-

(1)	Binzhou Guangshi Network Co. Ltd.

(2)	Huming Cable Network Co. Ltd.

(3)	Boxing Guangidan Media Co. Ltd.

The net income on the centers are exempted from Profits Tax.

vii.	Revenue Recognition

Binzhou Broadcasting revenue sources and ARPU trends affecting China Cablecom.

Binzhou Broadcasting earns revenues from the following sources: (i) basic analog and digital cable subscription services (including installation), referred to as video subscription services, (ii) landing service for satellite TV broadcasters, (iii) network leasing, (iv) broadband Internet, and (v) other services, including premium content and interactive.

Currently, substantially all of Binzhou Broadcasting’s revenues are generated from basic subscription and installation fees. The monthly average revenue per user is $1.70 and total revenue for the six months ended June 30, 2007 and the year ended December 31, 2006 was $4.4 million and $8.3 million, respectively.

•	Basic video service, including installation fees. The Binzhou Broadcasting cable service currently offers up to 40 channels in its basic and extended channel lineup. Monthly rates vary depending on the geographic location of the subscriber from a low of $1.05 in rural areas to a high of $1.70 in city districts. Under a program to promote adoption of digital cable, Binzhou Broadcasting is currently offering its extended channels for free. Installation fees range from $24.00 to $39.00, depending on geographic location. For the six months ended June 30, 2007 and the year ended December 31, 2006, in excess of 90% of revenues were generated from basic subscription and installation fees. As of June 30, 2007, Binzhou Broadcasting had approximately 442,900 paying subscribers.

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

(b)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

vii.	Revenue Recognition (Cont’d)

China Cablecom expects the basic subscription fee to increase due to an expected increase in the number of households converting to digital cable which carries a higher monthly fee than analog cable. The Company also anticipates an increase in the number of households subscribing to cable service due to efforts by SARFT to deploy cable to 100% of villages with more than 50 households. Households in the cities pay more for cable TV than those in rural areas. The conversion to digital cable will also increase the number of paying subscribers since digital STB’s minimize piracy and allow for the cable operator to charge per TV instead of per household.

•	Landing service for satellite TV broadcasters. In China, satellite broadcasters have no network and must pay a landing fee to local cable operators. The landing fee for satellite TV to reach one household is approximately $0.04 per channel per year. Binzhou Broadcasting offers 11 satellite stations under its extended basic video service. Binzhou Broadcasting intends to work with AC Nielson to install TV ratings infrastructure in the Binzhou region, which will serve to increase the importance of channel landing and consequently, result in an anticipated increase in landing fees paid by satellite TV broadcasters.

•	Pay TV. Pay TV works on a revenue share model in the PRC, with the monthly pay TV fee generally shared as follows: 50% to the cable operator, 40% to the content provider and 10% to the channel integrator. Pay TV began in China in 2004 with the launch of digital pay TV on 18 channels. By 2006, 130 digital pay channels have been approved, of which 108 are already in operation. Pay TV monthly rates vary from $1.05 per month for a package with one movie channel to $4.71 per month for the most expensive movie package. Binzhou Broadcasting offers 25 premium channels. Binzhou Broadcasting has embarked on a transition to digitization of its cable network.

•	Broadband Internet. Key customers for Binzhou Broadcasting’s cable internet access include new buildings and the government. The basic cable modem monthly service fee for a household ranges from $7.80 to $14.30 per month depending on the length of service contract. For enterprise customers, fees range from $39.00 to $131.00 per month depending on the speed of the cable service purchased. Binzhou Broadcasting also charges installation fees to enterprises ranging from $65.00 to $131.00. As of June 30, 2007, Binzhou Broadcasting had 7,800 broadband households, representing less than 2% of service penetration.

Revenues are recorded as services are provided to customers. Provision for discounts and rebates to customers, estimate returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

viii.	General and Administrative Expenses

Allocation of Common Expenses – historical allocation of all the expenses related to the business being carved-out has not been possible due to the fact that many expenses, incurred at the corporate level, are of common nature and relate to the retire corporation or to the bigger entities within the corporation. In the circumstances, the proportional cost allocation method are being used for allocating common expenses. The management is of the opinion that the expenses allocated are not materially different from expenses that would be incurred by the business on a stand-alone basis.

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

(b)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

ix.	Foreign Currency Translation

The Company uses the local currency as the functional currency. Translation adjustments are reported as other comprehensive income or expenses and accumulated as other comprehensive income in the equity section of combined balance sheets. Combined financial information is translated into U.S. Dollars at prevailing or current rates respectively, except for revenues and expenses which are translated at average current rates during the reporting period. Exchange gains and losses resulting from retained profits are reported as a separate component of stockholders’ equity. The currency translation adjustment increased stockholders’ equity by $78,281 and $343,820 for the years ended December 31, 2006 and 2005 respectively.

x.	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (‘‘FASB’’) issued Statement of Financial Accounting Standards No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities’’ (‘‘SFAS No. 159’’), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted account principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107. SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the Company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. The Company is currently assessing the potential effect of SFAS No. 159 on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, ‘‘Fair Value Measurements’’ (‘‘SFAS 157’’), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants (‘‘AICPA’’) pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for:

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

(b)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

x.	Recent Accounting Pronouncements (Cont’d)

SFAS 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently assessing the potential effect of SFAS No. 157 on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Revenue are recorded as services are provided to customers. Provision for discounts and rebates to customers, estimate returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

NOTE 2 — CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:-

	June 30, 2007	December 31, 2006
	US$	US$
Cash on hand	$28,353	$109,851
Cash in banks	1,510,515	193,090
	$1,538,868	$302,941

NOTE 3 — ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:-

	June 30, 2007	December 31, 2006
	US$	US$
Receivables from corporate customers	$2,052,268	$132,145

NOTE 4 — PREPAYMENT AND OTHER RECEIVABLES

Prepayment and other receivable consist of the following:-

	June 30, 2007	December 31, 2006
	US$	US$
Prepayment and deposit to suppliers	$728,846	$702,840
Other receivable	649,996	462,337
	$1,378,842	$1,165,177

NOTE 5 — INVENTORIES

Inventories consist of the following:-

	June 30, 2007	December 31, 2006
	US$	US$
Raw material, parts and accessories	$805,585	$1,049,110

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:-

	June 30, 2007	December 31, 2005
	USD	USD
Furniture and fixtures	$74,245	$71,687
Headend facilities	2,010,157	1,936,453
Motor vehicles	331,578	296,099
Fiber infrastructure and electric appliance	27,999,983	26,717,288
Building and building appliance	88,332	89,099
	$30,504,295	$29,110,626
Less: Accumulated depreciation	8,878,072	8,164,166
	$21,626,223	$20,946,460

NOTE 7 — CONSTRUCTION IN PROGRESS

Construction in process represents costs incurred in connection with construction of fiber infrastructure. The local piecemeal construction were completed and charged on monthly basis with monthly completion and inspection reports. There is no commitment for contract of main network infrastructure construction.

NOTE 8 — ACCOUNTS PAYABLE

Accounts payable consist of the following:-

	June 30, 2007	December 31, 2006
	US$	US$
Payable to suppliers	$2,568,963	$1,944,770
Amount due to various Bureaus	8,550,246	7,679,145
	$11,119,209	$9,623,915

NOTE 9 — OTHER PAYABLE

The other payable consists of the following:-

	June 30, 2007	December 31, 2006
	USD	USD
Amount due to staff	$184,512	$139,810
Customers payment in advances	—	139,308
	$184,512	$279,118

NOTE 10 — SHORT TERM LOAN

Short-term loan for the years consists of the following:-

	June 30, 2007	December 31, 2006
	USD	USD
Term loan with China Construction Bank Limited with effective annual interest rate of 6.1389% per annum; matures in December 2007; guaranteed by the Company itself and director personally.	$1,969,859	$1,921,229

NOTE 11 — COMMITMENTS AND CONTINGENCIES

There are no commitments and contingencies as of June 30, 2007 and December 31, 2006 respectively.

NOTE 12 — SHARE CAPITAL

The issued and outstanding share capital represents paid up capital in the following companies:-

	June 30, 2007	December 31, 2006
	USD	USD
Binzhou Guangshi Network Co., Ltd.	$785,357	$785,357
Huming Cable Network Co., Ltd.	604,120	604,120
Boxing Guangdian Media Co., Ltd.	625,868	625,868
	$2,015,345	$2,015,345

NOTE 13 — SUPPLEMENTAL CASH FLOW INFORMATION

The Companies had paid interest of $234,079 and $721,356 for the period/years ending June 30, 2007 and December 31, 2006 respectively in respect of the bank loan obtained during the years.

The Companies had paid income taxes in the amount of $172,110 and $229,668 for the years ending June 30, 2007 and December 31, 2006 respectively.

Annex A

October 25, 2007

The Board of Directors
Attn: Mr. Jonathan Kalman
Jaguar Acquisition Corporation
1200 River Road
Conshohocken, PA 19428

Gentlemen:

We understand that Jaguar Acquisition Corporation (‘‘Jaguar’’ or ‘‘JAC’’) is proposing to enter into a transaction in which it will acquire China Cablecom, Ltd. (‘‘China Cablecom’’), a British Virgin Islands domiciled corporation, pursuant to a draft Agreement and Plan of Merger originally dated October 10, 2007 (the ‘‘Merger Agreement’’) and subsequently updated as of October 25, 2007.

Pursuant to the Merger Agreement, Jaguar will merge (the ‘‘Merger’’) into its wholly owned subsidiary, China Cablecom Holdings, Ltd. (‘‘CCH’’), under the laws of the British Virgin Islands, and as a result of such Merger, Jaguar’s corporate existence shall cease and CCH shall be the surviving corporation. Immediately thereafter, CCH’s wholly- owned subsidiary, China Cable Merger Co., Ltd. will merge with and into China Cablecom, Ltd., a British Virgin Islands company (‘‘China Cablecom’’), in which Clive Ng is the principal shareholder, and as a result of such Merger, China Cablecom shall be the surviving entity. Through a series of subsidiaries, located in Hong Kong and in China, China Cablecom formed a joint venture, Binzhou Broadcasting and Television Information Network Co, Ltd. (‘‘Binzhou Broadcasting’’), and acquired operation rights and assets relating to the exclusive operation of a cable network, Binzhou Dian Network Co., Ltd., of Binzhou, Shandong, People’s Republic of China. China Cablecom is entitled, under a series of agreements signed concomitant with its acquisition of Binzhou Broadcasting, to 60% of the economic interests of Binzhou Broadcasting.

The Merger Agreement calls for each stockholder of JAC to receive one ordinary share of CCH in exchange for every one share of JAC such stockholder owns immediately prior to the Merger, and each ordinary share of the existing China Cablecom issued and outstanding immediately prior to the Merger described above, will be converted into 0.68 shares of CCH. Upon completion of the transactions contemplated by the Merger Agreement, China Cablecom shareholders shall receive approximately 2.1 million shares of the stock in CCH, amounting to [26.6%] of CCH’s outstanding shares, assuming full participation in the exchange offer and no conversions or exercise of appraisal rights, which includes the issuance of 766,680 ordinary shares of CCH to 11 investors who provided $20.0 million of bridge financing to China Cablecom, who are entitled to convert their Series A Preferred Shares on a one-for-one basis into ordinary shares of CCH. CCH also shall assume $20.0 million of debt incurred by China Cablecom.

Such transaction and all related transactions are referred to collectively herein as the ‘‘Transaction.’’

You have requested our opinion (the ‘‘Opinion’’) as to the fairness, from a financial point of view, to JAC with respect to the consideration to be paid in conjunction with the Merger Agreement.

As part of our analysis for this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. We also took into account our experience in connection with similar transactions Among other things, we have:

1.	Reviewed financial statements for cable systems in Binzhou for the fiscal years 2005 and 2006;

2.	Reviewed publicly available filings by Jaguar, including its Registration Statement on Form S-1 dated March 31, 2006 and quarterly filings on Form 10-QSB for the periods ended June 30, 2006, September 31, 2006 and December 31, 2006 as well as Form 10-KSB for the year ended March 31, 2007;

3.	Reviewed the draft Merger Agreement between Jaguar and China Cablecom acquired from Jaguar on October 10, 2007, and subsequently updated as of October 25, 2007;

4.	Reviewed the Framework Agreement between China Cablecom and the municipal cable operator in Binzhou, and certain related agreements;

5.	Reviewed investment presentations prepared by China Cablecom’s investment banker outlining the proposed Binzhou transaction and the comparative economic benefits;

6.	Met with representatives of Jaguar and China Cablecom to discuss the rationale, structure and financial aspects of the Transaction;

7.	Developed a selected group for comparative purposes of worldwide cable television system operators including both publicly traded companies and transaction comparables;

8.	Reviewed publicly available financial data, stock market performance data and trading multiples of companies in the business sector of cable television companies for comparative purposes;

9.	Reviewed recent telecommunications firm transaction in the People’s Republic of China;

10.	Reviewed the terms of (i) recent mergers and acquisitions of companies in the cable television sector and (ii) premiums paid in acquisitions of a diverse set of companies within a similar industry to China Cablecom and which we deemed relevant to our analysis of the Transaction;

11.	Developed a discounted cash flow analysis for China Cablecom using financial forecasts prepared by China Cablecom and supplied to us by JAC and China Cablecom; and

12.	Conducted such other studies, analyses and inquiries as we deemed appropriate.

In rendering our Opinion, we have assumed the accuracy and completeness of all of the information that has been supplied to us with respect to Jaguar, China Cablecom and the cable television system in Binzhou and do not assume any responsibility for any independent verification of any such information, and have further relied upon the assurance of management of JAC and China Cablecom that it is not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to our analysis. We have not made any physical inspection or independent appraisal of any of the properties or assets of JAC or China Cablecom, nor have we evaluated the solvency or fair value of JAC or China Cablecom under any domestic or international laws relating to bankruptcy, insolvency, or similar matters. In addition, at the instruction of management of Jaguar we have assumed, without any independent verification of such information, that the structure of the Transaction provides for 60% of the economic benefit of the joint venture encompassing the Binzhou cable television system to inure to China Cablecom. In rendering our Opinion, we have also assumed the following: (i) that all contractual rights to the transfer of assets have been received by Binzhou Broadcasting, (ii) that the assets are being transferred in installments pursuant to the terms of the Asset Transfer Agreement dated September 7, 2007, by and between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd. (the ‘‘Asset Transfer Agreement’’), (iii) that the Asset Transfer Agreement is irrevocable and enforceable, (iv) that all requirements for consolidation have been met; and (v) that China Cablecom is receiving the benefits of the signed and executed Exclusive Services Agreement dated as of September 7, 2007, by and between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd. and the Technical Services Agreement dated as of September 7 ,2007 and by and between Binzhou Broadcast and Television Information Network Co., Ltd. and Jinan Youxiantong Network Technology Co., Ltd. and (vi) that in all material respects the Binzhou transactions described above and the Merger will be irrevocably completed in accordance with the terms of the Framework Agreement and certain related agreements. We have assumed that the Transaction will be consummated on the terms and conditions described in the Merger Agreement reviewed by us.

Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

With respect to the financial forecast information furnished to or discussed with us by JAC and China Cablecom, we have assumed that such information has been reasonably prepared and that it reflects the best currently available estimates and judgment of JAC’s and China Cablecom’s management as to the expected future financial performance of China Cablecom and the municipal cable television system in Binzhou. For purposes of this Opinion, it has been represented to us that JAC and China Cablecom have not consummated any material transaction other than the Transaction and those activities undertaken in the ordinary course of business. Further, we make no representations as to the actual value which may be received in connection with the Transaction nor the legal, regulatory (foreign or domestic), tax or accounting effects of consummating the Transaction.

This Opinion only addresses the matters specifically addressed hereby. Without limiting the foregoing, this Opinion does not address: (i) matters that require legal, regulatory, accounting, insurance, tax or other professional advice; (ii) the underlying business decision of JAC or any other party to proceed with or effect the Transaction; (iii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion; (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for JAC or the effect of any other transaction in which JAC might engage; (v) any matters related to the risks associated with the assets and/or equity interests to be acquired in the Transaction, being located in the People’s Republic of China, including without limitation, the fluctuation in currency exchange rates, property rights and regulatory considerations; or (vi) the tax or legal consequences of the Transaction to either JAC, its shareholders or any other party.

We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable foreign, federal and state securities rules and regulations. Our analysis and opinion are reasonably based on market, economic and other conditions as they existed and could be evaluated on October 22, 2007, the date upon which our oral opinion was delivered to the board of directors. Accordingly, although subsequent developments may affect the conclusions expressed in this Opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that the consideration to be paid by JAC to China Cablecom in connection with the Transaction is fair to JAC from a financial point of view.

This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offer or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Navigant Capital, provided that this letter may be used by the Company in conjunction with any proxy mailing to shareholders and related registration statement filing in connection with the Merger Agreement, provided that Navigant Capital has the right to review and approve the framework in which this document is used or referenced.

We will receive a fee from JAC for this Opinion, no portion of which is contingent upon the consummation of the Transaction or the conclusions reached in this Opinion. In addition, JAC has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

Our Opinion is furnished solely for your benefit and is rendered in conjunction with the consideration of the Transaction and may not be relied upon by any other person without our express, prior written consent. Our Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our retainer agreement, and subject to the understanding that the obligations of Navigant Capital in connection with this Opinion are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Navigant Capital shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

NAVIGANT CAPITAL ADVISORS, LLC

Annex B

CHINA CABLECOM HOLDINGS LTD.

2007 OMNIBUS SECURITIES AND INCENTIVE PLAN

i

ii

CHINA CABLECOM HOLDINGS LTD.
2007 OMNIBUS SECURITIES AND INCENTIVE PLAN

ARTICLE I
PURPOSE

The purpose of this China Cablecom Holdings Ltd. 2007 Omnibus Securities and Incentive Plan (the ‘‘Plan’’) is to benefit the stockholders of China Cablecom Holdings Ltd., a BVI corporation (the ‘‘Company’’), by assisting the Company to attract, retain and provide incentives to key management employees and nonemployee directors of, and non-employee consultants to, the Company and its Affiliates, and to align the interests of such employees, nonemployee directors and nonemployee consultants with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Distribution Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Performance Share Awards, Restricted Stock Awards, Stock Appreciation Rights, Tandem Stock Appreciation Rights, Unrestricted Stock Awards or any combination of the foregoing, as may be best suited to the circumstances of the particular Employee, Director or Consultant as provided herein.

ARTICLE II
DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

‘‘Affiliate’’ shall mean any corporation which, with respect to the Company, is a ‘‘parent corporation’’ within the meaning of Section 424(e) of the Code.

‘‘Award’’ shall mean, individually or collectively, any Distribution Equivalent Right, Option, Performance Share Award, Performance Unit Award, Restricted Stock Award, Stock Appreciation Right or Unrestricted Stock Award.

‘‘Award Agreement’’ shall mean a written agreement between the Company and the Holder with respect to an Award, each of which shall constitute a part of the Plan.

‘‘Board’’ shall mean the Board of Directors of the Company.

‘‘Cause’’ shall mean (i) if the Holder is a party to an employment or similar agreement with the Company or an Affiliate which agreement defines ‘‘Cause’’ (or a similar term) therein, ‘‘Cause’’ shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, ‘‘Cause’’ shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate, or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

‘‘Change of Control’’ shall mean (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement defines ‘‘Change of Control’’ (or a similar term) therein, ‘‘Change of Control’’ shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, ‘‘Change of Control’’ shall mean the satisfaction of any one or more of the following conditions (and the ‘‘Change of Control’’ shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a)    Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, ‘‘Person’’), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b)    The closing of a merger, consolidation or other business combination (a ‘‘Business Combination’’) other than a Business Combination in which holders of ordinary shares of the Company immediately prior to the Business Combination have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination as immediately before;

(c)    The closing of either (i) an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate, or (ii) a plan of complete liquidation of the Company;

(d)    The persons who were members of the Board immediately before a tender offer by any Person other than the Company or an Affiliate, or before a merger, consolidation or contested election, or before any combination of such transactions, cease to constitute a majority of the members of the Board as a result of such transaction or transactions; or

(e)    Any other event which shall be deemed by a majority of the members of the Board to constitute a ‘‘Change of Control.’’

‘‘Code’’ shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulation under such section.

‘‘Committee’’ shall mean a committee comprised of (i) at any time that the Ordinary Shares are not registered under Section 12 of the Exchange Act, the Compensation Committee of the Board, and (ii) at any time that the Ordinary Shares are registered under Section 12 of the Exchange Act, not less than three (3) members of the Board who are selected by the Board as provided in Section 4.1.

‘‘Company’’ shall mean China Cablecom Holdings Ltd., a BVI corporation, and any successor thereto.

‘‘Consultant’’ shall mean any non-Employee (individual or entity) advisor to the Company or an Affiliate who or which has contracted directly with the Company or an Affiliate to render bona fide consulting or advisory services thereto.

‘‘Director’’ shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

‘‘Distribution Equivalent Right’’ shall mean an Award granted under Article XII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Ordinary Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Ordinary Shares during the period the Holder held the Distribution Equivalent Right.

‘‘Distribution Equivalent Right Award Agreement’’ shall mean a written agreement between the Company and a Holder with respect to a Distribution Equivalent Right Award.

‘‘Effective Date’’ shall mean                                 , 200    .

‘‘Employee’’ shall mean any employee, including officers, of the Company or an Affiliate.

‘‘Exchange Act’’ shall mean the Securities Exchange Act of 1934, as amended.

‘‘Fair Market Value’’ shall mean, as determined consistent with the applicable requirements of Sections 409A and 422 of the Code, as of any specified date, the closing sales price of the Ordinary Shares for such date (or, in the event that the Ordinary Shares are not traded on such date, on the immediately preceding trading date) on the Nasdaq Stock Market or a domestic or foreign national securities exchange (including London’s Alternative Investment Market) on which the Ordinary Shares may be listed, as reported in The Wall Street Journal or The Financial Times. If the Ordinary Shares are not listed on the Nasdaq Stock Market or on a national securities exchange, but are quoted on the OTC Bulletin Board or by the National Quotation Bureau, the Fair Market Value of the Ordinary Shares shall be the mean of the bid and asked prices per Ordinary Share for such date. If the Ordinary Shares are not quoted or listed as set forth above, Fair Market Value shall be determined by the Board in good faith by any fair and reasonable means (which means, with respect to a particular Award grant, may be set forth with greater specificity in the applicable Award Agreement). The Fair Market Value of property other than Ordinary Shares shall be determined by the Board in good faith by any fair and reasonable means, and consistent with the applicable requirements of Sections 409A and 422 of the Code.

‘‘Family Member’’ shall mean any child, stepchild, grandchild, parent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

‘‘Holder’’ shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, to the extent applicable.

‘‘Incentive Stock Option’’ shall mean an Option which is intended by the Committee to constitute, and which does constitute, an ‘‘incentive stock option’’ under Section 422 of the Code.

‘‘Non-Qualified Stock Option’’ shall mean an Option which is not an Incentive Stock Option.

‘‘Option’’ shall mean an Award granted under Article VII of the Plan of an option to purchase Ordinary Shares and includes both Incentive Stock Options and Non-Qualified Stock Options.

‘‘Option Agreement’’ shall mean a written agreement between the Company and a Holder with respect to an Option.

‘‘Ordinary Shares’’ shall mean the ordinary shares, par value $0.0001 per share, of the Company.

‘‘Performance Share Award’’ shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) performance goals and/or objectives, Ordinary Shares are paid to the Holder.

‘‘Performance Share Award Agreement’’ shall mean a written agreement between the Company and a Holder with respect to a Performance Share Award.

‘‘Performance Unit’’ shall mean a Unit awarded to a Holder pursuant to a Performance Unit Award.

‘‘Performance Unit Award’’ shall mean an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) performance goals and/or objectives, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

‘‘Performance Unit Award Agreement’’ shall mean a written agreement between the Company and a Holder with respect to a Performance Unit Award.

‘‘Plan’’ shall mean this China Cablecom Holdings Ltd. 2007 Omnibus Securities and Incentive Plan, as amended from time to time, together with each of the Award Agreements utilized hereunder.

‘‘Restricted Stock Award’’ shall mean an Award granted under Article VIII of the Plan of Ordinary Shares, the transferability of which by the Holder shall be subject to Restrictions.

‘‘Restricted Stock Award Agreement’’ shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

‘‘Restriction Period’’ shall mean the period of time for which Ordinary Shares subject to a Restricted Stock Award shall be subject to Restrictions, as set forth in the applicable Restricted Stock Award Agreement.

‘‘Restrictions’’ shall mean forfeiture, transfer and/or other restrictions applicable to Ordinary Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Award Agreement.

‘‘Rule 16b-3’’ shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

‘‘Stock Appreciation Right’’ shall mean an Award granted under Article XIII of the Plan of a right, granted alone or in connection with a related Option, to receive a payment on the date of exercise.

‘‘Stock Appreciation Right Award Agreement’’ shall mean a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.

‘‘Tandem Stock Appreciation Right’’ shall mean a Stock Appreciation Right granted in connection with a related Option, the exercise of which shall result in termination of the otherwise entitlement to purchase some or all of the Ordinary Shares under the related Option, all as set forth in Section 13.2.

‘‘Ten Percent Stockholder’’ shall mean an Employee who, at the time an Option is granted to him or her, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

‘‘Total and Permanent Disability’’ shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, all as described in Section 22(e)(3) of the Code.

‘‘Units’’ shall mean bookkeeping units, each of which represents such monetary amount as shall be designated by the Committee in each Performance Unit Award Agreement.

‘‘Unrestricted Stock Award’’ shall mean an Award granted under Article IX of the Plan of Ordinary Shares which are not subject to Restrictions.

‘‘Unrestricted Stock Award Agreement’’ shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Stock Award.

ARTICLE III
EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the stockholders of the Company within twelve (12) months of such date.

ARTICLE IV
ADMINISTRATION

Section 4.1    Composition of Committee.    The Plan shall be administered by the Committee, which shall be appointed by the Board. Notwithstanding the foregoing, however, at any time that the Ordinary Shares are registered under Section 12 of the Exchange Act, the Committee shall consist solely of two (2) or more Directors who are each (i) ‘‘outside directors’’ within the meaning of Section 162(m) of the Code (‘‘Outside Directors’’), and (ii) ‘‘non-employee directors’’ within the meaning of Rule 16b-3 (‘‘Non-Employee Directors’’); provided, however, that the Board or the Committee may delegate to a committee of one or more members of the Board who are not (x) Outside Directors, the authority to grant Awards to eligible persons who are not (A) then ‘‘covered employees’’ within the meaning of Section 162(m) of the Code and are not expected to be ‘‘covered employees’’ at the time of recognition of income resulting from such Award, or (B) persons with respect to whom the Company wishes to comply with the requirements of Section 162(m) of the Code, and/or (y) Non-Employee Directors, the authority to grant Awards to eligible persons who are not then subject to the requirements of Section 16 of the Exchange Act. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.

Section 4.2    Powers.    Subject to the provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to determining which Employees, Directors or Consultants shall receive an Award, the time or times when an Award shall be made, what type of Award shall be granted, the term of an Award, the date or dates on which an Award vests (including acceleration of vesting), the form of any payment to be made pursuant to an Award, the terms and conditions of an Award, the Restrictions under a Restricted Stock Award and the number of Ordinary Shares which may be issued under an Award, all as applicable. In making such determinations the Committee may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion shall deem relevant.

Section 4.3    Additional Powers.    The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.

Section 4.4    Committee Action.    In the absence of specific rules to the contrary, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.

ARTICLE V
STOCK SUBJECT TO PLAN AND LIMITATIONS THEREON

Section 5.1    Stock Grant and Award Limits.    The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XIV, the aggregate number of Ordinary Shares that may be issued under the Plan shall not exceed Eight

Million One Hundred Twenty Thousand (8,120,000) Ordinary Shares. Ordinary Shares shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its Holder terminate, any Ordinary Shares subject to such Award shall again be available for the grant of a new Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of Ordinary Shares that may be subject to Awards of Options under Article VII and/or Stock Appreciation Rights under Article XIII, in either or both cases granted to any one Employee during any calendar year, shall be                      (        ) Ordinary Shares (subject to adjustment in the same manner as provided in Article XIV with respect to Ordinary Shares subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which shall permit compensation generated in connection with the exercise of Options or Stock Appreciation Rights to constitute ‘‘performance-based’’ compensation for purposes of Section 162(m) of the Code, including, but not limited to, counting against such maximum number of Ordinary Shares, to the extent required under Section 162(m) of the Code, any Ordinary Shares subject to Options or Stock Appreciation Rights that are canceled or repriced.

Section 5.2    Stock Offered.    The stock to be offered pursuant to the grant of an Award may be authorized but unissued Ordinary Shares, Ordinary Shares purchased on the open market or Ordinary Shares previously issued and outstanding and reacquired by the Company.

Section 5.3    Lock-Up Agreement.    Each Award Agreement which provides for the issuance of Ordinary Shares, including but not limited to the issuance of Ordinary Shares upon the exercise of an Option, shall provide for a lock-up covenant by the Holder, to be effective for a period not to exceed one year, upon the request of the Company or the Company’s principal underwriter in connection with an underwritten public offering of the Ordinary Shares.

ARTICLE VI
ELIGIBILITY FOR AWARDS; TERMINATION OF
EMPLOYMENT, DIRECTOR STATUS OR CONSULTANT STATUS

Section 6.1    Eligibility.    Awards made under the Plan may be granted solely to persons or entities who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-Qualified Stock Option, a Restricted Stock Award, an Unrestricted Stock Award, a Distribution Equivalent Right Award, any combination thereof or, solely for Employees, an Incentive Stock Option.

Section 6.2    Termination of Employment or Director Status.    Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.4, the following terms and conditions shall apply with respect to the termination of a Holder’s employment with, or status as a Director of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death:

(a)    The Holder’s rights, if any, to exercise any then exercisable Non-Qualified Stock Options shall terminate:

(1)    If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, not more than ninety (90) days after the date of such termination of employment or after the date of such termination of Director status;

(2)    If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such termination of employment or Director status; or

(3)    If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Non-Qualified Stock Options.

(b)    The Holder’s rights, if any, to exercise any then exercisable Incentive Stock Option shall terminate:

(1)    If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, not more than three (3) months after the date of such termination of employment;

(2)    If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such termination of employment; or

(3)    If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Incentive Stock Options.

(c)    If a Holder’s employment with, or status as a Director of, the Company or an Affiliate, as applicable, terminates for any reason prior to the actual or deemed satisfaction and/or lapse of the restrictions, terms and conditions applicable to an Award of Restricted Stock, such Restricted Stock shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock. The immediately preceding sentence to the contrary notwithstanding, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such termination of employment or Director status, that all or a portion of any such Holder’s Restricted Stock shall not be so canceled and forfeited.

Section 6.3    Termination of Consultant Status.    Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.4, the following terms and conditions shall apply with respect to the termination of a Holder’s status as a Consultant, for any reason:

(a)    The Holder’s rights, if any, to exercise any then exercisable Non-Qualified Stock Options shall terminate:

(1)    If such termination is for a reason other than the Holder’s death, not more than ninety (90) days after the date of such termination; or

(2)    If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

(b)    If the status of a Holder as a Consultant terminates for any reason prior to the actual or deemed satisfaction and/or lapse of the restrictions, terms and conditions applicable to an Award of Restricted Stock, such Restricted Stock shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock. The immediately preceding sentence to the contrary notwithstanding, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such termination of such a Holder’s status as a Consultant, that all or a portion of any such Holder’s Restricted Stock shall not be so canceled and forfeited.

Section 6.4    Special Termination Rule.    Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate shall terminate, if, within ninety (90) days of such termination, such Holder shall become a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award, as it may have been reduced in connection with the Holder’s becoming a Consultant, shall be treated pursuant to the provisions of Section 6.3; provided, however, that any such Award which is intended to be an Incentive Stock Option shall, upon the Holder’s no longer being an Employee, automatically convert to a Non-Qualified Stock Option. Should a Holder’s status as a Consultant terminate, if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall be treated pursuant to the provisions of Section 6.2.

Section 6.5    Termination for Cause.    Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, should a Holder’s employment, Director status or engagement as a Consultant with or for the Company or an Affiliate be terminated by the Company or Affiliate for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such termination.

ARTICLE VII
OPTIONS

Section 7.1    Option Period.    The term of each Option shall be as specified in the Option Agreement.

Section 7.2    Limitations on Exercise of Option.    An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement.

Section 7.3    Special Limitations on Incentive Stock Options.    To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), such Incentive Stock Options shall be treated as Non-Qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Ordinary Shares subject to the Option, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall be granted more than ten (10) years from the date on which the Plan is approved by the Company’s stockholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for ‘‘incentive stock option’’ status under Section 422 of the Code.

Section 7.4    Option Agreement.    Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Ordinary Shares (plus cash if necessary) having a Fair Market Value equal to such Option price. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, specify the effect of termination of employment, Director status or Consultant status on the exercisability of the Option. Moreover, an Option Agreement may provide for a ‘‘cashless exercise’’ of the Option by establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan respecting all or a part of the Ordinary Shares to which he is entitled upon exercise pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Ordinary Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company. An Option Agreement may also include provisions relating to (i) subject to the provisions hereof, accelerated vesting of Options, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional ‘‘gross-up’’ payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment upon a ‘‘change of control’’ of the Company resulting from the operation of the Plan or of such Option Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

Section 7.5    Option Price and Payment.    The price at which an Ordinary Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of an Ordinary Share on the date such Option is granted, and (ii) shall be subject to adjustment as provided in Article XIV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the applicable Option Agreement. Separate stock certificates shall be issued by the Company for those Ordinary Shares acquired pursuant to the exercise of an Incentive Stock Option and for those Ordinary Shares acquired pursuant to the exercise of a Non-Qualified Stock Option.

Section 7.6    Stockholder Rights and Privileges.    The Holder of an Option shall be entitled to all the privileges and rights of a stockholder of the Company solely with respect to such Ordinary Shares as have been purchased under the Option and for which certificates of stock have been registered in the Holder’s name.

Section 7.7    Options and Rights in Substitution for Stock Options Granted by Other Corporations.    Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock of the employing entity with the result that such employing entity becomes an Affiliate.

ARTICLE VIII
RESTRICTED STOCK AWARDS

Section 8.1    Restriction Period to be Established by Committee.    At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.

Section 8.2    Other Terms and Conditions.    Ordinary Shares awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. If provided for under the Restricted Stock Award Agreement, the Holder shall have the right to vote Ordinary Shares subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Ordinary Shares during the Restriction Period, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Restriction Period shall have expired, (ii) the Company shall retain custody of the stock certificate during the Restriction Period (with a stock power endorsed by the Holder in blank), (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Ordinary Shares during the Restriction Period and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of termination of employment, Director status or Consultant status prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, be set forth in a Restricted Stock Award Agreement made in conjunction with the Award. Such Restricted Stock Award Agreement may also include provisions relating to (i) subject to the provisions hereof, accelerated vesting of Awards, including but not limited to accelerated vesting upon the occurrence of a ‘‘change of control’’ of the Company, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional ‘‘gross-up’’ payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made in connection with a ‘‘change of control’’ of the Company resulting from the operation of the Plan or of such Restricted Stock Award Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical. All Ordinary Shares delivered to a Holder as part of a Restricted Stock Award shall be delivered and reported by the Company or the Affiliate, as applicable, to the Holder by no later than two and one-half (2-1/2) months after the end of the calendar year in which the Holder’s entitlement to such Ordinary Shares becomes vested.

Section 8.3    Payment for Restricted Stock.    The Committee shall determine the amount and form of any payment from a Holder for Ordinary Shares received pursuant to a Restricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Ordinary Shares received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

Section 8.4    Restricted Stock Award Agreements.    At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Stock Award Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

ARTICLE IX
UNRESTRICTED STOCK AWARDS

Pursuant to the terms of the applicable Unrestricted Stock Award Agreement, a Holder may be awarded (or sold at a discount) Ordinary Shares which are not subject to Restrictions, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.

ARTICLE X
PERFORMANCE UNIT AWARDS

Section 10.1    Terms and Conditions.    The Committee shall set forth in the applicable Performance Unit Award Agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 10.2, the number of Units awarded to the Holder and the dollar value assigned to each such Unit.

Section 10.2    Payments.    The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Performance Unit

Award Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Performance Unit Award Agreement) the performance goals and objectives set forth in such Performance Unit Award Agreement.

ARTICLE XI
PERFORMANCE SHARE AWARDS

Section 11.1    Terms and Conditions.    The Committee shall set forth in the applicable Performance Share Award Agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of Ordinary Shares pursuant to such Holder’s Performance Share Award and the number of Ordinary Shares subject to such Performance Share Award.

Section 11.2    Stockholder Rights and Privileges.    The Holder of a Performance Share Award shall have no rights as a stockholder of the Company until such time, if any, as the Holder actually receives Ordinary Shares pursuant to the Performance Share Award.

ARTICLE XII
DISTRIBUTION EQUIVALENT RIGHTS

Section 12.1    Terms and Conditions.    The Committee shall set forth in the applicable Distribution Equivalent Rights Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional Ordinary Shares or is to be entitled to choose among such alternatives. Distribution Equivalent Rights Awards may be settled in cash or in Ordinary Shares, as set forth in the applicable Distribution Equivalent Rights Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award, whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award.

Section 12.2    Interest Equivalents.    The Distribution Equivalent Rights Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash at a future date, at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder.

ARTICLE XIII
STOCK APPRECIATION RIGHTS

Section 13.1    Terms and Conditions.    The Committee shall set forth in the applicable Stock Appreciation Right Award Agreement the terms and conditions of the Stock Appreciation Right, including (i) the base value (the ‘‘Base Value’’) for the Stock Appreciation Right, which for purposes of a Stock Appreciation which is not a Tandem Stock Appreciation Right, shall be not less than the Fair Market Value of an Ordinary Share on the date of grant of the Stock Appreciation Right, (ii) the number of Ordinary Shares subject to the Stock Appreciation Right, (iii) the period during which the Stock Appreciation Right may be exercised, and (iv) any other special rules and/or requirements which the Committee imposes upon the Stock Appreciation Right. Upon the exercise of some or all of the portion of a Stock Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of Ordinary Shares having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:

(a)    The excess of (i) the Fair Market Value of an Ordinary Share on the date of exercise, over (ii) the Base Value, multiplied by;

(b)    The number of Ordinary Shares with respect to which the Stock Appreciation Right is exercised.

Section 13.2    Tandem Stock Appreciation Rights.    If the Committee grants a Stock Appreciation Right which is intended to be a Tandem Stock Appreciation Right, the Tandem Stock Appreciation Right must be granted at the same time as the related Option, and the following special rules shall apply:

(a)    The Base Value shall be equal to or greater than the exercise price under the related Option;

(b)    The Tandem Stock Appreciation Right may be exercised for all or part of the Ordinary Shares which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when an Ordinary Share is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be cancelled);

(c)    The Tandem Stock Appreciation Right shall expire no later than the date of the expiration of the related Option;

(d)    The value of the payment with respect to the Tandem Stock Appreciation Right may be no more than one hundred percent (100%) of the difference between the exercise price under the related Option and the Fair Market Value of the Ordinary Shares subject to the related Option at the time the Tandem Stock Appreciation Right is exercised; and

(e)    The Tandem Stock Appreciation Right may be exercised solely when the Fair Market Value of the Ordinary Shares subject to the related Option exceeds the exercise price under the related Option.

ARTICLE XIV
RECAPITALIZATION OR REORGANIZATION

Section 14.1    Adjustments to Ordinary Shares.    The shares with respect to which Awards may be granted under the Plan are Ordinary Shares as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of an Award theretofore granted, the Company shall effect a subdivision or consolidation of the Ordinary Shares or the payment of a stock dividend on Ordinary Shares without receipt of consideration by the Company, the number of Ordinary Shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Ordinary Shares, shall be proportionately increased, and the purchase price per Ordinary Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Ordinary Shares, shall be proportionately reduced, and the purchase price per Ordinary Share shall be proportionately increased. Notwithstanding the foregoing, any such adjustment made with respect to an Award which is an Incentive Stock Option shall comply with the requirements of Section 424(a) of the Code, and in no event shall any such adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an ‘‘incentive stock option’’ for purposes of Section 422 of the Code.

Section 14.2    Recapitalization.    If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of Ordinary Shares then covered by such Award, the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of Ordinary Shares then covered by such Award.

Section 14.3    Other Events.    In the event of changes to the outstanding Ordinary Shares by reason of recapitalization, reorganization, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XIV, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Board in its discretion as to the number and price of Ordinary Shares or other consideration subject to such Awards. In the event of any such change to the outstanding Ordinary Shares, the aggregate number of Ordinary Shares available under the Plan may be appropriately adjusted by the Board, the determination of which shall be conclusive.

Section 14.4    Powers Not Affected.    The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Ordinary Shares or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

Section 14.5    No Adjustment for Certain Awards.    Except as hereinabove expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of Ordinary Shares subject to Awards theretofore granted or the purchase price per share, if applicable.

ARTICLE XV
AMENDMENT AND TERMINATION OF PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a Holder with respect to any Award theretofore granted without the consent of the Holder. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that no change in any Award theretofore granted may be made which would materially and adversely impair the rights of a Holder with respect to such Award without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as ‘‘performance-based’’ compensation within the meaning of Section 162(m) of the Code).

ARTICLE XVI
SPECIAL RULES

Section 16.1    Right of First Refusal.    Solely during such time that the Ordinary Shares are not publicly traded, no Holder (or beneficiary of a Holder including but not limited to the Holder’s estate) may sell or otherwise transfer (except for inter vivos transfers to Family Members) any Ordinary Shares obtained thereby pursuant to an Award without first (a) providing the Company with a written offer to sell the Ordinary Shares to the Company on the same terms as were offered to the Holder (or the Holder’s beneficiary) by a bona fide third party (a copy of which third party offer shall be attached to the Holder’s or beneficiary’s offer to sell such Ordinary Shares to the Company) for a sales price and with other terms and conditions, in each case equal to those stated in the third party’s purchase offer, and (b) waiting thirty (30) days from the date of the Company’s receipt of such offer. If the Company shall accept the Holder’s or beneficiary’s offer in writing within said thirty (30) day period, the Holder or beneficiary and the Company shall promptly effect such transaction. If the Company does not provide a written acceptance of the Holder’s or beneficiary’s offer within said thirty (30) day period, the Holder or beneficiary shall be entitled to accept such third party’s offer and effect such transaction.

Section 16.2    Call Option.    Solely during such time that the Ordinary Shares are not publicly traded, upon the termination of (a) an Employee’s employment with the Company or an Affiliate, (b) a Director’s membership on the Board or on the board of directors of an Affiliate or (c) a Consultant’s consulting or advisory engagement by the Company or Affiliate, the Company shall have the right to purchase from such individual or from such individual’s estate, for a period of 90 days following the date of such termination, any Ordinary Shares obtained thereby pursuant to the exercise of a Stock Option hereunder for a purchase price equal to the Fair Market Value of such Ordinary Shares as of the date on which the Company provides written notice of its intent to exercise its call option hereunder to such individual or to such individual’s estate; provided, however, that notwithstanding the foregoing, should the individual’s employment, Board membership or consulting or advisory engagement be terminated by the Company for Cause, in lieu of Fair Market Value, the purchase price shall equal the amount paid, if any, by such individual, to obtain such Ordinary Shares.

ARTICLE XVII
MISCELLANEOUS

Section 17.1    No Right to Award.    Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

Section 17.2    No Rights Conferred.    Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

Section 17.3    Other Laws; Withholding.    The Company shall not be obligated to issue any Ordinary Shares pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933 and under such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel of the Company, if there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such Ordinary Shares. No fractional Ordinary Shares shall be delivered, nor shall any cash in lieu of fractional Ordinary Shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Ordinary Shares, no Ordinary Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Ordinary Shares (including Ordinary Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

Section 17.4    No Restriction on Corporate Action.    Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

Section 17.5    Restrictions on Transfer.    No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) except for an Incentive Stock Option, by gift to any Family Member of the Holder. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 17.3 hereof.

Section 17.6    Beneficiary Designations.    Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

Section 17.7    Rule 16b-3.    It is intended that, at any time when the Ordinary Shares are registered under Section 12 of the Exchange Act, the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

Section 17.8    Section 162(m).    It is intended that, at any time when the Ordinary Shares are registered under Section 12 of the Exchange Act, the Plan shall comply fully with and meet all the requirements of Section 162(m) of the Code so that Awards hereunder which are made to Holders who are ‘‘covered employees’’ (as defined in Section 162(m) of the Code) shall constitute ‘‘performance-based’’ compensation within the meaning of Section 162(m) of the Code. The performance criteria to be utilized under the Plan for such purposes shall consist of objective tests based on one or more of the following: earnings or earnings per share, cash flow, customer satisfaction, revenues, financial return ratios (such as return on equity and/or return on assets), market performance, stockholder return and/or value, operating profits, EBITDA, net profits, profit returns and margins, stock price, credit quality, sales growth, market share, comparisons to peer companies (on a company-wide or divisional basis), working capital and/or individual or aggregate employee performance. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m).

Section 17.9    Section 409A.    Notwithstanding any other provision of the Plan, the Committee shall have no authority to issue an Award under the Plan with terms and/or conditions which would cause such Award to constitute non-qualified ‘‘deferred compensation’’ under Section 409A of the Code. Accordingly, by way of example but not limitation, no Option shall be granted under the Plan with a per share Option exercise price which is less than the Fair Market Value of an Ordinary Share on the date of grant of the Option. Notwithstanding anything herein to the contrary, no Award Agreement shall provide for any deferral feature with respect to an Award which constitutes a deferral of compensation under Section 409A of the Code. The Plan and all Award Agreements are intended to comply with the requirements of Section 409A of the Code and shall be so interpreted and construed.

Section 17.10    Other Plans.    No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received.

Section 17.11    Limits of Liability.    Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

Section 17.12    Governing Law.    Except as otherwise provided herein, the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

Section 17.13    Severability of Provisions.    If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

Section 17.14    No Funding.    The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award.

Section 17.15    Headings.    Headings used throughout the Plan are for convenience only and shall not be given legal significance.

Section 17.16    Terms of Award Agreements.    Each Award shall be evidenced by an Award Agreement, which Award Agreement, if it provides for the issuance of Ordinary Shares, shall require the Holder to enter into and be bound by the terms of the Company’s Stockholders’ Agreement, if any. The terms of the Award Agreements utilized under the Plan need not be the same.

ANNEX C

PERFORMANCE SHARE AGREEMENT

CHINA CABLECOM HOLDINGS LTD.
WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT
WITH JAMES S. CASSANO

THIS WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT (‘‘Agreement’’) made as of October     , 2007, by and between China Cablecom Holdings Ltd., a BVI corporation (the ‘‘Company’’) and James S. Cassano (‘‘Cassano’’).

1.    The Company hereby agrees that Cassano shall become entitled to receive from the Company a lump sum cash payment equal to U.S. Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars ($666,666.00) (the ‘‘Payment’’) upon the Company’s receipt of U.S. Thirty Million Dollars ($30,000,000.00) of proceeds from the exercise of warrants issued as part of the units in the initial public offering of Jaguar Acquisition Corporation.

2.    The Company hereby agrees to make the Payment to Cassano, subject to Section 1, during calendar year 2008.

3.    The Company hereby acknowledges and agrees that the Payment shall be made to Cassano, subject to Section 1, regardless of whether he is or is not then providing services to the Company.

4.    Should the Payment become due pursuant to the terms of this Agreement at a time following Cassano’s death, the Payment shall be made to Cassano’s estate.

5.    Should the Company be required to withhold any amount in connection with the Payment, if made, by reason of any federal, state, local or foreign tax rules or regulations, the Company shall be entitled to deduct and withhold such amount.

6.    This Agreement can be amended solely in writing by both of the parties hereto.

7.    This Agreement shall be construed in accordance with and subject to applicable BVI law.

JAMES S. CASSANO		CHINA CABLECOM HOLDINGS LTD.

By:
Date

Its:
Date

CHINA CABLECOM HOLDINGS LTD.
WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT
WITH KERRY PROPPER

THIS WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT (‘‘Agreement’’) made as of October     , 2007, by and between China Cablecom Holdings Ltd., a BVI corporation (the ‘‘Company’’) and Kerry Propper (‘‘Propper’’).

1.    The Company hereby agrees that Propper shall become entitled to receive from the Company a lump sum cash payment equal to U.S. Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars ($666,666.00) (the ‘‘Payment’’) upon the Company’s receipt of U.S. Thirty Million Dollars ($30,000,000.00) of proceeds from the exercise of warrants issued as part of the units in the initial public offering of Jaguar Acquisition Corporation.

2.    The Company hereby agrees to make the Payment to Propper, subject to Section 1, during calendar year 2008.

3.    The Company hereby acknowledges and agrees that the Payment shall be made to Propper, subject to Section 1, regardless of whether he is or is not then providing services to the Company.

4.    Should the Payment become due pursuant to the terms of this Agreement at a time following Propper’s death, the Payment shall be made to Propper’s estate.

5.    Should the Company be required to withhold any amount in connection with the Payment, if made, by reason of any federal, state, local or foreign tax rules or regulations, the Company shall be entitled to deduct and withhold such amount.

6.    This Agreement can be amended solely in writing by both of the parties hereto.

7.    This Agreement shall be construed in accordance with and subject to applicable BVI law.

KERRY PROPPER		CHINA CABLECOM HOLDINGS LTD.

By:
Date

Its:
Date

CHINA CABLECOM HOLDINGS LTD.
WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT
WITH JONATHAN KALMAN

THIS WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT (‘‘Agreement’’) made as of October     , 2007, by and between China Cablecom Holdings Ltd., a BVI corporation (the ‘‘Company’’) and Jonathan Kalman (‘‘Kalman’’).

1.    The Company hereby agrees that Kalman shall become entitled to receive from the Company a lump sum cash payment equal to U.S. Six Hundred Sixty-Six Thousand Six Hundred Sixty-Eight Dollars ($666,668.00) (the ‘‘Payment’’) upon the Company’s receipt of U.S. Thirty Million Dollars ($30,000,000.00) of proceeds from the exercise of warrants issued as part of the units in the initial public offering of Jaguar Acquisition Corporation.

2.    The Company hereby agrees to make the Payment to Kalman, subject to Section 1, during calendar year 2008.

3.    The Company hereby acknowledges and agrees that the Payment shall be made to Kalman, subject to Section 1, regardless of whether he is or is not then providing services to the Company.

4.    Should the Payment become due pursuant to the terms of this Agreement at a time following Kalman’s death, the Payment shall be made to Kalman’s estate.

5.    Should the Company be required to withhold any amount in connection with the Payment, if made, by reason of any federal, state, local or foreign tax rules or regulations, the Company shall be entitled to deduct and withhold such amount.

6.    This Agreement can be amended solely in writing by both of the parties hereto.

7.    This Agreement shall be construed in accordance with and subject to applicable BVI law.

JONATHAN KALMAN		CHINA CABLECOM HOLDINGS LTD.

By:
Date

Its:
Date

CHINA CABLECOM HOLDINGS LTD.
WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT
WITH CLIVE NG

THIS WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT (‘‘Agreement’’) made as of October     , 2007, by and between China Cablecom Holdings Ltd., a BVI corporation (the ‘‘Company’’) and Clive Ng (‘‘Ng’’).

1.    The Company hereby agrees that Ng shall become entitled to receive from the Company a lump sum cash payment equal to U.S. Three Million Dollars ($3,000,000.00) (the ‘‘Payment’’) upon the Company’s receipt of U.S. Thirty Million Dollars ($30,000,000.00) of proceeds from the exercise of warrants issued as part of the units in the initial public offering of Jaguar Acquisition Corporation.

2.    The Company hereby agrees to make the Payment to Ng, subject to Section 1, during calendar year 2008.

3.    The Company hereby acknowledges and agrees that the Payment shall be made to Ng, subject to Section 1, regardless of whether he is or is not then providing services to the Company.

4.    Should the Payment become due pursuant to the terms of this Agreement at a time following Ng’s death, the Payment shall be made to Ng’s estate.

5.    Should the Company be required to withhold any amount in connection with the Payment, if made, by reason of any federal, state, local or foreign tax rules or regulations, the Company shall be entitled to deduct and withhold such amount.

6.    This Agreement can be amended solely in writing by both of the parties hereto.

7.    This Agreement shall be construed in accordance with and subject to applicable BVI law.

CLIVE NG		CHINA CABLECOM HOLDINGS LTD.

By:
Date

Its:
Date

CHINA CABLECOM HOLDINGS LIMITED

CONSULTING AGREEMENT

CONSULTING AGREEMENT (the ‘‘Agreement’’), dated as of November 1, 2007, by and between CHINA CABLECOM HOLDINGS LIMITED, a British Virgin Islands corporation (the ‘‘Company’’), and CHINA CABLE HOLDINGS LIMITED, a Cayman Islands Exempted Company (‘‘Consultant’’).

Background

A.    [Immediately prior to the execution of this Agreement, Jaguar Acquisition Corporation (‘‘JAC’’), a Delaware corporation, reincorporated in the British Virgin Islands through a merger of JAC with and into the Company].

B.    Immediately following the execution of this Agreement, a newly-formed, wholly owned subsidiary of the Company will merge with and into China Cablecom Ltd., a British Virgin Islands corporation (‘‘China Cablecom’’), as a result of which China Cablecom will become a wholly-owned subsidiary of the Company.

C.    Consultant, through its employees, desires to be engaged and to remain engaged by the Company as a consultant and acknowledges that it has been given access and will be given access to certain Proprietary Information (as defined in Section 6.1) of the Company.

D.    Consultant represents to the Company that neither Consultant nor its employees are subject or a party to any employment agreement, non-competition agreement, non-disclosure agreement or other agreement, covenant, understanding or restriction that would prohibit Consultant from executing this Agreement, and from performing fully, and without limitation, Consultant’s duties and responsibilities hereunder.

E.    The Company desires to engage Consultant, subject to certain restrictions on Consultant’s use of the Company’s/Successor Co.’s Proprietary Information.

INCORPORATING THE FOREGOING HEREIN, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.    Term.    The term of this Agreement shall commence on the date hereof and shall continue until [December 31, 2011] unless mutually extended by agreement of the Company and the Consultant (the ‘‘Term’’).

2.    Duties.    During the Term, Consultant shall, as requested by the President or other executive officers of the Company, perform the services set forth on Schedule A attached hereto. Neither Consultant nor its employees shall have authority in such capacity to bind the Company and shall not commit the Company (or hold itself out as being authorized to commit the Company) to any duty, obligation or liability, without the express written authorization of the President of the Company or other officer designated by the President of the Company.

3.    Compensation.

3.1    Amount.    In consideration for Consultant’s services during the Term, Consultant shall receive compensation of up to 7,520,000 shares of the Company’s common stock. The number of shares of the Company’s common stock that may be received by Consultant on a yearly basis shall be based on the Company achieving certain annual target EBITDA milestones as set forth on Schedule B of this Agreement.

3.2    Payment.    The compensation earned by the Consultant pursuant to Section 3.1 shall be paid no later that fifteen (15) days after the date in which the Company’s Audit Committee established by its Board of Directors has certified that the target EBITDA milestones set forth on Schedule B have been achieved based on the Company’s U.S. GAAP financial statements. The Company shall use its good faith efforts to ensure that compensation owed to the Consultant pursuant to Section 3.1 shall be paid on or before March 31 of each succeeding year.

3.3    Determination of EBITDA.    For purposes of this Agreement, the term ‘‘EBITDA’’ shall mean the Company’s non-GAAP earnings before interest, taxes, depreciation and amortization, and shall specifically exclude compensation charges for equity-based compensation (including but not limited to any such charges in connection with any Shares issued pursuant to this Agreement) and any extraordinary or one-time charge items (e.g., impairment of goodwill). All acquisitions must be accretive on an EBITDA per share basis. In calculating EBITDA per share, the Company will use the Company’s audited annual financial statements. For the acquisition to be accretive, the proforma EBITDA per share on a post-acquisition basis must be greater than the proforma EBITDA per share just immediately prior to the acquisition. EBITDA in these calculations will be proforma EBITDA Shares used in calculating EBIDTA per share will be the pro forma share amount used in the GAAP earnings per share calculation for the same year.

4.    Expenses.    The Company shall reimburse Consultant for all reasonable, necessary and fully-documented expenses that Consultant incurs in providing the services to the Company hereunder; provided, however, that in no event shall Consultant incur, or be reimbursed for, any individual expense without the Company’s prior written consent.

5.    Warranties by Consultant.    Consultant represents and warrants to the Company that (i) Consultant through its employees has the experience and ability to perform the services required by this Agreement; (ii) Consultant will cause its employees to perform said services in a professional, competent and timely manner; (iii) Consultant has the power to enter into and perform this Agreement; (iii) Consultant’s and its employees performance of this Agreement shall not (x) infringe upon or violate the intellectual property or other proprietary rights of any third party, (y) conflict with or violate any provision of any agreement to which Consultant or its employees is a party or by which Consultant or its employees are bound, or (z) violate any federal, state, local and foreign laws; and (iv) this Agreement is the legal, valid and binding obligation of Consultant enforceable against Consultant in accordance with its terms.

6.    Covenants.

6.1    Proprietary Information.    Consultant recognizes and acknowledges that by reason of its engagement as a consultant to the Company it and its employees will have access to confidential and/or proprietary information of the Company and its affiliates, including (a) trade secrets, inventions, ideas, processes, apparatus, equipment, data, programs, listings, patents, copyrights, trademarks, service marks, other works of authorship, know-how, improvements, discoveries, developments, designs, sketches, drawings, models and techniques relating to the current, future and proposed products and services of the Company (collectively, ‘‘Inventions’’); (b) information regarding plans for research, development, new products, product design, details and specifications, engineering, marketing and sales, business records and plans, budgets, plans for future developments, business forecasts, financial statements and other financial information, licenses, prices and costs, procurement requirements, policies or operational methods, suppliers, customers, potential customers and key personnel; (c) information regarding the skills and compensation of other executive officers and employees of and consultants to the Company; and (d) the existence and terms of this Agreement ((a), (b), (c) and (d) collectively, ‘‘Proprietary Information’’). Consultant hereby assigns to the Company all rights it may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns.

6.2    Nondisclosure.    Consultant covenants and agrees that it will not and its employees will not, for as long as it is consulting to the Company and at all times thereafter, except with the express prior written consent of the Company, directly or indirectly, whether as an employee, associate, owner, partner, member, agent, director, officer, shareholder, consultant, representative or in any other capacity, for its own account or for the benefit of any Person (as defined herein), communicate, disclose, divulge, provide commentary regarding or make available to any Person any of the Company’s Proprietary Information, including, without limitation, the existence and terms of this Agreement; provided that the provisions of this Section 6.2 shall not apply to information that (a) is or becomes generally available to the public other than as a result of disclosure by Consultant or its employees; (b) was readily available to Consultant on a non-confidential basis prior to its disclosure to Consultant by the Company; (c) was in Consultant’s lawful possession as evidenced by records kept in the ordinary course of business consistent with past practice or by proof of actual prior possession; (d) becomes available to Consultant on a non-confidential basis from a source other than the Company, provided that such source is not known by Consultant to be bound by confidentiality agreements with the Company or its affiliates or representatives or by legal, fiduciary or ethical constraints on disclosure of such information, or (e) is required to be disclosed pursuant to an order or other law; provided that Consultant shall give the Company prompt notice thereof prior to such disclosure and, at the request of the Company, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. For purposes of this Agreement, ‘‘Person’’ means a natural person, corporation, partnership, limited liability company, trust, estate, joint venture, sole proprietorship, government (and any branch or subdivision thereof), governmental agency, association, cooperative or other entity.

6.3    Third Party Information.    Consultant understands that the Company has received and in the future will receive from third parties confidential or proprietary information (‘‘Third Party Information’’) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, Consultant and its employees will hold Third Party Information in the strictest confidence and will not communicate, disclose, divulge, provide commentary regarding or make available to any Person (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with its work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

7.    Adequacy of Consideration.    Consultant acknowledges that the consideration received in exchange for the execution of this Agreement is adequate in light of the obligations and agreements provided herein.

8.    Return of Company Documents.    Upon termination of the Agreement, Consultant and its employees shall deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Proprietary Information or Third Party Information.

9.    Indemnification.

9.1    Consultant’s Indemnification Obligations.    Consultant agrees to indemnify, defend and hold harmless the Company, its affiliates, officers, directors, shareholders, employees, directors and consultants from and against any and all claims, damages, liability, losses and expenses (including reasonable attorneys’ fees, court costs and disbursements (the ‘‘Claims’’) arising from Consultant’s breach of the representations, warranties, covenants, terms or conditions set forth in this Agreement.

9.2    Company’s Indemnification Obligations.    The Company agrees to indemnify, defend and hold harmless the Consultant, its affiliates, officers, directors, shareholders, employees, directors and consultants from and against any and all Claims arising from the Company’s breach of the covenants, terms or conditions set forth in this Agreement.

9.3    Condition to Indemnification Obligations.    As a condition to the foregoing indemnity obligations, the indemnified party shall provide the indemnifying party with prompt notice of any Claim for which indemnification shall be sought hereunder and shall cooperate in all reasonable respects with the indemnifying party in connection with any such Claim. The indemnifying party shall have the right to control the defense of the Claim, and the indemnified party shall reasonably cooperate in the defense of such Claim at the expense of the indemnifying party. The indemnified party shall have the right to retain counsel to participate in the Claim, in which case the indemnifying party shall reasonably cooperate with the indemnified party and its counsel. The indemnifying party may settle any Claim without the consent of the indemnified party, but only if the sole relief awarded is money damages, without any admission of wrongdoing by the indemnified party, and the indemnifying party pays such settlement or damages in full.

10.    Limitation of Liability.    NEITHER PARTY SHALL HAVE ANY LIABILITY HEREUNDER FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS OR REVENUES EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE. THE FOREGOING LIMITATION SHALL NOT APPLY TO THE EXTENT THAT SUCH DAMAGES ARISE FROM CLAIMS WHICH ARE SUBJECT TO INDEMNIFICATION HEREUNDER. THE COMPANY’S LIABILITY HEREUNDER SHALL BE LIMITED TO THE AMOUNTS PAID TO CONSULTANT BY THE COMPANY HEREUNDER.

11.    Miscellaneous.

11.1    Notices.    All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten days advance written notice to the other parties hereto.

11.2    Relationship of the Parties.    The parties acknowledge and agree that each of the parties hereto is an independent contractor of the other. No relationship of employer/employee shall result from the execution of this Agreement or from the performance of any of the services hereunder. Neither party is, nor shall be considered, an agent, distributor, partner, joint venturer or representative of the other. Neither party shall act or represent itself, directly or by implication, as an agent of the other or in any manner assume or create any obligation on behalf of, or in the name of, the other. Neither party assumes the debts of the other party as a result of executing this Agreement. Each party shall be responsible for the compensation of its own employees and the payment of any applicable employee benefits of such employees, including, but not limited to, workers compensation, disability and unemployment insurance.

11.3    Successors and Assigns.    The rights and protections of the Company hereinunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries and affiliates, if any.

11.4    Modification/Amendment of Agreement.    This Agreement may not be modified or amended except by a writing executed by an authorized employee of Consultant and the President of the Company.

11.5    Entire Agreement.    This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous written agreement or understanding between the Company and Consultant.

11.6    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located in the State of New York in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

11.7    Severability.    In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or uneforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

11.8    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9    Delivery by Facsimile.    This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

11.10    Interpretation of Agreement.    The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Consulting Agreement as of the date first above written.

CHINA CABLECOM HOLDINGS LIMITED
By:
Name: Title: Address:
Facsimile: Telephone:
CHINA CABLECOM HOLDINGS LIMITED
By:
Name: Title: Address:
Facsimile: Telephone:

Schedule A

Services

•	Exploit existing relationships with various governmental agencies in China and Southeast Asia to assist the Company in its efforts to penetrate the cable television industry in such regions.

•	Develop a short term and long term strategic/business plan to advance the Company’s mission and objectives with respect to entering the cable television business in China and Southeast Asia.

•	Subject to approval the Company’s Board of Directors, negotiate and structure transactions on behalf of the Company with entities located in China and Southeast Asia that are involved in the cable television industry.

•	Identify strategic partners, acquisition and merger opportunities to enhance the Company’s business in China and Southeast Asia.

•	Identify individuals and/or entities to make investments in the Company and/or any of its subsidiaries.

Schedule B

Target EBITDA

Year	Target EBITDA	Shares of Common Stock
2008	$11,000,000	2,920,000
2009	$20,000,000	2,800,000
2010	$30,000,000	900,000
2011	$40,000,000	900,000

CHINA CABLECOM HOLDINGS LTD.
INCENTIVE STOCK AGREEMENT
WITH JAMES S. CASSANO

THIS AGREEMENT (this ‘‘Agreement’’) made as of October     , 2007, by and between China Cablecom Holdings Ltd., a BVI corporation (the ‘‘Company’’), and James S. Cassano (‘‘Cassano’’).

1.    Incentive Stock.    The Company and Cassano hereby agree that should the Company meet or exceed the EBITDA-based goals set forth below for the 2008-2011 calendar years (each, an ‘‘EBITDA Goal’’), subject to Section 3, the Company shall issue to the Executive the number of its ordinary shares, par value $0.0001 (‘‘Shares’’) set forth below:

Calendar Year	Calendar Year EBITDA Goal	Number of Shares
2008	$11,000,000	66,666
2009	$20,000,000	66,666
2010	$30,000,000	33,334
2011	$40,000,000	33,334

2.    Definition of EBITDA.    For purposes of this Agreement, the term ‘‘EBITDA’’ shall mean the Company’s non-GAAP earnings before interest, taxes, depreciation and amortization, and shall specifically exclude compensation charges for equity-based compensation (including but not limited to any such charges in connection with any Shares issued pursuant to this Agreement) and any extraordinary or one-time charge items (e.g., impairment of goodwill). All acquisitions must be accretive on an EBITDA per Share basis. In calculating EBITDA per Share, the Company shall use the Company’s audited annual financial statements. For the acquisition to be accretive, the proforma EBITDA per Share on a post-acquisition basis must be greater than the proforma EBITDA per Share immediately prior to the acquisition. EBITDA in these calculations will be proforma EBITDA Shares used in calculating EBIDTA per Share shall be the pro forma Share amount used in the GAAP earnings per Share calculation for the same year.

3.    Special Rule.    Notwithstanding anything to the contrary contained in Section 1, for any of calendar years 2008-2011, should the Company achieve the EBITDA Goal not only for such calendar year, but also for one or more of the next succeeding calendar year or years, the Company shall issue the aggregate number of Shares for both or all such calendar years at the time of issuance set forth in Section 4 for the earlier calendar year, and in such case, no Shares will be issued for the next following calendar year or years under this Agreement for which Shares were so previously earned.

4.    Timing of Share Issuances.    Any Shares to be issued by the Company to Cassano pursuant to Sections 1 and 3 will be so issued during the calendar year next following the calendar year for which the EBITDA Goal was met or exceeded.

5.    Withholding.    If the Company or an affiliate thereof shall be required to withhold any amounts in connection with the issuance of Shares hereunder by reason of any federal, state, local or foreign tax rules or regulations, the Company or affiliate shall be entitled to deduct and withhold such amounts.

6.    Amendment.    The Company may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would adversely affect any of Cassano’s rights or entitlements hereunder shall be effective without Cassano’s written consent thereto.

7.    Regulation by the Board.    This Agreement shall be subject to such administrative procedures and rules as the Company’s board of directors (the ‘‘Board’’) shall adopt. All decisions of the Board upon any question arising under this Agreement shall be conclusive and binding on Cassano.

8.    Recapitalization or Reorganization.    The Shares under this Agreement are shares of the Company’s ordinary shares as constituted as of the date of this Agreement; provided, however, that if, and whenever, after the date of this Agreement, the Company shall effect a subdivision or consolidation of its ordinary shares or the payment of a stock dividend on its ordinary shares without receipt of consideration by the Company, the numbers of Shares set forth in Section 1, (a) in the event of an increase in the number of the Company’s outstanding ordinary shares, shall be proportionately increased, and (b) in the event of a reduction in the number of the Company’s outstanding ordinary shares, shall be proportionately reduced. If the Company recapitalizes or otherwise changes its capital structure after the date of this Agreement, the numbers of Shares set forth in Section 1 shall be replaced with the number and class of shares of stock and securities to which Cassano would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, Cassano had been the holder of record of the applicable number of Shares then set forth in Section 1. In the event of changes to the Company’s outstanding ordinary shares by reason of recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after the date of this Agreement and not otherwise provided for in this Section 8, the numbers of Shares set forth in Section 1 shall be adjusted by the Board in its discretion as to the number of the Company’s ordinary shares to be subject to said Section of this Agreement.

9.    Governing Law.    This Agreement shall be construed in accordance with and subject to applicable BVI law.

10.    Cassano Acknowledgement.    By executing this Agreement, Cassano hereby acknowledges his agreement to be bound by all of the terms hereof, and that the terms hereof shall supersede any previous oral or written agreement between Cassano and the Company with respect to the subject matter hereof.

JAMES S. CASSANO		CHINA CABLECOM HOLDINGS LTD.

By:
Date

Its:
Date

CHINA CABLECOM HOLDINGS LTD.
INCENTIVE STOCK AGREEMENT
WITH KERRY PROPPER

THIS AGREEMENT (this ‘‘Agreement’’) made as of October     , 2007, by and between China Cablecom Holdings Ltd., a BVI corporation (the ‘‘Company’’), and Kerry Propper (‘‘Propper’’).

1.    Incentive Stock.    The Company and Propper hereby agree that should the Company meet or exceed the EBITDA-based goals set forth below for the 2008-2011 calendar years (each, an ‘‘EBITDA Goal’’), subject to Section 3, the Company shall issue to the Executive the number of its ordinary shares, par value $0.0001 (‘‘Shares’’) set forth below:

Calendar Year	Calendar Year EBITDA Goal	Number of Shares
2008	$11,000,000	66,667
2009	$20,000,000	66,667
2010	$30,000,000	33,333
2011	$40,000,000	33,333

2.    Definition of EBITDA.    For purposes of this Agreement, the term ‘‘EBITDA’’ shall mean the Company’s non-GAAP earnings before interest, taxes, depreciation and amortization, and shall specifically exclude compensation charges for equity-based compensation (including but not limited to any such charges in connection with any Shares issued pursuant to this Agreement) and any extraordinary or one-time charge items (e.g., impairment of goodwill). All acquisitions must be accretive on an EBITDA per Share basis. In calculating EBITDA per Share, the Company shall use the Company’s audited annual financial statements. For the acquisition to be accretive, the proforma EBITDA per Share on a post-acquisition basis must be greater than the proforma EBITDA per Share immediately prior to the acquisition. EBITDA in these calculations will be proforma EBITDA Shares used in calculating EBIDTA per Share shall be the pro forma Share amount used in the GAAP earnings per Share calculation for the same year.

3.    Special Rule.    Notwithstanding anything to the contrary contained in Section 1, for any of calendar years 2008-2011, should the Company achieve the EBITDA Goal not only for such calendar year, but also for one or more of the next succeeding calendar year or years, the Company shall issue the aggregate number of Shares for both or all such calendar years at the time of issuance set forth in Section 4 for the earlier calendar year, and in such case, no Shares will be issued for the next following calendar year or years under this Agreement for which Shares were so previously earned.

4.    Timing of Share Issuances.    Any Shares to be issued by the Company to Propper pursuant to Sections 1 and 3 will be so issued during the calendar year next following the calendar year for which the EBITDA Goal was met or exceeded.

5.    Withholding.    If the Company or an affiliate thereof shall be required to withhold any amounts in connection with the issuance of Shares hereunder by reason of any federal, state, local or foreign tax rules or regulations, the Company or affiliate shall be entitled to deduct and withhold such amounts.

6.    Amendment.    The Company may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would adversely affect any of Proppers rights or entitlements hereunder shall be effective without Proppers written consent thereto.

7.    Regulation by the Board.    This Agreement shall be subject to such administrative procedures and rules as the Company’s board of directors (the ‘‘Board’’) shall adopt. All decisions of the Board upon any question arising under this Agreement shall be conclusive and binding on Propper.

8.    Recapitalization or Reorganization.    The Shares under this Agreement are shares of the Company’s ordinary shares as constituted as of the date of this Agreement; provided, however, that if, and whenever, after the date of this Agreement, the Company shall effect a subdivision or consolidation of its ordinary shares or the payment of a stock dividend on its ordinary shares without receipt of consideration by the Company, the numbers of Shares set forth in Section 1, (a) in the event of an increase in the number of the Company’s outstanding ordinary shares, shall be proportionately increased, and (b) in the event of a reduction in the number of the Company’s outstanding ordinary shares, shall be proportionately reduced. If the Company recapitalizes or otherwise changes its capital structure after the date of this Agreement, the numbers of Shares set forth in Section 1 shall be replaced with the number and class of shares of stock and securities to which Propper would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, Propper had been the holder of record of the applicable number of Shares then set forth in Section 1. In the event of changes to the Company’s outstanding ordinary shares by reason of recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after the date of this Agreement and not otherwise provided for in this Section 8, the numbers of Shares set forth in Section 1 shall be adjusted by the Board in its discretion as to the number of the Company’s ordinary shares to be subject to said Section of this Agreement.

9.    Governing Law.    This Agreement shall be construed in accordance with and subject to applicable BVI law.

10.    Propper Acknowledgement.    By executing this Agreement, Propper hereby acknowledges his agreement to be bound by all of the terms hereof, and that the terms hereof shall supersede any previous oral or written agreement between Propper and the Company with respect to the subject matter hereof.

CHINA CABLECOM HOLDINGS LTD.
By:
Date
Its:
KERRY PROPPER

Date

CHINA CABLECOM HOLDINGS LTD.
INCENTIVE STOCK AGREEMENT
WITH JONATHAN KALMAN

THIS AGREEMENT (this ‘‘Agreement’’) made as of October     , 2007, by and between China Cablecom Holdings Ltd., a BVI corporation (the ‘‘Company’’), and Jonathan Kalman (‘‘Kalman’’).

1.    Incentive Stock.    The Company and Kalman hereby agree that should the Company meet or exceed the EBITDA-based goals set forth below for the 2008-2011 calendar years (each, an ‘‘EBITDA Goal’’), subject to Section 3, the Company shall issue to the Executive the number of its ordinary shares, par value $0.0001 (‘‘Shares’’) set forth below:

Calendar Year	Calendar Year EBITDA Goal	Number of Shares
2008	$11,000,000	66,667
2009	$20,000,000	66,667
2010	$30,000,000	33,333
2011	$40,000,000	33,333

2.    Definition of EBITDA.    For purposes of this Agreement, the term ‘‘EBITDA’’ shall mean the Company’s non-GAAP earnings before interest, taxes, depreciation and amortization, and shall specifically exclude compensation charges for equity-based compensation (including but not limited to any such charges in connection with any Shares issued pursuant to this Agreement) and any extraordinary or one-time charge items (e.g., impairment of goodwill). All acquisitions must be accretive on an EBITDA per Share basis. In calculating EBITDA per Share, the Company shall use the Company’s audited annual financial statements. For the acquisition to be accretive, the proforma EBITDA per Share on a post-acquisition basis must be greater than the proforma EBITDA per Share immediately prior to the acquisition. EBITDA in these calculations will be proforma EBITDA Shares used in calculating EBIDTA per Share shall be the pro forma Share amount used in the GAAP earnings per Share calculation for the same year.

3.     Special Rule.    Notwithstanding anything to the contrary contained in Section 1, for any of calendar years 2008-2011, should the Company achieve the EBITDA Goal not only for such calendar year, but also for one or more of the next succeeding calendar year or years, the Company shall issue the aggregate number of Shares for both or all such calendar years at the time of issuance set forth in Section 4 for the earlier calendar year, and in such case, no Shares will be issued for the next following calendar year or years under this Agreement for which Shares were so previously earned.

4.    Timing of Share Issuances.    Any Shares to be issued by the Company to Kalman pursuant to Sections 1 and 3 will be so issued during the calendar year next following the calendar year for which the EBITDA Goal was met or exceeded.

5.    Withholding.    If the Company or an affiliate thereof shall be required to withhold any amounts in connection with the issuance of Shares hereunder by reason of any federal, state, local or foreign tax rules or regulations, the Company or affiliate shall be entitled to deduct and withhold such amounts.

6.    Amendment.    The Company may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would adversely affect any of Kalman’s rights or entitlements hereunder shall be effective without Kalman’s written consent thereto.

7.    Regulation by the Board.    This Agreement shall be subject to such administrative procedures and rules as the Company’s board of directors (the ‘‘Board’’) shall adopt. All decisions of the Board upon any question arising under this Agreement shall be conclusive and binding on Kalman.

8.    Recapitalization or Reorganization.    The Shares under this Agreement are shares of the Company’s ordinary shares as constituted as of the date of this Agreement; provided, however, that if, and whenever, after the date of this Agreement, the Company shall effect a subdivision or consolidation of its ordinary shares or the payment of a stock dividend on its ordinary shares without receipt of consideration by the Company, the numbers of Shares set forth in Section 1, (a) in the event of an increase in the number of the Company’s outstanding ordinary shares, shall be proportionately increased, and (b) in the event of a reduction in the number of the Company’s outstanding ordinary shares, shall be proportionately reduced. If the Company recapitalizes or otherwise changes its capital structure after the date of this Agreement, the numbers of Shares set forth in Section 1 shall be replaced with the number and class of shares of stock and securities to which Kalman would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, Kalman had been the holder of record of the applicable number of Shares then set forth in Section 1. In the event of changes to the Company’s outstanding ordinary shares by reason of recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after the date of this Agreement and not otherwise provided for in this Section 8, the numbers of Shares set forth in Section 1 shall be adjusted by the Board in its discretion as to the number of the Company’s ordinary shares to be subject to said Section of this Agreement.

9.    Governing Law.    This Agreement shall be construed in accordance with and subject to applicable BVI law.

10.    Kalman Acknowledgement.    By executing this Agreement, Kalman hereby acknowledges his agreement to be bound by all of the terms hereof, and that the terms hereof shall supersede any previous oral or written agreement between Kalman and the Company with respect to the subject matter hereof.

CHINA CABLECOM HOLDINGS LTD.
By:
Date
Its:
JONATHAN KALMAN

Date

CHINA CABLECOM HOLDINGS LIMITED

CONSULTING AGREEMENT

CONSULTING AGREEMENT (the ‘‘Agreement’’), dated as of November 1, 2007, by and between CHINA CABLECOM HOLDINGS LIMITED, a British Virgin Islands corporation (the ‘‘Company’’), and CHINA CABLE HOLDINGS LIMITED, a Cayman Islands Exempted Company (‘‘Consultant’’).

Background

A.    [Immediately prior to the execution of this Agreement, Jaguar Acquisition Corporation (‘‘JAC’’), a Delaware corporation, reincorporated in the British Virgin Islands through a merger of JAC with and into the Company].

B.    Immediately following the execution of this Agreement, a newly-formed, wholly owned subsidiary of the Company will merge with and into China Cablecom Ltd., a British Virgin Islands corporation (‘‘China Cablecom’’), as a result of which China Cablecom will become a wholly-owned subsidiary of the Company.

C.    Consultant, through its employees, desires to be engaged and to remain engaged by the Company as a consultant and acknowledges that it has been given access and will be given access to certain Proprietary Information (as defined in Section 6.1) of the Company.

D.    Consultant represents to the Company that neither Consultant nor its employees are subject or a party to any employment agreement, non-competition agreement, non-disclosure agreement or other agreement, covenant, understanding or restriction that would prohibit Consultant from executing this Agreement, and from performing fully, and without limitation, Consultant’s duties and responsibilities hereunder.

E.    The Company desires to engage Consultant, subject to certain restrictions on Consultant’s use of the Company’s/Successor Co.’s Proprietary Information.

INCORPORATING THE FOREGOING HEREIN, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.    Term.    The term of this Agreement shall commence on the date hereof and shall continue until [December 31, 2011] unless mutually extended by agreement of the Company and the Consultant (the ‘‘Term’’).

2.    Duties.    During the Term, Consultant shall, as requested by the President or other executive officers of the Company, perform the services set forth on Schedule A attached hereto. Neither Consultant nor its employees shall have authority in such capacity to bind the Company and shall not commit the Company (or hold itself out as being authorized to commit the Company) to any duty, obligation or liability, without the express written authorization of the President of the Company or other officer designated by the President of the Company.

3.    Compensation.

3.1    Amount.    In consideration for Consultant’s services during the Term, Consultant shall receive compensation of up to 7,520,000 shares of the Company’s common stock. The number of shares of the Company’s common stock that may be received by Consultant on a yearly basis shall be based on the Company achieving certain annual target EBITDA milestones as set forth on Schedule B of this Agreement.

3.2    Payment.    The compensation earned by the Consultant pursuant to Section 3.1 shall be paid no later that fifteen (15) days after the date in which the Company’s Audit Committee established by its Board of Directors has certified that the target EBITDA milestones set forth on Schedule B have been achieved based on the Company’s U.S. GAAP financial statements. The Company shall use its good faith efforts to ensure that compensation owed to the Consultant pursuant to Section 3.1 shall be paid on or before March 31 of each succeeding year.

3.3    Determination of EBITDA.    For purposes of this Agreement, ‘‘EBITDA’’ shall be based upon the Company’s (or any successor entity’s) non-US Generally Accepted Accounting

Principles (Non-GAAP) which is the Company’s Earnings before Interest, Taxes, Depreciation and Amortization and which also excludes deferred compensation charges (stock based compensation) and any extraordinary or one-time charges items such as impairment of goodwill.

4.    Expenses.    The Company shall reimburse Consultant for all reasonable, necessary and fully-documented expenses that Consultant incurs in providing the services to the Company hereunder; provided, however, that in no event shall Consultant incur, or be reimbursed for, any individual expense without the Company’s prior written consent.

5.    Warranties by Consultant.    Consultant represents and warrants to the Company that (i) Consultant through its employees has the experience and ability to perform the services required by this Agreement; (ii) Consultant will cause its employees to perform said services in a professional, competent and timely manner; (iii) Consultant has the power to enter into and perform this Agreement; (iii) Consultant’s and its employees performance of this Agreement shall not (x) infringe upon or violate the intellectual property or other proprietary rights of any third party, (y) conflict with or violate any provision of any agreement to which Consultant or its employees is a party or by which Consultant or its employees are bound, or (z) violate any federal, state, local and foreign laws; and (iv) this Agreement is the legal, valid and binding obligation of Consultant enforceable against Consultant in accordance with its terms.

6.    Covenants.

6.1    Proprietary Information.    Consultant recognizes and acknowledges that by reason of its engagement as a consultant to the Company it and its employees will have access to confidential and/or proprietary information of the Company and its affiliates, including (a) trade secrets, inventions, ideas, processes, apparatus, equipment, data, programs, listings, patents, copyrights, trademarks, service marks, other works of authorship, know-how, improvements, discoveries, developments, designs, sketches, drawings, models and techniques relating to the current, future and proposed products and services of the Company (collectively, ‘‘Inventions’’); (b) information regarding plans for research, development, new products, product design, details and specifications, engineering, marketing and sales, business records and plans, budgets, plans for future developments, business forecasts, financial statements and other financial information, licenses, prices and costs, procurement requirements, policies or operational methods, suppliers, customers, potential customers and key personnel; (c) information regarding the skills and compensation of other executive officers and employees of and consultants to the Company; and (d) the existence and terms of this Agreement ((a), (b), (c) and (d) collectively, ‘‘Proprietary Information’’). Consultant hereby assigns to the Company all rights it may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns.

6.2    Nondisclosure.    Consultant covenants and agrees that it will not and its employees will not, for as long as it is consulting to the Company and at all times thereafter, except with the express prior written consent of the Company, directly or indirectly, whether as an employee, associate, owner, partner, member, agent, director, officer, shareholder, consultant, representative or in any other capacity, for its own account or for the benefit of any Person (as defined herein), communicate, disclose, divulge, provide commentary regarding or make available to any Person any of the Company’s Proprietary Information, including, without limitation, the existence and terms of this Agreement; provided that the provisions of this Section 6.2 shall not apply to information that (a) is or becomes generally available to the public other than as a result of disclosure by Consultant or its employees; (b) was readily available to Consultant on a non-confidential basis prior to its disclosure to Consultant by the Company; (c) was in Consultant’s lawful possession as evidenced by records kept in the ordinary course of business consistent with past practice or by proof of actual prior possession; (d) becomes available to Consultant on a non-confidential basis from a source other than the Company, provided that such source is not known by Consultant to be bound by confidentiality agreements with the Company or its affiliates or representatives or by legal, fiduciary or ethical constraints on disclosure of such information, or (e) is required to be disclosed pursuant to an order or other law; provided that

Consultant shall give the Company prompt notice thereof prior to such disclosure and, at the request of the Company, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. For purposes of this Agreement, ‘‘Person’’ means a natural person, corporation, partnership, limited liability company, trust, estate, joint venture, sole proprietorship, government (and any branch or subdivision thereof), governmental agency, association, cooperative or other entity.

6.3    Third Party Information.    Consultant understands that the Company has received and in the future will receive from third parties confidential or proprietary information (‘‘Third Party Information’’) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, Consultant and its employees will hold Third Party Information in the strictest confidence and will not communicate, disclose, divulge, provide commentary regarding or make available to any Person (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with its work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

7.    Adequacy of Consideration.    Consultant acknowledges that the consideration received in exchange for the execution of this Agreement is adequate in light of the obligations and agreements provided herein.

8.    Return of Company Documents.    Upon termination of the Agreement, Consultant and its employees shall deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Proprietary Information or Third Party Information.

9.    Indemnification.

9.1    Consultant’s Indemnification Obligations.    Consultant agrees to indemnify, defend and hold harmless the Company, its affiliates, officers, directors, shareholders, employees, directors and consultants from and against any and all claims, damages, liability, losses and expenses (including reasonable attorneys’ fees, court costs and disbursements (the ‘‘Claims’’) arising from Consultant’s breach of the representations, warranties, covenants, terms or conditions set forth in this Agreement.

9.2    Company’s Indemnification Obligations.    The Company agrees to indemnify, defend and hold harmless the Consultant, its affiliates, officers, directors, shareholders, employees, directors and consultants from and against any and all Claims arising from the Company’s breach of the covenants, terms or conditions set forth in this Agreement.

9.3    Condition to Indemnification Obligations.    As a condition to the foregoing indemnity obligations, the indemnified party shall provide the indemnifying party with prompt notice of any Claim for which indemnification shall be sought hereunder and shall cooperate in all reasonable respects with the indemnifying party in connection with any such Claim. The indemnifying party shall have the right to control the defense of the Claim, and the indemnified party shall reasonably cooperate in the defense of such Claim at the expense of the indemnifying party. The indemnified party shall have the right to retain counsel to participate in the Claim, in which case the indemnifying party shall reasonably cooperate with the indemnified party and its counsel. The indemnifying party may settle any Claim without the consent of the indemnified party, but only if the sole relief awarded is money damages, without any admission of wrongdoing by the indemnified party, and the indemnifying party pays such settlement or damages in full.

10.    Limitation of Liability.    NEITHER PARTY SHALL HAVE ANY LIABILITY HEREUNDER FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS OR REVENUES EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE. THE FOREGOING LIMITATION SHALL NOT APPLY TO THE EXTENT THAT SUCH DAMAGES ARISE FROM CLAIMS WHICH ARE SUBJECT TO INDEMNIFICATION HEREUNDER. THE COMPANY’S LIABILITY HEREUNDER SHALL BE LIMITED TO THE AMOUNTS PAID TO CONSULTANT BY THE COMPANY HEREUNDER.

11.    Miscellaneous.

11.1    Notices.    All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten days advance written notice to the other parties hereto.

11.2    Relationship of the Parties.    The parties acknowledge and agree that each of the parties hereto is an independent contractor of the other. No relationship of employer/employee shall result from the execution of this Agreement or from the performance of any of the services hereunder. Neither party is, nor shall be considered, an agent, distributor, partner, joint venturer or representative of the other. Neither party shall act or represent itself, directly or by implication, as an agent of the other or in any manner assume or create any obligation on behalf of, or in the name of, the other. Neither party assumes the debts of the other party as a result of executing this Agreement. Each party shall be responsible for the compensation of its own employees and the payment of any applicable employee benefits of such employees, including, but not limited to, workers compensation, disability and unemployment insurance.

11.3    Successors and Assigns.    The rights and protections of the Company hereinunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries and affiliates, if any.

11.4    Modification/Amendment of Agreement.    This Agreement may not be modified or amended except by a writing executed by an authorized employee of Consultant and the President of the Company.

11.5    Entire Agreement.    This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous written agreement or understanding between the Company and Consultant.

11.6    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located in the State of New York in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

11.7    Severability.    In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or uneforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

11.8    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9    Delivery by Facsimile.    This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

11.10    Interpretation of Agreement.    The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Consulting Agreement as of the date first above written.

CHINA CABLECOM HOLDINGS LIMITED
By:
Name: Title: Address:
Facsimile: Telephone:
CHINA CABLE HOLDINGS LIMITED
By:
Name: Title: Address:
Facsimile: Telephone:

Schedule A

Services

•	Exploit existing relationships with various governmental agencies in China and Southeast Asia to assist the Company in its efforts to penetrate the cable television industry in such regions.

•	Develop a short term and long term strategic/business plan to advance the Company’s mission and objectives with respect to entering the cable television business in China and Southeast Asia.

•	Subject to approval the Company’s Board of Directors, negotiate and structure transactions on behalf of the Company with entities located in China and Southeast Asia that are involved in the cable television industry.

•	Identify strategic partners, acquisition and merger opportunities to enhance the Company’s business in China and Southeast Asia.

•	Identify individuals and/or entities to make investments in the Company and/or any of its subsidiaries.

Schedule B

Target EBITDA

Year	Target EBITDA	Shares of Common Stock
2008	$11,000,000	2,920,000
2009	$20,000,000	2,800,000
2010	$30,000,000	900,000
2011	$40,000,000	900,000

Annex D

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

JAGUAR ACQUISITION CORPORATION

AND

CHINA CABLECOM LTD.

AND

CLIVE NG

OCTOBER 30, 2007

D-i

D-ii

D-iii

D-iv

EXHIBITS
A	Form of Certificate of Merger
B	Form of Articles of Merger
C	Form of Business Combination Articles of Merger
D	Schedule of Closing Shares
E	Form of Escrow Agreement
F	Form of Lock-Up Agreement
SCHEDULES
Company Disclosure Schedule
Parent Disclosure Schedule

D-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the ‘‘Agreement’’) is made and entered into as of October 30, 2007, by and among Jaguar Acquisition Corporation, a Delaware corporation (‘‘Parent’’), China Cablecom Ltd., a British Virgin Islands corporation (‘‘Company’’), and Clive Ng, as the principal shareholder of the Company (the ‘‘Principal Shareholder’’).

RECITALS

WHEREAS, the Parent desires to form a wholly-owned subsidiary in the British Virgin Islands (‘‘Merger Sub I’’), solely for the purpose of a merger of Parent with and into Merger Sub I, in which Merger Sub I will be the surviving corporation (the ‘‘Redomestication Merger’’). The name of Merger Sub I shall be China Cablecom Holdings, Ltd.;

WHEREAS, immediately after the formation of Merger Sub I, Merger Sub I shall form a wholly-owned subsidiary in the British Virgin Islands (‘‘Merger Sub II’’), solely for the purpose of a merger of Merger Sub II with and into the Company in which the Company will be the surviving corporation (the ‘‘Business Combination’’). The name of Merger Sub II shall be China Cable Merger Co., Ltd.;

WHEREAS, pursuant to and in connection with the Business Combination, and as part of the same integrated transaction (such that neither the Business Combination nor the Redomestication Merger shall occur without the other), Parent and Merger Sub I shall consummate the Redomestication Merger, pursuant to which, among other things, (i) the outstanding shares of common stock of the Parent, $0.0001 par value (the ‘‘Parent Common Stock’’) shall be converted into shares of common stock of Merger Sub I, $0.0001 par value (the ‘‘Merger Sub I Common Stock’’) and (ii) all warrants and other rights to purchase Parent Common Stock then outstanding (the ‘‘Parent Stock Rights’’) shall be exchanged for substantially equivalent securities of Merger Sub I at the rate set forth herein (‘‘Merger Sub I Stock Rights’’);

WHEREAS, as part of the same integrated transaction (such that neither the Business Combination nor the Redomestication Merger shall occur without the other) Merger Sub II and the Company shall consummate the Business Combination, pursuant to which, among other things, (i) the outstanding common shares of the Company, $0.0005 par value (‘‘Company Shares’’), shall be converted into shares of the China Cablecom Surviving Corporation (as hereinafter defined) $0.0001 par value (the ‘‘Surviving Corporation Common Stock’’) and (ii) outstanding Class A Preferred Shares of the Company, $0.0005 par value ‘‘(‘‘Preferred Shares’’, and together with the Company Shares, the ‘‘Company Securities’’) shall be converted into shares of Surviving Corporation Common Stock, in each case at the rate set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE REDOMESTICATION MERGER

1.1    The Redomestication Merger.    At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger substantially in the form attached hereto as Exhibit A, the Articles of Merger substantially in the form attached hereto as Exhibit B, and in accordance with the applicable provisions of the Delaware General Corporation Law (‘‘Delaware Law’’) and the BVI Business Companies Act, 2004 (as amended) (‘‘BVI Law’’), respectively, Parent shall be merged with and into Merger Sub I, the separate corporate existence of Parent shall cease and Merger Sub I shall continue as the surviving corporation. Merger Sub I as the surviving corporation after the Redomestication Merger is hereinafter sometimes referred to as the ‘‘China Cablecom Surviving Corporation.’’

1.2    Effective Time.     The parties hereto shall cause the Redomestication Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and the Articles of Merger with the Registrar of Corporate Affairs in the British Virgin Islands, in accordance with the relevant provisions of BVI Law (the time of such filings, or such later time as specified in the Certificate of Merger and the Articles of Merger, being the ‘‘Effective Time’’).

1.3    Effect of the Redomestication Merger.    At the Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Certificate of Merger, the Articles of Merger and the applicable provisions of Delaware Law and BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent and Merger Sub I shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the China Cablecom Surviving Corporation, which shall include the assumption by China Cablecom Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the Closing, and all securities of China Cablecom Surviving Corporation issued and outstanding as a result of the conversion under Section 1.6(a) hereof shall be listed on the Over-the-Counter Bulletin Board, or such other public trading market on which the Surviving Corporation Common Stock may be trading at such time.

1.4    Memorandum and Articles of Association.    At the Effective Time, the Certificate of Incorporation and By-Laws of the Parent, as in effect immediately prior to the Effective Time, shall cease and the Memorandum and Articles of Association (‘‘MOA’’) of Merger Sub I, as in effect immediately prior to the Effective Time, shall be the MOA of the China Cablecom Surviving Corporation.

1.5    Directors and Officers of the China Cablecom Surviving Corporation.    Immediately after the Effective Time, the board of directors of the China Cablecom Surviving Corporation, shall consist of Clive Ng, Kerry Propper, Jonathan Kalman, Shan Li, Alejandro Zubillaga and Simon Bax, and the officers of the China Cablecom Surviving Corporation shall be Clive Ng as Executive Chairman and President and Pu Yue as Chief Executive Officer and Acting Chief Financial Officer.

1.6    Effect on Capital Stock.    By virtue of the Redomestication Merger and without any action on the part of Merger Sub I, the Parent or the holders of any of the following securities:

(a)    Conversion of Parent Common Stock.    At the Effective Time, every one share of the Parent Common Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.6(c) or Section 1.11 below) shall be converted automatically into one share of Merger Sub I Common Stock (the ‘‘Conversion Ratio’’), subject to any adjustments made pursuant to Section 1.6(d). At the Effective Time, all shares of Parent Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing shares of Parent Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Parent Common Stock, except as provided herein or by law. Each certificate previously evidencing Parent Common Stock shall be exchanged for a certificate representing such number of shares of Merger Sub I Common Stock calculated by multiplying the Conversion Ratio then in effect by the number of shares of Parent Common Stock previously evidenced by the canceled certificates upon the surrender of such certificate in accordance with Section 1.7.

(b)    Parent Stock Rights.    At the Effective Time, each Parent Stock Right shall be converted into one substantially equivalent option, warrant or other right to purchase Merger Sub I Stock Rights. At the Effective Time, the Parent Stock Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Merger Sub I Stock Rights shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Stock Rights (the ‘‘Parent Stock Rights Agreements’’) which are outstanding immediately prior to the Effective Time, except that in the event of an adjustment made pursuant to Section 1.6(d), (i) each of the Merger Sub I Stock

Rights will be exercisable for that number of whole shares of Merger Sub I Common Stock equal to the product of the number of shares of Parent Common Stock that were issuable upon exercise of such option or warrant immediately prior to the Effective Time multiplied by the Conversion Ratio then in effect and rounded down to the nearest whole number of shares of Merger Sub I Common Stock, and (ii) the per share exercise price for the shares of Merger Sub I Common Stock issuable upon exercise of such Merger Sub I Stock Rights will be equal to the quotient determined by dividing the exercise price per share of Parent Common Stock at which each such option or warrant was exercisable immediately prior to the Effective Time by the Conversion Ratio then in effect, rounded down to the nearest whole cent. At or prior to the Effective Time, Merger Sub I shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Merger Sub I Stock Rights remain outstanding, a sufficient number of shares of Merger Sub I Common Stock for delivery upon the exercise of such Merger Sub I Stock Rights.

(c)    Cancellation of Parent Common Stock Owned by Parent.    At the Effective Time, if there are any shares of Parent Common Stock that are owned by the Parent as treasury stock or any shares of Parent Common Stock owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d)    Adjustments to Conversion Ratio.    The Conversion Ratio shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Merger Sub I Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Merger Sub I Common Stock or Parent Common Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Parent Common Stock and Merger Sub I Common Stock the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(e)    No Fractional Shares.    No fractional shares of Merger Sub I Common Stock shall be issued in connection with the Redomestication Merger, and no certificates or scrip for any such fractional shares shall be issued. Any shareholder of Parent or holder of Parent Stock Rights who would otherwise be entitled to receive a fraction of a share of Merger Sub I Common Stock (after aggregating all fractional shares of Merger Sub I Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a share of Surviving Corporation Common Stock on the Over-the-Counter Bulletin Board (‘‘OTC BB’’), or such other public trading market on which the Surviving Corporation Common Stock may be trading at such time, at the Effective Time.

(f)    Transfers of Ownership.    If any certificate for shares of Merger Sub I Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Merger Sub I or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Merger Sub I Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Merger Sub I or any agent designated by it that such tax has been paid or is not payable.

(g)    No Liability.    Notwithstanding anything to the contrary in this Section 1.6, none of the China Cablecom Surviving Corporation, Merger Sub I or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7    Surrender of Certificates.    All shares of Merger Sub I Common Stock issued upon the surrender of shares of Parent Common Stock in accordance with the terms hereof, and all Merger Sub I Stock Rights issued upon surrender of Parent Stock Rights in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Common Stock shall also apply to the Merger Sub I Common Stock so issued in exchange.

1.8    Lost, Stolen or Destroyed Certificates.    In the event any certificates or Parent Stock Rights Agreements shall have been lost, stolen or destroyed, Merger Sub I shall issue in exchange for such lost, stolen or destroyed certificates or Parent Stock Rights Agreements, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such shares of Merger Sub I Common Stock or Merger Sub I Stock Rights, as may be required pursuant to Section 1.7; provided, however, that China Cablecom Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates or Parent Stock Rights Agreement to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against China Cablecom Surviving Corporation with respect to the certificates or Parent Stock Rights Agreements alleged to have been lost, stolen or destroyed.

1.9    Section 368 Reorganization.    For U.S. federal income tax purposes, the Redomestication Merger is intended to constitute a ‘‘reorganization’’ within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’). The parties to this Agreement hereby (i) adopt this Agreement as a ‘‘plan of reorganization’’ within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) shall file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Redomestication Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the transactions contemplated by this Agreement are determined not to qualify as a reorganization under Section 368 of the Code.

1.10    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the China Cablecom Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and Merger Sub I, the officers and directors of Parent and Merger Sub I are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11    Shares Subject to Appraisal Rights.

(a)    Notwithstanding Section 1.6(a), Dissenting Shares (as hereinafter defined) shall not be converted into a right to receive Merger Sub I Common Stock and the holders thereof shall be entitled only to such rights as are granted by the Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Delaware Law shall receive payment therefor from the China Cablecom Surviving Corporation in accordance with the Delaware Law, provided, however, that (i) if any shareholder of Parent who asserts appraisal rights in connection with the Redomestication Merger (a ‘‘Dissenter’’) has failed to establish his entitlement to such rights as provided in Delaware, or (ii) if any such Dissenter has effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under Delaware Law the shares of Parent Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive shares of Merger Sub I Common Stock and as provided in Section 1.6(a). The Parent shall give Merger Sub I prompt notice of any demands for payment received by the Parent from a person asserting appraisal rights, and Merger Sub I shall have the right to participate in all negotiations and proceedings with respect to such demands. The Parent shall not, except with the prior written consent of Merger Sub I, make any payment with respect to, or settlement or offer to settle, any such demands.

(b)    As used herein, ‘‘Dissenting Shares’’ means any shares of Parent Common Stock held by shareholders who are entitled to appraisal rights under Delaware Law, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with Delaware Law.

ARTICLE II
THE BUSINESS COMBINATION

2.1    Business Combination.    Immediately after the consummation of the Redomestication Merger, and subject to the terms of this Agreement and the Articles of Merger substantially in the form attached hereto as Exhibit C (the ‘‘Business Combination Articles of Merger’’), and in accordance with BVI Law, Merger Sub II shall be merged with and into the Company, the separate corporate existence of Merger Sub II shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Business Combination is hereinafter sometimes referred to as the ‘‘China Cable Surviving Corporation.’’

2.2    Closing; Effective Time.    The closing of the Business Combination (the ‘‘Closing’’) shall take place immediately after the Redomestication Merger, which shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VIII hereof or at such other time as the parties hereto agree (the ‘‘Closing Date’’). The Closing shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, or at such other location as the parties hereto agree. On the Closing Date:

(a)    Merger Sub I and Parent shall cause the Redomestication Merger to be immediately consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and the Articles of Merger with the Registrar of Corporate Affairs in the British Virgin Islands, in accordance with the relevant provisions of BVI Law; and

(b)    Merger Sub II and the Company shall cause the Business Combination to be immediately consummated by filing the Business Combination Articles of Merger with the Registrar of Corporate Affairs in the British Virgin Islands, in accordance with the relevant provisions of BVI Law (the ‘‘Business Combination Effective Time’’).

2.3    Effect of the Business Combination.    At the Business Combination Effective Time, the effect of the Business Combination shall be as provided in this Agreement, the Business Combination Articles of Merger and the applicable provisions of BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Business Combination Effective Time, all the property, rights, privileges, agreements, powers and franchises of the Company and Merger Sub II shall vest in the China Cable Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub II shall become the debts, liabilities and duties of the China Cable Surviving Corporation, and all Company Securities upon conversion in accordance with Section 2.7(a) shall be eligible for quotation on the Over-the Counter Bulletin Board, or such other public trading market on which the Surviving Corporation Common Stock may be trading at such time.

2.4    Escrow.    Notwithstanding any provision of this Agreement to the contrary, in lieu of delivering to the Principal Shareholder certificates for the full number of shares of Surviving Corporation Common Stock such Principal Shareholder is entitled to pursuant to Section 2.7, the China Cablecom Surviving Corporation shall deliver or cause to be delivered (A) to the Principal Shareholder, a certificate evidencing the aggregate number of shares issuable to the Principal Shareholder at Closing, less the Escrow Shares (as hereinafter defined) as set forth in Exhibit D (the ‘‘Closing Shares’’); and (B) to Loeb & Loeb LLP as escrow agent (the ‘‘Escrow Agent’’) for deposit into escrow pursuant to an escrow agreement, to be executed and delivered at the Closing substantially in the form of Exhibit E (the ‘‘Escrow Agreement’’), a certificate registered in the name of the Principal Shareholder, together with a stock power executed in blank, for an aggregate of

100,000 of the shares (the ‘‘Escrow Shares’’), which certificate will be held pursuant to the escrow established by, and disposed of by the Escrow Agent in accordance with the terms and provisions of, the Escrow Agreement.

2.5    Memorandum and Articles of Association.    At the Business Combination Effective Time, the MOA of Merger Sub II, as in effect immediately prior to the Closing Date, shall cease and the MOA of the Company, as in effect immediately prior to the Business Combination Effective Time, shall be the MOA of China Cable Surviving Corporation.

2.6    Directors of China Cable Surviving Corporation.    Immediately after the Business Combination Effective Time, the board of directors of China Cable Surviving Corporation, shall consist of the following persons Clive Ng, Kerry Propper and Jonathan Kalman.

2.7    Effect on Capital Stock.    By virtue of the Business Combination and without any action on the part of Merger Sub II, the Company or the holders of any of the following securities:

(a)    Conversion of Company Securities.    At the Business Combination Effective Time, (i) each share of the Company Shares issued and outstanding immediately prior to the Business Combination Effective Time (other than those described in Section 2.12 below) shall be converted automatically into 0.68 of a share of Surviving Corporation Common Stock and (ii) each of the Preferred Shares shall be converted automatically into one share of Surviving Corporation Common Stock (collectively, the ‘‘Business Combination Conversion Ratio’’), subject to any adjustments made pursuant to Section 2.7(c). At the Business Combination Effective Time, all shares of Company Securities shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing the Company Securities outstanding immediately prior to the Business Combination Effective Time shall cease to have any rights with respect to such shares of Company Securities, except as provided herein or by law. Each certificate previously evidencing Company Securities shall be exchanged for such number of shares of Surviving Corporation Common Stock calculated by multiplying the applicable Business Combination Conversion Ratio by the number of shares of Company Securities previously evidenced by the canceled certificates upon the surrender of such certificate in accordance with the terms hereof.

(b)    Cancellation of Merger Sub II Common Stock Owned by Merger Sub II.    At the Business Combination Effective Time, if any shares of Merger Sub II Common Stock are held by Merger Sub II as treasury shares or any shares of Merger Sub II Common Stock are owned by any direct or indirect wholly owned subsidiary of Merger Sub II immediately prior to the Business Combination Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(c)    Adjustments to Business Combination Conversion Ratio.    Each Business Combination Conversion Ratio shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Surviving Corporation Common Stock or Company Securities), reorganization, recapitalization or other like change with respect to Surviving Corporation Common Stock and Company Securities occurring after the date hereof and prior to the Business Combination Effective Time, so as to provide holders of Company Securities the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(d)    No Fractional Shares.    No fractional shares of Surviving Corporation Common Stock shall be issued in connection with the Business Combination, and no certificates or scrip for any such fractional shares shall be issued. Any shareholder of the Company who would otherwise be entitled to receive a fraction of a share of Surviving Corporation Common Stock (after aggregating all fractional shares of Surviving Corporation Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a share of Surviving Corporation Common Stock on the OTC BB at the Business Combination Effective Time.

(e)    Transfers of Ownership.    If any certificate for shares of Surviving Corporation Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to China Cable Surviving Corporation or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Surviving Corporation Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of China Cable Surviving Corporation or any agent designated by it that such tax has been paid or is not payable.

(f)    No Liability.    Notwithstanding anything to the contrary in this Section 1.7, none of China Cable Surviving Corporation, Merger Sub II or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.8    Surrender of Certificates.    All shares of Surviving Corporation Common Stock issued upon the surrender of shares of Company Securities in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Company Securities shall also apply to the Surviving Corporation Common Stock so issued in exchange.

2.9    Lost, Stolen or Destroyed Certificates.    In the event any certificates shall have been lost, stolen or destroyed, China Cable Surviving Corporation shall issue in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof, such shares of Surviving Corporation Common Stock as may be required pursuant to Section 2.7(a); provided, however, that China Cable Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against China Cable Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.10    Section 368 Reorganization.    For U.S. federal income tax purposes, the Business Combination is intended to constitute a ‘‘reorganization’’ within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement as a ‘‘plan of reorganization’’ within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) shall file all tax and information returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Business Combination as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Business Combination Effective Date has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the transactions contemplated by this Agreement are determined not to qualify as a reorganization under Section 368 of the Code.

2.11    Taking of Necessary Action; Further Action.    If, at any time after the Business Combination Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the China Cable Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub II, the officers and directors of Company and Merger Sub II are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.12    Withholding Rights.    China Cablecom Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Surviving Corporation Common Stock otherwise deliverable under this Agreement, such amounts as China Cablecom Surviving Corporation reasonably determines it is required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that any amounts are so withheld all appropriate evidence of such deduction and withholding, including any receipts or forms required in order for the person with respect to whom such deduction and withholding occurred to establish the deduction and withholding and payment to the appropriate authority as being for its account with the appropriate authorities shall be delivered to the person with respect to whom such deduction and withholding has occurred, and such withheld amounts shall be treated for all purposes as having been delivered and paid to the person otherwise entitled to the Surviving Corporation Common Stock in respect of which such deduction and withholding was made by China Cablecom Surviving Corporation. Notwithstanding the foregoing, the China Cablecom Surviving Corporation, at its option, may require any such amounts required to be deducted and withheld to be reimbursed in cash to the China Cablecom Surviving Corporation prior to the issuance of the Surviving Corporation Common Stock.

2.13    Shares Subject to Appraisal Rights.

(a)    Notwithstanding Section 2.7(a), BVI Dissenting Shares (as hereinafter defined) shall not be converted into a right to receive Surviving Corporation Common Stock and the holders thereof shall be entitled only to such rights as are granted by BVI Law. Each holder of BVI Dissenting Shares who becomes entitled to payment for such shares pursuant to BVI Law shall receive payment therefor from the Surviving Corporation in accordance with the BVI Law, provided, however, that (i) if any shareholder who asserts appraisal rights in connection with the Business Combination (a ‘‘BVI Dissenter’’) has failed to establish his entitlement to such rights as provided in BVI Law, or (ii) if any such BVI Dissenter has effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under BVI Law the shares of Company Securities held by such BVI Dissenter shall be treated as if they had been converted, as of the Business Combination Effective Time, into a right to receive Surviving Corporation Common Stock and as provided in Section 2.7. The Company shall give Surviving Corporation prompt notice of any demands for payment received by the Company from a person asserting appraisal rights, and Surviving Corporation shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Surviving Corporation, make any payment with respect to, or settlement or offer to settle, any such demands.

(b)    As used herein, ‘‘BVI Dissenting Shares’’ means any shares of Company Securities held by shareholders who are entitled to appraisal rights under BVI Law, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with BVI Law.

2.14    Restriction on Disposal of Shares.    As a condition to the closing of the transactions contemplated by this Agreement, the Principal Shareholder shall execute a lock-up agreement (the ‘‘Lock-Up Agreement’’) substantially in the form attached hereto as Exhibit G, whereby he shall agree that (i) until the earlier of the date (the ‘‘Trade Commencement Date’’), that (x) is six months after the Business Combination Effective Time, and (y) a registration statement to be filed 30 days after the consummation of the Business Combination, which shall include for resale the Closing Shares and the Escrow Shares, shall be declared effective by the Securities and Exchange Commission (the ‘‘SEC’’), he shall not directly or indirectly offer, sell, contract to sell, gift, exchange, assign, pledge or otherwise encumber or dispose of his Closing Shares or Escrow Shares (or enter into any transaction which is designed to, or might reasonably be expect to, result in the disposition, (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Principal Shareholder or any affiliate of Principal Shareholder, other than the China Cablecom Surviving Corporation, or any person in privity with Principal Shareholder or any affiliate of Principal Shareholder, other than the China Cablecom Surviving Corporation), directly or indirectly, including the establishment or increase in a put equivalent position or liquidation or decrease in a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder (each of the foregoing referred to as a ‘‘Disposition’’);

(ii) for a period of 6 months after the Trade Commencement Date, not to effect a Disposition of more than 33 1/3% of his Closing Shares and Escrow Shares, if any such Escrow Shares have been released as of such time and (iii) for a period of 12 months after the Trade Commencement Date not to effect a Disposition of more than 66 2/3% of his Closing Shares and Escrow Shares, if any such Escrow Shares have been released as of such time. Additional terms and conditions relating to the Disposition of the Closing Shares and Escrow Shares are set forth in the Lock-Up Agreement. The foregoing restriction is intended to preclude the Principal Shareholder from engaging in any hedging transaction, which is designed to or is reasonably expected to lead to or result in a Disposition during such period even if the Closing Shares would be disposed of by someone other than the Principal Shareholder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In this Agreement, any reference to any event, change, condition or effect being ‘‘material’’ with respect to any person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. In this Agreement, any reference to a ‘‘Material Adverse Effect’’ with respect to any person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. Notwithstanding the foregoing, the definition of Material Adverse Effect shall not include events caused by general economic conditions (and solely with respect to this Article III, shall include economic conditions solely or principally applicable to the cable communications industry, or to locations in which the Company, its Subsidiaries and the PRC Companies operate.)

In this Agreement, any reference to the Company’s ‘‘knowledge’’ means the reasonable knowledge of Clive Ng, the Company’s Executive Chairman and, after reasonable inquiry, the actual knowledge of Pu Yue, the Company’s Chief Executive Officer.

Except as set forth in the disclosure schedule delivered by the Company to Surviving Corporation concurrently with the execution of this Agreement (the ‘‘Company Disclosure Schedule’’), which shall identify exceptions by specific section references, Clive Ng and Pu Yue on behalf of the Company, hereby represent and warrant to Parent, as follows:

3.1    Organization, Standing and Power.

(a)    Each of the Company, China Cablecom Company Limited (HK), (‘‘HKSPV’’) and Heze Zhongyouxiantong Network Technology Co., Ltd., (‘‘WFOE’’ and together with HKSPV the ‘‘Subsidiaries’’), is a corporation duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the laws of their respective jurisdictions of organization. Each of the Company and its Subsidiaries has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on their respective businesses as presently conducted and to own, hold and operate their respective properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect. The Company has delivered or made available to Parent a true and correct copy of the MOA of the Company and the organizational documents of each of the Subsidiaries, each as amended to date. Neither the Company nor any of the Subsidiaries is in violation of any of the provisions of its respective MOA, Bylaws or equivalent organizational documents.

(b)    As of the date hereof, Jinan Youxiantong Network Technology Co., Ltd., a People’s Republic of China (‘‘PRC’’) domestic limited liability company (‘‘JNCC’’), and Binzhou Broadcast and Television Information Network Co., Ltd. (‘‘BZDTV’’ and together with JNCC, the ‘‘PRC Companies’’), have been duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Each of the PRC Companies has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on their respective businesses as presently conducted and to own, hold and operate their respective properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect.

(c)    True, correct and complete copies of the organizational documents of each of the PRC Companies have been delivered or made available to the Parent prior to the execution of this Agreement, and no action has been taken to amend or repeal such organizational documents. The organizational documents of each of the PRC Companies are valid and subsisting and no PRC Company is in violation or breach of any of the provisions of its organizational documents.

3.2    Subsidiaries.

(a)    Except for the Subsidiaries, and those entities set forth on Schedule 3.2, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.. The Company is the direct or indirect owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by the Company free and clear of all liens, charges, claims or encumbrances or rights of others. Except as set forth in Schedule 3.2, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating the Company or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

3.3    Capital Structure.

(a)    The authorized capital stock of the Company consists of (i) 3,105,020 shares, $0.0005 par value, of which there were issued and outstanding as of the close of business as of the date hereof, 1,900,000 common shares, and (ii) 1,105,020 preferred shares, $0.0005 par value, of which there were issued and outstanding as of the close of business as of the date hereof, 766,680 Class A Preferred Shares. Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no other outstanding shares or voting securities and no outstanding commitments to issue any shares or voting securities after the date hereof. All outstanding Company Securities are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the MOA of the Company or any agreement to which the Company is a party or by which it is bound. Except as set forth on Schedule 3.3(a) and in connection with the Financing (as hereinafter defined), there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company or obligating the Company to grant, extend, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 3.3(a) and in connection with the Financing, there are no contracts, commitments or agreements relating to voting, purchase or sale of the Company’s shares (i) between or among the Company and any of its shareholders, and (ii) to the best of the Company’s knowledge, between or among any of the Company’s shareholders.

(b)    The capitalization of the JNCC and the BZDTV is set forth on Schedule 3.3(b) of the Company Disclosure Schedule. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities of the PRC Companies after the date hereof. The issued and outstanding shares of capital stock of each PRC Company set forth on such schedule have been duly authorized, validly issued, fully paid and non-assessable, are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, their respective organizational documents or any agreement to which the Company is a party or by which it is bound, and such shares constitute all of the issued and outstanding capital stock of each such PRC Company. As of the date hereof and as of the date of the Special Meeting (as defined below), all registered capital and other capital contributions regarding each of the PRC Companies has been duly paid up in accordance with the relevant PRC regulations and requirements and all necessary capital verification reports have been duly issued and not revoked or withdrawn.

(c)    With respect to the PRC Companies, as of the date hereof, the owners of equity interests of each of the PRC Companies set forth on Schedule 3.3(b) of the Company Disclosure Schedule own, and have good, valid and marketable title to, all equity interests of each such PRC Company. There are no, and as of the Effective Time there will be no, outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that would require any of the PRC Companies to increase or reduce its registered capital or issue corporate bonds. There are no, and as of the date of the Special Meeting (as defined below) there will be no, outstanding stockholders’ agreements, voting trusts or arrangements, rights of first refusal or other contracts pertaining to the equity interests of any of the PRC Companies.

3.4    Authority.    The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to the adoption of this Agreement by the Company’s shareholders holding a majority of the outstanding shares of Company Shares, as contemplated by Section 7.1(c). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the adoption of this Agreement by the Company’s shareholders holding a majority of the outstanding shares of Company Shares, as contemplated by Section 7.1(c). This Agreement, when duly executed and delivered, shall constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.

3.5    No Conflict.    The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the MOA or Bylaws of the Company or any of the organizational documents of its Subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on the Company.

3.6    Consents and Approvals.    No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (‘‘Governmental Entity’’) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

3.7    Financial Statements.    The Company has provided to Parent a correct and complete copy of (i) the audited consolidated financial statements (including any related notes thereto) of the Company and BZDTV for the fiscal years ended December 31, 2006 and 2005, (collectively, the ‘‘Audited

Financial Statements’’) and the (y) unaudited consolidated financial statements for the six month period ended June 30, 2007 of the Company and BZDTV (collectively, the ‘‘Interim Financial Statements, and together with the Audited Financial Statements, the ‘‘Company Financial Statements’’). The Audited Financial Statements were prepared in accordance with generally accepted accounting principles of the United States (‘‘GAAP’’) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company and of BZDTV at the respective dates thereof and the results of their respective operations and cash flows for the periods indicated.

3.8    Absence of Certain Changes.    Except for the acquisition through contractual arrangements (as described in Schedule 3.8 of the Company Disclosure Schedule) of BZDTV (the ‘‘Business Acquisition’’), and the agreements entered into, and amendments to the Company’s MOA made in connection with the consummation of a bridge loan transaction pursuant to the terms of a purchase agreement between the Company and the investors listed therein for the sale and purchase of up to $30,000,000 of units of the Company (the ‘‘Financing’’), since June 30, 2007 (the ‘‘Company Balance Sheet Date’’), Company, each of its Subsidiaries and each of the PRC Companies, has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of the Company’s knowledge any event beyond Company’s control that is reasonably likely to result in, a Material Adverse Effect to Company; (ii) any acquisition, sale or transfer of any material asset of Company or any of its Subsidiaries or the PRC Companies other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its Subsidiaries’ or the PRC Companies’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock; (v) any material contract entered into by Company, any of its Subsidiaries or any of the PRC Companies, other than in the ordinary course of business and as provided or made available to Parent, or any amendment or termination of, or default under, any material contract to which Company, any of its Subsidiaries or any of the PRC Companies is a party or by which it is bound; (vi) any amendment or change to the MOA or Bylaws (if applicable); or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Company, its Subsidiaries or any of the PRC Companies to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Company’s, its Subsidiaries or the PRC Companies past practices. Neither the Company, its Subsidiaries nor the PRC Companies has agreed since June 30, 2007 to take any of the actions described in the preceding clauses (i) through (vii) and are not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement, the Business Acquisition and the Financing).

3.9    Absence of Undisclosed Liabilities.    Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Company Financial Statements for the six month period ended June 30, 2007 (the ‘‘Company Balance Sheet’’), (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Company; (iv) those incurred in connection with the execution of this Agreement, (v) those incurred in connection with the Business Acquisition; and (vi) those incurred in connection with the Financing.

3.10    Litigation.    There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation (‘‘Proceeding’’) pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Company, any of its Subsidiaries or the PRC Companies, threatened against Company, any of its Subsidiaries, the PRC Companies, or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Company, its Subsidiaries, any of the PRC Companies or any of their respective assets or business, or, to the knowledge of Company, its Subsidiaries, or the PRC Companies, or any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Company, its Subsidiaries, or the PRC Companies.

3.11    Restrictions on Business Activities.    There is no agreement, judgment, injunction, order or decree binding upon Company, any of its Subsidiaries or any of the PRC Companies which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Company, any of its Subsidiaries or any of the PRC Companies, any acquisition of property by Company, any of its Subsidiaries or any of the PRC Companies, or the conduct of business by Company, any of its Subsidiaries or any of the PRC Companies.

3.12    Governmental Authorization.    The Company, each of its Subsidiaries and each of the PRC Companies have obtained as of the date hereof each governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company, any of its Subsidiaries or any of the PRC Companies, currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company’s, any of its Subsidiaries’ or any of the PRC Companies’ business or the holding of any such interest ((i) and (ii) herein collectively called ‘‘Company Authorizations’’), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where the failure of such Company Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Company.

3.13    Title to Property.    The Company, its Subsidiaries and each of the PRC Companies as of the date hereof shall have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Company. The property and equipment of Company and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect. All properties used in the operations of Company and its Subsidiaries are reflected in the Company Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 3.13 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by Company, any of its Subsidiaries or any of the PRC Companies.

3.14    Intellectual Property.    Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, Company, its Subsidiaries and the PRC Companies do not own, do not have any license to use or otherwise possess legally enforceable and unencumbered rights to use, any patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, trade secrets, computer software programs, and tangible or intangible proprietary information or material that are used in the business of Company, its Subsidiaries or any of the PRC Companies (‘‘Company Intellectual Property’’).

3.15    Taxes.

(a)    For purposes of this Agreement, the following terms have the following meanings: ‘‘Tax’’ (and, with correlative meaning, ‘‘Taxes’’ and ‘‘Taxable’’) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a ‘‘Tax authority’’) responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person, as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement, as a result of being a responsible person, or otherwise. ‘‘Tax Return’’ means any return, statement, report or form (including, without limitation, claims for refunds or credits, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) filed or required to be filed with respect to Taxes.

(b)    All Tax Returns required to be filed by or on behalf of the Company, its Subsidiaries and each of the PRC Companies have been timely filed and all Tax Returns filed by or on behalf of the Company, its Subsidiaries and each of the PRC Companies were (at the time they were filed) and are true, correct and complete in all respects; (b) all Taxes of Company, its Subsidiaries and each of the PRC Companies (whether or not reflected on any Tax Return) have been fully and timely paid, (c) no waivers or extensions of statutes of limitation have been given or requested with respect to Company, its Subsidiaries or each of the PRC Companies in connection with any Tax Returns or with respect to any Taxes payable by it; (d) no Governmental Entity in a jurisdiction where Company, its Subsidiaries or the PRC Companies do not file Tax Returns has made a claim, assertion or threat to Company, its Subsidiaries or any of the PRC Companies that it is or may be subject to taxation by such jurisdiction; (e) each of the Company, its Subsidiaries and the PRC Companies has duly and timely collected or withheld, and paid over and reported to the appropriate Governmental Entity all amounts required to be so collected or withheld and paid over for all periods under all applicable laws; (f) there are no liens with respect to Taxes on the Company, its Subsidiaries or any of the PRC Companies or any of their property or assets; (g) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company, its Subsidiaries or any of the PRC Companies for any period (or portion of a period) that would affect any period after the date hereof; and (h) any adjustment of Taxes of the Company, its Subsidiaries or any of the PRC Companies made by a Governmental Entity in any examination that the Company, its Subsidiaries or any of the PRC Companies is required to report to the appropriate Tax Authority has been reported, and any additional Taxes due with respect thereto have been paid.

(c)    There is no pending Proceeding with respect to any Taxes of the Company, its Subsidiaries or any of the PRC Companies, nor, to the knowledge of the Company, is any such Proceeding threatened. The Company has made available to the Parent prior to the date of this Agreement, true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed or asserted against or agreed to by the Company, its Subsidiaries and the PRC Companies since their inception and any and all correspondence with respect to the foregoing.

(d)    Except as disclosed on Schedule 3.15(e), neither the Company, its Subsidiaries nor the PRC Companies, is a party to any Tax allocation or sharing agreement.

(e)    The Company is treated as a foreign corporation for U.S. federal income tax purposes.

3.16    Employee Benefit Plans.    The Company does not maintain and has not maintained any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Company, or any trade or business (whether or not incorporated) which is under common control with Company, with respect to which the Company has or would reasonably be expected to have liability. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of the Company.

3.17    Labor Matters.    Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company nor does Company know of any activities or proceedings of any labor union to organize any such employees.

3.18    Interested Party Transactions.    Except as disclosed in Schedule 3.18 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is indebted to any director or officer of Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Company or any of its Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’).

3.19    Insurance.    Neither the Company and it Subsidiaries, nor any PRC Companies maintain any insurance policies on their respective properties or assets.

3.20    Material Company Contracts.

(a)    The Company has made available to the Parent, prior to the date of this Agreement, true, correct and complete copies of each written agreement, contract, arrangement, lease, commitment or otherwise (each, a ‘‘Material Company Contract’’), including each amendment, supplement and modification relating thereto to which the Company, its Subsidiaries and each PRC Company is a party. A list of each such Material Company Contract is set forth on Schedule 3.20 to the Company Disclosure Schedule, including, without limitation, (i) the Framework Agreement, between Binzhou Broadcasting and Television Network Co., Ltd. and Jinan Youxiantong Network Technology Co., Ltd. dated August 6, 2007, (ii) the Asset Transfer Agreement, between Binzhou Broadcasting and Television Network Co., Ltd. and BZDTV, dated September 7, 2007, (iii) the Exclusive Service Agreement, between Binzhou Broadcasting and Television Network Co., Ltd. and BZDTV, dated September 7, 2007, (iv) the Technical Services Agreement, between BZDTV and Jinan Youxiantong Network Technology Co., Ltd., dated September 7, 2007, (v) the Purchase Agreement (the ‘‘Purchase Agreement’’) by and among the Company and the entities listed on the schedule of investors, attached thereto as Schedule I (the ‘‘Investors’’), (vi) the Registration Rights Agreement, dated September 20, 2007 by and among the Company, and the entities listed on Schedule A attached thereto; and (vii) the Promissory Note issued to each of the Investors in accordance with the terms of the Purchase Agreement

(b)    Each Material Company Contract is a legal, valid and binding agreement, and is in full force and effect, and (a) none of the Company, its Subsidiaries or the PRC Companies are in breach or default of any Material Company Contract to which it is a party in any material respect; (b) no event has occurred or circumstance has existed that (with or without notice or lapse of time), would (i) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Company Contract or (ii) permit the Company, the PRC Companies or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Company Contract; (c) neither the Company, its Subsidiaries, nor the PRC Companies have received notice of the pending or threatened cancellation, revocation or termination of any Material Company Contract to which it is a party; and (d) there are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Company Contract.

3.21    Compliance With Laws.

(a)    To the Company’s knowledge, each of Company, its Subsidiaries and each of the PRC Companies has complied with, are not in violation of, and have not received any notices of violation with respect to, any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Company.

(b)    The contractual agreements described in Section 3.20(a)(i) through (iv), were validly entered into by the parties and are in compliance with relevant PRC laws and regulations and all necessary approvals in connection with such contractual arrangements have been obtained, except for those that do not have a Material Adverse Effect on the business of the Company.

3.22    Foreign Corrupt Practices Act.    Neither the Company, nor to the Company’s knowledge, its Subsidiaries, the PRC Companies, nor any director, officer, key employee, or other person associated with or acting on behalf of the Company, its Subsidiaries or the PRC Companies, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any Governmental Entity from corporate funds; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of the Company, its Subsidiaries or the PRC Companies. Neither the Company, its Subsidiaries, the PRC Companies, nor any director, officer, key employee, or other person associated with or acting on behalf of the Company, its Subsidiaries or the PRC Companies has committed any acts or omissions which would constitute a breach of relevant BVI or PRC criminal laws, including but not limited to corruption laws.

3.23    Money Laundering Laws.    The operations of the PRC Companies are and have been conducted at all times in compliance with money laundering statutes in all applicable PRC jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the ‘‘Money Laundering Laws’’) and no proceeding involving any PRC Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.24    Governmental Inquiry.    Neither the Company, its Subsidiaries, nor any PRC Company has received any material written inspection report, questionnaire, inquiry, demand or request for information from a Governmental Entity.

3.25    Minute Books.    The minute books of Company and its Subsidiaries made available to Parent contain in all material respects a complete and accurate summary of all meetings of directors and shareholders or actions by written consent of Company and the respective Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.26    Brokers’ and Finders’ Fees.    Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby except in connection with the Financing, and as disclosed on Schedule 2.26.

3.27    Vote Required.    The affirmative vote of the Company’s shareholders holding a majority of the outstanding shares of Company Shares (subject to any provision in the Company’s MOA requiring a higher voting threshold) is the only vote of the holders of any of Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

3.28    Board Approval.    The Board of Directors of Company has (i) approved this Agreement and the Business Combination, (ii) determined that this Agreement and the Business Combination are advisable and in the best interests of the stockholders of Company and are on terms that are fair to the shareholders and (iii) intends to recommend that the shareholders of Company approve this Agreement and consummation of the Business Combination.

3.29    Representations Complete.    None of the representations or warranties made by Company herein or in any Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT,
MERGER SUB I AND MERGER SUB II

In this Agreement, any reference to the Parent’s knowledge means such party’s actual knowledge after reasonable inquiry (within the meaning of Rule 405 under the Securities Act) of such party’s executive officers and directors. The defined term ‘‘Material Adverse Effect’’ shall have the same meaning as in Article III.

Except as set forth in the disclosure schedule delivered by the Parent to the Company concurrently with the execution of this Agreement (the ‘‘Parent Disclosure Schedule’’), which shall identify exceptions by specific section references, the Parent, hereby represents and warrants to Company, on behalf of itself, and on behalf of Merger Sub I at the Effective Time with respect to the Redomestication Merger, and on behalf of Merger Sub II at the Business Combination Effective Time with respect to the Business Combination, as follows:

4.1    Organization, Standing and Power.

(a)    Each of Parent, Merger Sub I and Merger Sub II is, a corporation duly organized, validly existing and in good standing, and no certificates of dissolutions have been filed under the laws of its jurisdiction of organization. Each of Parent, Merger Sub I and Merger Sub II has, the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent, Merger Sub I or Merger Sub II, as the case may be. Merger Sub I was formed for the sole purpose of effecting the Redomestication Merger and the Business Combination. Accordingly prior to the Effective Time, Merger Sub I had no business, operations, property or assets. Merger Sub II will be formed for the sole purpose of effecting the Business Combination. Accordingly, prior or the Business Combination Effective Time, Merger Sub II will have had no business, operations, property or assets. Each of Parent and Merger Sub I has made available to the Company, and when available, Merger Sub II will make available to the Company, a true and correct copy of the Certificate of Incorporation and the By-Laws, or other organizational documents thereof, as applicable, each as amended to date. As of the date hereof and as of the Effective Time, neither Parent, nor Merger Sub I is, and as of the Business Combination Effective Time Merger Sub II is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws, or organizational documents, as applicable. Except for Merger Sub I, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(b)    At the Effective Time, Parent is the owner of all outstanding shares of capital stock of Merger Sub I and all such shares are duly authorized, validly issued, fully paid and nonassessable. At the Effective Time, all of the outstanding shares of capital stock of Merger Sub I are owned by Parent free and clear of all liens, charges, claims or encumbrances or rights of others. At the Effective Time, there will be no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued shares or other securities of Merger Sub I, or otherwise obligating Parent or Merger Sub I to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(c)    At the Business Combination Effective Time, Merger Sub I is the owner of all outstanding shares of capital stock of Merger Sub II and such shares are duly authorized, validly issued, fully paid and nonassessable. At the Business Combination Effective Time, all of the outstanding shares of Merger Sub II are owned by Merger Sub I free and clear of all liens, charges, claims or encumbrances or rights of others. At the Business Combination Effective Time, there will be no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Merger Sub II, or otherwise obligating Merger Sub I or Merger Sub II to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

4.2    Capital Structure.

(a)    The authorized capital stock of Parent consists of 20,000,000 shares of common stock, $.0001, par value, and 1,000,000 shares of preferred stock, $.0001 par value, of which there were issued and outstanding, 5,716,667 shares of common stock and no shares of preferred stock. There are no other outstanding shares or voting securities of the Parent and no outstanding commitments to issue any shares of capital stock or voting securities of the Parent after the date hereof, other than (i) pursuant to this Agreement and (ii) shares of Parent Common Stock issuable upon the exercise of warrants (‘‘Parent Warrants’’) issued in Parent’s initial public offering (‘‘IPO’’). All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. Parent has reserved 10,483,334 shares of common stock for issuance upon exercise of Parent Warrants. Except for (i) the rights created pursuant to this Agreement, and (ii) the Parent Warrants, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the obligation of Parent’s initial stockholders to vote in accordance with the majority of the Parent’s stockholders with respect to the Merger, there are no contracts, commitments or agreements relating to voting, purchase or sale of Parent’s capital stock (i) between or among Parent and any of its stockholders and (ii) to the best of Parent’s knowledge, between or among any of Parent’s stockholders.

(b)    The authorized shares of Merger Sub I consists of 40,000,000 common shares, $0.0001 par value, of which there were issued and outstanding as of the Effective Date 100 shares, owned by Parent. There are no other outstanding shares or voting securities and no outstanding commitments to issue any shares or voting securities of Merger Sub I, other than pursuant to this Agreement. The shares of China Cablecom Surviving Corporation to be issued in connection with the Redomestication Merger and the Business Combination, when issued, will be duly authorized, validly issued, fully paid and non-assessable, free of any liens or encumbrances.

(c)    At the Business Combination Effective Time, the authorized shares of Merger Sub II shall consist of 1,000 common shares, $0.0005 par value, of which there will be issued and outstanding as of the Business Combination Effective Date 100 shares, owned by Merger Sub I. There will be no other outstanding shares or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities of Merger Sub II, other than pursuant to this Agreement.

4.3    Authority.

(a)    Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to the adoption of this Agreement and approval of the Merger by Parent’s stockholders, as contemplated by Section 8.1(a). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 8.1. This Agreement has been duly executed and delivered by Parent and shall constitute the valid and binding obligations of Parent, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 8.1, enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.

(b)    As of the Effective Time, Merger Sub I shall have the requisite corporate power and authority to enter into the agreements necessary and required to consummate the Redomestication Merger and the Business Combination, and shall have been duly authorized by all necessary corporate power on the part of Merger Sub I to consummate the Redomestication Merger and the Business Combination. As of the Effective Time, the execution and delivery of the agreements and the consummation of the Redomestication Merger and the Business Combination transactions contemplated hereby will have been duly authorized by all necessary corporate action on the part of Merger Sub I, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 8.1.

(c)    As of the Business Combination Effective Time, Merger Sub II shall have the requisite corporate power and authority to enter into the agreements necessary and required to consummate the Business Combination, and shall have been duly authorized by all necessary corporate power on the part of Merger Sub II to consummate the Business Combination. As of the Business Combination Effective Time, the execution and delivery of the agreements and the consummation of the Business Combination transactions contemplated hereby will have been duly authorized by all necessary corporate action on the part of Merger Sub II, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 8.1.

4.4    No Conflict.    The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent, or any of its subsidiaries, as amended, or the organizational documents of Merger Sub I or Merger Sub II, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub I or Merger Sub II, or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on Parent, Merger Sub I or Merger Sub II.

4.5    Consents and Approval.    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent, Merger Sub I or Merger Sub II, or any of their respective subsidiaries in connection with the execution and delivery of this Agreement by Parent, the consummation by Parent and Merger Sub I of the Redomestication Merger, or the consummation by Merger Sub I and Merger Sub II of the Business Combination, contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) the filing of the Articles of Merger as provided in Section 1.2, (iii) the filing of the Business Combination Articles of Merger as provided in Section 2, (iv) the filing with, and clearance by the SEC of a Registration Statement on Form S-4 containing a preliminary merger proxy/prospectus (the ‘‘Merger Proxy/Prospectus’’) pursuant to which the Company’s stockholders must vote at a special meeting of stockholders to approve, among other things this Agreement, the Redomestication Merger and the Business Combination; (v) the filing of a Form 8-K with the SEC within four (4) business days after the execution of this Agreement and of the Closing Date; (vi) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (vii) any filings required with the OTC BB with respect to the shares of (x) Surviving Corporation Common Stock issuable upon conversion of the Company Securities in the Business Combination and (y) Surviving Corporation Common Stock issuable upon conversion of the Parent Common Stock in the Redomestication Merger; and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not reasonably be expected to prevent or materially alter or delay any of the transactions contemplated by this Agreement.

4.6    SEC Documents; Financial Statements.    A true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings of Parent filed with the SEC by Parent since inception have been, and, prior to the Business Combination Effective Time will be available to Company on the SEC’s website at www.sec.gov, and at the Parent’s executive offices, further, complete copies of any additional documents filed with the SEC by Parent prior to the Business Combination Effective Time will be available at www.sec.gov and at Parent’s executive offices (collectively, the ‘‘Parent SEC Documents’’). Parent has timely filed all forms, statements and documents required to be filed by it with the SEC since inception. In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Business Combination Effective Time. All documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in material default thereunder. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the ‘‘Parent Financial Statements’’) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-QSB, as permitted by Form 10-QSB of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

4.7    Sarbanes-Oxley Act of 2002.    Parent is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the ‘‘Sarbanes-Oxley Act’’) applicable to it as of the date hereof and the Business Combination Effective Time. There has been no change in Parent’s accounting policies since inception except as described in the notes to the Parent Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Neither Parent nor, to the knowledge of the Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, except for (A) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Parent’s accounting or auditing practices, procedures methodologies or methods of Parent or its internal accounting controls and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of Parent’s financial statements and periodic reports. To the knowledge of Parent, no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent. To the knowledge of Parent, no employee of Parent has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

4.8    Absence of Certain Changes.    Since June 30, 2007 (the ‘‘Parent Balance Sheet Date’’), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of Parent’s knowledge any event beyond Parent’s control that is reasonably likely to result in, a Material Adverse Effect to Parent; (ii) any acquisition, sale or transfer of any material asset of Parent or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock; (v) other than this Agreement, any material contract entered into by Parent or any of its subsidiaries, other than in the ordinary course of business and as provided to Company, or any amendment or termination of, or default under, any material contract to which Parent or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to Parent’s Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Parent to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent’s past practices. Parent has not agreed since June 30, 2007 to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to take any of the actions described in the preceding clauses (i) through (vii) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

4.9    Absence of Undisclosed Liabilities.    Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent’s Quarterly Report on Form 10-QSB for the period ended June 30, 2007 (the ‘‘Parent Balance Sheet’’), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Parent Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Parent, (iv) the promissory note in the amount of $475,000 payable to the Company, incurred in connection with the Financing and (v) those incurred in connection with this Agreement.

4.10    Litigation.    There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Parent or any of its subsidiaries or any of their respective assets or business, or, to the knowledge of Parent and its subsidiaries, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Parent.

4.11    Restrictions on Business Activities.    Except as may be contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Parent, or its subsidiaries, any acquisition of property by Parent, or its subsidiaries, or the conduct of business by Parent, its subsidiaries.

4.12    No Interest in Property.    Except as set forth on Schedule 4.12, the Parent and Merger Sub I, and as of the Business Combination Effective Time. Merger Sub II do not have any interest in any real property, tangible personal property and/or intellectual property as an owner, licensee, lessee or tenant (as applicable),

4.13    Employee Benefit Plans.    Parent does not maintain and has not maintained any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent, or any trade or business (whether or not incorporated) which is under common control with Parent, with respect to which the Parent has or would reasonably be expected to have liability. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent.

4.14    Labor Matters.    Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent nor does Parent know of any activities or proceedings of any labor union to organize any such employees.

4.15    Interested Party Transactions.    Except as disclosed in the Parent SEC Documents, Parent is not indebted to any director or officer of Parent (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

4.16    Insurance.     Parent maintains no insurance of any kind, other than general liability insurance in the amount of $2,000,000 and D&O liability coverage in the amount of $10,000,000.

4.17    Compliance With Laws.    Parent and Merger Sub I have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of their respective businesses, or the ownership or operation of their respective businesses, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Parent.

4.18    Broker’s and Finders’ Fees.    Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.19    Minute Books.    The minute books of Parent made available to Company contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Parent since inception and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

4.20    Vote Required.    The approval of Parent’s and Merger Sub I’s Board of Directors, the affirmative vote of the sole stockholder of Merger Sub II and the approval of Parent’s stockholders in accordance with Section 8.1 hereof, are the only approvals or votes necessary to approve this Agreement, the Redomestication Merger and the Business Combination and the transactions contemplated hereby.

4.21    Board Approval.    The Board of Directors of Parent has approved this Agreement, the Redomestication Merger and the Business Combination and determined that this Agreement, the

Redomestication Merger and the Business Combination are in the best interests of the Parent, Merger Sub I and Merger Sub II. The Board of Directors of Parent have determined that the fair market value of the Company is equal to at least 80% of the Parent’s assets. At the Effective Time, the Board of Directors of Merger Sub I shall have approved this Agreement, the Redomestication Merger and the Business Combination and shall have recommended to the sole stockholder of Merger Sub I to approve this Agreement, the Redomestication Merger and the Business Combination. At the Business Combination Effective Time, the Board of Directors of Merger Sub II shall have approved this Agreement and the Business Combination and shall have recommended to Merger Sub I to approve this Agreement and the Business Combination.

4.22    Over-the-Counter Bulletin Board Quotation.    Parent Common Stock is quoted on the OTC BB. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or NASD, Inc. (‘‘NASD’’) with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTC BB. The Parent Common Stock is registered pursuant to Section 15(d) of the Exchange Act and Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration.

4.23    Trust Account Funds.    As of September 30, 2007 there was $26,465,391.70, including interest thereon, held in the trust account established in connection with Parent’s IPO
(the ‘‘Trust  Account’’) for use by the Parent in connection with a business combination as set forth in Parent’s Certificate of Incorporation. Amounts in the Trust Account are invested in U.S. Government securities or in money market funds meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended.

4.24    Representations Complete.    None of the representations or warranties made by Parent, Merger Sub I, or Merger Sub II herein or in any Parent Disclosure Schedule, or certificate furnished by Parent pursuant to this Agreement, or the Parent SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Business Combination Effective Time any untrue statement of a material fact, or omits or will omit at the Business Combination Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V
CONDUCT PRIOR TO THE BUSINESS COMBINATION EFFECTIVE TIME

5.1    Conduct of Business.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Business Combination Effective Time, each of Parent and Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party), to carry on its and, in the case of the Company, its Subsidiaries’ business, and in the case of the PRC Companies, Company agrees to cause each PRC Company to carry on their respective businesses, in the ordinary course in substantially the same manner as heretofore conducted, to pay and in the case of the Company, to cause its Subsidiaries and the PRC Companies to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its, its Subsidiaries’ and the PRC Companies’, present business organizations, use its reasonable best efforts consistent with past practice to keep available the services of its, and in the case of the Company, its Subsidiaries’ and the PRC Companies’ present officers and key employees and use its reasonable best efforts consistent with past practice to preserve its, and in the case of the Company, its Subsidiaries’ and the PRC Companies’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, and in the case of the Company, its Subsidiaries or the PRC Companies, to the end that its, its Subsidiaries’ and the PRC Companies’ goodwill and ongoing businesses shall be unimpaired at the Business Combination Effective Time. Each of Parent and Company agrees to promptly notify the other of any material event or occurrence not in the ordinary course of its business and in the case of the Company, the business of its Subsidiaries’ and each of the PRC Companies’, and of any event that would have a Material Adverse Effect on Parent or Company.

5.2    Restrictions on Conduct of Business.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Business Combination Effective Time, except as expressly contemplated by this Agreement or the Financing, neither Parent nor Company shall do, cause or permit any of the following, or in the case of the Company, allow, cause or permit any of its Subsidiaries, or in the case of the PRC Companies, Company shall not allow, cause or permit any of the PRC Companies, to do, cause or permit any of the following, without the prior written consent of the other:

(a)    Charter Documents.    Cause or permit any amendments to its Certificate of Incorporation, Bylaws, MOA or other equivalent organizational documents;

(b)    Dividends; Changes in Capital Stock.    Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c)    Material Contracts.    Enter into any new material contract, or violate, amend or otherwise modify or waive any of the terms of any existing material contract, other than (i) in the ordinary course of business consistent with past practice, (ii) upon prior consultation with, and prior written consent (which shall not be unreasonably withheld) of the other parties to this Agreement, or (iii) specifically in the event of future acquisitions of cable operating businesses by the Company in China, upon prior consultation with the Parent;

(d)    Issuance of Securities.    Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(e)    Intellectual Property.    Transfer or license to any person or entity any rights to any Intellectual Property other than the license of non-exclusive rights to Intellectual Property in the ordinary course of business consistent with past practice;

(f)    Dispositions.    Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole, except in the ordinary course of business consistent with past practice;

(g)    Indebtedness.    Except in its ordinary course of business, and pursuant to the Financing, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others in excess of $500,000 in the aggregate;

(h)    Payment of Obligations.    Pay, discharge or satisfy in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Parent Financial Statements or the Company Financial Statements, as applicable;

(i)    Capital Expenditures.    Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $250,000 individually or in the aggregate;

(j)    Acquisitions.    Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole, or acquire any equity securities of any corporation, partnership, association or business organization, other than future acquisitions of cable operating business by the Company in China, upon the prior consultation with the Parent;

(k)    Taxes.    In the case of the Company, its Subsidiaries or the PRC Companies, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(l)    Accounting Policies and Procedures.    Make any change to its financial accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

(m)    Other.    Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (l) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

ARTICLE VI
COVENANTS

6.1    Merger Proxy/Prospectus; Special Meeting.

(a)    As soon as is reasonably practicable after receipt by Parent from Company of all financial and other information required in a Registration Statement on Form S-4, containing the Merger Proxy/ Prospectus, Parent shall prepare and file with the SEC under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), and with all other applicable regulatory bodies, the Registration Statement for the purpose of soliciting proxies from holders of Parent Common Stock to vote at a special meeting of the stockholders of Parent (the ‘‘Special Meeting’’) in favor of (i) the adoption of this Agreement and the approval of the Business Combination, whereby the Company will become a wholly-owned subsidiary of the China Cablecom Surviving Corporation (the ‘‘Business Combination Proposal’’), (ii) the approval of the Redomestication Merger for the purpose of redomesticating the Parent to the British Virgin Islands, and in connection with such merger changing the Parent’s name to China Cablecom Holdings, Ltd. (the ‘‘Redomestication Proposal’’), (iii) to adopt an equity incentive plan (the ‘‘Incentive Plan Proposal’’), and (iv) approve the granting of shares pursuant to consulting and other arrangements to certain of the Company’s and Parent’s insiders in connection with the Business Combination upon the achievement of certain financial goals following the consummation of the Business Combination (the ‘‘Performance Share Proposal’’). The effectiveness of the Business Combination shall be conditioned upon the approval of the Redomestication Proposal and the Performance Share Proposal, and the effectiveness of the Redomestication Merger shall be conditioned upon the approval of the Performance Share Proposal and the Business Combination Proposal. The approval of the Incentive Plan Proposal shall not be a condition to the consummation of the Redomestication Merger, the Business Combination or the grant of the Performance Share. Such materials shall be in the form of the Merger Proxy/Prospectus to be used for the purpose of soliciting such proxies from holders of Parent Common Stock and registering the shares of the Surviving Corporation Common Stock to be issued, upon consummation of the Redomestication Merger, in exchange for the Parent Common Stock outstanding immediately prior to the Redomestication Merger. The Merger Proxy/Prospectus shall include the registration shares underlying the Merger Sub I Stock Rights to be issued in connection with the Business Combination. Company shall furnish to Parent all information concerning Company, its Subsidiaries and the PRC Companies and their business required to be set forth in the Merger Proxy/Prospectus. Company and its counsel shall be given an opportunity to review and comment on the Merger Proxy/Prospectus prior to its filing with the SEC. Parent, with the assistance of Company, shall promptly respond to any SEC comments on the Merger Proxy/Prospectus and shall otherwise use commerciallyreasonable efforts to complete the SEC review process as promptly as practicable. Parent shall retain a reputable proxy solicitation firm.

(b)    As soon as practicable following the completion of the SEC review process, Parent shall distribute the Merger Proxy/Prospectus to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with Delaware Law and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting.

(c)    Parent shall comply in all material respects with the applicable provisions of and rules under the Securities Act, Exchange Act and the applicable provisions of the Delaware Law in the preparation, filing and distribution of the Merger Proxy/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to Company, its Subsidiaries and the PRC Companies and their business or any other information specifically furnished by Company in writing for inclusion in the Merger Proxy/Prospectus). Without limiting the foregoing, Parent shall ensure that the Merger Proxy/Prospectus does not, as of the date on which it is first distributed to stockholders of Parent, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to Company, its Subsidiaries and the PRC Companies and their business or any other information specifically furnished by Company in writing for inclusion in the Merger Proxy/Prospectus). Company represents and warrants that the information relating to Company, its Subsidiaries and the PRC Companies and their business specifically supplied in writing by Company for inclusion in the Merger Proxy/Prospectus will not as of the date on which the Merger Proxy/Prospectus (or any amendment or supplement thereto) is first distributed to stockholders of Parent or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. Company shall in good faith provide Parent with a letter, dated the date of the Merger Proxy/Prospectus and in form and substance reasonably acceptable to Parent, attaching the Merger Proxy/Prospectus and confirming that all the information included in the Merger Proxy/Prospectus has been specifically furnished by Company in writing for inclusion therein. Any subsequent changes to such sections of the Merger Proxy/Prospectus without the consent of Company shall be the responsibility of Parent.

6.2    Form 8-K.    At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (‘‘Merger Form 8-K’’), which shall be in a form reasonably acceptable to Company. Prior to Closing, Parent and Company will prepare the press release announcing the consummation of the Merger hereunder (‘‘Press Release’’). Simultaneously with the Closing, Parent shall file and distribute the Press Release. Within four (4) business days of the Closing, Parent shall file the Merger Form 8-K with the SEC.

6.3    Action of Company’s Stockholders.    Company shall promptly after the date hereof, take all action necessary in accordance with BVI Law and its MOA and By-laws and shall use its reasonable best efforts to secure the vote or consent of stockholders required to effect the Business Combination.

6.4    Employment Agreements.    The Parent and each of Messrs. Ng and Pu Yue shall agree upon definitive terms with respect to the employment agreements to be executed, by each of them, as a condition to the Closing.

6.5    Legal Opinion.    The Principal Shareholder will receive a legal opinion of Blank Rome LLP that the Business Combination qualifies as a tax-free reorganization with respect to the conversion of the Principal Shareholder’s Company Shares into shares of Surviving Corporation Common Stock.

6.6    Registration Rights Agreement.    The Parent and the Principal Shareholder will agree upon definitive terms with respect to the Registration Rights Agreement to be executed as a condition to the Closing.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1    No Claim Against Trust Account.    Except for any claim relating to fraud, Company hereby waives all rights against Parent to collect from the Trust Account any moneys that may be owed to Company by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (other than as a result of the consummation of the Business Combination, pursuant to which Company would have the right to collect the monies in the Trust Account), and will not seek recourse against the Trust Account for any reason whatsoever.

7.2    Access to Information.

(a)    Except as prohibited by applicable law, each of Parent and Company shall afford the other and its accountants, counsel and other representatives (the ‘‘Representatives’’), reasonable access during normal business hours during the period prior to the Business Combination Effective Time to (i) all of such party’s and its Subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party and its Subsidiaries as the other party may reasonably request. Each of Parent and Company agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Company also agrees to cause each PRC Company to afford Parent and its Representatives such access to information described above.

(b)    Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c)    No information or knowledge obtained in any investigation pursuant to this Section 7.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(d)    Each of Parent and Company shall provide the other, and the Company shall cause each of the Subsidiaries and the PRC Companies to provide Parent, and its Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of such party’s and its Subsidiaries’ and the PRC Companies’ Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the other party: (i) a schedule of the types of Tax Returns filed by Parent or Company, as applicable, and in the case of the Company, each of its Subsidiaries and the PRC Companies in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all Tax elections filed in each jurisdiction by Parent or Company, as applicable, and each of the Subsidiaries or the PRC Companies, and (v) receipts for any Taxes paid to foreign Tax authorities.

7.3    Confidential Information; Non-Solicitation or Negotiation.

(a)    Confidential Information.    Except in connection with any dispute between the parties and subject to any obligation to comply with (i) any applicable law, (ii) any rule or regulation of any Governmental Entity or securities exchange, or (iii) any subpoena or other legal process to make information available to the persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by any party about any other, and all of the terms and conditions of this Agreement, shall be kept in confidence by each party, and each party shall cause its stockholders, directors, officers, managers, employees, agents and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing shall not apply to any information obtained by a party through its own independent investigations of the other party or received by a party from a source not known by such party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party, nor to any information obtained by a party which is generally known to others engaged in the trade or business of such party. In the event a party to this Agreement becomes legally compelled to disclose any such information, it shall promptly provide the others with written notice of such requirement so that the other parties to this Agreement may seek a protective order or other remedy. If this Agreement shall be terminated for any reason, the parties shall return or cause to be returned to the others all written data, information, files, records and copies of documents, worksheets and other materials obtained by such parties in connection with this Agreement.

(b)    No Solicitation or Negotiation.    Unless and until this Agreement is terminated, Parent and Merger Sub I shall not suffer or permit their directors, officers, stockholders, employees, representatives, agents, investment bankers, advisors, accountants or attorneys of Parent or Merger Sub I, to initiate or solicit, directly or indirectly, any inquiries or the making of any offer or proposal that constitutes or would be reasonably expected to lead to a proposal or offer (other than by the Company) for a stock purchase, asset acquisition, merger, consolidation or other business combination involving Parent or Merger Sub I or any proposal to acquire in any manner a direct or indirect substantial equity interest in, or all or any substantial part of the assets of, Parent or Merger Sub I (an ‘‘Alternative Proposal’’) from any person and/or entity, or engage in negotiations or discussions relating thereto or accept any Alternative Proposal, or make or authorize any statement, recommendation or solicitation in support of any Alternative Proposal. Parent shall notify the Company orally and in writing of the receipt of any such inquiries, offers or proposals (including the terms and conditions of any such offer or proposal, the identity of the person and/or entity making it and a copy of any written Alternative Proposal), as promptly as practicable and in any event within 48 hours after the receipt thereof, and shall keep the Company informed of the status and details of any such inquiry, offer or proposal. Parent and Merger Sub I shall immediately terminate any existing solicitation, activity, discussion or negotiation with any person and/or entity hereafter conducted by them or by any officer, employee, director, stockholder or other representative thereof with respect to the foregoing.

7.4    Public Disclosure.    Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

7.5    Consents; Cooperation.

(a)    Each of Parent and Merger Sub I shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Redomestication Merger.

(b)    Each of Parent, Merger Sub II and Company shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Business Combination. Company shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its Material Company Contracts in connection with the Business Combination for the assignment thereof or otherwise.

(c)    Notwithstanding anything to the contrary in Section 7.5(a), (i) neither Parent nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Parent or of Parent combined with the China Cable Surviving Corporation after the Business Combination Effective Time and (ii) neither Company nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Company.

7.6    Legal Requirements.    Each of Parent, Merger Sub I, Merger Sub II and Company will, and will cause their respective subsidiaries to, and in the case of the PRC Companies, the Company will cause the PRC Companies to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

7.7    Blue Sky Laws.    Parent shall use its reasonable best efforts to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock and other securities of Parent in connection with the Redomestication Merger and the Business Combination. Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock and other securities of Parent in connection with the Redomestication Merger and the Business Combination.

7.8    Indemnification.

(a)    After the Business Combination Effective Time, Parent will fulfill and honor in all respects the obligations of Company pursuant to the indemnification provisions of Company’s MOA, each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any person so indemnified (an ‘‘Indemnified Party’’) is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Business Combination Effective Time, Parent shall, or shall cause the China Cable Surviving Corporation to, pay as incurred such Indemnified Party’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the fullest extent permitted by the BVI Law. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the China Cable Surviving Corporation.

(b)    To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Business Combination Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as director, officer, employee, fiduciary or agent of Company occurring prior to the Business Combination Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period lasting until the expiration of five years after the Business Combination Effective Time (whether arising before or after the Business Combination Effective Time), in each case for which such Indemnified Party is indemnified under this Section 7.8, such Indemnified Party shall be entitled to be represented by counsel, which counsel shall be counsel of Parent (provided that if use of counsel of Parent would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Indemnified Person and of Parent, the Indemnified Party shall be entitled instead to be represented by counsel selected by the Indemnified Party and reasonably acceptable to Parent) and following the Business Combination Effective Time the China Cable Surviving Corporation and Parent shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and the China Cable Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, however, that neither the China Cable Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent; and provided, further, that, in the event that any claim or claims for indemnification are asserted or made prior to the expiration of such five year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the position of any two or more Indemnified Parties.

(c)    The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

7.9    Best Efforts and Further Assurances.     Each of the parties to this Agreement shall use its commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

7.10    Formation of Merger Sub II    Immediately after the execution of this Agreement, the Parent shall form Merger Sub II as a corporation under the BVI Laws.

ARTICLE VIII
CONDITIONS TO THE BUSINESS COMBINATION

8.1    Conditions Precedent to the Obligation of the Parent to Consummate the Business Combination

The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Business Combination Effective Time of each of the following conditions, (any of which may be waived, in writing, by Parent, with the exception of the conditions set forth in Sections 8.1(a), (b), (c), (d) and (e)):

(a)    Business Combination Proposal.    The Business Combination Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the Parent’s Certificate of Incorporation.

(b)    Parent Common Stock.    Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s IPO outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with the Parent’s Certificate of Incorporation.

(c)    Redomestication Proposal.    The Redomestication Proposal shall have been duly approved and adopted by the requisite vote of the holders of Parent Common Stock under Delaware Law and the Redomestication Merger shall have been consummated.

(d)    Company Shareholder Approval.    This Agreement and the Business Combination shall have been approved and adopted by the Company shareholders holding a majority of the Company Securities in excess of 50%, voting together as one class. Holders of not more than five percent (5%) of the outstanding Company Shares shall have not voted in favor of the Business Combination or not consented thereto in writing and shall have delivered prior to the Business Combination Effective Time written notice of such holders’ intent to demand payment as dissenting shareholders for such shares in accordance with BVI Law.

(e)    Adoption of Performance Share Proposal.    The Performance Share Proposal shall have been duly approved and adopted by the requisite vote of the holders of Parent Common Stock under Delaware Law.

(f)    Documents.    The following documents to be delivered to the appropriate parties, in a form acceptable to the parties:

(i)    executed Lock-Up Agreement by Clive Ng;

(ii)    executed consulting agreement, by and between the Parent and China Cable Holdings Limited, a Cayman Islands exempted company;

(iii)    the warrant exercise proceeds award agreement, by and between Parent and Mr. Ng;

(iv)    each of the executed incentive stock agreement and warrant exercise proceeds award agreement, by and between the Parent and Mr. Kalman;

(v)    each of the executed incentive stock agreement and warrant exercise proceeds award agreement, by and between the Parent and Mr. Propper;

(vi)    each of the executed incentive stock agreement and warrant exercise proceeds award agreement, by and between the Parent and Mr. Cassano;

(vii)    executed consulting agreement, by and between the Parent and Mr. Cassano;

(viii)    executed registration rights agreement, by and between China Cablecom Surviving Corporation, the Principal Shareholder and certain stockholders of the Parent (the ‘‘Registration Rights Agreement’’);

(ix)    executed Plan of Merger, by and between the Parent and Merger Sub I;

(x)    Certificate of Merger with respect to the Redomestication Merger to be filed in accordance with Delaware law as of the Effective Time;

(xi)    executed Articles of Merger to be filed in accordance with BVI Law as of the Effective Time;

(xii)    executed Plan of Merger, by and between the Merger Sub II and the Company;

(xiii)    executed Business Combination Articles of Merger to be filed in accordance with BVI Law at the Business Combination Effective Time;

(xiv)    executed Escrow Agreement;

(xv)    a certificate of good standing or equivalent under BVI Law of the Company;

(xvi)    a certificate of good standing or equivalent under PRC Law of the WFOE and each of the PRC Companies;

(xvii)    each of the documents to which the Company, its Subsidiaries and the PRC Companies is a party, duly executed; and

(xviii)    such other documents as the Parent may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Company, its Subsidiaries and the PRC Companies pursuant to Section 8.1(g), (ii) evidencing the performance by the Company, its Subsidiaries and the PRC Companies of, or the compliance by the Company, its Subsidiaries and the PRC Companies with, any covenant or obligation required to be performed or complied with by the Company, its Subsidiaries and the PRC Companies, (iii) evidencing the satisfaction of any condition referred to in this Section 8.1, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

(g)    Representations, Warranties and Covenants.    (i) The representations and warranties of Company, its Subsidiaries and the PRC Companies in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Business Combination

Effective Time as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Business Combination Effective Time.

(h)    Certificate of Officer.    Parent shall have been provided with a certificate executed on behalf of Company by its Executive Chairman and Chief Executive Officer certifying that the conditions set forth in Section 8.1 shall have been fulfilled.

(i)    Injunctions or Restraints on Conduct of Business.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Company’s, its Subsidiaries or the PRC Companies’ conduct or operation of the business of Company, its Subsidiaries or the PRC Companies’ following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(j)    No Proceedings.    Since the date of this Agreement, there must not have been commenced or threatened against the Parent, the Merger Sub I, Merger Sub II, the Company, Company’s Subsidiaries, the PRC Companies, the Principal Shareholder, or against any affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Effective Time) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(k)    No Material Adverse Changes.    There shall not have occurred any Material Adverse Effect on Company, or any change that has a Material Adverse Effect on Company.

(l)    Governmental Approvals.    Company, its Subsidiaries and each of the PRC Companies shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Business Combination, including such approvals, waivers and consents as may be required under the BVI Law and PRC Laws.

8.2    Conditions Precedent to the Obligation of the Company to Consummate the Business Combination.    The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Business Combination Effective Time of each of the following conditions, any of which may be waived, in writing, by Company, with the exception of the conditions set forth in Sections 8.2(c):

(a)    Business Combination Proposal.    The Business Combination Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the Parent’s Certificate of Incorporation.

(b)    Parent Common Stock.    Holders of less than twenty percent (20%) of the shares of Parent Common Stock issued in Parent’s IPO outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with the Parent’s Certificate of Incorporation.

(c)    Company Shareholder Approval.    This Agreement and the Business Combination shall have been approved and adopted by the Company shareholders holding a majority of the Company Securities in excess of 50%, voting together as one class. Holders of not more than five percent (5%) of the outstanding Company Shares shall have not voted in favor of the Business Combination or not consented thereto in writing and shall have delivered prior to the Business Combination Effective Time written notice of such holders’ intent to demand payment as dissenting stockholders for such shares in accordance with BVI Law.

(d)    Redomestication Proposal.    The Redomestication Proposal shall have been duly approved and adopted by the requisite vote of the holders of Parent Common Stock under the Delaware Law and the Redomestication Merger has been consummated.

(e)    Adoption of Performance Share Proposal.    The Performance Share Proposal shall have been duly approved and adopted by the requisite vote of the holders of Parent Common Stock under Delaware Law.

(f)    Representations, Warranties and Covenants.    (i) The representations and warranties of Parent, Merger Sub I and Merger Sub II in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Time or the Business Combination Effective Time, as applicable, as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Parent, Merger Sub I and Merger Sub II shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time or the Business Combination Effective Time, as applicable.

(g)    Certificate of Officer.    Company shall have been provided with a certificate executed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer certifying that the conditions set forth in Section 8.2 shall have been fulfilled.

(h)    Secretary’s Certificate.    Company shall have been provided with a Secretary’s Certificate, dated the Closing Date certifying attached copies of (A) the Certificate of Incorporation and By-laws of the Parent, Merger Sub I and Merger Sub II, (B) the resolutions of the Board of Directors of the Parent approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Parent, Merger Sub I and Merger Sub II signing this Agreement and/or any other agreement or instrument contemplated hereby to which the Parent, Merger Sub I or Merger Sub II is a party.

(i)    Documents.    The following documents to be delivered to the appropriate parties, in a form acceptable to the parties:

(i)    executed employment agreement, by and between the Parent and Mr. Ng;

(ii)    executed employment agreement, by and between the Parent and Mr. Yue;

(iii)    executed consulting agreement, by and between the Parent and China Cable Holdings Limited, a Cayman Islands exempted company;

(iv)    the warrant exercise proceeds award agreement, by and between Parent and Mr. Ng;

(v)    each of the executed incentive stock agreement and warrant exercise proceeds award agreement, by and between the Parent and Mr. Kalman;

(vi)    each of the executed incentive stock agreement and warrant exercise proceeds award agreement, by and between the Parent and Mr. Propper;

(vii)    each of the executed incentive stock agreement and warrant exercise proceeds award agreement, by and between the Parent and Mr. Cassano;

(viii)    executed consulting agreement, by and between the Parent and Mr. Cassano;

(ix)    executed registration rights agreement, by and between China Cablecom Surviving Corporation, the Principal Shareholder and certain stockholders of the Parent;

(x)    executed assignment agreement between the Company and China Cablecom Surviving Corporation, whereby Company shall assign, and China Cablecom Surviving Corporation shall assume all of Company’s rights and obligations under that certain registration rights agreement, dated September 17, 2007, by and between the Company and the investors named therein;

(xi)    share certificates evidencing the shares of Surviving Corporation Common Stock to be issued to the holders of the Company in the Business Combination;

(xii)    share certificate, registered in the name of the Principal Stockholder, together with stock powers executed in blank, evidencing the Escrow Shares;

(xiii)    executed Plan of Merger, by and between the Parent and Merger Sub I;

(xiv)    Certificate of Merger with respect to the Redomestication Merger to be filed in accordance with Delaware law as of the Effective Time;

(xv)    executed Articles of Merger to be filed in accordance with BVI Law as of the Effective Time;

(xvi)    executed Plan of Merger, by and between Merger Sub II and the Company;

(xvii)    executed Business Combination Articles of Merger to be filed in accordance with BVI Law as of the Business Combination Effective Time;

(xviii)    executed Escrow Agreement;

(xix)    a certificate of good standing of the Parent in the State of Delaware;

(xx)    a certificate of good standing of Merger Sub I in the British Virgin Islands;

(xxi)    a certificate of good standing of Merger Sub II in the British Virgin Islands;

(xxii)    a legal opinion of Blank Rome LLP delivered to the Principal Shareholder, that the Business Combination qualifies as a tax-free reorganization with respect to the conversion of the Principal Shareholder’s Company Shares into shares of Surviving Corporation Common Stock;

(xxiii)    each of the documents to which the Parent, Merger Sub I and Merger Sub II is a party, duly executed; and

(xiv)    such other documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Parent, Merger Sub I and Merger Sub II pursuant to Section 8.1(f), (ii) evidencing the performance by the Parent, Merger Sub I and Merger Sub II of, or the compliance by the Parent, Merger Sub I and Merger Sub II with, any covenant or obligation required to be performed or complied with by the Parent, Merger Sub I and Merger Sub II, (iii) evidencing the satisfaction of any condition referred to in this Section 8.2, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

(j)    Injunctions or Restraints on Conduct of Business.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent’s conduct or operation of the business of Parent and its Subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(k)    No Material Adverse Changes.    There shall not have occurred any Material Adverse Effect on Parent, or any change that has a Material Adverse Effect on Parent.

(l)    No Proceedings.    Since the date of this Agreement, there must not have been commenced or threatened against the Parent, Merger Sub I and Merger Sub II, the Company, Company’s Subsidiaries, the PRC Companies or any shareholder, or against any affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Effective Time) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(m)    Stock Quotation.    The Parent Common Stock at Closing shall be quoted on the OTC BB, and there will be no action or proceeding pending or threatened against Parent by the NASD to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

(n)    SEC Compliance.    Immediately prior to the Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act, and shall have timely filed all Exchange Act reports for the twelve month period preceding the Closing.

(o)    Accounting for Deferred Expenses of Parent.    At the time of the Closing, the aggregate deferred business and operating expenses of Parent that will be assumed by China Cablecom Surviving Corporation and paid from the proceeds of the Trust Account disbursed to the Redomestication Merger Surviving Entity, shall not exceed $1,000,000, excluding legal fees payable to Loeb & Loeb LLP, unless the Parent shall have received approval from the Company (such approval not to be unreasonably withheld) prior to incurring expenses that would cause such aggregate amount to exceed $1,000,000.

(p)    Disbursement of Trust Account.    Parent shall have made all necessary arrangements, including notice to Continental Stock Transfer & Trust, the trustee of the trust account, prior to the Business Combination Effective Time, for the disbursement of the proceeds of the Trust Account to be made at the Business Combination Effective Time, subject to any amounts to be held for the redemption of any shares of Parent Common Stock.

(q)    Governmental Approvals.    Parent, Merger Sub I and Merger Sub II shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement, the Redomestication Merger and the Business Combination, including such approvals, waivers and consents as may be required under the BVI Law.

ARTICLE IX
POST-CLOSING COVENANTS

9.1    Mandatory Registration of Closing Shares.    The Parent hereby agrees that no later than 30 days following the consummation of the Business Combination (the ‘‘Filing Date’’), it shall prepare and file with the SEC a ‘‘resale’’ registration statement (the ‘‘Registration Statement’’), providing for the resale of all of the Closing Shares and Escrow Shares for an offering to be made on a continuous basis pursuant to Rule 415, subject to the terms and conditions of the Registration Rights Agreement. Such Registration Statement shall be on Form S-3 (except if the Parent is not then eligible to register for resale the Closing Shares on Form S-3 in which case such registration shall be on another appropriate form in accordance herewith and the Securities Act and the rules promulgated thereunder). The Parent shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event prior to the earlier of (A) the ninetieth (90th) day following the Filing Date or (B) in the event the Registration Statement receives a ‘‘full review’’ by the SEC, the one hundred twentieth (120th) day following the Filing Date or any Additional Filing Dates, as applicable, or (C) the date which is within three (3) Business Days after the date on which the SEC informs the Parent the (i) the SEC will not review the Registration Statement or (ii) the Parent may request the acceleration of the effectiveness of the Registration Statement and the Parent makes such request; provided, that, if such date falls on a Saturday, Sunday or any other day which shall be a legal holiday or a day on which the SEC is authorized or required by law or other government actions to close, the effectiveness date shall be the following business day.

9.2    Registration of Performance Shares.    The Parent hereby agrees that after the consummation of the Business Combination it shall prepare and file with the SEC a registration statement on Form S-8 (the ‘‘Form S-8’’), registering the shares (‘‘Performance Shares’’) issuable to (i) China Cable Holdings Limited, a Cayman Islands exempted company under its consulting agreement with the Parent, and (ii) Messrs. Kalman, Propper and Cassano under their respective incentive stock agreements with the Parent. The Form S-8 shall be automatically effective upon filing with the SEC. If Form S-8 is not available for the registration of the shares described in (i) above, such shares will be registered on the Registration Statement pursuant to Section 9.1 above, and on any additional registration statements that may be required to register all of the Performance Shares after issuance.

9.3    D&O Insurance.    The Parent will take all necessary steps required to have all of the officers and directors of the Surviving Corporation included on Parent’s D&O liability coverage after the Business Combination Effective Time.

ARTICLE X
INDEMNIFICATION; REMEDIES

10.1    Survival.    All representations, warranties, covenants, and obligations in this Agreement shall survive the Closing and expire October 30, 2008, except that any representations, warranties, covenants and obligations relating to Taxes shall expire 90 days after the expiration of the applicable statute of limitations period, including any extensions and waivers thereof (the ‘‘Survival Period’’). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2    Indemnification by the Principal Shareholder.

(a)    From and after the Effective Time until (a) the expiration of the Survival Period, or (b) with respect to a specific claim made by the China Cablecom Surviving Corporation against the China Cable Surviving Corporation prior to the expiration of the Survival Period, until a court of competent jurisdiction renders a final unappealable decision (or appeals of a decision are not taken within the time period permitted for filing same) (the ‘‘Claims Period’’), the Principal Shareholder shall, subject to the terms hereof, indemnify and hold harmless the China Cablecom Surviving Corporation from and against any liabilities, loss, claims, damages, fines, penalties, expenses (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, including Taxes (collectively, ‘‘Damages’’) arising, directly or indirectly, from or in connection with:

(i)    any breach of any representation or warranty made by the Company in this Agreement or in any certificate delivered by the Company pursuant to this Agreement;

(ii)    any breach by the Company, or the Principal Shareholder, of its covenants or obligations in this Agreement; or

(iii)    the operation of the business of the Company, its Subsidiaries or the PRC Companies, prior to the Effective Time.

(b)    The amount of any and all Damages suffered by the China Cablecom Surviving Corporation shall be recovered solely by the return to the China Cablecom Surviving Corporation of a specified number of shares of Surviving Corporation Common Stock owned by the Principal Shareholder (the ‘‘Returned Shares’’), the amount of which shall be determined in accordance with Sections 10.3 and 10.4 below. All Returned Shares shall be retired.

(c)    All claims of the China Cablecom Surviving Corporation pursuant to this Section 10.2 shall be brought by Jonathan Kalman on behalf of the China Cablecom Surviving Corporation and those persons who were stockholders of the Parent immediately prior to the Closing.

10.3    Returned Shares.    The number of Returned Shares to be returned by the Principal Shareholder to the China Cablecom Surviving Corporation and retired pursuant to Section 10.2 shall be equal to the aggregate amount of the Damages suffered by the China Cablecom Surviving Corporation, divided by the market value of the Surviving Corporation Common Stock to be calculated using the average of the closing bid price as quoted on the Over the Counter Bulletin Board (or such other public trading market on which the Surviving Corporation Common Stock may be trading at such time) for the thirty (30) trading days immediately prior to the date that such amount of Damages is determined by a court of competent jurisdiction or pursuant to a binding settlement agreement among the China Cablecom Surviving Corporation and the Principal Shareholder (the ‘‘Market Value’’). The Returned Shares shall be returned from the Escrow Shares.

10.4    Limitations on Amount – the Principal Shareholder.    The China Cablecom Surviving Corporation shall not be entitled to indemnification pursuant to Section 10.2, unless and until the aggregate amount of Damages to the China Cablecom Surviving Corporation with respect to such matters under Section 10.2 exceeds $650,000, at which time, subject to the following cap on the maximum number of Returned Shares to be returned to the China Cablecom Surviving Corporation, the China Cablecom Surviving Corporation shall be entitled to indemnification for the total amount of such Damages. The aggregate number of Returned Shares to be returned to the China Cablecom Surviving Corporation shall not exceed 100,000 shares adjusted for any stock split, reverse stock split, stock dividend, reclassification, recapitalization, merger or consolidation or like capital adjustment affecting the Surviving Corporation Common Stock.

10.5    Determining Damages.    Solely for the purposes of determining Damages (and not for the purposes of determining any breach), materiality qualifications to any representations and warranties shall not be taken into account in determining the amount of Damages occasioned by a breach of any such representation and warranty. To the extent Damages are recoverable by insurance, Parent shall take commercially reasonable efforts to obtain maximum recovery from such insurance.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1    Termination.    At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

(a)    by mutual consent of Parent and Company;

(b)    by either Parent or Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the Business Combination Proposal shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s Certificate of Incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s IPO and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash from the Trust Account, in accordance with Parent’s Certificate of Incorporation;

(c)    by either Parent or Company, if, at the Special Meeting (including any adjournments thereof), the Redomestication Proposal shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required to vote on such proposal under Delaware Law;

(d)    by either Parent or Company, if, without fault of the terminating party, the Closing shall not have occurred on or before April 13, 2008, or such later date as may be agreed upon in writing by the parties hereto (the ‘‘Final Date’’);

(e)    by Parent, if Company breaches any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 8.1(h) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Company of written notice of such breach (and Parent has not willfully breached any of its covenants hereunder, which breach is not cured);

(f)    by Company, if Parent breaches any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 8.2(f) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Parent of written notice of such breach (and Company has not willfully breached any of its covenants hereunder, which breach is not cured); or

(g)    by either Parent or Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Redomestication Merger or Business Combination shall have become final and nonappealable or (ii) the required approval of the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof (provided that the right to terminate this Agreement under this subsection (ii) shall not be available to Parent or Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of Parent or Company and such action or failure constitutes a breach by Parent or Company of this Agreement).

11.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Company, Clive Ng, or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 7.3 (Confidentiality), Section 11.3 (Expenses and Termination Fees) and this Section 11.2 shall remain in full force and effect and survive any termination of this Agreement. Nothing herein shall relieve any party from liability in connection with a breach by such party of the representations, warranties or covenants of such party to this Agreement.

11.3    Expenses and Termination Fees.

(a)    Subject to subsections (b) and (c) of this Section 11.3, whether or not the Merger is consummated, all costs and expenses (including transfer and other similar Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

(b)    If Parent terminates this Agreement pursuant to Section 11.1(e) then Company shall promptly reimburse Parent for all of the out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

(c)    If Company terminates this Agreement pursuant to Section 11.1(f) Parent shall promptly reimburse Company for all of the out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

11.4    Amendment.    The Boards of Directors of the parties and Mr. Ng, may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Parent or Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Parent Common Stock or the Company Securities , (ii) alter or change any term of the MOA of the Merger Sub I to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Securities.

11.5    Extension; Waiver.    At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XII
GENERAL PROVISIONS

12.1    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)    if to Parent, to:

Jaguar Acquisition Corporation
8 Tower Bridge
Suite 1050
161 Washington Street
Conshohocken, PA 19428
Attention: Jonathan Kalman
Facsimile No.: 610-825-7315
Telephone No.: 610-825-0288

with a copy (which shall not constitute notice to Parent) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
Facsimile No.: (212) 407-4000
Telephone No.: (212) 407-4990

(b)    if to Company or Clive Ng, to:

China Cablecom Ltd.
17 State Street, 16th Floor
New York, NY 10004
Attention: Clive Ng
Facsimile No.: 917-591-8839
Telephone No.: 212-888-8890

with a copy (which shall not constitute notice to Company) to:

TransAsia Lawyers
Suite 2218 China World Tower 1
1 Jianguomenwai Avenue
Beijing 100004, China
Attention: Philip Qu
Facsimile No.: 86-10-6505-8189/98
Telephone No.: 86-10-6505-8188

12.2    Interpretation.    When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words ‘‘include,’’ ‘‘includes’’ and ‘‘including’’ when used herein shall be deemed in each case to be followed by the words ‘‘without limitation.’’ The phrase ‘‘made available’’ in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases ‘‘the date of this Agreement’’, ‘‘the date hereof’’, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 30, 2007. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.3    Counterparts.    This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

12.4    Entire Agreement; Nonassignability; Parties in Interest.    This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Schedules and the Parent Disclosure Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Non-Disclosure Agreement, dated October 5, 2006, by and between the Parent and the Company, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.11 and 2.12; and (c) shall not be assigned, except by operation of law as a result of the Redomestication Merger, pursuant to Section 1.3 and the Business Combination pursuant to Section 2.3 or as otherwise specifically provided. No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force of effect.

12.5    Severability.    If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.6    Remedies Cumulative; Specific Performance.

(a)    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b)    It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.7    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

12.8    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Company and Principal Shareholder have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers, and individually, as applicable, thereunto duly authorized, all as of the date first written above.

JAGUAR ACQUISITION CORPORATION
By: /s/ Jonathan Kalman Jonathan Kalman, Chief Executive Officer
CHINA CABLECOM LTD.
By: /s/ Pu Yue Pu Yue, Chief Executive Officer
PRINCIPAL SHAREHOLDER
/s/ Clive Ng_ Clive Ng
As to Article III, in his capacity as Chief Executive Officer of China Cablecom Ltd.:
/s/ Pu Yue Pu Yue

EXHIBIT A

FORM OF CERTIFICATE OF MERGER

EXHIBIT B

FORM OF ARTICLES OF MERGER

EXHIBIT C

FORM OF BUSINESS COMBINATION ARTICLES OF MERGER

EXHIBIT D

CLOSING SHARE SCHEDULE

EXHIBIT E

FORM OF ESCROW AGREEMENT

EXHIBIT F

FORM OF LOCK UP AGREEMENT

Annex E

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004
(the ‘‘Act’’)

MEMORANDUM OF ASSOCIATION

OF

CHINA CABLECOM HOLDINGS, LTD.

NAME

1	The name of the Company is China Cablecom Holdings, Ltd.

COMPANY LIMITED BY SHARES

2	The Company is a company limited by shares. The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

REGISTERED OFFICE

3	The first registered office of the Company will be situated at the office of the registered agent which is Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands or such other place as the directors or members may from time to time decide, being the office of the registered agent.

REGISTERED AGENT

4	The first registered agent of the Company will be Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands or such other registered agent as the directors or members may decide from time to time.

GENERAL OBJECTS AND POWERS

5	Subject to Regulation 6 below the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the BVI Business Companies Act, 2004 or as the same may be revised from time to time, or any other law of the British Virgin Islands.

LIMITATIONS ON THE COMPANY’S BUSINESS

6	For the purposes of section 9(4) of the Act the Company has no power to:

(a)	carry on banking or trust business, unless it is licensed under the Banks and Trust Companies Act, 1990;

(b)	carry on business as an insurance or as a reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorising it to carry on that business;

(c)	carry on the business of company management unless it is licensed under the Companies Management Act, 1990;

(d)	carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands; or

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(e)	carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed under the Mutual Funds Act, 1996.

AUTHORISED SHARES

7	(a)	The Company is authorised to issue a maximum of 40,000,000 shares of one class with a par value of US$0.0005 each.

(b)	The shares in the Company shall be issued in the currency of the United States of America.

(c)	Each share in the Company confers on the holder:

(i)	the right to one vote at a meeting of the members of the Company or on any resolution of the members of the Company;

(ii)	the right to an equal share in any dividend paid by the Company in accordance with the Act; and

(iii)	the right to an equal share in the distribution of the surplus assets of the Company.

REGISTERED SHARES ONLY

8	Shares in the Company may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

AMENDMENTS

9	Subject to the provisions of the Act, the Company shall by resolution of the directors or members have the power to amend or modify any of the conditions contained in this Memorandum of Association.

We, Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 25th day of October, 2007.

Incorporator

/s/ Sulin J. Smith

Sulin J. Smith
Authorised Signatory
Maples Finance BVI Limited

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Annex F

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

ARTICLES OF ASSOCIATION

OF

CHINA CABLECOM HOLDINGS, LTD.

INTERPRETATION

References in these Articles of Association (‘‘Articles’’) to the Act shall mean the BVI Business Companies Act, 2004. The following Articles shall constitute the Articles of the Company. In these Articles, words and expressions defined in the Act shall have the same meaning and, unless otherwise required by the context, the singular shall include the plural and vice versa, the masculine shall include the feminine and the neuter and references to persons shall include corporations and all legal entities capable of having a legal existence.

SHARES

1	Every person whose name is entered as a member in the share register, being the holder of registered shares, shall without payment, be entitled to a certificate signed by a director or under the common seal of the Company with or without the signature of any director or officer of the Company specifying the share or shares held and the par value thereof, provided that in respect of shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.

2	If a certificate is worn out or lost it may be renewed on production of the worn out certificate, or on satisfactory proof of its loss together with such indemnity as the directors may reasonably require. Any member receiving a share certificate shall indemnify and hold the Company and its officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession of such a certificate.

SHARES AND VARIATION OF RIGHTS

3	Subject to the provisions of these Articles, the unissued shares of the Company (whether forming part of the original or any increased authorised shares) shall be at the disposal of the directors who may offer, allot, grant options over or otherwise dispose of them to such persons at such times and for such consideration, being not less than the par value of the shares being disposed of, and upon such terms and conditions as the directors may determine.

4	Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the directors may from time to time determine.

5	Subject to the provisions of the Act in this regard, shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the directors before or at the time of the issue of such shares may determine.

6	The directors may redeem any share issued by the Company at a premium.

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7	If at any time the Company is authorised to issue shares of more than one class the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class and the holders of not less than three-fourths of the issued shares of any other class of shares which may be affected by such variation.

8	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

9	Except as required by the Act, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except as provided by these Articles or by the Act) any other rights in respect of any share except any absolute right to the entirety thereof by the registered holder.

TRANSFER OF SHARES

10	Shares in the Company shall be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. The instrument of transfer shall also be signed by the transferee if registration as a holder of the shares imposes a liability to the Company on the transferee. The instrument of transfer of a registered share shall be sent to the Company for registration.

11	Subject to the Memorandum of Association, these Articles and to Section 54(5) of the Act, the Company shall, on receipt of an instrument of transfer, enter the name of the transferee of the share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution.

TRANSMISSION OF SHARES

12	Subject to Sections 52(2) and 53 of the Act, the executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognised by the Company as having any title to his share, save that and only in the event of death, incompetence or bankruptcy of any member or members of the Company as a consequence of which the Company no longer has any directors or members, then upon the production of any documentation which is reasonable evidence of the applicant being entitled to:

(a)	a grant of probate of the deceased’s will, or grant of letters of administration of the deceased’s estate, or confirmation of the appointment as executor or administrator (as the case may be), of a deceased member’s estate; or

(b)	the appointment of a guardian of an incompetent member; or

(c)	the appointment as trustee of a bankrupt member; or

(d)	upon production of any other reasonable evidence of the applicant’s beneficial ownership of, or entitlement to the shares,

to the Company’s registered agent in the British Virgin Islands together with (if so requested by the registered agent) a notarised copy of the share certificate(s) of the deceased, incompetent or bankrupt member, an indemnity in favour of the registered agent and appropriate legal advice in respect of any document issued by a foreign court, then the administrator, executor, guardian or trustee in bankruptcy (as the case may be) notwithstanding that their name has not been entered in the share register of the Company, may by written resolution of the applicant, endorsed with written approval by the registered agent, be appointed a director of the Company or entered in the share register as the legal and or beneficial owner of the shares.

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13	The production to the Company of any document which is reasonable evidence of:

(a)	a grant of probate of the will, or grant of letters of administration of the estate, or confirmation of the appointment as executor, of a deceased member; or

(b)	the appointment of a guardian of an incompetent member; or

(c)	the trustee of a bankrupt member; or

(d)	the applicant’s legal and or beneficial ownership of the shares,

shall be accepted by the Company even if the deceased, incompetent member or bankrupt member is domiciled outside the British Virgin Islands if the document is issued by a foreign court which had competent jurisdiction in the matter. For the purposes of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

14	Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

15	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

16	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

ACQUISITION OF OWN SHARES

17	Subject to the provisions of the Act in this regard, the directors may, on behalf of the Company purchase, redeem or otherwise acquire any of the Company’s own shares for such consideration as they consider fit, and either cancel or hold such shares as treasury shares. The directors may dispose of any shares held as treasury shares on such terms and conditions as they may from time to time determine. Shares may be purchased or otherwise acquired in exchange for newly issued shares in the Company.

MEETINGS OF MEMBERS

18	The directors may convene meetings of the members of the Company at such times and in such manner and places as the directors consider necessary or desirable, and they shall convene such a meeting upon the written request of members entitled to exercise at least thirty (30) percent of the voting rights in respect of the matter for which the meeting is requested.

19	Seven (7) days notice at the least specifying the place, the day and the hour of the meeting and general nature of the business to be conducted shall be given in the manner hereinafter mentioned to such persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting.

20	Notwithstanding Article 20, a meeting of members held in contravention of the requirement to give notice is valid if members holding a ninety (90) percent majority of:

(a)	the total voting rights on all the matters to be considered at the meeting; or

(b)	the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with an absolute majority of the remaining votes,

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have waived notice of the meeting and, for this purpose, the presence of a member at the meeting shall be deemed to constitute waiver on his part.

21	The inadvertent failure of the directors to give notice of a meeting to a member or the fact that a member has not received the notice, shall not invalidate the meeting.

PROCEEDINGS AT MEETINGS OF MEMBERS

22	No business shall be transacted at any meeting unless a quorum of members is present at the time when the meeting proceeds to business. A quorum shall consist of the holder or holders present in person or by proxy entitled to exercise at least fifty (50) percent of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon.

23	If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting shall be dissolved.

24	At every meeting the members present shall choose someone of their number to be the chairman (the ‘‘Chairman’’). If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present at the meeting shall preside as Chairman failing which the oldest individual member present at the meeting or failing any member personally attending the meeting, the proxy present at the meeting representing the oldest member of the Company, shall take the chair.

25	The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

26	At any meeting a resolution put to the vote of the meeting shall be decided on a show of hands by a simple majority unless a poll is (before or on the declaration of the result of the show of hands) demanded:

(a)	by the Chairman; or

(b)	by any member present in person or by proxy and holding not less than one tenth of the total voting shares issued by the Company and having the right to vote at the meeting.

27	Unless a poll be so demanded, a declaration by the Chairman that a resolution has, on a show of hands been carried, and an entry to that effect in the book containing the minutes of the proceedings of the Company, shall be sufficient evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution.

28	If a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn.

29	In the case of an equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place, or at which the poll is demanded, shall be entitled to a second or casting vote.

VOTES OF MEMBERS

30	At any meeting of members whether on a show of hands or on a poll every holder of a voting share present in person or by proxy shall have one vote for every voting share of which he is the holder.

31	Subject to the Memorandum of Association or these Articles, an action that may be taken by members of the Company at a meeting of members may also be taken by a resolution of members consented to in writing or by telex, telegram, cable or other written electronic communication, without the need for any notice.

32	If a committee is appointed for any member who is of unsound mind, that member may vote by such committee.

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33	If two or more persons are jointly entitled to a registered share or shares and if more than one of such persons shall vote in person or by proxy at any meeting of members or in accordance with the terms of Article 31, the vote of that person whose name appears first among such voting joint holders in the share register shall alone be counted.

34	Votes may be given either personally or by proxy.

35	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

36	Subject to Article 38 below, an instrument appointing a proxy shall be in such form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

37	The instrument appointing a proxy shall be in writing under the hand of the appointer unless the appointer is a corporation or other form of legal entity other than one or more individuals holding as joint owner in which case the instrument appointing a proxy shall be in writing under the hand of an individual duly authorised by such corporation or legal entity to execute the same. The Chairman of any meeting at which a vote is cast by proxy so authorised may call for a notarially certified copy of such authority which shall be produced within seven days of being so requested failing which the vote or votes cast by such proxy shall be disregarded.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

38	Any corporation or other form of corporate legal entity which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the members or any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company.

DIRECTORS

39	Subject to any subsequent amendment to change the number of directors, the number of the directors shall be not less than one or more than fifteen.

40	The first director or directors shall be appointed by the registered agent of the Company. Thereafter, the directors shall be appointed by the members or the directors for such terms as the members or directors may determine and may be removed by the members or the directors by way of a resolution.

41	Notwithstanding the provisions of Section 114 of the Act, each director holds office until his successor takes office or until his earlier death, resignation or removal by the members as per Article 41 or a resolution passed by the majority of the remaining directors.

42	A vacancy in the board of directors may be filled by a resolution of members or a resolution passed by the majority of the remaining directors.

43	A director shall not require a share qualification, but nevertheless shall be entitled to attend and speak at any meeting of the members and at any separate meeting of the holders of any class of shares in the Company.

44	A director, by writing under his hand deposited at the registered office of the Company, may from time to time appoint another director or another person to be his alternate. Every such alternate shall be entitled to be given notice of meetings of the directors and to attend and vote as a director at any such meeting at which the director appointing him is not personally present and generally at such meeting to have and exercise all the powers, rights, duties and authorities of the director appointing him. Every such alternate shall be deemed to be an officer of the Company and shall not be deemed to be an agent of the director appointing him. If undue

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delay or difficulty would be occasioned by giving notice to a director of a resolution of which his approval is sought in accordance with Article 70 his alternate (if any) shall be entitled to signify approval of the same on behalf of that director. The remuneration of an alternate shall be payable out of the remuneration payable to the director appointing him, and shall consist of such portion of the last mentioned remuneration as shall be agreed between such alternate and the director appointing him. A director by writing under his hand deposited at the registered office of the Company may at any time revoke the appointment of an alternate appointed by him. If a director shall die or cease to hold the office of director, the appointment of his alternate shall thereupon cease and terminate.

45	The directors may, by resolution, fix the emolument of directors in respect of services rendered or to be rendered in any capacity to the Company. The directors may also be paid such travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors, or any committee of the directors or meetings of the members, or in connection with the business of the Company as shall be approved by resolution of the directors.

46	Any director who, by request, goes or resides abroad for any purposes of the Company, or who performs services which in the opinion of the Board go beyond the ordinary duties of a director, may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as shall be approved by resolution of the directors.

47	The Company may pay to a director who at the request of the Company holds any office (including a directorship) in, or renders services to, any company in which the Company may be interested, such remuneration (whether by way of salary, commission, participation in profits or otherwise) in respect of such office or services as shall be approved by resolution of the directors.

48	The office of director shall be vacated if the director:

(a)	is removed from office by resolution of members; or

(b)	is removed from office by resolution of the directors of the Company; or

(c)	becomes disqualified to act as a director under Section 111 of the Act.

49	(a)	A director may hold any other office or position of profit under the Company (except that of auditor) in conjunction with his office of director, and may act in a professional capacity to the Company on such terms as to remuneration and otherwise as the directors shall arrange.

(b)	A director may be or become a director or officer of, or otherwise be interested in any company promoted by the Company, or in which the Company may be interested, as a member or otherwise and no such director shall be accountable for any remuneration or other benefits received by him as director or officer or from his interest in such other company. The directors may also exercise the voting powers conferred by the shares in any other company held or owned by the Company in such manner in all respects as they think fit, including the exercise thereof in favour of any resolutions appointing them, or of their number, directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company. A director may vote in favour of the exercise of such voting rights in the manner aforesaid notwithstanding that he may be, or be about to become, a director or officer of such other company, and as such in any other manner is, or may be, interested in the exercise of such voting rights in the manner aforesaid.

(c)	No director shall be disqualified by his office from contracting with the Company either as a vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any director shall be in any way

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interested be voided, nor shall any director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement, by reason of such director holding that office or by reason of the fiduciary relationship thereby established, provided the procedure in Article 50(d) below is followed.

(d)	A director of the Company shall, immediately after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose such interest to the board of directors.

(e)	A director of the Company is not required to comply with Article 50(d) above if:

(i)	the transaction or proposed transaction is between the director and the Company; and

(ii)	the transaction or proposed transaction is or is to be entered into in the ordinary course of the Company’s business and on usual terms and conditions.

(f)	For the purposes of Article 50(d) above, a disclosure to the board to the effect that a director is a member, director, officer or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that company or person, is a sufficient disclosure of interest in relation to that transaction.

(g)	Subject to Section 125(1) of the Act, the failure by a director to comply with Article 50(d) does not affect the validity of a transaction entered into by the director or the Company.

OFFICERS

50	The directors of the Company may, by resolution of directors, appoint officers of the Company at such times as shall be considered necessary or expedient, and such officers may consist of a President, one or more Vice Presidents, a Secretary, and a Treasurer and/or such other officers as may from time to time be deemed desirable. The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modifications in such duties as may be prescribed by the directors thereafter, but in the absence of any specific allocation of duties it shall be the responsibility of the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President, but otherwise to perform such duties as may be delegated to them by the President, the Secretary to maintain the registers, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

51	Any person may hold more than one office and no officer need be a director or member of the Company. The officers shall remain in office until removed from office by the directors, whether or not a successor is appointed.

52	Any officer who is a body corporate may appoint any person its duly authorised representative for the purpose of representing it and of transacting any of the business of the officers.

POWERS OF DIRECTORS

53	The business of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company, and may exercise all such powers of the Company necessary for managing and for directing and supervising, the business and affairs of the Company as are not by the Act or by these Articles required to be exercised by the members subject to any delegation of such powers as may be authorised by these Articles and permitted by the Act and to such requirements as may be prescribed by resolution of the members, but no requirement made by resolution of the members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

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54	The board of directors may entrust to and confer upon any director or officer any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke, withdraw, alter or vary all or any of such powers. Subject to the provisions of Section 110 of the Act, the directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committees so formed shall in the exercise of powers so delegated conform to any regulations that may be imposed on it by the directors or the provisions of the Act.

55	The directors may from time to time by power of attorney appoint any company, firm or person or body of persons to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles) and for such period and subject to such conditions as the directors think fit.

56	Any director who is a body corporate may appoint any person its duly authorised representative for the purpose of representing it at meetings of the directors and of transacting any of the business of the directors.

57	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be, in such manner as the directors shall from time to time by resolution determine.

58	The directors may:

58.1	exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party; and

58.2	where the Company is a wholly-owned subsidiary, the directors may in exercising their powers or performing their duties, act in a manner which the directors believe is in the best interests of the Company’s holding company even though it may not be in the best interests of the Company.

59	The continuing directors may act notwithstanding any vacancy in their body, save that if the number of directors shall have been fixed at two or more persons and by reason of vacancies having occurred in the board of directors there shall be only one continuing director, he shall be authorised to act alone only for the purpose of appointing another director.

PROCEEDINGS OF DIRECTORS

60	The meetings of the board of directors and any committee thereof shall be held at such place or places as the directors shall decide.

61	The directors may elect a chairman (the ‘‘Chairman of the Board of Directors’’) of their meeting and determine the period for which he is to hold office. If no such Chairman of the Board of Directors is elected, or if at any meeting the Chairman of the Board of Directors is not present at the time appointed for holding the meeting, the directors present may choose one of their number to be Chairman of the Board of Directors for the meeting. If the directors are unable to choose a Chairman of the Board of Directors, for any reason, then the oldest director present at the meeting shall preside as the Chairman of the Board of Directors.

62	The directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality in votes the Chairman shall have a second or casting vote. A director may at any time summon a meeting of the directors. If the Company shall have only one director, the provisions hereinafter contained for meetings of the directors shall not apply

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but such sole director shall have full power to represent and act for the Company in all matters and in lieu of minutes of a meeting shall record in writing and sign a note of memorandum of all matters requiring a resolution of the directors. Such note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

63	A director shall be given not less than three (3) days notice of a meeting of the directors.

64	Notwithstanding Article 64, a meeting of directors held in contravention of Article 64 is valid if a majority of the directors, entitled to vote at the meeting, have waived the notice of the meeting; and, for this purpose, the presence of a director at the meeting shall be deemed to constitute waiver on his part.

65	The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice shall not invalidate the meeting.

66	A meeting of the directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-third of the total number of directors with a minimum of two (2), or in the case of only one director a minimum of one (1).

67	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

68	Any one or more members of the board of directors or any committee thereof may participate in a meeting of such board of directors or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participating by such means shall constitute presence in person at a meeting.

69	A resolution approved by a majority of the directors for the time being entitled to receive notice of a meeting of the directors or of a committee of the directors and taking the form of one or more documents in writing or by telefax or other written or electronic communication shall be as valid and effectual as if it had been passed at a meeting of the directors or of such committee duly convened and held, without the need for any notice.

INDEMNITY

70	Subject to the provisions of the Act, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

SEAL

71	The directors shall provide for the safe custody of the common seal of the Company. The common seal when affixed to any instrument except as provided in Article 2, shall be witnessed by a director or officer of the Company or any other person so authorised from time to time by the directors. The directors may provide for a facsimile of the common seal and approve the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the common seal has been affixed to such instrument and the same had been signed as hereinbefore described.

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DISTRIBUTIONS

72	Subject to the provisions of the Act, the directors of a Company may, by resolution, authorise a distribution by the Company at a time, and of an amount, and to any members they think fit if they are satisfied, on reasonable grounds, that the Company will, immediately after the distribution, satisfy the solvency test as stipulated in Section 56 of the Act.

73	Subject to the rights of the holders of shares entitled to special rights as to distributions, all distributions shall be declared and paid according to the par value of the shares in issue, excluding those shares which are held by the Company as Treasury Shares at the date of declaration of the distribution.

74	The directors may, before recommending any distribution, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at their discretion, either be employed in the business of the Company or be invested in such investments as the directors may from time to time think fit.

75	If several persons are registered as joint holders of any share, any of them may give effectual receipt for any distribution or other monies payable on or in respect of the share.

76	Notice of any distribution that may have been declared shall be given to each member in manner hereinafter mentioned and all distributions unclaimed for three years after having been declared may be forfeited by the directors for the benefit of the Company.

77	No distribution shall bear interest against the Company.

COMPANY RECORDS

78	The Company shall keep records that:

(a)	are sufficient to show and explain the Company’s transactions; and

(b)	will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

79	The Company shall keep:

(a)	minutes of all meetings of:

(i)	directors,

(ii)	members,

(iii)	committees of directors, and

(iv)	committees of members;

(b)	copies of all resolutions consented to by:

(i)	directors,

(ii)	members,

(iii)	committees of directors, and

(iv)	committees of members;

(c)	an imprint of the common seal at the registered office of the Company.

80	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and resolutions of members and of classes of members maintained in accordance with Article 80; and

(b)	minutes of meetings and resolutions of directors and committees of directors maintained in accordance with Article 80.

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81	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum of Association and Articles of the Company;

(b)	the register of members maintained in accordance with Article 85 or a copy of the register of members;

(c)	the register of directors maintained in accordance with Article 84 or a copy of the register of directors;

(d)	copies of all notices and other documents filed by the Company in the previous ten years; and

(e)	a copy of the register of charges kept by the Company pursuant to Section 162(1) of the Act.

82	(a)	Where the Company keeps a copy of the register of members or the register of directors at the office of its registered agent, it shall

(i)	within 15 days of any change in the register, notify the registered agent, in writing, of the change; and

(ii)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

(b)	Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

83	The Company shall keep a register to be known as a register of directors containing the names and addresses of the persons who are directors of the Company, the date on which each person whose name is entered in the register was appointed as a director of the Company, the date on which each person named as a director ceased to be a director of the Company, and such other information as may be prescribed.

84	The Company shall maintain an accurate and complete register of members showing the full names and addresses of all persons holding registered shares in the Company, the number of each class and series of registered shares held by such person, the date on which the name of each member was entered in the register of members and where applicable, the date such person ceased to hold any registered shares in the Company.

85	The records, documents and registers required by Articles 79 to 85 inclusive shall be open to the inspection of the directors at all times.

86	The directors shall from time to time determine whether and to what extent and at what times and places and under what conditions the records, documents and registers of the Company or any of them shall be open to the inspection of members not being directors, and no member (not being a director) shall have any right of inspecting any records, documents or registers of the Company except as conferred by the Act or authorised by resolution of the directors.

AUDIT

87	The directors may by resolution call for the accounts of the Company to be examined by an auditor or auditors to be appointed by them at such remuneration as may from time to time be agreed.

88	The auditor may be a member of the company but no director or officer shall be eligible during his continuance in office.

89	Every auditor of the Company shall have a right of access at all times to the books of accounts of the Company, and shall be entitled to require from the officers of the Company such information and explanations as he thinks necessary for the performance of his duties.

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90	The report of the auditor shall be annexed to the accounts upon which he reports, and the auditor shall be entitled to receive notice of, and to attend, any meeting at which the Company’s audited Profit and Loss Account and Balance Sheet is to be presented.

NOTICES

91	Any notice, information or written statement required to be given to members shall be served by mail (air-mail service if available) addressed to each member at the address shown in the share register.

92	All notices directed to be given to the members shall, with respect to any registered shares to which persons are jointly entitled, be given to whichever of such persons is named first in the share register, and notice so given shall be sufficient notice to all the holders of such shares.

93	Any notice, if served by post, shall be deemed to have been served within ten days of posting, and in proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed and mailed with the postage prepaid.

PENSION AND SUPERANNUATION FUND

94	The directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid or who hold or held any salaried employment or office in the Company or such other company, or any persons in whose welfare the Company or any such other company as aforesaid is, or has been at any time, interested, and to the wives, widows, families and dependents of any such persons, and make payments for or towards the insurance of such persons as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. A director holding any such employment or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension, allowance or emolument.

WINDING UP

95	The Company may be voluntarily liquidated under Part XII of the Act if it has no liabilities and it is able to pay its debts as they become due. If the Company shall be wound up, the liquidator may, in accordance with a resolution of members, divide amongst the members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any such property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributors as the liquidator shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

AMENDMENT TO ARTICLES

96	The Company may alter or modify the conditions contained in these Articles as originally drafted or as amended from time to time by a resolution of the directors or the members.

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We, Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 25th day of October, 2007.

Incorporator

/s/ Sulin J. Smith

Sulin J. Smith
Authorised Signatory
Maples Finance BVI Limited

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Annex G

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES ACT’’), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

PROMISSORY NOTE

US $475,000	September 20, 2007

FOR VALUE RECEIVED, Jaguar Acquisition Corporation, a Delaware corporation (‘‘Company’’), promises to pay to China Cablecom Ltd. (‘‘Investor’’), or its registered assigns, in lawful money of the United States of America, the principal sum of four hundred seventy-five thousand US Dollars ($475,000), or such lesser amount as shall equal the outstanding principal amount hereof (the ‘‘Principal Amount’’), together with interest from the date of this Note on the unpaid Principal Amount at a rate equal to ten percent (10.0%) per annum, computed on the basis of the actual number of days elapsed and a year of 360 days. Notwithstanding any contrary term or provision contained herein, it is understood and agreed that in the event that a merger is not consummated, the Company has no obligation to satisfy the Company’s Obligations hereunder, and further that no officer, director or shareholder of the Company shall have any personal liability in the event that a merger is not consummated.

Interest on this Note shall be payable annually in arrears. The Principal Amount evidenced hereby and all other amounts outstanding hereunder shall be due and payable as follows: (i) in the event that the merger (the ‘‘Business Combination’’) of the Investor with a wholly-owned subsidiary of the Company is consummated, (a) one-half of the Principal Amount, together with any then unpaid and accrued interest thereon and other amounts payable hereunder, shall be due and payable upon the tenth (10th) day following the closing of the Business Combination, and (b) the remainder of the Principal Amount, together with any then unpaid and accrued interest thereon and other amounts payable hereunder, shall be due and payable on the first anniversary of the closing of the Business Combination, or (ii) in the event that the Business Combination is not consummated by April 15, 2008, (a) one-half of the Principal Amount on the first anniversary of the issuance date of this Note and one-half on the eighteen month anniversary of the issuance date of this Note, or (b) when, upon or after the earlier occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Investor or made automatically due and payable in accordance with the terms hereof.

If any payment of interest or any other amount owing to Investor by Company as provided herein is not paid within ten days after the due date, Company shall pay Investor a late payment fee equal to the lesser of five percent (5.0%) of the amount of such late payment or the maximum amount permitted by applicable law. After the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest at a rate equal to twelve percent (12.0%) per annum.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1.    Definitions.    As used in this Note, the following capitalized terms have the following meanings:

(a)    ‘‘Act’’ shall mean the Securities Act of 1933, as amended.

(b)    ‘‘Company’’ includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of Company under this Note.

(c)    ‘‘Event of Default’’ has the meaning given in Section 3 hereof.

(d)    ‘‘Investor’’ shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered Investor of this Note.

(e)    ‘‘Lien’’ shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

(f)    ‘‘Material Adverse Effect’’ shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Company; (b) the ability of Company to pay or perform the Obligations in accordance with the terms of this Note and the other Transaction Documents and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, under any Transaction Document; or (c) the rights and remedies of Investor under this Note, the other Transaction Documents or any related document, instrument or agreement.

(g)    ‘‘Purchase Agreement’’ means the Purchase Agreement dated September 19, 2007 regarding the issuance and sale by the Investor of units (the ‘‘Units’’), each Unit consisting of a promissory note in the face amount of $499,808 bearing interest at the rate of 10% per annum and 19,167 detachable shares of the Company’s Class A Preferred Shares, par value $0.0005.

(h)    ‘‘Obligations’’ shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Company to Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(i)    ‘‘Person’’ shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

2.    Prepayment.    This Note may be prepaid. Any prepayment shall be accompanied by all accrued and unpaid interest to the date of prepayment. Any prepayment shall be credited against and reduce the next amounts otherwise due hereunder.

3.    Events of Default.    The occurrence of any of the following shall constitute an ‘‘Event of Default’’ under this Note and the other Transaction Documents:

(a)    Company shall fail to pay any Principal Amount of or interest on this Note or any other monetary Obligations within ten days after the date due;

(b)    Company shall fail to comply with any other provision of this Note, which failure is not cured within fifteen days after notice from Investor to Company that such failure has occurred;

(c)    any warranty, representation, statement, report or certificate made or delivered to Investor by Company or on Company’s behalf shall be untrue or misleading in a material respect as of the date given or made;

(d)    there shall be a change in the record or beneficial ownership of an aggregate of more than 30% of the outstanding shares of stock of Company, in one or more transactions, compared to the ownership of outstanding shares of stock of Company in effect on the date hereof, except for the closing of the Business Combination or changes that have the prior written consent of the Investor;

(e)    a default or event of default shall occur under any agreement to which Company is a party resulting in a right by such party, whether or not exercised, to accelerate the maturity of any indebtedness and such acceleration would have a Material Adverse Effect;

(f)    dissolution, termination of existence, or insolvency of Company; or Company fails to meet its debts as they mature; or appointment of a receiver, trustee or custodian, for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by or against Company under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect (except that, in the case of a proceeding commenced against Company, Company shall have 45 days after the date such proceeding was commenced to have it dismissed); or

(g)    the occurrence of a Material Adverse Effect.

4.    Rights of Investor upon Default.    Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Section 3(f)) and at any time thereafter during the continuance of such Event of Default, Investor may by written notice to Company, declare all outstanding Obligations payable by Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Section 3(f), immediately and without notice, all outstanding Obligations payable by Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedy, upon the occurrence or existence of any Event of Default Investor may exercise any other right power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

5.    Successors and Assigns.    Subject to the restrictions on transfer described in Sections 7 and 8 below, the rights and obligations of Company and Investor of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

6.    Waiver and Amendment.    Any provision of this Note may be amended, waived or modified upon the written consent of Company and the Investor.

7.    Transfer of this Note.    With respect to any offer, sale or other disposition of this Note, Investor will give written notice to Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any applicable law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to Company. If a determination has been made pursuant to this Section 7 that the opinion of counsel for Investor, or other evidence, is not reasonably satisfactory to Company, Company shall so notify Investor promptly after such determination has been made. Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for Company such legend is not required in order to ensure compliance with the Act. Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of Company. Prior to presentation of this Note for registration of transfer, Company shall treat the registered Investor hereof as the owner and Investor of this Note for the purpose of receiving all payments of the Principal Amount and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and Company shall not be affected by notice to the contrary.

8.    Assignment by Company.    Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company without the prior written consent of Investor.

9.    Notices.    All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement, or (with respect to Company) at such other address or facsimile number as Company shall have furnished to Investor in writing. All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by international and air mail postage prepaid and addressed as aforesaid upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed or sent by email, upon confirmation of receipt.

10.    Usury.    In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of Principal Amount and applied against the Principal Amount of this Note.

11.    Waivers.    Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument. Investor hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account (as defined in the Registration Statement filed in connection with the initial public offering of the Company’s units) and any remaining net assets of the Company as a result of any liquidation of the Company with respect to any amounts due under this Note    The foregoing section is not for the benefit of any third party beneficiary of the Company and does not create any contract right in favor of any person other than the Company.

12.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and without giving effect to choice of laws provisions that would result in the application of the substantive law of another jurisdiction.

13.    JURISDICTION; SERVICE; WAIVERS.    ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT IN A COURT OF RECORD OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK. THE PARTIES TO THIS AGREEMENT HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS OF THE STATE OF NEW YORK, AND SERVICE OF PROCESS MAY BE MADE UPON THE PARTIES TO THIS AGREEMENT BY MAILING A COPY OF THE SUMMONS AND ANY COMPLAINT TO SUCH PERSON, BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS TO BE USED FOR THE GIVING OF NOTICES UNDER THIS AGREEMENT. BY ACCEPTANCE HEREOF, THE PARTIES HERETO EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OR MAINTAINING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION.

IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

JAGUAR ACQUISITION CORPORATION
By: Name: Title:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Section 132 of the BVI Business Companies Act, as amended (‘‘BCA’’) generally provides for indemnification and permits a company to obtain insurance. The Memorandum and Articles of Association of the Registrant follows the statute. The Registrant intends to obtain director and officer insurance at the consummation of the Business Combination and Redomestication Merger.

The following is a statement of Section 132 of the BCA:

‘‘Indemnification.

(1) Subject to subsection (2) and its memorandum or articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

(b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(2) Subsection (1) does not apply to a person referred to in that subsection unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

(2A) For the purposes of subsection (2), a director acts in the best interests of the company if he acts in the best interests of:

(a) the company’s holding company; or

(b) a shareholder or shareholders of the company;

in either case, in the circumstances specified in section 120(2), (3) or (4), as the case maybe;

(3) The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

(3A) Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company in accordance with subsection (1).

(3B) Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the company in accordance with subsection (1) and upon such other terms and conditions, if any, as the company deems appropriate.

(3C) The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the company.

(4) If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(5) A company shall not indemnify a person in breach of subsection (2) and, any indemnity given in breach of that section is void and of no effect.’’

The following is a statement of Section 133 of the BCA:

‘‘Insurance.

A company may purchase and maintain insurance in relation to any person, who is or was a director of the company, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under section 132.’’

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)    Exhibits

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of October 30, 2007, by and among Jaguar Acquisition Corporation, China Cablecom Ltd. and Clive Ng.	Attached as Annex D to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
3.1	China Cablecom Holdings Memorandum of Association, including all amendments	Attached as Annex E to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
3.2	China Cablecom Holdings Articles of Association	Attached as Annex F to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
5.1	Opinion of Maples & Calder*
10.1	The China Cablecom Holdings 2007 Omnibus Securities and Incentive Plan	Attached as Annex B to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.2	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and James S. Cassano	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.3	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Kerry Proper	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.4	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Jonathan Kalman	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.

Exhibit Number	Description of Exhibit
10.5	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Clive Ng	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.6	Incentive Stock Agreement between China Cablecom Holdings and James S. Cassano	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.7	Incentive Stock Agreement between China Cablecom Holdings and Kerry Proper	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.8	Incentive Stock Agreement between China Cablecom Holdings and Jonathan Kalman	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.9	Form of Consulting Agreement between China Cablecom Holdings and China Cablecom Holdings Limited, a Cayman Islands limited company	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.10	Employment Agreement between China Cablecom Holdings and Clive Ng*
10.11	Form of Consulting Agreement between China Cablecom Holdings and James S. Cassano
10.12	Promissory Note from China Cablecom to Jaguar in the initial principal amount of $475,000	Attached as Annex G to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
23.1	Consent of BDO Seidman, LLP
23.2	Consent of UHY LLP
23.3	Consent of UHY ZTHZ HK CPA
23.4	Consent of Navigant Capital Advisors, LLC
99.1	Fairness Opinion of Navigant Capital Advisors, LLC	Attached as Annex A to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
99.2	Proxy Card

* To be filed by amendment.

(b)    Financial Statement Schedules

None.

ITEM 22.    UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of October, 2007.

CHINA CABLECOM HOLDINGS, LTD.
By: /s/ Clive Ng Name: Clive Ng Title: Chairman and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clive Ng and Pu Yue, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Pu Yue	Chief Executive Officer	October 30, 2007

Pu Yue

/s/ Jonathan Kalman	Director	October 30, 2007

Jonathan Kalman

/s/ Kerry Propper	Director	October 30, 2007

Kerry Propper

/s/ Simon Bax	Director	October 30, 2007

Simon Bax

	Director	October 30, 2007

Shan Li

	Director	October 30, 2007

Alejandro Zubillaga

/s/ Clive Ng	Director	October 30, 2007

Clive Ng

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of October 30, 2007, by and among Jaguar Acquisition Corporation, China Cablecom Ltd. and Clive Ng.	Attached as Annex D to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
3.1	China Cablecom Holdings Memorandum of Association, including all amendments	Attached as Annex E to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
3.2	China Cablecom Holdings Articles of Association	Attached as Annex F to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
5.1	Opinion of Maples & Calder*
10.1	The China Cablecom Holdings 2007 Omnibus Securities and Incentive Plan	Attached as Annex B to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.2	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and James S. Cassano	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.3	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Kerry Proper	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.4	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Jonathan Kalman	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.5	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Clive Ng	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.6	Incentive Stock Agreement between China Cablecom Holdings and James S. Cassano	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.7	Incentive Stock Agreement between China Cablecom Holdings and Kerry Proper	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.8	Incentive Stock Agreement between China Cablecom Holdings and Jonathan Kalman	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.9	Form of Consulting Agreement between China Cablecom Holdings and China Cablecom Holdings Limited, a Cayman Islands limited company	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.10	Employment Agreement between China Cablecom Holdings and Clive Ng*
10.11	Form of Consulting Agreement between China Cablecom Holdings and James S. Cassano

Exhibit Number	Description of Exhibit
10.12	Promissory Note from China Cablecom to Jaguar in the initial principal amount of $475,000	Attached as Annex G to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
23.1	Consent of BDO Seidman, LLP
23.2	Consent of UHY LLP
23.3	Consent of UHY ZTHZ HK CPA
23.4	Consent of Navigant Capital Advisors, LLC
99.1	Fairness Opinion of Navigant Capital Advisors, LLC	Attached as Annex A to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
99.2	Proxy Card

* To be filed by amendment.